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Exhibit T3E.1

             OFFER TO EXCHANGE, CONSENT SOLICITATION STATEMENT, AND DISCLOSURE STATEMENT SOLICITING
ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION

COLT DEFENSE LLC
COLT FINANCE CORP.

Offer to Exchange
10.0% Junior Priority Senior Secured Notes due 2023 of Colt Defense LLC and Colt Finance Corp. for Any and All Outstanding
8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp. (CUSIP Nos. 19686TAA5 and 19686TAC1)
AND
Solicitation of Consents in Respect of 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp.
AND
Solicitation of Acceptances of a Prepackaged Plan of Reorganization

             THE EXCHANGE OFFER AND SOLICITATION OF CONSENTS FOR THE OLD NOTES (AS DEFINED HEREIN) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MAY 11, 2015 UNLESS THE EXCHANGE OFFER AND SOLICITATION OF CONSENTS ARE EXTENDED BY COLT (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). VOTES TO ACCEPT OR REJECT THE PREPACKAGED PLAN (AS DEFINED HEREIN) MUST BE RECEIVED ON OR PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON MAY 11, 2015 UNLESS THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN IS EXTENDED BY COLT (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "VOTING DEADLINE"). HOLDERS WHO DESIRE TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER THEIR CONSENTS TO THE PROPOSED AMENDMENTS (AS DEFINED HEREIN) AND VOTE TO ACCEPT THE PREPACKAGED PLAN. HOLDERS MAY VOTE TO ACCEPT THE PREPACKAGED PLAN WITHOUT TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER AND DELIVERING THEIR CONSENTS (AS DEFINED HEREIN).

             HOLDERS WHO DESIRE TO RECEIVE THE TOTAL CONSIDERATION, WHICH CONSISTS OF THE EXCHANGE CONSIDERATION AND THE CONSENT PAYMENT, IN THE EXCHANGE OFFER WITH RESPECT TO THEIR OLD NOTES MUST TENDER THEIR OLD NOTES, DELIVER THEIR CONSENTS AND VOTE TO ACCEPT THE PREPACKAGED PLAN ON OR PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS EXTENDED BY COLT (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "CONSENT EXPIRATION TIME"). HOLDERS WHO TENDER THEIR OLD NOTES, DELIVER THEIR CONSENTS AND VOTE TO ACCEPT THE PREPACKAGED PLAN AFTER THE CONSENT EXPIRATION TIME WILL RECEIVE ONLY THE EXCHANGE CONSIDERATION IN THE EXCHANGE OFFER.

             TENDERS OF OLD NOTES MAY BE WITHDRAWN, CONSENTS MAY BE REVOKED AND VOTES TO ACCEPT THE PREPACKAGED PLAN (IF PARTICIPATING IN THE EXCHANGE OFFER) MAY BE MODIFIED ON OR PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON MAY 11, 2015, UNLESS EXTENDED BY COLT (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "WITHDRAWAL DEADLINE"). HOLDERS MAY WITHDRAW THEIR TENDERED OLD NOTES, REVOKE THEIR CONSENTS AND MODIFY THEIR VOTES TO ACCEPT THE PREPACKAGED PLAN (IF PARTICIPATING IN THE EXCHANGE OFFER) ON OR PRIOR TO THE WITHDRAWAL DEADLINE, BUT HOLDERS MAY NOT WITHDRAW THEIR TENDERED OLD NOTES, REVOKE THEIR CONSENTS OR MODIFY THEIR VOTES TO ACCEPT THE PREPACKAGED PLAN (IF PARTICIPATING IN THE EXCHANGE OFFER) AFTER THE WITHDRAWAL DEADLINE. VOTES ON THE PREPACKAGED PLAN (IF NOT PARTICIPATING IN THE EXCHANGE OFFER) MAY BE MODIFIED ON OR PRIOR TO THE VOTING DEADLINE.

             Upon the terms and subject to the conditions set forth in this Offer to Exchange and Consent Solicitation Statement (as it may be supplemented and amended from time to time, this "Offer to Exchange"), and this Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (as it may be supplemented and amended from time to time, this "Disclosure Statement" and, together with this Offer to Exchange, this "Offer to Exchange and Disclosure Statement"), the related ballots (as each may be supplemented and amended from time to time, the "Ballots") and the related consent and letter of transmittal (as it may be supplemented and amended from time to time, the "Consent and Letter of Transmittal"), (i) Colt Defense LLC ("Colt Defense") and Colt Finance Corp., Colt Defense's wholly owned subsidiary ("Colt Finance" and, together with Colt Defense, "Colt") is offering to exchange (the "Exchange Offer") Colt's 10.0% Junior Priority Senior Secured Notes due 2023 (the "New Notes") and the related subsidiary guarantees for any and all of Colt's validly tendered (and not validly withdrawn) and accepted outstanding 8.75% Senior Notes due 2017 (the "Old Notes" or "Senior Notes") and (ii) Colt Defense and its subsidiaries are soliciting acceptances from holders of Old Notes to the prepackaged plan of reorganization attached hereto as Appendix A (the "Prepackaged Plan" or "Plan").

             The principal amount of New Notes issued to a participating holder in the Exchange Offer for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) on or prior to the Consent Expiration Time or the Expiration Date, as applicable, and accepted by Colt is set forth in the table below and the notes thereto and includes a Consent Payment (as set forth in the table below) payable only if the participating holder delivers a Consent, tenders such Old Notes and votes to accept the Prepackaged Plan on or prior to the Consent Expiration Time. Each reference herein to the valid tender of Old Notes shall be deemed to include the delivery of Consent and votes to accept the Prepackaged Plan with respect to such Old Notes. Holders validly tendering and not validly withdrawing the Old Notes on or prior to the Consent Expiration Time will be eligible to receive the Total Consideration, as set forth in the table below. Holders validly tendering and not withdrawing the Old Notes after the Consent Expiration Time but on or prior to the Expiration Date will only be eligible to receive the Exchange Consideration as set forth in the table below. In addition, participating holders of Old Notes will receive accrued and unpaid interest, if any, on their accepted Old Notes up to, but not including, the Settlement Date (as defined herein) in the form of New Notes in the following amounts: per $1,000 of accrued and unpaid interest on their accepted Old Notes, holders will receive $300 in principal amount of New Notes and the total principal amount of such New Notes will be rounded down to the nearest $1,000 principal amount of such New Notes.

             In the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by Colt or if we for any reason determine that it would be more advantageous or expeditious, we may seek to file petitions under Chapter 11 of the Bankruptcy Code to consummate the Prepackaged Plan or an alternative plan of reorganization. Pursuant to the Prepackaged Plan, holders of Old Notes will receive the New Notes on substantially similar terms as the Exchange Offer, except that the Consent Payment will only be payable upon the successful consummation of the Exchange Offer. We are only soliciting acceptances of the Prepackaged Plan from the holders of Old Notes as all other classes of claims and interests are unimpaired and will not be affected by consummation of the Prepackaged Plan.

             You should rely on only the information contained in this Offer to Exchange and Disclosure Statement, the Consent and Letter of Transmittal and the Ballots, as applicable, in making your decision to participate in the Exchange Offer and the Consent Solicitation and/or to vote on the Prepackaged Plan. Holders who desire to tender their Old Notes pursuant to the Exchange Offer must deliver their Consents and vote to accept the Prepackaged Plan. Holders may deliver their votes to accept the Prepackaged Plan without tendering their Old Notes in the Exchange Offer and delivering their Consents.

             Completion of the Exchange Offer and the Consent Solicitation are conditioned on the satisfaction or waiver of the Exchange Offer Conditions as more fully described herein and the effectiveness of the Prepackaged Plan is conditioned on the satisfaction or waiver of the Prepackaged Plan Conditions as more fully described herein.

             The New Notes have not been approved or recommended by any U.S. federal, state or foreign jurisdiction or regulatory authority. Furthermore, those authorities have not been requested to confirm the accuracy or adequacy of this Offer to Exchange and Disclosure Statement. Any representation to the contrary is a criminal offense.

             The New Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom. Consistent with past interpretations of Section 3(a)(9) of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), the New Notes, if issued in the Exchange Offer, will assume the same character (i.e., restricted or unrestricted) as the Old Notes that you have surrendered. If your Old Notes are freely tradeable and are not subject to restriction on transfer upon the consummation of the Exchange Offer, the New Notes you receive in the Exchange Offer will also be freely tradeable securities and not subject to restriction on transfer. If your Old Notes are considered "restricted" securities under the securities laws, the New Notes you will receive in the Exchange Offer will also be considered "restricted" securities and you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. See "Notice to Investors" beginning on page 209 for a description of transferability of the New Notes.

             We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(D) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer or soliciting votes in the Prepackaged Plan. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer or the Prepackaged Plan.

Investing in the New Notes involves risks. See "Risk Factors" beginning on page 20.

The date of this Offer to Exchange and Disclosure Statement is April 14, 2015

        Pursuant to the Exchange Offer and subject to the satisfaction or waiver of the conditions to the consummation of the Exchange Offer and the Consent Solicitation, in exchange for each $1,000 principal amount of the Old Notes and integral multiples thereof validly tendered and not validly withdrawn on or prior to the Expiration Date and accepted by Colt, participating holders of Old Notes will receive the "Exchange Consideration" listed in the below table under "Exchange Consideration." Pursuant to the Consent Solicitation and subject to the satisfaction or waiver of the conditions to the consummation of the Exchange Offer and the Consent Solicitation, in exchange for the Consent (as defined herein) for each $1,000 principal amount of the Old Notes and integral multiples thereof validly delivered and not validly revoked on or prior to the Consent Expiration Time and accepted by Colt, participating holders of Old Notes will receive the "Consent Payment" listed in the below table under "Consent Payment." A holder will only receive the "Consent Payment" if such holder validly tenders and does not validly withdraw its Old Notes, and thereby delivers consent to the Proposed Amendments and votes to accept the Prepackaged Plan, on or prior to the Consent Expiration Time, and such Old Note is accepted by Colt. The Total Consideration and the Exchange Consideration will only be payable upon the successful consummation of the Exchange Offer. However, pursuant to the Prepackaged Plan, holders of Old Notes will receive the New Notes on substantially similar terms as the Exchange Offer, except that the Consent Payment will only be payable upon the successful consummation of the Exchange Offer.

CUSIP	Outstanding Principal Amount (in millions)	Title of Old Notes to be Tendered	Title of New Notes to be Issued	Exchange Consideration(1)	Consent Payment(2)	Total Consideration(1)
19686TAA5 19686TAC1	$250.0	Colt's 8.75% Senior Notes due 2017	Colt's 10.0% Junior Priority Senior Secured Notes due 2023	$300 in New Notes	$50 in New Notes	$350 in New Notes

(1)
Per $1,000 principal amount of Old Notes and excluding accrued and unpaid interest. Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by Colt in the Exchange Offer will be entitled to receive accrued and unpaid interest, if any, on their exchanged Old Notes up to, but not including, the Settlement Date in the form of New Notes in the following amounts: per $1,000 of accrued and unpaid interest on their accepted Old Notes, holders will receive $300 in principal amount of New Notes and the total principal amount of such New Notes will be rounded down to the nearest $1,000 principal amount of such New Notes. Such amount will be in addition to the Exchange Consideration or Total Consideration that such holder would receive in the Exchange Offer and the Consent Solicitation, as applicable. See also "The Exchange Offer and the Consent Solicitation—Terms of the Exchange Offer and the Consent Solicitation—Accrual of Interest."

(2)
Each holder who validly tenders and does not validly withdraw Old Notes, and thereby delivers consent to the Proposed Amendments and votes to accept the Prepackaged Plan, on or prior to the Consent Expiration Time, will be entitled, subject to the satisfaction or waiver of the conditions to the consummation of the Exchange Offer and the Consent Solicitation, to a Consent Payment of $50 in principal amount of New Notes per $1,000 principal amount of Old Notes and integral multiples thereof validly tendered and not validly withdrawn by such holder (the "Consent Payment"). In order to determine the Consent Payment, the principal amount of the Old Notes tendered will be rounded down to the nearest $1,000.

        Colt plans to issue the New Notes in exchange for the Old Notes tendered in the Exchange Offer as soon after the Expiration Date as practicable, but not, in any event, later than on the third business day following the Expiration Date (such date, the "Settlement Date"); provided, however, that if the Prepackaged Plan is consummated, the issuance and delivery of the New Notes will be governed by the Prepackaged Plan.

The Exchange Offer and the Consent Solicitation

        In conjunction with the Exchange Offer, and on the terms and subject to the conditions set forth in this Offer to Exchange and Disclosure Statement, Colt hereby solicits (the "Consent Solicitation") consents (the "Consents") from registered holders of Old Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture, dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013, the "Old Notes Indenture"), by and among Colt Defense, Colt Finance, the subsidiary guarantors

i

party thereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the "Trustee").

        The Proposed Amendments would eliminate or waive substantially all of the restrictive covenants contained in the Old Notes Indenture and the Old Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance, contained in the Old Notes Indenture and the Old Notes. See "The Exchange Offer and the Consent Solicitation—Proposed Amendments."

        In order for the Proposed Amendments to be adopted with respect to the Old Notes Indenture, such Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of Old Notes. For purposes of the solicitation of Consents from the holders of Old Notes, $250.0 million aggregate principal amount of the Old Notes are deemed outstanding and entitled to consent to the Proposed Amendments with respect to the Old Notes Indenture.

        The Proposed Amendments will be executed promptly upon receipt of the requisite Consents for such Proposed Amendments, but in any event not on or prior to the later of the Consent Expiration Time and the Withdrawal Deadline (the "Consent Time"). The Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer. The Proposed Amendments represent a single proposal for the related Consent Solicitation, and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively. In addition to the foregoing, execution and delivery of the Consent and Letter of Transmittal will constitute an express waiver with respect to all claims against Colt and of any breach that may otherwise arise under the Old Notes Indenture.

        The Exchange Offer and the Consent Solicitation are conditioned on (a) the valid (and not withdrawn) tender of no less than 98% of the aggregate principal amount of Old Notes in the Exchange Offer (the "Minimum Tender Condition") and (b) obtaining (i) the consent of the lenders of a majority of the loans under the Current Asset Credit Facility (as defined herein), to our execution of Junior Priority Lien Intercreditor Agreement (as defined herein) and (ii) the consent of the lenders of a majority of loans under the Senior Secured Term Loan (as defined herein), to our execution of the Junior Priority Lien Intercreditor Agreement (the conditions in clause (b), the "Third Party Conditions" and, together with the Minimum Tender Condition and the General Conditions (as defined herein), the "Exchange Offer Conditions"). It is a condition to the consummation of the Exchange Offer to satisfy the Minimum Tender Condition and the Third Party Conditions. Completion of the Exchange Offer and the Consent Solicitation are subject to the satisfaction or waiver of the Exchange Offer Conditions. See "The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation." In addition, Colt has the right to terminate or withdraw the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any of the conditions described under the "The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied and such conditions are not waived by Colt.

        The Exchange Offer and the Consent Solicitation should be considered separately from the Prepackaged Plan, and tendered Old Notes may not be validly withdrawn and the Consents may not be validly revoked after the Withdrawal Deadline, irrespective of any amendment or modification of the Prepackaged Plan or any other plan of reorganization, unless Colt subsequently re-opens withdrawal rights. In addition, in no event will the expiration or termination of the solicitation of acceptances to the Prepackaged Plan affect the validity of the tendered Old Notes or delivered Consents.

The Prepackaged Plan

        As noted above, in the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by Colt or if we for any reason determine that it would be more advantageous or expeditious, we may seek to file petitions under Chapter 11 of the Bankruptcy Code to consummate the Prepackaged Plan or an alternative plan of reorganization. Pursuant to the Prepackaged Plan, holders of Old Notes will receive the New Notes on substantially similar terms as the Exchange Offer, except that the Consent Payment will only be payable upon the successful consummation of the Exchange Offer. All other classes of claims and interests are unimpaired and will not be affected by consummation of the Prepackaged Plan.

        Notwithstanding any commencement of bankruptcy cases prior to the Expiration Date, the voting period shall remain open and parties may nonetheless vote to accept or reject the Prepackaged Plan until the Voting Deadline. Holders who vote on the Prepackaged Plan may modify their votes on or prior to the Withdrawal Deadline (if participating in the Exchange Offer) or the Voting Deadline (if not participating in the Exchange Offer). The Voting Record Date for purposes of determining holders of Old Notes that are eligible to vote on the Prepackaged Plan is May 11, 2015 unless modified by Colt.

        The Prepackaged Plan is conditioned upon sufficient holders of Old Notes voting to accept the Prepackaged Plan such that such holders' respective classes constitute an accepting class for purposes of Bankruptcy Code section 1129(a)(8) (the "Minimum Reorganization Condition"). If you elect to tender your Old Notes into the Exchange Offer you must also vote to accept the Prepackaged Plan. Such vote will be counted regardless of whether the Exchange Offer expires or is terminated.

        The Prepackaged Plan should be considered separately from the Exchange Offer and the Consent Solicitation, and any vote to accept the Prepackaged Plan that is not modified to reject the Prepackaged Plan on or prior to the Withdrawal Deadline (if participating in the Exchange Offer) or the Voting Deadline (if not participating in the Exchange Offer) is final and binding, irrespective of any amendment or modification of the Exchange Offer, the Consent Solicitation or the related out-of-court transactions, unless Colt subsequently re-opens modification rights. In addition, in no event will the expiration or termination of the Exchange Offer, the Consent Solicitation or the failure by Colt to accept any Old Notes tendered in the Exchange Offer affect the validity of votes to accept the Prepackaged Plan. You may vote to accept or reject the Prepackaged Plan by delivering the applicable form of Ballot to your nominee or delivering the applicable form of Ballot to the Voting Agent. By delivering the applicable form of Ballot to the Voting Agent or to your nominee to vote on the Prepackaged Plan, you are making certain certifications, as contained in the applicable form of Ballot, and agreeing to certain provisions contained in the Prepackaged Plan including exculpation, injunction and release provisions. If you vote against or take no action with respect to, the Prepackaged Plan, we may not be able to consummate the Prepackaged Plan.

        This Offer to Exchange and Disclosure Statement also contains projected financial information and estimates of values that demonstrate the feasibility of the Prepackaged Plan and statements about our ability to continue operations upon emergence from proceedings under the Bankruptcy Code. Such information was prepared for the limited purpose of furnishing holders of Old Notes with adequate information to make an informed judgment regarding acceptance of the Prepackaged Plan and was not prepared for the purpose of providing the basis for an investment decision relating to the Exchange Offer. The projections and estimates of values should not be relied upon in any way or manner in connection with the Exchange Offer and should not be regarded for the purpose of this Offer to Exchange and Disclosure Statement as representations or warranties by us, the Exchange Agent (as defined herein), the Information Agent (as defined herein), the Voting Agent (as defined herein), the

Trustee, or any of their affiliates, or any other person as to the accuracy of such information or that any such projections or valuations will be realized.

        In connection with the transactions contemplated herein, you may elect to (i) tender your Old Notes in the Exchange Offer and vote to accept the Prepackaged Plan, (ii) vote to accept the Prepackaged Plan without tendering your Old Notes, (iii) vote to reject the Prepackaged Plan without tendering your Old Notes or (iv) take no action with respect to the Exchange Offer and the Prepackaged Plan. A holder who tenders its Old Notes pursuant to the Exchange Offer is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of Old Notes tendered by such holder. A holder who tenders its Old Notes pursuant to the Exchange Offer must also vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid. Such holder, if tendering Old Notes through ATOP, must also deliver the Beneficial Ballot (as defined herein) to its nominee to vote to accept the Prepackaged Plan or, if tender of Old Notes is not being made through ATOP, submit the Beneficial Ballot to accept the Prepackaged Plan to the Voting Agent. Tendered Old Notes may not be validly withdrawn and Consents may not be validly revoked after the Withdrawal Deadline. See "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Exchange Offer and Consent Solicitation." A holder that validly withdraws its previously tendered Old Notes will be deemed to have revoked the Consents to which such Old Notes relate. In the event that you choose to take no action with respect to the Exchange Offer and the Prepackaged Plan, you will have rejected the Exchange Offer and will not have voted to accept the Prepackaged Plan.

        NONE OF US, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE VOTING AGENT, THE TRUSTEE, OR ANY OF THEIR AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER, DELIVER THEIR CONSENTS PURSUANT TO THE CONSENT SOLICITATION, OR VOTE TO ACCEPT THE PREPACKAGED PLAN. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS OLD NOTES AND TO DELIVER ITS CONSENTS, AND, IF SO, THE PRINCIPAL AMOUNT OF THE OLD NOTES AS TO WHICH SUCH ACTION IS TO BE TAKEN. EACH HOLDER OF THE OLD NOTES MUST MAKE A SIMILAR DECISION WITH RESPECT TO THE PREPACKAGED PLAN.

        THIS SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLAN PRIOR TO THE FILING OF VOLUNTARY CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. WE HAVE NOT AT THIS TIME TAKEN ANY ACTION APPROVING A BANKRUPTCY FILING AND, IF THE EXCHANGE OFFER IS CONSUMMATED, WE WILL NOT COMMENCE A BANKRUPTCY FILING TO CONSUMMATE THE PREPACKAGED PLAN ATTACHED HERETO AS APPENDIX A.

 TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	20
USE OF PROCEEDS	58
BUSINESS	59
TRANSACTIONS WITH RELATED PARTIES	68
THE EXCHANGE OFFER AND THE CONSENT SOLICITATION	70
CHAPTER 11 INFORMATION	79
THE PREPACKAGED PLAN	81
PROCEDURES FOR TENDERING OLD NOTES, DELIVERING CONSENTS TO PROPOSED AMENDMENTS AND VOTING ON PREPACKAGED PLAN	114
DESCRIPTION OF NEW NOTES	121
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	196
CERTAIN ERISA CONSIDERATIONS	205
NOTICE TO CANADIAN RESIDENTS	207
NOTICE TO INVESTORS	209
APPENDIX A: THE PREPACKAGED PLAN	A
APPENDIX B: LIQUIDATION ANALYSIS	B-1
APPENDIX C: FINANCIAL PROJECTIONS	C-1

        You should rely only on the information contained or incorporated by reference in this Offer to Exchange and Disclosure Statement or to which Colt has referred you. Colt has not authorized any person (including any dealer, salesman or broker) to provide you with different information. Colt is not making an offer of New Notes in any jurisdiction where the Exchange Offer and solicitation of acceptances to the Prepackaged Plan is not permitted. The information contained or incorporated by reference in this Offer to Exchange and Disclosure Statement may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this Offer to Exchange and Disclosure Statement is accurate as of any other date.

        You should not construe the contents of this Offer to Exchange and Disclosure Statement as investment, legal or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of the Exchange Offer, the Consent Solicitation and the Prepackaged Plan and must make your own decision as to whether to participate in the Exchange Offer and the Consent Solicitation and/or to vote on the Prepackaged Plan. None of us, the Exchange Agent, the Information Agent, the Voting Agent, the Trustee or any of their affiliates is making any representation to you regarding the legality of the Exchange Offer, the Consent Solicitation or the Prepackaged Plan under appropriate legal investment or similar laws.

        This Offer to Exchange and Disclosure Statement is being provided to holders of Old Notes for informational use solely in connection with their consideration of the transactions described herein. The use of this Offer to Exchange and Disclosure Statement for any other purpose is not authorized.

        Although Colt has no present plans or arrangements to do so, the Exchange Offer, the Consent Solicitation or the solicitation of acceptances to the Prepackaged Plan may be withdrawn at any time, and Colt reserves the right to amend, at any time, the terms of the Exchange Offer, the Consent Solicitation or the solicitation of acceptances to the Prepackaged Plan. Colt will give holders of Old Notes notice of such amendments as may be required by applicable law.

v

        This Offer to Exchange and Disclosure Statement contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, at no cost, by contacting the Information Agent at its telephone number set forth on the back cover of this Offer to Exchange and Disclosure Statement or by writing or calling Colt at the following address and telephone number: Colt Defense LLC, 547 New Park Avenue, West Hartford, Connecticut 06110; (860) 232-4489, for the complete information contained in those documents. In order to obtain timely delivery of any such document, you must request it on or prior to 12:00 p.m., New York City time, on May 8, 2015. All summaries are qualified in their entirety by this reference.

        From time to time after the Expiration Date, we or our affiliates may acquire any Old Notes that are not tendered or accepted in the Exchange Offer or any New Notes issued in the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offer, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the Old Notes or the New Notes), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future. We may also conduct one or more consent solicitations in the future on terms that may be more or less favorable than those in the Consent Solicitation. In addition, in the event that we do not consummate the Exchange Offer or the Prepackaged Plan, we may file for bankruptcy and seek approval of a "prearranged" or "prenegotiated" plan. There can be no assurance that such a "prearranged" or "pre-negotiated" plan would be on more or less favorable terms than the Exchange Offer or the Prepackaged Plan.

        Each prospective investor must comply with all applicable laws and regulations in force in any jurisdictions in which it participates in the Exchange Offer or the Prepackaged Plan or possesses or distributes this Offer to Exchange and Disclosure Statement, and must obtain any consent, approval or permission required to participate in the Exchange Offer or the Prepackaged Plan under the laws and regulations in force in any jurisdictions to which such prospective investor is subject. Neither we nor any of our representatives shall have any responsibility therefor.

        This Offer to Exchange and Disclosure Statement, including the documents incorporated by reference herein, the Ballots and the Consent and Letter of Transmittal contain important information that should be read before any decision is made to participate in the Exchange Offer and the Consent Solicitation and/or to vote on the Prepackaged Plan.

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED ("RSA 421-B"), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

 MARKET AND INDUSTRY DATA AND FORECASTS

        This Offer to Exchange and Disclosure Statement and the documents incorporated herein by reference include market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

CERTAIN TERMS

        Unless otherwise indicated or as the context otherwise requires, in this Offer to Exchange and Disclosure Statement:

  •
  "we," "us," and "our" or the "Company" mean Colt Defense LLC and its consolidated subsidiaries;

  •
  "Colt Defense" means Colt Defense LLC, but not including its subsidiaries, unless indicated otherwise;

  •
  "Colt Finance" means Colt Finance Corp., which was incorporated for the purpose of serving as a co-issuer of the Old Notes in order to accommodate the issuance thereof by Colt Defense, and (a) does not have any operations, assets or revenues of any kind other than as may be incidental to its activities as co-issuer of the Old Notes and the New Notes and (b) has no obligations other than the Old Notes and the New Notes; holders of the New Notes should not expect Colt Finance to participate in servicing the interest and principal obligations on the New Notes, but not its subsidiaries, unless indicated otherwise;

  •
  "Colt" means Colt Defense LLC and Colt Finance Corp., but not their respective subsidiaries, unless indicated otherwise;

  •
  the "Current Asset Credit Facility" means the Company's $33 million senior secured term loan facility that was entered into on February 9, 2015;

  •
  the "guarantors" means each of the foreign and domestic subsidiaries of Colt that guarantee the Old Notes and the New Notes;

  •
  the "Old Senior Secured Term Loan" means Company's $50 million senior secured term loan facility that was entered into on July 12, 2013;

  •
  the "Old Senior Secured Revolver" means Colt Defense's and Colt Canada Corporation's $33.0 million senior secured revolving credit facility that was entered into on September 29, 2011;

  •
  the "Restructuring" means the consummation of the Exchange Offer or the Prepackaged Plan; and

  •
  the "Senior Secured Term Loan" means the Company's $70.0 million senior secured term loan facility that was entered into on November 17, 2014.

 WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

        Except as specified below, Colt is "incorporating by reference" the information it provides to holders pursuant to the applicable rules of the Securities and Exchange Commission (the "SEC"), which means that Colt is disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange and Disclosure Statement. Information that Colt provides to holders pursuant to the rules of the SEC on or after the date of this Offer to Exchange and Disclosure Statement but, with respect to the Exchange Offer, prior to the earlier of the Expiration Date or the termination of the Exchange Offer and the Consent Solicitation, and, with respect to the solicitation of acceptances to the Prepackaged Plan, prior to the earlier of the Voting Deadline or the termination of solicitation of acceptances to the Prepackaged Plan, will automatically update and supersede this information. Colt incorporates by reference into this Offer to Exchange and Disclosure Statement, the following documents and information filed by Colt with the SEC (other than, in each case, Colt's consolidated financial statements, report of independent registered public accounting firm and related financial information included in such documents and any documents or information deemed to have been "furnished" and not "filed" in accordance with SEC rules) (collectively, the "Incorporated Documents"):

  •
  the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 20, 2014 and the amendment to Colt's Annual Report on Form 10-K/A, filed with the SEC on September 14, 2014 (collectively, "our Annual Report on Form 10-K");

  •
  the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2014, June 29, 2014 and September 28, 2014, filed with the SEC on May 14, 2014, September 15, 2014 and November 26, 2014, respectively, and the amendment to Colt's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 28, 2014, filed with the SEC on December 3, 2014; and

  •
  the Current Reports on Form 8-K filed with the SEC on May 29, 2014, July 8, 2014, August 12, 2014, November 18, 2014, November 19, 2014, February 10, 2015, March 12, 2015 and April 8, 2015.

        Colt also incorporates by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Offer to Exchange and Disclosure Statement and, with respect to the Exchange Offer, prior to the earlier of the Expiration Date or the termination of the Exchange Offer and the Consent Solicitation or, with respect to the solicitation of acceptances to the Prepackaged Plan, prior to the earlier of the Voting Deadline or the termination of solicitation of acceptances to the Prepackaged Plan. Colt will not, however, incorporate by reference in this Offer to Exchange and Disclosure Statement any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Colt's Current Reports on Form 8-K after the date of this Offer to Exchange and Disclosure Statement unless, and except to the extent, specified in such Current Reports.

        Colt has not incorporated by reference into this Offer to Exchange and Disclosure Statement its consolidated financial statements, report of independent registered public accounting firm and related financial information included in the Incorporated Documents, because it is currently reviewing the impact of its previously disclosed incorrect pension benefit calculations and its identified material weaknesses. Colt disclosed in its Current Report on Form 8-K filed with the SEC on February 10, 2015 that it has determined pension benefits for certain retirees covered by its Colt Retirement Defined Benefit Plan ("CRDBP") have been calculated incorrectly since the inception of the pension plans in 1990. Colt is working with its external actuarial pension plan consultant to determine which retirees have been affected and to quantify the effect of any calculation error. Further, management of Colt has determined that material weaknesses exist over contract modifications, inventory transactions and financial statement disclosures. Colt will supplement this Offer to Exchange and Disclosure Statement promptly after it has completed its review of these matters and revised its financial statements, as necessary, for any periods impacted by these matters.

        On April 1, 2015, Colt filed with the SEC a notification of late filing on Form 12b-25 with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Colt requires additional time to complete its review of its pension benefits calculations, goodwill impairment analysis and its financial closing procedures. As stated in its Form 12b-25, at this time, Colt is unable to provide an expected date on which it plans to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The failure to deliver our audited financial statements for the year ended December 31, 2014 by March 31, 2015 is an event of default under the Senior Secured Term Loan and the Current Asset Credit Facility. However, we have received waivers under both the Senior Secured Term Loan and Current Asset Credit Facility that provide us until June 14, 2015 to deliver our audited financial statements for the year ended December 31, 2014. See "Risk Factors—Risks Related to Our Indebtedness—We face the risk of breaching covenants under the Current Asset Credit Facility and the Senior Secured Term Loan if our audited financial statements for the year ended December 31, 2014 are not delivered in a timely manner."

        Any statement contained in this Offer to Exchange and Disclosure Statement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offer to Exchange and Disclosure Statement shall be considered to be modified or superseded for purposes of this Offer to Exchange and Disclosure Statement to the extent that a statement contained in this Offer to Exchange and Disclosure Statement or in any other subsequently filed document (or part thereof) which is or is considered to be incorporated by reference in this Offer to Exchange and Disclosure Statement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange and Disclosure Statement.

        Copies of each of the documents incorporated by reference into this Offer to Exchange and Disclosure Statement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into this Offer to Exchange and Disclosure Statement) may be obtained at no cost, by contacting the Information Agent at its telephone number set forth on the back cover of this document or by writing or calling Colt at the following address and telephone number:

Colt Defense, LLC
547 New Park Avenue
West Hartford, Connecticut 06110
(860) 232-4489

        Colt files annual, quarterly and current reports and other information with the SEC. You may read and copy any document it files with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains Colt's reports and other information regarding Colt at www.sec.gov. Colt's SEC filings are also available free of charge at its website at www.colt.com. The information contained on Colt's website is not incorporated by reference into this Offer to Exchange and you should not consider information contained on Colt's website to be part of this Offer to Exchange and Disclosure Statement.

        The Information Agent or Colt will also provide without charge to each holder of Old Notes to whom this Offer to Exchange and Disclosure Statement, the Ballots, the Consent and Letter of Transmittal and related documents are delivered, upon request of such person, a copy of the applicable indenture and of any information incorporated by reference. In order to obtain timely delivery of any such document, you must request it on or prior to 12:00 p.m., New York City time, on May 8, 2015.

x

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Offer to Exchange and Disclosure Statement, the Ballots, the Consent and Letter of Transmittal and the documents incorporated by reference herein contain "forward-looking statements." Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "predict," "potential," "estimate," "plan" or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties. Our actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors. These factors include those discussed below as well as inaccurate assumptions. Because these forward-looking statements involve risks and uncertainties, you should be aware that there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements including, but not limited to:

  •
  our ability to continue as a going concern;

  •
  our dependence on sales to the U.S. government and the Canadian government;

  •
  changes to U.S. government and Canadian government spending priorities;

  •
  our continued eligibility to contract with the U.S. government and the Canadian government;

  •
  the selection by the U.S. military of other arms manufacturers to manufacture the M4 carbine or any successor weapons;

  •
  our inability to compete successfully for contracts that are the subject of competitive solicitations;

  •
  the loss of any of our top international customers;

  •
  the potential for a strike, other work stoppages or labor unrest at our manufacturing facilities;

  •
  our ability to comply with complex procurement laws and regulations;

  •
  our ability to implement effective business plans in the industries in which we operate;

  •
  our ability to adapt to technological change;

  •
  our ability to compete in the industries in which we operate;

  •
  the potential for our backlog to be reduced or cancelled;

  •
  the risks of doing business internationally, including conditions that may cause customers to delay placing orders;

  •
  our ability to implement our acquisition strategy and integrate our acquired companies successfully;

  •
  the availability and timely delivery of materials to us by our suppliers;

  •
  our ability to manage costs under our fixed-price contracts effectively;

  •
  our ability to attract and retain qualified personnel;

  •
  the ability to protect our intellectual property rights;

  •
  fluctuations in workers' compensation and health care costs for our employees;

  •
  our ability to comply with environmental, health and safety laws and regulations;

  •
  our ability to maintain and upgrade our manufacturing capabilities to stay competitive;

  •
  our ability to comply with covenants under our revolving credit facility; and

  •
  the potential for a fire or other significant casualty to occur at either of our manufacturing facilities.

        These factors should not be construed as exhaustive and should be read with other cautionary statements in this Offer to Exchange and Disclosure Statement as well as the "Risk Factors" section of this Offer to Exchange and Disclosure Statement, "Risk Factors" section of Colt's Annual Report on Form 10-K/A for the year ended December 31, 2013 and "Risk Factors" section of Colt's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 28, 2014, as such risk factors may be amended, supplemented or superseded from time to time by other reports Colt files with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q or amendments thereto.

        The forward-looking statements in this Offer to Exchange and Disclosure Statement, the Ballots, the Consent and Letter of Transmittal and the documents incorporated by reference herein, as well as subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this Offer to Exchange and Disclosure Statement and are hereby expressly qualified in their entirety by the cautionary statements in this Offer to Exchange and Disclosure Statement. Forward-looking statements speak only as of the date on which they are made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 SUMMARY

        The following summary contains information about the Company, Colt, the Exchange Offer, the Consent Solicitation, and the Prepackaged Plan. It does not contain all of the information that may be important to you in making a decision to participate in the Exchange Offer and the Consent Solicitation and/or to vote on the Prepackaged Plan. For a more complete understanding of the Company, Colt, the Exchange Offer, the Consent Solicitation, and the Prepackaged Plan we urge you to read this Offer to Exchange and Disclosure Statement carefully, including the sections entitled "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "Where You Can Find More Information and Incorporation by Reference," the Ballots, the Consent and Letter of Transmittal and the Prepackaged Plan attached as Appendix A and other documents attached as appendices to this Offer to Exchange and Disclosure Statement.

 Overview

        We face increasing liquidity challenges as a result of several recent business trends impacting our current and forecasted revenues and cash flows. These trends included the continued decline in market demand for our commercial MSR, recent declines in demand for our commercial handguns, and delays in anticipated timing of U.S. Government sales, which includes foreign military sales through the U.S. Government, and certain international sales. Absent achieving our internal forecast for 2015 and the successful execution of management's strategy, including consummating the Exchange Offer, it is probable that we may not have sufficient cash and cash equivalents on-hand along with availability under the Senior Secured Term Loan and the Current Asset Credit Facility, to be able to meet our obligations as they come due over the next 12 months, including the interest payment due on the Old Notes on May 15, 2015 of approximately $10.9 million.

        The Restructuring, whether implemented through the Exchange Offer or the Prepackaged Plan, is designed to reduce the overall amount of our debt, reduce total cash interest payments, extend the maturity for the debt exchanged, and place us in a better position to attract new financing in the years to come. We believe the Restructuring will also improve our performance and customer relations by addressing the key issues relating to our viability as a going concern.

        In connection with the transactions contemplated by the Restructuring, you may elect to (i) tender your Old Notes and vote to accept the Prepackaged Plan, (ii) vote to accept the Prepackaged Plan without tendering your Old Notes, (iii) vote to reject the Prepackaged Plan without tendering your Old Notes or (iv) take no action with respect to the Exchange Offer and the Prepackaged Plan. In the event that you choose to take no action with respect to the Exchange Offer and the Prepackaged Plan, you will have rejected the Exchange Offer and will not have voted to accept the Prepackaged. Holders tendering their Old Notes in the Exchange Offers will be deemed to have delivered Consents to the Proposed Amendments and must vote to accept the Prepackaged Plan.

Our Company

        We are one of the world's oldest and most renowned designers, developers and manufacturers of firearms for military, law enforcement, personal defense and recreational purposes. Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era. On July 12, 2013, we acquired 100% ownership (the "Merger") of New Colt Holding Corp. ("New Colt"), a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing us direct access to the commercial market for our rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

        From our inception and for over 175 years, we have distinguished ourselves by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P "Peacemaker" revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, "Colt" defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own. That Colt tradition continues to this day. The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world. These Colt rifles created the consumer "modern sporting rifle" ("MSR") market in the United States ("U.S."). The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

        The "Colt" name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction. Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

        We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

Current Asset Credit Facility and Senior Secured Term Loan Consents

        Concurrently with the Exchange Offer and the Consent Solicitation, we are seeking the consent of (a) lenders of a majority of the loans under the Current Asset Credit Facility, to our execution of the Junior Priority Lien Intercreditor Agreement (the "Current Asset Credit Facility Consent"), and (b) lenders of a majority of the loans under the Senior Secured Term Loan, to our execution of the Junior Priority Lien Intercreditor Agreement (the "Senior Secured Term Loan Consent").

        The Exchange Offer is subject to, and conditioned upon, obtaining the Current Asset Credit Facility Consent and the Senior Secured Term Loan Consent. If we do not receive these consents, the Exchange Offer will not be consummated. See "The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation—Third Party Conditions—Consent of Majority Current Asset Credit Facility Lenders to the Junior Priority Lien Intercreditor Agreement" and "The Exchange Offer and the Consent Solicitation—Third Party Conditions—Consent of Majority Senior Secured Term Lenders to the Junior Priority Intercreditor Agreement."

Recent Developments

Senior Secured Term Loan Refinancing

        On November 17, 2014, we entered into the Senior Secured Term Loan and terminated the Old Senior Secured Term Loan (the "Senior Secured Term Loan Refinancing"). Proceeds from the Senior Secured Term Loan were used to repay all amounts outstanding under the Old Senior Secured Term Loan, to pay fees incurred in connection with the consummation of the Senior Secured Term Loan and the termination of the Old Senior Secured Term Loan, for additional liquidity and for general working capital purposes. Proceeds from the Senior Secured Term Loan were also used to pay the interest payment due on November 17, 2014 under the Old Notes Indenture. Notwithstanding the additional cash we obtained from the Senior Secured Term Loan, as discussed above, risk exists with respect to achieving our internally forecasted results and projected cash flows for 2015.

Current Asset Credit Facility Refinancing

        On February 9, 2015, we entered into the Current Asset Credit Facility and terminated the Old Senior Secured Revolver (the "Current Asset Credit Facility Refinancing"). Proceeds from the Current Asset Credit Facility were used to repay all amounts outstanding under the Old Senior Secured Revolver, for cash collateral for certain letters of credit, to pay fees incurred in connection with the consummation of the Current Asset Credit Facility and the termination of the Old Senior Secured Revolver, for additional liquidity and for general working capital purposes. Notwithstanding the additional cash we obtained from the Current Asset Credit Facility, as discussed above, risk exists with respect to achieving our internally forecasted results and projected cash flows for 2015.

Corporate Reorganization

        We are in the process of completing transactions (i) to create a new holding company parent, Colt Holding Company LLC ("New Parent"), that will, upon completion of the transactions, indirectly own all of the equity interests in Colt Defense and (ii) to effect related organizational restructuring transactions (collectively, the "Corporate Reorganization"). We have completed some of the steps of the Corporate Reorganization already, but all of the steps of the Corporate Reorganization will not be completed until a certain consent is received, which consent has been requested. As a result of the steps of the Corporate Reorganization completed to date, the only members of Colt Defense presently are entities that are taxed as corporations. Thus, the amounts that Colt Defense is required to pay out as tax distributions in future periods is expected to be lower than they otherwise would have been due to the lower tax rates applicable to corporations as compared to individuals. The completion of the Corporate Reorganization is also expected to facilitate the creation of a more efficient repatriation structure from Colt Canada Corporation.

        The chart below is a summary of our organizational structure as of the date of this Offer to Exchange and Disclosure Statement:

        The chart below is a summary of our expected organizational structure upon the completion of the Corporate Reorganization:

LLC Members
100%
Colt Holding Company LLC&
100%
CDH II Holdco Inc.
Colt Security LLC
100%
Colt Defense LLC*+#
* Issuer of Old Notes and New Notes
^ Guarantor of Old Notes and New Notes
+ Borrower under Senior Secured Term Loan
~ Guarantor under Senior Secured Term Loan
# Borrower under Current Asset Credit Facility
@ Guarantor under Current Asset Credit Facility
& Colt Holding Company LLC has elected to be taxed as a corporation
100%
New Colt Holding Corp.^+@
95% Common (83.7 % Economic Value)
100%
Colt Finance Corp.*+@
100%
Colt Defense Technical Services LLC^~@
100%
Colt Canada Corporation^+#
5% Common 100% Preferred (16.3 % Economic Value)
Colt's Manufacturing Company LLC^+#

Risk Factors

        Investing in the New Notes involves substantial risk. These risks include, among other things, risks related to our ability to continue as a going concern, our dependence on sales to the U.S. government and the Canadian government, decreases in the demand for modern sporting rifles and our ability to complete in the industries in which we operate. See "Risk Factors" for a discussion of these and certain other factors that you should consider before participating in the Exchange Offer and the Consent Solicitation and/or voting on the Prepackaged Plan.

Additional Information

        Our principal executive offices are located at 547 New Park Avenue, West Hartford, Connecticut 06110. Our telephone number is (860) 232-4489 and our web site is www.colt.com. Information on our website is not incorporated by reference in this Offer to Exchange and Disclosure Statement and is not part of the Exchange Offer, the Consent Solicitation or the Prepackaged Plan unless specifically incorporated by reference under "Where You Can Find More Information and Incorporation by Reference."

 Summary of the Terms of the Exchange Offer and the Consent Solicitation

        The summary below describes the principal terms of the Exchange Offer and the Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offer and the Consent Solicitation, you should read this entire Offer to Exchange and Disclosure Statement.

The Exchange Offer	Upon the terms and subject to the conditions described in this Offer to Exchange and Disclosure Statement and the Consent and Letter of Transmittal, Colt is offering to exchange New Notes for any and all validly tendered (and not validly withdrawn) and accepted outstanding Old Notes.
The Consent Solicitation

Upon the terms and subject to the conditions described in this Offer to Exchange and Disclosure Statement and the Consent and Letter of Transmittal, Colt is soliciting the consents of holders of Old Notes to the Proposed Amendments to the Old Notes Indenture. Each holder who tenders Old Notes pursuant to the Exchange Offer is deemed to have delivered its Consent with respect to the Old Notes tendered. See "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan" for more information.

Exchange Consideration	Consideration for the Old Notes is set forth in the table on the front cover of this Offer to Exchange and Disclosure Statement.

In exchange for each $1,000 principal amount of Old Notes and integral multiples thereof (excluding accrued and unpaid interest) validly tendered and not validly withdrawn on or prior to the Expiration Date and accepted by Colt, participating holders of Old Notes will receive $300 principal amount of New Notes as the "Exchange Consideration" described in the table on the front cover of this Offer to Exchange and Disclosure Statement.

Colt will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating holder. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes validly tendered (and not validly withdrawn) and accepted by Colt will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

Consent Payment	Consideration for the Consent Solicitation related to the Old Notes is set forth in the table on the front cover of this Offer to Exchange and Disclosure Statement.

In exchange for the Consent for each $1,000 principal amount of Old Notes and integral multiples thereof validly delivered and not validly revoked on or prior to the Consent Expiration Time and accepted by Colt, participating holders of Old Notes will receive $50 of New Notes as the "Consent Payment" described in the table on the front cover of this Offer to Exchange and Disclosure Statement. A holder will only receive the Consent Payment if such holder validly delivers and does not validly revoke its Consent on or prior to the Consent Expiration Time, and such Consent is accepted by Colt.

The Proposed Amendments

The Proposed Amendments would eliminate or waive substantially all of the restrictive covenants contained in the Old Notes Indenture and the Old Notes themselves, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance, contained in the Old Notes Indenture and the Old Notes. In addition to the foregoing, execution and delivery of the Consent and Letter of Transmittal will constitute an express waiver with respect to all claims against Colt and of any breach that may otherwise arise under the Old Notes Indenture. For a detailed description of the Proposed Amendments to the Old Notes Indenture for which Consents are being sought pursuant to the Consent Solicitation, see "The Exchange Offer and the Consent Solicitation—Proposed Amendments."

Requisite Consents

In order to be adopted with respect to the Old Notes, the Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of Old Notes. $250.0 million aggregate principal amount of the Old Notes are deemed outstanding and entitled to consent to the Proposed Amendments with respect to the Old Notes Indenture. The valid (and not withdrawn) tender of Old Notes in the Exchange Offer will be deemed to constitute the delivery of Consents with respect to the Old Notes tendered.

It is expected that the supplemental indenture (the "Supplemental Indenture") to the Old Notes Indenture giving effect to the Proposed Amendments will be executed promptly following the receipt of the requisite Consents, but in no event on or prior to the later of the Consent Expiration Time and the Withdrawal Deadline (the "Consent Time"). The Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer. The Exchange Offer is conditioned upon receipt of the requisite Consents. See "The Exchange Offer and the Consent Solicitation—Proposed Amendments."

Consent Expiration Time

To be eligible to receive the Total Consideration, holders must validly tender (and not validly withdraw) their Old Notes, validly deliver (and not validly revoke) their Consents and validly vote (and not validly modify such vote) to accept the Prepackaged Plan on or prior to midnight, New York City time, on May 11, 2015, unless extended (the "Consent Expiration Time"). Holders validly tendering (and not validly withdrawing) their Old Notes, validly delivering (and not validly revoking) their Consents and validly voting (and not validly modifying such vote) to accept the Prepackaged Plan after the Consent Expiration Time will be eligible to receive only the Exchange Consideration, namely the Total Consideration less the Consent Payment.

Expiration Date	The Exchange Offer will expire at midnight, New York City time, on May 11, 2015, unless extended.
Withdrawal Rights

Tenders may be withdrawn on or prior to midnight, New York City time, on May 11, 2015 unless extended (such time and date, as the same may be extended, the "Withdrawal Deadline"). Holders may withdraw tendered Old Notes on or prior to the Withdrawal Deadline, but holders may not withdraw tendered Old Notes after such deadline. A withdrawal of tendered Old Notes will be deemed revocation of the related Consent. In order for a holder that has delivered a Consent and tendered Old Notes to revoke a Consent, such holder must withdraw the related tender of Old Notes.

Procedures for withdrawal of tenders and revocation of Consents are described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan."
Settlement Date

Subject to the terms and conditions of the Exchange Offer, the Settlement Date for the exchange will be as soon after the Expiration Date as practicable, but not, in any event, later than on the third business day following the Expiration Date, provided, however, that if the Prepackaged Plan is consummated, the issuance and delivery of the New Notes will be governed by the Prepackaged Plan.

The New Notes	For a description of the terms of the New Notes, see "—Summary of New Notes" and "Description of New Notes."

Accrued and Unpaid Interest

If Old Notes are validly tendered by a holder (and not validly withdrawn) and accepted by Colt for exchange pursuant to the Exchange Offer, such holder will be entitled to receive accrued and unpaid interest on such Old Notes up to, but not including, the Settlement Date in the form of New Notes in the following amounts: per $1,000 of accrued and unpaid interest on their accepted Old Notes, holders will receive $300 in principal amount of New Notes and the total principal amount of such New Notes will be rounded down to the nearest $1,000 principal amount of such New Notes. Such amount will be in addition to the Exchange Consideration or Total Consideration that such holder would receive in the Exchange Offer and the Consent Solicitation, as applicable.

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation are conditioned on (a) the Minimum Tender Condition and (b)  obtaining (i) the Current Asset Credit Facility Consent, and (ii) the Senior Secured Term Loan Consent. Completion of the Exchange Offer and the Consent Solicitation are also subject to the satisfaction or waiver of a number of additional conditions. See "The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation." In addition, Colt has the right to terminate or withdraw the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any of the conditions described under the "The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation" are not satisfied and such conditions are not waived by Colt.

If the conditions of the Exchange Offer and the Consent Solicitation are not satisfied and such conditions are not waived, Colt may not consummate the Exchange Offer and, if the Minimum Reorganization Condition is satisfied, may file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Prepackaged Plan such that holders of Old Notes would receive the treatment described in the Prepackaged Plan. Even if the conditions to the Exchange Offer and the Consent Solicitation are met, Colt may terminate or withdraw the Exchange Offer and the Consent Solicitation at any time and for any reason and may file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Prepackaged Plan or an alternative plan of reorganization. See "The Prepackaged Plan."

Transfer Restrictions

The New Notes will not be registered under the Securities Act or any state securities laws and will therefore be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom. See "Notice to Investors."

Procedure for Tenders and Delivery of Consents

If a holder wishes to participate in the Exchange Offer and the Consent Solicitation, and such holder's Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, such holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Old Notes and deliver the related Consents on such holder's behalf. Custodial entities that are participants in The Depository Trust Company ("DTC") must tender Old Notes and deliver Consents through DTC's Automated Tender Offer Program, known as "ATOP," by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Consent and Letter of Transmittal. A Consent and Letter of Transmittal need not accompany tenders effected through ATOP.

Colt believes that the Old Notes are currently represented by a global note deposited with a common depository at DTC and therefore eligible to be tendered through ATOP. If delivery of Old Notes is not being made through ATOP, each holder tendering Old Notes registered in such holder's name must complete, sign and date the accompanying Consent and Letter of Transmittal according to the instructions contained in this Offer to Exchange and the Consent and Letter of Transmittal. The holder must also deliver the Consent and Letter of Transmittal, together with the Old Notes, and any other required documents to the Exchange Agent at one of the addresses set forth on the front cover of the Consent and Letter of Transmittal. For further information, see "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan" and the Consent and Letter of Transmittal.

A holder who tenders its Old Notes pursuant to the Exchange Offer is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of Old Notes tendered by such holder. A holder who tenders its Old Notes pursuant to the Exchange Offer must also vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid. Such holder, if tendering Old Notes through ATOP, must also deliver the Beneficial Ballot to its nominee to vote to accept the Prepackaged Plan or, if tender of Old Notes is not being made through ATOP, submit the Beneficial Ballot to accept the Prepackaged Plan to the Voting Agent.

Withdrawal of Tenders/Revocation of Consents

A holder may withdraw the tender of such holder's Old Notes and thereby revoke the related Consents on or prior to the Withdrawal Deadline by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or upon compliance with the other procedures described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Exchange Offer and Consent Solicitation." A holder must also follow the procedures described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Prepackaged Plan" to modify its vote to accept the Prepackaged Plan. Any Old Notes tendered and Consents delivered on or prior to the Withdrawal Deadline that are not withdrawn or revoked, as applicable, on or prior to the Withdrawal Deadline may not be withdrawn or revoked, as applicable, after the Withdrawal Deadline, and Old Notes validly tendered and Consents delivered after the Withdrawal Deadline may not be withdrawn or revoked, as applicable, as further described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Exchange Offer and Consent Solicitation." A validly revoked Consent will be deemed to be a validly withdrawn tender of the related Old Notes.

Consequences of Failure to Tender	For a description of the consequences of failing to tender your Old Notes pursuant to the Exchange Offer, see "Risk Factors—Risks to Holders of Non-Tendered Old Notes."

Amendment and Termination

Colt has the right to terminate or withdraw, in its sole discretion, the Exchange Offer and the Consent Solicitation at any time and for any reason, including if the conditions to the Exchange Offer and the Consent Solicitation are not met by the Expiration Date. Colt reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer or the Consent Solicitation on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer or the Consent Solicitation. In the event that the Exchange Offer or the Consent Solicitation are terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have validly tendered their Old Notes pursuant to the Exchange Offer. In any such event, the Old Notes previously tendered (and not withdrawn) pursuant to the Exchange Offer will be promptly returned to the tendering holders, any executed supplemental indentures will not become operative with respect to any Old Notes and the related Consents will be deemed voided. See "The Exchange Offer and the Consent Solicitation—Terms of the Exchange Offer and the Consent Solicitation—Extension, Termination or Amendment." In no event will the expiration or termination of the Exchange Offer, the Consent Solicitation or the failure by Colt to accept any Old Notes tendered in the Exchange Offer affect the validity of votes to accept the Prepackaged Plan.

Use of Proceeds	Colt will not receive any cash proceeds after giving effect to the Exchange Offer and the Consent Solicitation.
Taxation	For a discussion of certain U.S. federal income tax consequences of the Exchange Offer, see "Certain U.S. Federal Income Tax Considerations."
Information Agent and Exchange Agent	KCC
Risk Factors

See "Risk Factors" and the other information included in and incorporated by reference in this Offer to Exchange and Disclosure Statement for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer and the Consent Solicitation.

 Summary of the Prepackaged Plan

        If we for any reason determine that it would be more advantageous or expeditious, we may seek to restructure by filing voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and seek Bankruptcy Court approval of the proposed restructuring through confirmation of the Prepackaged Plan.

        To facilitate Bankruptcy Court approval of the Prepackaged Plan in the event we elect to commence cases under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases"), we are soliciting acceptances to the Prepackaged Plan from holders of Old Notes that may be used if we determine that seeking Chapter 11 relief is appropriate. The Prepackaged Plan, if approved, would result in holders of Old Notes and other claimants and equityholders receiving the treatment set forth below, which differs in certain respects from the consideration provided by the Exchange Offer. If you do not tender your Old Notes in the Exchange Offer and you vote against, or take no action with respect to, the Prepackaged Plan, we may not be able to consummate the Exchange Offer or the Prepackaged Plan.

        For purposes of this Summary of the Prepackaged Plan, all capitalized terms used but not otherwise defined herein have the meanings provided in the Prepackaged Plan. This summary does not include all of the terms provided under the Prepackaged Plan. You should review the description of the plan under "The Prepackaged Plan" and the Prepackaged Plan attached hereto as Appendix A in its entirety for a full description of terms and treatment. In the event of any inconsistencies between this summary and the Prepackaged Plan, the Prepackaged Plan will control.

        WE HAVE NOT MADE ANY DECISION AT THIS TIME TO COMMENCE ANY CHAPTER 11 CASES AND RESERVE ALL OF OUR RIGHTS TO PURSUE ANY AND ALL OF OUR STRATEGIC ALTERNATIVES IN THE EVENT THE EXCHANGE OFFER AND THE CONSENT SOLICITATION IS NOT CONSUMMATED.

Debtors	In the event we elect to commence Chapter 11 Cases, the debtors would include Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.[1] (collectively, the "Debtors").
DIP Financing

Prior to the Petition Date, the Debtors will reach an agreement on a DIP Credit Agreement, which shall provide for, among other things, no more than $15,000,000 principal amount of new money term loans, up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under the Current Asset Credit Agreement and the Term Credit Agreement and shall contain other material terms and conditions no less favorable to holders of the Old Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet attached as Exhibit A to the Prepackaged Plan. No agreement regarding debtor-in-possession financing has been reached as of the date of this Offer to Exchange and Disclosure Statement

1
As part of the Corporate Reorganization discussed above, Colt International Coöperatief U.A. will be liquidated. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of claims and interests under the Plan

Unimpaired Classes of Claims and Interests	Claims held by certain of our creditors would not be impaired under the Prepackaged Plan. With the exception of Senior Notes Claims discussed below, all creditors of the Debtors will have their claims either reinstated or paid in full in cash under the Prepackaged Plan. All equity interests in the Parent and Debtor Subsidiaries will be also reinstated. These unimpaired parties will not vote on the Prepackaged Plan.
Class 5 (Senior Notes Claims)

Claims of holders of Old Notes (referred to as the Senior Notes under the Prepackaged Plan) are impaired under Section 4.5 of the Prepackaged Plan. Except to the extent a holder of Old Notes agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of their Claims, on the date that the Prepackaged Plan becomes effective (the "Effective Date") or as soon as practicable thereafter, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of 100% of the New Notes (if issued pursuant to the Prepackaged Plan, the aggregate principal amount of the New Notes will be equal to thirty percent (30%) of the aggregate amount of all outstanding principal and accrued interest on the Old Notes as of the Petition Date). The terms of the New Notes issued under the Prepackaged Plan would be identical in all respects to the New Notes offered pursuant to the Exchange Offer, except that the Consent Payment shall only be payable upon consummation of the Exchange Offer.

Releases

As of the Effective Date, the Debtor(s), certain of their creditors and equity holders, as well as all of their respective affiliates, officers, directors, partners, employees, members, managers, members of boards of managers, advisors, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals and representatives (including the Sciens Group and any other direct or indirect holders of equity interests in Colt Defense LLC) (collectively, the "Released Parties") would be released and discharged by the Debtors, their bankruptcy estate(s), and the reorganized Debtors from any and all claims and causes of action that otherwise could be asserted by the Debtors and that arise prior to the effective date of the Prepackaged Plan. Moreover, (i) each holder of a claim who votes to accept the Prepackaged Plan and (ii) each holder of a claim who (a) either votes to reject the Prepackaged Plan or abstains from voting to accept or reject the Prepackaged Plan and (b) does not check the appropriate box on such holder's timely submitted Ballot to indicate that such holder opts out of the releases shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Released Parties from any and all claims and causes of action arising prior to the effective date of the Prepackaged Plan.

Exculpation

The Released Parties shall be exculpated from any claim related to any act or omission in connection with, relating to or arising out of, among other things, our in or out of court restructuring efforts, the Chapter 11 Cases, the Prepackaged Plan (other than for willful misconduct, gross negligence, or fraud, to the extent determined by a Final Order), and upon Bankruptcy Court approval of the Prepackaged Plan shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Prepackaged Plan.

Voting on the Prepackaged Plan

In order to vote on the Prepackaged Plan, holders of Old Notes must submit the applicable form of Ballot to their respective nominees or submit the applicable form of Ballot to the Voting Agent, as applicable. Nominees of holders of Old Notes must reflect the votes of such holders' votes on the Master Ballot. The Ballot for holders of Old Notes is referred to as the "Beneficial Ballot" and the Ballot for nominees to reflect the votes of the beneficial holders of Old Notes is referred to as the "Master Ballot."

By submitting the Beneficial Ballots to their respective nominees to vote on the Prepackaged Plan, holders of Old Notes are directing their respective nominees to execute their Master Ballots on such holders' behalf that reflects their instructions with respect to the Prepackaged Plan (including each such holder's exercise or non-exercise of the right to opt out of the releases set forth in Section 10 of the Prepackaged Plan).

Holders of Old Notes who wish to vote on the Prepackaged Plan by providing voting instructions to their respective nominees must provide the appropriate instructions to their respective nominees in sufficient time to enable their respective nominees to complete the Master Ballots and deliver them to the Voting Agent by the Consent Expiration Time (if such holders are tendering their Old Notes in the Exchange Offer and wish to receive the Consent Payment if the Exchange Offer is successfully consummated) or the Voting Deadline, as applicable. For nominees to validly reflect the votes of their holders of Old Notes, nominees must send Master Ballots to the Voting Agent so as to be actually received by the Voting Agent on or prior to the Consent Expiration Time (if such holders are tendering their Old Notes in the Exchange Offer and wish to receive the Consent Payment if the Exchange Offer is successfully consummated) or the Voting Deadline, as applicable.

Holders who vote on the Prepackaged Plan may modify their votes on or prior to the Withdrawal Deadline (if participating in the Exchange Offer) or the Voting Deadline (if not participating in the Exchange Offer). A holder may not modify its vote to accept the Prepackaged Plan without also withdrawing the tender of the related Old Notes in the Exchange Offer.

The persons in whose name the Old Notes are registered at the close of business on May 11, 2015 unless modified by Colt (such date, as the same may be modified, the "Voting Record Date") are eligible to vote on the Prepackaged Plan.

Transfer Restrictions

The New Notes will not be registered under the Securities Act or any state securities laws and will therefore be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom. See "Notice to Investors."

Voting Agent	KCC

 Summary of New Notes

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this Offer to Exchange and Disclosure Statement contains more detailed descriptions of the terms and conditions of the New Notes.

Issuers of the New Notes	Colt Defense LLC and Colt Finance Corp.
Securities Offered	10.0% Junior Priority Senior Secured Notes due 2023
Maturity Date	The New Notes will mature on November 15, 2023.
Interest Payment Dates	May 15 and November 15 of each year, commencing November 15, 2015.
Interest Rate

Interest on the New Notes will accrue at the rate of 10.00% per annum in cash ("Cash Interest"), calculated based on the outstanding principal amount of the New Notes. Cash Interest will accrue from the date of issuance of the New Notes until maturity.

Subsidiary Guarantees

The New Notes will be guaranteed on a junior priority secured basis by all of Colt's existing restricted subsidiaries and each restricted subsidiary that guarantees any indebtedness of Colt Defense or any subsidiary guarantor on the date the Exchange Offer or the Prepackaged Plan is consummated, as applicable, or any time thereafter.

Security; Collateral	The New Notes and the subsidiary guarantees will be secured by junior priority security interest, subject to certain exceptions and permitted liens, on:
• substantially all of Colt's and each guarantor's tangible and intangible assets; and
• the equity interests of Colt's domestic and foreign subsidiaries.
The junior priority security interest securing the New Notes will be:

•

junior to the security interest of the holders of indebtedness under the Current Asset Credit Facility, the Senior Secured Term Loan and any future indebtedness that is pari passu with the Current Asset Credit Facility and the Senior Secured Term Loan;

• exclusive of any claim or lien on assets that is not also pledged to the lenders under the Exit Credit Agreements (as defined in the Prepackaged Plan);
• pari passu to any future indebtedness that is pari passu with the New Notes; and
• senior to the security interest of the holders of Old Notes outstanding following the consummation of the Exchange Offer or the Prepackaged Plan, as applicable.

Optional Redemption

Colt is entitled to redeem some or all of the New Notes at its option at any time on or after the Issue Date at redemption prices set forth in the "Description of New Notes," together with accrued and unpaid interest, if any, to, but not including, the date of redemption.

See "Description of New Notes—Optional redemption."
Change of Control Offer

Upon a Change of Control, Colt will be required to make an offer to purchase each holder's New Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The term "Change of Control" is defined in the "Description of New Notes."

Ranking	The New Notes and the guarantees will be:

•

effectively subordinated pursuant to the Junior Priority Lien Intercreditor Agreement to the Current Asset Credit Facility and the Senior Secured Term Loan and any future indebtedness sharing priority with the Current Asset Credit Facility and the Senior Secured Term Loan, to the extent secured by the collateral, upon enforcement against the collateral;

• effectively subordinated to all existing and future liabilities (including trade payables) of Colt's subsidiaries that are not guarantors of the New Notes;

•

equal in right of payment to all of Colt's and each guarantor's existing and future indebtedness that is not subordinated in right of payment to the New Notes (except as otherwise provided in the Junior Priority Lien Intercreditor Agreement);

• senior in right of payment to all of Colt's and each guarantor's existing and future indebtedness that is subordinated in right of payment to the New Notes; and

•

effectively senior to all of Colt's and each guarantor's existing and future indebtedness that is either secured by liens that rank junior to the liens securing the New Notes or is unsecured, to the extent of the value of the collateral, upon enforcement against the collateral.

Certain Covenants	The indenture governing the New Notes (the "New Notes Indenture") will contain covenants limiting our ability to:
• incur or guarantee additional indebtedness;
• pay dividends or distributions on, or redeem or repurchase, capital stock;
• make investments;
• issue or sell capital stock of restricted subsidiaries;
• engage in transactions with affiliates;

• incur liens;
• transfer or sell assets; and
• consolidate, merge or transfer all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions as described under "Description of New Notes—Certain covenants."
Transfer Restrictions

The New Notes and the subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Colt does not intend to register the New Notes with the Securities and Exchange Commission or list the New Notes on any securities exchange. See "Notice to Investors."

No Registration Rights	Holders of the New Notes will not have the benefit of any exchange or registration rights.

 RISK FACTORS

        In addition to the other information set forth and incorporated by reference in this Offer to Exchange and Disclosure Statement, the Consent and Letter of Transmittal and the Ballots, you should carefully consider the following risk factors before deciding to participate in the Exchange Offer and the Consent Solicitation and/or to vote on the Prepackaged Plan. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Failure to Consummate the Exchange Offer and/or the Prepackaged Plan

If the Minimum Tender Condition is not met for the Exchange Offer and we cannot implement the Exchange Offer, there nonetheless may be sufficient votes to accept the Prepackaged Plan to accomplish the Restructuring.

        The consummation of the Exchange Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition, which requires that at least 98% of the aggregate principal amount of outstanding Old Notes be validly tendered and not withdrawn in the Exchange Offer. If we are not able to complete the Exchange Offer because the Minimum Tender Condition is not met or for any other reason, but we receive acceptances in a sufficient number of and amount from holders of Old Notes to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, as an alternative to the Exchange Offer we may seek confirmation of the Prepackaged Plan in a Chapter 11 Case.

        Holders of the Old Notes comprise the only class of claims impaired by and entitled to vote on the Prepackaged Plan. An impaired class of claims is deemed to accept the Chapter 11 plan if the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the claims in such class who actually cast ballots vote to accept the plan. Accordingly, if the Prepackaged Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims against, and equity interests in, the Debtors (as defined herein) regardless of whether they voted to accept or reject the Prepackaged Plan and regardless of whether they voted at all on the Prepackaged Plan.

        Therefore, assuming the Prepackaged Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim holders can bind other claim holders to the terms of the Prepackaged Plan than are required to effect the Exchange Offer and the other transactions contemplated by the Exchange Offer.

        The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may not be satisfied and are different from those under the Exchange Offer. We cannot assure you that all requirements for confirmation and effectiveness of the Prepackaged Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have been satisfied.

If the Exchange Offer is not consummated, but we receive sufficient votes to accept the Prepackaged Plan, holders of Old Notes that did not vote to accept the Prepackaged Plan may nevertheless receive the New Notes in exchange for their Old Notes.

        If we choose to effectuate the restructuring in Bankruptcy Court through the Prepackaged Plan, all holders of the Old Notes will receive the same treatment and will be bound by the terms of the Prepackaged Plan whether or not they tendered their Old Notes in the Exchange Offer or voted to accept or reject the Prepackaged Plan on or prior to the Expiration Date or the Voting Deadline, as applicable. Under the Prepackaged Plan, holders of Old Notes will receive the New Notes. If the Prepackaged Plan is approved by the Bankruptcy Court, holders of Old Notes that did not vote to accept the Prepackaged Plan will nevertheless receive the New Notes. For the avoidance of doubt, the New Notes issued under the Prepackaged Plan would be identical to the New Notes offered in the

Exchange Offer. However, the Consent Payment will only be payable upon the successful consummation of the Exchange Offer.

        Please be advised that we are soliciting votes on the Prepackaged Plan so that the Company has the option of commencing Chapter 11 Cases. While we have not made any decision to commence Chapter 11 Cases at this time and reserve all of rights to pursue any and all strategic alternatives, we believe that Chapter 11 Cases filed with the requisite support of holders of the Old Notes for the Prepackaged Plan could be resolved expeditiously with minimal disruption to our business.

If neither the Exchange Offer nor the Prepackaged Plan is consummated, we may need to seek relief under the Bankruptcy Code without the benefit of having a plan of reorganization pre-approved by our creditors. If we seek bankruptcy relief under these circumstances, holders of Old Notes may receive consideration that is substantially less than the consideration available through the Exchange Offer or the Prepackaged Plan.

        The Restructuring, whether implemented through the Exchange Offer or the Prepackaged Plan, is a restructuring transaction that we believe will improve our consolidated balance sheet and capital structure over time by decreasing our overall amount of debt, reducing our cash interest payments, extending the maturity of certain of our debt and minimizing the business disruptions and potential customer defections by limiting uncertainty as to our viability as a going concern and the period of time during which we are subject to such uncertainty. We believe that restructuring through the Exchange Offer or the Prepackaged Plan is critical to providing the Company the flexibility to implement efficient operational restructuring initiatives. If we do not consummate the Exchange Offer or the Prepackaged Plan for any reason, we may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by our creditors.

        We believe that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially and adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders and subject us to other direct and indirect adverse consequences. For example:

  •
  our government customers could seek to reduce their orders or terminate their relationships with us, which could result in significant harm to our ongoing financial condition;

  •
  employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

  •
  it may become more difficult to retain, attract or replace key employees;

  •
  lenders and other partners could seek to terminate their relationships with us, require financial assurances or enhanced performance, or refuse to provide credit on the same terms as they provided prior to the reorganization cases;

  •
  if the Prepackaged Plan is not approved, we could be forced to operate in bankruptcy for an extended period of time while we try to develop a confirmable reorganization plan;

  •
  we may not be able to obtain debtor-in-possession financing or use of cash collateral to sustain operations during the Chapter 11 Cases which may lead us to liquidate under Chapter 7 of the Bankruptcy Code;

  •
  if we were not able to confirm and implement a plan of reorganization we may be forced to liquidate under Chapter 7 of the Bankruptcy Code; and

  •
  any distributions to you that you may receive in respect of the Old Notes under a liquidation or under protracted Chapter 11 Cases would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay.

        Furthermore, the unsecured nature of claims of the Old Notes could materially and adversely affect the value of a holder's Old Notes in the event of our bankruptcy, liquidation or insolvency, other than in connection with the Prepackaged Plan, the extent of such holder's recovery. In the event of our bankruptcy, liquidation or insolvency, other than in connection with the Prepackaged Plan, the proceeds from any collateral sales will be applied first to satisfy our outstanding secured indebtedness, and there would be fewer assets remaining, if any, from which the claims of the holders of Old Notes could be satisfied. Accordingly, if you do not tender your Old Notes and if you vote to reject the Prepackaged Plan, you may receive less value for the Old Notes in the event of a future bankruptcy, liquidation or insolvency, other than in connection with the Prepackaged Plan, than you would receive under the Exchange Offer or the Prepackaged Plan.

If the Restructuring is not consummated in a timely manner, an event of default under the Old Notes Indenture may occur, which could result in the acceleration of the obligations thereunder and other adverse consequences.

        We believe that restructuring through the Exchange Offer or the Prepackaged Plan is critical to providing us the flexibility to implement efficient operational restructuring initiatives. If the Restructuring is not consummated on or before June 14, 2015 and Colt is not otherwise able to meet its obligation to pay interest on the Old Notes when due on May 15, 2015, an event of default under the Old Notes Indenture would occur. Upon an event of default under the Old Notes Indenture, the Trustee or the holders of at least 25% in principal amount of the outstanding Old Notes by notice to the Trustee may declare the amounts that we owe under the Old Notes Indenture to be immediately due and payable. If this were to occur, we would face an immediate liquidity crisis, and we likely would need to file for bankruptcy without the benefit of a plan of reorganization that has been agreed to or voted on by creditors. An event of default under the Old Notes Indenture also will trigger adverse consequences in connection with our other agreements.

Risks to Holders of Non-Tendered Old Notes

        The following risk factors specifically apply to the extent a holder of Old Notes elects not to participate in the Exchange Offer and the Exchange Offer is consummated. For purposes of the following risk factors, we have not assumed any minimum level of participation in the Exchange Offer. There are additional risks attendant to investing in the New Notes that you should review whether or not you elect to tender your Old Notes. Such additional risks are described elsewhere in this risk factors section under the headings: "—Risks Related to the Exchange Offer," "—Risks Related to the Prepackaged Plan," "—Risks Related to the New Notes," "—Risks Related to Our Indebtedness" and "—Risks Related to Our Business."

If Colt consummates the Exchange Offer with respect to the Old Notes, in the event of a bankruptcy, liquidation or insolvency, there would be fewer assets remaining from which the claims of any remaining Old Notes could be satisfied.

        The subordinated and unsecured nature of claims of the non-tendered Old Notes could materially and adversely affect the value of a holder's non-tendered Old Notes in the event of our bankruptcy, liquidation or insolvency, the extent of such holder's recovery. The obligations under the Current Asset Credit Facility, the Senior Secured Term Loan and the New Notes are secured by liens on substantially all of Colt's assets. In the event of Colt's bankruptcy, liquidation or insolvency, the proceeds from any collateral sales will be applied first to satisfy Colt's secured indebtedness, and there would be fewer assets remaining, if any, from which the claims of the holders of Old Notes could be satisfied.

If Colt consummates the Consent Solicitation and the Proposed Amendments become operative, holders of Old Notes will no longer benefit from the protections provided by substantially all of the existing restrictive covenants, certain events of default and other provisions.

        With respect to the Old Notes, if the Proposed Amendments become operative, the Old Notes that are not tendered and accepted pursuant to the Exchange Offer will remain outstanding immediately following the completion of the Exchange Offer and will be subject to the terms of the Old Notes Indenture as modified by the Supplemental Indenture. Among other things, as a result of the adoption of the Proposed Amendments with respect to the Old Notes, substantially all of the restrictive covenants and certain events of default contained in the Old Notes Indenture and the Old Notes will be eliminated, covenants regarding mergers and consolidations will be modified, and certain other provisions, including, in some cases, certain provisions relating to defeasance, contained in the Old Notes Indenture and the Old Notes will be modified or eliminated. Following the adoption and implementation of the Proposed Amendments, holders of Old Notes not tendered will no longer be entitled to the benefits of such covenants, events of default and other provisions. The elimination of these covenants, events of default and other provisions will permit Colt and its subsidiaries to take certain actions previously prohibited that could increase the credit risks with respect to Colt, as well as adversely affect the market price and credit rating of the remaining Old Notes.

Upon consummation of the Exchange Offer, liquidity of the market for outstanding Old Notes will likely be reduced, and market prices for outstanding Old Notes may decline as a result.

        To the extent the Exchange Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced. A reduction in the amount of outstanding Old Notes will likely adversely affect the liquidity of the non-tendered Old Notes. An issue of securities with a smaller outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price of Old Notes that are not tendered may be adversely affected. A reduced float may also make the trading prices of any Old Notes that are not exchanged more volatile. If a significant portion of the Old Notes participate in the Exchange Offer, then a significantly reduced aggregate principal amount of the Old Notes will remain outstanding following the consummation of the Exchange Offer, and a much smaller principal amount of the Old Notes will control decisions with respect to such Old Notes than is currently the case, including with respect to amendments, waivers, requests to accelerate upon an event of default, among others.

We cannot assure holders of Old Notes that existing rating agency ratings for the Old Notes will be maintained.

        We cannot assure holders of Old Notes that as a result of the Exchange Offer or otherwise, one or more rating agencies, including S&P or Moody's, would not take action to downgrade or negatively comment upon their respective ratings on the Old Notes. Any downgrade or negative comment would likely adversely affect the market price of the Old Notes.

Holders of Old Notes should not expect Colt Finance Corp. to participate in making payments on the Old Notes.

        Colt Finance is a wholly owned subsidiary of Colt Defense that was incorporated to accommodate the issuance of the Old Notes by Colt Defense. Colt Finance will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the Old Notes. Holders of Old Notes should not expect Colt Finance to participate in servicing any of the obligations on the Old Notes.

Risks Related to the Exchange Offer

The exchange ratio for the Exchange Offer does not reflect any independent valuation of the Old Notes or the New Notes.

        We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of Old Notes and New Notes. If you tender your Old Notes, you may or may not receive more or as much value than if you choose to keep them.

The Exchange Offer and the Consent Solicitation may be cancelled or delayed.

        Colt has the right to terminate or withdraw at its sole discretion the Exchange Offer and the Consent Solicitation at any time and for any reason, including failure to satisfy any condition to the Exchange Offer. Even if the Exchange Offer is consummated, it may not be consummated on the schedule described in this Offer to Exchange. Accordingly, participating holders in the Exchange Offer may have to wait longer than expected to receive their New Notes during which time such holders will not be able to effect transfers or sales of their Old Notes tendered pursuant to the Exchange Offer or their New Notes.

The issuance of New Notes and the guarantees in the Exchange Offer could be wholly or partially voided as a preferential transfer by a Bankruptcy Court.

        If we become the subject of a bankruptcy proceeding within 90 days after we consummate the Exchange Offer (or, with respect to any "insiders" (as defined in Section 101 of the Bankruptcy Code) who are holders of New Notes, within one year after consummation of the Exchange Offer), a bankruptcy court could find that the issuance of the New Notes involved a preferential transfer if it determines that:

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  Colt was "insolvent" (as defined in Section 101(31) of the Bankruptcy Code) on the date the Exchange Offer was consummated (Section 547 of the Bankruptcy Code creates a rebuttable presumption that a debtor was insolvent during the 90 days prior to the petition date); and

  •
  holders of the New Notes, by virtue of issuance of the New Notes, received more under the Exchange Offer than they would have received in a case under Chapter 7 of the Bankruptcy Code had the Exchange Offer not been consummated.

        If the issuance of the New Notes is deemed to be a preferential transfer and not subject to any of the defenses available under the Bankruptcy Code, the value of any consideration received in connection with the New Notes could be subject to recovery from holders of the New Notes (and possibly subsequent transferees of such notes) for the benefit of the bankruptcy estate. In the event the New Notes are avoided and recovered as a preferential transfer under the Bankruptcy Code, the holders of New Notes would be returned to the same position as holders of the Old Notes that elected not to participate in the Exchange Offer.

Federal and state fraudulent transfer laws permit a court to void the New Notes issued in the Exchange Offer and the related guarantees and, if that occurs, you may not receive any payments on the New Notes.

        The issuance of the New Notes in the Exchange Offer, in addition to the security interests and guarantees related to the New Notes, may, at some point in the future, be subject to avoidance under the fraudulent transfer provisions of the Bankruptcy Code or applicable state fraudulent transfer and conveyance statutes. While the aspects of a fraudulent transfer claim are not identical under the Bankruptcy Code and applicable state statutes, a court generally may void, subordinate or otherwise decline to enforce the New Notes or the related security interests and guarantees if it found that when Colt issued the New Notes or the guarantors issued the guarantees (or in some states when payments became due under the New Notes or the guarantees thereof), Colt or the guarantors received less than reasonably equivalent value or fair consideration and either:

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was left with unreasonably small capital to conduct its business; or

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  believed or reasonably should have believed that it would incur debts beyond its ability to pay debts as they matured.

        The court might also void an issuance of the New Notes or a related guarantee by a guarantor, without regard to the above factors, if the court found that Colt issued the New Notes or the applicable guarantor made its guarantee with actual intent to hinder, delay or defraud its creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Colt or a subsidiary guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We cannot assure you as to what standard a court would apply in making these determinations or whether a court would determine that Colt or a subsidiary guarantor is insolvent or otherwise inadequately capitalized for purposes of fraudulent transfer laws.

If a bankruptcy petition were filed by or against Colt or the guarantors, holders of the New Notes issued in the Exchange Offer may have their claims allowed in a lesser amount than the face amount of their claims under the New Notes Indenture.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the consummation of the Exchange Offer, the allowed claim of any holder of the New Notes issued in the Exchange Offer may be limited to an amount equal to the sum of:

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  the original issue price for the New Notes; and

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  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of Section 502(b)(2) of the Bankruptcy Code.

        Bankruptcy courts have not developed a uniform method for determining the original issue price of new notes in an exchange offer. Rather, the facts and circumstances of the particular issuance appear to dictate how the original issue price of new notes is determined. Measures of the original issue price of new notes in an exchange offer have included the fair market value of the notes being exchanged (i.e., old notes) at the time of the exchange and the selling price of new notes on their first day of trading.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the New Notes under these circumstances may have their claims allowed in a lesser amount than the face amount of their claims would be under the terms of the New Notes Indenture, even if sufficient funds are available to pay such holders the unamortized portion of any original issue discount as of the bankruptcy filing.

The tax treatment of the exchange of Old Notes for New Notes is unclear if the Corporate Reorganization is completed.

        If the Corporate Reorganization is not completed, the exchange of Old Notes for New Notes pursuant to either the Exchange Offer or the Prepackaged Plan will be a fully taxable transaction in which gain or loss will be recognized by the participating holder. However, if the Corporate Reorganization is completed such that all of the equity of Colt Defense is owned by a single corporation at the time of the Exchange Offer or the Prepackage Plan is consummated, it is possible that the exchange in either case may be treated as a tax-free recapitalization under the Internal Revenue Code, in which neither gain nor loss would be recognized by a participating holder. See, "Certain U.S. Federal Income Tax Considerations."

Risks Related to the Prepackaged Plan

The Prepackaged Plan may have a material adverse effect on our operations.

        Please be advised that we are soliciting votes on the Prepackaged Plan so that the Company has the option of commencing Chapter 11 Cases. While we have not made any decision to commence Chapter 11 Cases at this time and reserve all of rights to pursue any and all strategic alternatives, we believe that Chapter 11 Cases filed with the requisite support of Holders of the Old Notes for the Prepackaged Plan could be resolved expeditiously with minimal disruption to our business. Indeed, upon a commencement of the Chapter 11 Cases, we would attempt to convey the benefits of the Prepackaged Plan and the Chapter 11 Cases to our existing and potential customers, employees, partners and other stakeholders. As noted above, we believe that consummation of the Prepackaged Plan would improve our consolidated balance sheet and capital structure over time by decreasing our overall amount of debt, reducing our cash interest payments, extending the maturity of certain of our debt, and minimizing the business disruptions and potential customer defections by limiting uncertainty as to our viability as a going concern and the period of time during which the we are subject to such uncertainty. However, solicitation of acceptances of the Prepackaged Plan and any subsequent commencement of Chapter 11 Cases could adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders and subject us to other direct and indirect adverse consequences. For example:

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  employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

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  it may become more difficult to retain, attract or replace key employees; and

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  if we were not able to confirm and implement a plan of reorganization, or if sufficient post-petition financing were not available, we may be forced to liquidate under Chapter 7 of the Bankruptcy Code.

        In addition, these factors could adversely affect our ability to obtain confirmation of the Prepackaged Plan. See "—The Bankruptcy Court may not confirm the Prepackaged Plan or may require us to re-solicit votes with respect to the Prepackaged Plan."

We cannot predict the amount of time that we would spend in bankruptcy for the purpose of implementing the Prepackaged Plan, and a lengthy bankruptcy proceeding could disrupt our business.

        If the Prepackaged Plan is not confirmed on a timely basis because of a challenge to the Prepackaged Plan or does not become effective because of a failure to satisfy the conditions to the effectiveness of the Prepackaged Plan, we may be forced to operate in bankruptcy for an extended period while attempting to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the disruption to our business operations. In addition, in a protracted bankruptcy case, a party in interest may seek confirmation of an alternative, competing plan that may propose different and materially less advantageous treatment of holders of Old Notes and other parties in interest. Finally, there is no guarantee that we can secure a debtor financing necessary to conduct a protracted bankruptcy.

Our business may be negatively affected if we are unable to assume our executory contracts.

        The Prepackaged Plan provides for the assumption of certain executory contracts and unexpired leases under Section 365 of the Bankruptcy Code. Our intention is to preserve as much of the benefit of our existing contracts and leases as possible. However, some limited classes of executory contracts may not be assumed in this way, including licenses with respect to patents, trademarks, copyrights, or other intellectual property and contracts with government entities. In these cases, we would need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent either would be forthcoming or that conditions would not be attached to any such consent that makes assuming the contracts unattractive. We then would be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

We may not be successful in obtaining first day orders to permit ordinary course of business payments.

        We intend to address potential concerns of our customers, trade creditors, our existing managing member's employees (and the employees of our other affiliates), and other key parties in interest that might arise from the filing of the Prepackaged Plan. Alternatively, we may, in our sole discretion, move, in the case of those key vendors who have agreed to continue to extend business terms to us during and after the commencement of the bankruptcy proceedings, to provide for the payments of prepetition accounts payable. However, there can be no guarantee that the Bankruptcy Court will enter such court orders or that we would be successful in obtaining any other necessary approvals for such arrangements or that such arrangements will be approved for every party in interest that we may seek to treat in this manner, and as a result our business and access to credit, supplies, materials or services might suffer.

The Bankruptcy Court may not confirm the Prepackaged Plan or may require us to re-solicit votes with respect to the Prepackaged Plan.

        We cannot assure you that the Prepackaged Plan, if filed, will be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is "feasible," that all claims and interests have been classified in compliance with the provisions of Section 1122 of the Bankruptcy Code, and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have been met with respect to the Prepackaged Plan.

        If the Prepackaged Plan is filed, there can be no assurance that modifications to such plan would not be required for confirmation, or that such modifications would not require a re-solicitation of votes on the Prepackaged Plan.

        Moreover, the Bankruptcy Court could determine that our disclosures made in this document are inadequate and that the votes in favor of the Prepackaged Plan do not count. We then would be required to recommence the solicitation process, which would include re-filing a plan of reorganization and disclosure statement. This process would involve additional delay of at least 60 days or more before the Prepackaged Plan could be confirmed and consummated.

        If the Prepackaged Plan is not confirmed, our reorganization cases may be converted into cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. As discussed in the liquidation analysis contained in Appendix B, we believe that a liquidation under Chapter 7 of the Bankruptcy Code would result in little or no recovery for holders of unsecured claims, including the Old Notes.

The amount of New Notes to be provided to Old Note holders in the Prepackaged Plan does not reflect any independent valuation of the Old Notes or the New Notes.

        We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of Old Notes and New Notes.

If we commence Chapter 11 Cases, other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable to certain of our constituencies than the Prepackaged Plan.

        If we commence Chapter 11 Cases to confirm the Prepackaged Plan, other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated for cause upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

The Bankruptcy Court may find the solicitation of acceptances inadequate.

        Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a Chapter 11 Case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 Case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 30l8(b). The Federal Rules of Bankruptcy Procedure are referred to as the "Bankruptcy Rules." Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

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  the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

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  the time prescribed for voting is not unreasonably short; and

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  the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

        Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan of reorganization. With regard to solicitation of votes prior to the commencement of bankruptcy cases, if the Bankruptcy Court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Prepackaged Plan could not be confirmed without a re-solicitation of votes to accept or reject the Prepackaged Plan. While we believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Even if all classes of claims that are entitled to vote accept the Prepackaged Plan, we may fail to meet all conditions precedent to effectiveness of the Prepackaged Plan, and the Prepackaged Plan may not become effective.

        The confirmation and effectiveness of the Prepackaged Plan are subject to certain conditions that may or may not be satisfied. We cannot assure you that all requirements for confirmation and effectiveness required under the Prepackaged Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Prepackaged Plan have been satisfied. See "The Prepackaged Plan—Plan Confirmation Requirements."

        If the conditions precedent to the effective date have not occurred, the confirmation of the Prepackaged Plan could be denied. If this occurs, it may be necessary to file for bankruptcy protection without the benefit of an agreed Prepackaged Plan, which may require significant and accelerated asset liquidations or result in our liquidation. It is likely that holders of Old Notes would receive less consideration for their Old Notes in this situation than they would receive pursuant to the Prepackaged Plan.

We may be unable to obtain adequate debtor-in-possession financing or authority to use cash collateral during the pendency of the bankruptcy proceeding.

        We intend to finance the Chapter 11 Cases, in part, through debtor-in-possession financing on terms no less favorable to the Debtors, holders of the Old Notes, and other parties in interest than the terms set forth in the DIP and Exit Term Sheet attached as Exhibit A to the Prepackaged Plan (the "DIP and Exit Term Sheet"). However, no agreement had been reached with respect to debtor-in-possession financing and the Current Asset Credit Facility lenders and Senior Secured Term Loan lenders have not committed to provide debtor-in-possession financing on the terms set forth in the DIP and Exit Term Sheet. There can be no assurances that we can obtain debtor-in-possession financing on such terms.

        In the event the Debtors are able to obtain debtor-in-possession financing on terms no less favorable to the Debtors, holders of the Old Notes, and other parties in interest than the terms set forth in the DIP and Exit Term Sheet, the Debtors intend to request that the Bankruptcy Court approve such debtor-in-possession financing and the use of cash collateral to fund the prepackaged Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve such financing arrangements or the use of cash collateral on the terms requested. Moreover, if the prepackaged Chapter 11 Cases take longer than expected to conclude, we may exhaust our financing and/or available cash collateral. There is no assurance that we will be able to obtain additional financing or an extension of the right to use cash collateral. In such case, the liquidity necessary for the orderly functioning of our businesses may be impaired materially.

We may be unable to obtain adequate exit financing.

        We intend to finance repayment of any debtor-in-possession financing and any amounts outstanding under the Current Asset Credit Facility and Senior Secured Term Loan not otherwise rolled-up as part of any debtor-in-possession financing through exit financing on terms no less favorable to the Debtors, holders of the Old Notes, and other parties in interest than the terms set forth in the DIP and Exit Term Sheet. However, no agreement had been reached with respect to exit financing and the Current Asset Credit Facility lenders and Term Loan lenders have not committed to provide exit financing on the terms set forth in the DIP and Exit Term Sheet. There can be no assurances that we can obtain exit financing on such terms.

We may seek to amend, waive, modify or withdraw the Prepackaged Plan at any time prior to the confirmation of the Prepackaged Plan.

        We reserve the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of Section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and applicable law, to amend the terms of the Prepackaged Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the Prepackaged Plan. The potential impact of any such amendment or waiver on the holders of claims and interests cannot presently be foreseen but may include a change in the economic impact of the Prepackaged Plan on some or all of the proposed classes or a change in the relative rights of such classes. All holders of claims and interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to confirmation of the Prepackaged Plan, we seek to modify the Prepackaged Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders accepting claims and interests or is otherwise permitted by the Bankruptcy Code.

Risks Related to the New Notes

        The following risks specifically apply only to holders of New Notes issued in the Exchange Offer or pursuant to the Prepackaged Plan and should be considered, along with other risk factors. There are additional risk factors attendant to being an investor in our Indebtedness whether or not you elect to tender your Old Notes in the Exchange Offer. These risks are described elsewhere in this "Risk Factors" section under the headings "—Risks Related to Our Indebtedness" and "—Risks Related to Our Business."

To the extent that a holder of Old Notes exchanges Old Notes for New Notes with a later maturity, such holder may increase its risk that Colt will be unable to repay (or refinance) the New Notes when they mature.

        Holders are being offered New Notes with a later maturity than the Old Notes they presently hold. Holders who tender their Old Notes and whose tender is accepted for exchange will be exposed to the risk of nonpayment on the New Notes they hold for a longer period of time than non-tendering holders. For instance, following the maturity date of the Old Notes (2017), but prior to the maturity date of the New Notes (2023), either Colt Defense and/or Colt Finance may become subject to bankruptcy or similar proceedings. If so, holders of Old Notes who opted not to participate in the Exchange Offer may have been paid in full and there is a risk that the holders of Old Notes who did opt to participate in the Exchange Offer would not be paid in full.

The rights of holders of New Notes to the collateral will be governed, and materially limited, by the Junior Priority Lien Intercreditor Agreement.

        The rights of holders of New Notes to the collateral will be governed, and materially limited, by the Junior Priority Lien Intercreditor Agreement that the Issuers and Subsidiary Guarantors intend to enter into with the Current Asset Agent, the Term Agent and the trustee. Pursuant to the terms of the Junior Priority Lien Intercreditor Agreement, the holders of indebtedness under the Current Asset Credit Facility and the Senior Secured Term Loan and any other Senior Lien Obligations, which are secured on a senior priority basis, will control substantially all matters related to the collateral. Under the Junior Priority Lien Intercreditor Agreement, at any time that the indebtedness secured on a senior priority basis remains outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings) will be at the direction of the holders of such indebtedness. Under such circumstances, the trustee and the collateral agent on behalf of the holders of the New Notes will not have the ability to control or direct such actions, even if the rights of the holders of New Notes are adversely affected. The liens securing the New Notes will be subordinated to the liens securing the Senior Lien Obligations, including the Current Asset Credit Facility and the Senior Secured Term Loan.

        Furthermore, because the holders of the Senior Lien Obligations, including the lenders under the Current Asset Credit Facility or the Senior Secured Term Loan will control the disposition of the collateral securing the Senior Lien Obligations and the New Notes, if there were an event of default under the New Notes, the holders of the Senior Lien Obligations, including the lenders under the Current Asset Credit Facility or the Senior Secured Term Loan could decide not to proceed against the collateral, regardless of whether or not there is a default under the Senior Lien Obligations, including the Current Asset Credit Facility or the Senior Secured Term Loan. You may request a copy of any of the security and collateral documents governing the New Notes, including the Junior Priority Lien Intercreditor Agreement. Please refer to "Where You Can Find More Information and Incorporation by Reference."

The value of the collateral securing our secured indebtedness, including the New Notes, may not be sufficient to entitle holders to payment of post-petition interest.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against Colt Defense or Colt Finance or a subsidiary guarantor, holders of the New Notes may not be entitled to post-petition interest under the Bankruptcy Code. The Junior Priority Lien Intercreditor Agreement will require that any proceeds from the collateral securing the New Notes be applied first to obligations owed to lenders under the Current Asset Credit Facility, the Senior Secured Term Loan, any other Senior Lien Obligations and any debtor-in-possession financing until they have been discharged in full. After those obligations have been paid in full, such proceeds can be distributed to holders of the New Notes and holders of indebtedness that is pari passu with the New Notes.

        Accordingly, holders of the New Notes will be entitled to post-petition interest under the Bankruptcy Code only if and to the extent that the value of the collateral securing the New Notes and any other indebtedness that is secured by equal and ratable liens on such collateral is greater than the aggregate pre-bankruptcy claims of such secured parties plus the claims of the lenders under the Current Asset Credit Facility, the lenders under Senior Secured Term Loan and the holders of other Senior Lien Obligations, and any debtor-in-possession financing. Holders of the New Notes that have a security interest in collateral with a value equal or less than the aggregate claims securing the Current Asset Credit Facility, the Senior Secured Term Loan, the New Notes and other Senior Lien Obligations or the New Notes on such collateral will not be entitled to post-petition interest under the Bankruptcy Code.

        In addition, holders of the New Notes may be deemed to have unsecured claims if our obligations in respect of the New Notes exceed the value of the shared collateral as determined under the Bankruptcy Code after satisfaction of our indebtedness in order of priority.

        If any payments of post-petition interest were made at the time of such a finding of under collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the New Notes (or could result in disgorgement). No appraisals of the collateral have been prepared and the value of the interest of the collateral trustees under the New Notes in the collateral may not equal or exceed the principal amount of the total indebtedness secured by such shared collateral. We cannot assure you that there will be sufficient collateral to satisfy our and the subsidiary guarantors' obligations under the New Notes (or that post-petition interest will accrue on such claims).

The rights of holders of New Notes to the collateral securing the New Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New Notes may not be perfected with respect to the claims of the New Notes if the collateral agents are not able to take the actions necessary to perfect any of these liens on or prior to the date of the New Notes Indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. Colt and the subsidiary guarantors will have limited obligations to perfect the security interest of the holders of New Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the New Notes will monitor, or that Colt will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agents for the New Notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

        In addition, the security interests of the collateral agents for the New Notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets.

Certain collateral securing the New Notes may not be in place at the time of the issuance of such New Notes, and any unresolved issues in connection with the pledging of such collateral may impact the value of the collateral.

        Certain collateral intended to secure the New Notes, including pursuant to mortgages and other security documents, may not be in place on the date of the New Notes Indenture. If such collateral is not secured as of such date, we will be required to put such collateral in place pursuant to the relevant mortgages or security documents within 90 days following the issuance of the New Notes. If we are unable to execute any such mortgages or security agreements, the overall value of the collateral securing the New Notes and the guarantees will be reduced. Delivery of mortgages and other security documents after the issue date of the New Notes increases the risk that the liens on such collateral in favor of the trustees under such New Notes and the holders of such New Notes could be avoidable in bankruptcy.

Remedies available to the collateral agents under the New Notes may be limited by state law.

        Several states have laws that prohibit more than one "judicial action" or "one form of action" to enforce a mortgage obligation, and some courts have construed the term "judicial action" broadly. In addition, the collateral agents under the Current Asset Credit Facility, the Senior Secured Term Loan and the New Notes may be required to foreclose first on real property located in states where such "one action" rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. As a result of the foregoing considerations, among others, the ability of the collateral agents to realize upon the mortgages may be limited by the application of state laws.

The collateral is subject to condemnation risks, which may limit the ability of holders of New Notes to recover as secured creditors for losses to the collateral, which may have an adverse impact on our operations and results.

        It is possible that all or a portion of the mortgaged property securing the Current Asset Credit Facility, the Senior Secured Term Loan and the New Notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected facility, which may have a materially adverse effect on our operations and results.

The collateral securing the New Notes will be subject to senior priority liens in favor of the holders of Senior Lien Obligations, including the lenders under the Current Asset Credit Facility and the Senior Secured Term Loan. If there is a default, the value of the collateral may not be sufficient to repay each of the lenders under the Current Asset Credit Facility, the Senior Secured Term Loan, any other Senior Lien Obligations and the holders of the New Notes.

        If there is a default and we are unable to repay, refinance or restructure our indebtedness under the Current Asset Credit Facility, the Senior Secured Term Loan or any other Senior Lien Obligations, the lenders under the Current Asset Credit Facility, the Senior Secured Term Loan or the holders of any other Senior Lien Obligations could proceed against the collateral. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the Current Asset Credit Facility, the Senior Secured Term Loan or any other Senior Lien Obligations before any proceeds would be available to make payments on the New Notes. The value of the collateral may not be sufficient to repay each of the lenders under the Current Asset Credit Facility, the lenders under the Senior Secured Term Loan, the holders of any other Senior Lien Obligations and the holders of the New Notes.

        No appraisal of the value of the collateral has been made in connection with the Exchange Offer and the Consent Solicitation. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the New Notes and other obligations secured by the same collateral or collateral subject to a senior priority lien, if any, after payment in full of all obligations secured by the senior priority liens on the collateral. If the proceeds were not sufficient to repay amounts outstanding under the New Notes, then holders of the New Notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of the date of the Exchange Offer and the Consent Solicitation, there was $33.0 million outstanding under the

Current Asset Credit Facility and $70.4 million outstanding under the Senior Secured Term Loan and there were no other Senior Lien Obligations.

        The rights of the holders of the New Notes with respect to the collateral securing the New Notes will be limited pursuant to the terms of the Junior Priority Lien Intercreditor Agreement. Under the Junior Priority Lien Intercreditor Agreement, at any time that obligations under the Current Asset Credit Facility, Senior Secured Term Loan or any other Senior Lien Obligations are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past default under, the collateral documents, will be at the direction of the lenders under those facilities. The trustee, on behalf of the holders of the New Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the New Notes are adversely affected; provided that any amendment or waiver of the collateral documents shall only be operative with respect to the collateral securing the New Notes if it does not materially adversely affect the rights of the holders of the New Notes and not the other secured creditors in a like or similar manner. Any release of the senior priority liens upon any collateral approved by the holders of the senior priority liens will also release the junior priority liens securing the New Notes on the same collateral. Additional releases of collateral from the junior priority lien securing the New Notes are permitted under some circumstances.

        The rights of the holders of obligations secured by the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we become subject to a bankruptcy or other similar proceeding. In addition, because a portion of the collateral consists of pledges of a portion of the stock and other equity investments of certain of our foreign subsidiaries and grants of security interests by our foreign subsidiaries in certain of their assets, the validity of those pledges and grants of security interests under local law, if applicable, and the ability of the holders of the New Notes to realize upon the pledged stock, other equity interests and assets of foreign subsidiaries under local law, to the extent applicable, may be limited.

In the event of our bankruptcy, the ability of the holders of New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the Junior Priority Lien Intercreditor Agreement.

        The ability of holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of Colt's bankruptcy. Under the Bankruptcy Code, secured creditors are prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code generally permits the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the collateral agent for the New Notes liens to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given "adequate protection." "Adequate protection" could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the Junior Priority Lien Intercreditor Agreement, the holders of the New Notes will agree not to seek "adequate protection" consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the New Note liens. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a Bankruptcy Court, we cannot predict whether or when the collateral agent under the New Notes Indenture could foreclose upon or sell the collateral, and as a result of the limitations under the Junior Priority Lien Intercreditor Agreement, the holders of New Notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of "adequate protection," except to the extent of any grant of additional liens that are junior to the senior priority obligations.

        In addition to the waiver with respect to adequate protection set forth above, under the terms of the Junior Priority Lien Intercreditor Agreement, the holders of the New Notes will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in "Description of New Notes." These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

Because each guarantor's liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

        You will have the benefit of any guarantees of the subsidiary guarantors. However, any such guarantees by the guarantors will be limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See "—Federal and state fraudulent transfer laws permit a court to void the New Notes issued in the Exchange Offer and the related guarantees and, if that occurs, you may not receive any payments on the New Notes." In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of New Notes—Subsidiary guarantees."

The collateral is subject to casualty risks.

        The New Notes Indenture and the security documents will require Colt and the subsidiary guarantors to maintain adequate insurance at all times in accordance with the New Notes Indenture and security documents. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the New Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the Current Asset Credit Facility and the Senior Secured Term Loan.

An active trading market may not develop for the New Notes.

        The New Notes are new issues of securities. There is no established public trading market for the New Notes, and an active trading market may not develop. Colt does not intend to apply for the New Notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the New Notes. In addition, the liquidity of the trading market in the New Notes and the market prices quoted for the New Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the New Notes, holders of New Notes may not be able to sell their New Notes, or, even if they can sell their New Notes, they may not be able to sell them at an acceptable price.

There may be restrictions on your ability to transfer or resell the New Notes issued in the Exchange Offer and we do not intend to file a registration statement with respect to resales of the New Notes.

        Colt will be relying on an exemption from registration under the Securities Act and state securities laws in issuing the New Notes in the Exchange Offer. The New Notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act and applicable state securities laws. Consistent with past interpretations of Section 3(a)(9) of the Securities Act by the staff of the SEC, the New Notes, if issued in the Exchange Offer, will assume the same character (i.e., restricted or unrestricted) as the Old Notes that you have surrendered. If your Old Notes are freely tradeable and are not subject to restriction on transfer upon the consummation of the Exchange Offer, the New Notes you receive in the Exchange Offer will also be freely tradeable securities and not subject to restriction on transfer. If your Old Notes are considered "restricted" securities under the securities laws, your New Notes will also be considered "restricted" securities and you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. Colt is not obligated to, and does not intend to, file a registration statement with the SEC covering the resale of the New Notes issued in the Exchange Offer or to make a registered exchange offer to exchange the notes for publicly tradable notes. As a result, for so long as the New Notes remain outstanding, they may be transferred or resold only in transactions exempt from the securities registration requirements of U.S. federal and applicable state securities laws.

We may be unable to raise the funds necessary to finance the change of control offer required by the New Notes Indenture.

        Upon the occurrence of specific kinds of change of control events, each holder of Colt's outstanding notes will have the right to require Colt to repurchase any or all of their notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase if such repurchase occurs thereafter. If we are not able to repay the holders of Old Notes or the New Notes upon a change of control, it could result in an event of default. In addition, a change of control may result in an event of default under the Current Asset Credit Facility or the Senior Secured Term Loan, which may cause the acceleration of such facilities, in which case Colt will be required under the Junior Priority Lien Intercreditor Agreement to repay Colt's Current Asset Credit Facility and Senior Secured Term Loan before it will be able to purchase any of its notes, including the Old Notes or the New Notes. If Colt's Current Asset Credit Facility or Senior Secured Term Loan is accelerated, we may not be able to repay amounts outstanding under it or obtain necessary consents under them to purchase any of Colt's notes. Any requirement to offer to purchase any outstanding notes may result in Colt having to refinance its outstanding indebtedness, which it may not be able to do. In addition, even if Colt were able to refinance its indebtedness, the financing might be on terms unfavorable to Colt. If Colt fails to repurchase the New Notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the New Notes Indenture. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide holders of the New Notes with protection in a highly leveraged transaction.

Colt Defense may be required to reduce its tax basis in certain of its assets as a result of the Exchange Offer or the Prepackaged Plan.

        As a result of the Exchange Offer or Prepackaged Plan, Colt Defense may recognize cancellation of indebtedness income for U.S. federal income tax purposes ("COD income"). Because Colt Defense is classified as a "flow-through entity" for U.S. federal income tax purposes, Colt Defense's members (rather than Colt Defense) will be required to include such COD income in their taxable income, except to the extent such members are insolvent or in bankruptcy. Although our limited liability company agreement generally requires us to make distributions of cash to our members to pay taxes on their allocable shares of our taxable income, the Current Asset Credit Facility and the New Notes Indenture prohibit Colt Defense from doing so with respect to COD income resulting from the exchange of the New Notes for the Old Notes.

        If the Corporate Reorganization is completed prior to the consummation of the Exchange Offer or Prepackaged Plan, all or a significant portion of any COD income will be excluded from the income of our sole corporate owner under the insolvency or bankruptcy exceptions of the Internal Revenue Code. In that event, Colt Defense would be required to reduce its tax bases in its equity interests in its subsidiaries, Colt's Manufacturing Company LLC and New Colt, by the amount of the excluded COD income, which could result in additional tax liability to our member upon a subsequent disposition of those interests. However, it should be noted that the Current Asset Credit Facility and the New Notes Indenture prohibit us from making tax distributions to any member with respect to such additional tax liability.

The New Notes may be issued with original issue discount for U.S. federal income tax purposes.

        The New Notes may be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations" below. A U.S. Holder (as defined in "Certain U.S. Federal Income Tax Considerations") of the New Notes will be required to include such OID in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on compounding of interest, before the receipt of cash payments attributable to such OID. See "Certain U.S. Federal Income Tax Considerations" below.

The New Notes may be subject to the rules relating to "applicable high yield discount obligations."

        If the New Notes are issued with OID, then depending on the amount of such OID, the New Notes may be treated, for U.S. federal income tax purposes, as being subject to the "applicable high-yield discount obligation" ("AHYDO") rules of the Code. In that event, Colt Defense will be required to compute the amount of tax distributions it is required to make to its members on the basis that such accrued OID is not deductible (or deductible on a delayed basis) for U.S. federal and state income tax purposes. However, U.S. Holders that are corporations may be entitled to a dividends received deduction with respect to a portion of such accrued OID. See "Certain U.S. Federal Income Tax Considerations" below. U.S. Holders should consult their tax advisors regarding the availability of the dividends received deduction in light of their particular circumstances.

Holders of the New Notes should not expect Colt Finance Corp. to participate in making payments on the New Notes.

        Colt Finance is a wholly owned subsidiary of Colt Defense that was incorporated to accommodate the issuance of the New Notes by Colt Defense. Colt Finance will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the New Notes. Holders of the New Notes should not expect Colt Finance to participate in servicing any of the obligations on the New Notes.

Risks Related to Our Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

        We now have, and will continue to have, a substantial amount of indebtedness, which requires significant interest payments. As of March 1, 2015, the principal amount of our debt outstanding was approximately $353.4 million.

        Our significant amount of indebtedness could have important consequences to holders of Old Notes and the New Notes. For example, it could:

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  make it more difficult for us to pay interest and principal on our Old Notes and New Notes, as payments become due, especially during general negative economic and market industry conditions because if our net sales decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments or to refinance our indebtedness;

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  increase our vulnerability to adverse economic, regulatory and general industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

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  limit our ability to obtain additional debt or equity financing, particularly in the current economic environment; and

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  increase our cost of borrowing.

Despite our current levels of debt, we may still incur substantially more debt. This could further exacerbate the risks described in this Offer to Exchange.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Borrowings under the Current Asset Credit Facility and Senior Secured Term Loan and any future debt that is secured by liens that are pari passu to the Current Asset Credit Facility or Senior Secured Term Loan are effectively senior to the Old Notes and will be effectively senior to the New Notes to the extent of the value of the assets securing the indebtedness. We may also incur other additional indebtedness that ranks equally with the Old Notes and the New Notes and the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to holders of Old Notes.

        Further, subject to the satisfaction of various conditions, the restrictions on the incurrence of debt in the agreements governing our indebtedness may be amended. For example, in connection with the Current Asset Credit Facility Refinancing, the Senior Secured Term Loan was amended in order to permit the incurrence of debt by Colt in connection with the Current Asset Credit Facility.

We may not be able to generate enough cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on, or to refinance, our debt and to fund planned capital expenditures and pursue our acquisition strategy will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flows from operations to enable us to pay our indebtedness, including the Old Notes and the New Notes, or to fund our other liquidity needs. In addition, we are permitted to make certain distributions to our members, including distributions in amounts based on their allocated taxable income and gains. Any such payments may reduce our ability to make payments on our debt, including the Old Notes and the New Notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Old Notes and the New Notes. We may not be able to take any of these actions, these actions may not be successful enough to permit us to meet our scheduled debt service obligations or these actions may not be permitted under the terms of our existing or future debt agreements, including the Current Asset Credit Facility, the Senior Secured Term Loan, the Old Notes Indenture or the New Notes Indenture. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Current Asset Credit Facility, the Senior Secured Term Loan, the Old Notes Indenture and the New Notes Indenture restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

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  our debt holders could declare all outstanding principal and interest to be due and payable;

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  the lenders under our Current Asset Credit Facility or Senior Secured Term Loan and the debt holders of the New Notes could foreclose against the assets securing their borrowings; and

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  we could be forced into bankruptcy or liquidation, which could result in holders of our Old Notes and New Notes losing their investment in our Old Notes and New Notes, as applicable.

        If we are unable to pay our debts or refinance any Old Notes that remain outstanding after the transactions contemplated hereby, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance any of our debt, including the Old Notes not exchanged, or sell additional debt or equity securities or our assets on favorable terms, if at all.

We face the risk of breaching covenants under the Current Asset Credit Facility and other future financings and may not be able to comply with certain covenants in the Old Notes Indenture or the New Notes Indenture.

        The Current Asset Credit Facility contains a financial covenant pertaining to our fixed charge coverage ratio that is applicable upon an event of default or a lack of availability under the borrowing base formula. Our ability to meet the financial or other covenants of the Current Asset Credit Facility can be affected by failure of our business to generate sufficient cash flow and by various risks, uncertainties and events beyond our control, and we cannot provide assurance that we will meet these tests. Failure to comply with any of the covenants in the Current Asset Credit Facility, the Senior Secured Term Loan or any future financing agreement could result in a default under those agreements and other agreements containing cross-default provisions, including the Old Notes Indenture and the New Notes Indenture.

        Upon the occurrence of an event of default under the Current Asset Credit Facility or Senior Secured Term Loan, all amounts outstanding can be declared immediately due and payable and all commitments to extend further credit may be terminated. Due to cross-default provisions in these agreements, the occurrence of a default under one of these credit facilities could result in a default under the other and lead to acceleration of repayment obligations under both facilities. Such acceleration of repayment under the Current Asset Credit Facility or the Senior Secured Term Loan could result in an event of default under the Old Notes Indenture or the New Notes Indenture. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our ability to repay borrowings under the Current Asset Credit Facility, the Senior Secured Term Loan and our obligations under the Old Notes and the New Notes.

We face the risk of breaching covenants under the Current Asset Credit Facility and the Senior Secured Term Loan if our audited financial statements for the year ended December 31, 2014 are not delivered in a timely manner.

        On April 1, 2015, Colt filed with the SEC a notification of late filing on Form 12b-25 with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Colt requires additional time to complete its review of its pension benefits calculations, goodwill impairment analysis and its financial closing procedures. As stated in its Form 12b-25, at this time, Colt is unable to provide an expected date on which it plans to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The failure to deliver our audited financial statements for the year ended December 31, 2014 by March 31, 2015 is an event of default under the Senior Secured Term Loan and the Current Asset Credit Facility. However, we have received waivers under both the Senior Secured Term Loan and Current Asset Credit Facility that provide us until June 14, 2015 to deliver our audited financial statements for the year ended December 31, 2014. Failure to comply with any of the covenants in the Current Asset Credit Facility, the Senior Secured Term Loan or any future financing agreement could result in a default under those agreements and other agreements containing cross-default provisions, including the Old Notes Indenture and the New Notes Indenture.

        Upon the occurrence of an event of default under the Current Asset Credit Facility or Senior Secured Term Loan, all amounts outstanding can be declared immediately due and payable and all commitments to extend further credit may be terminated. Due to cross-default provisions in these agreements, the occurrence of a default under one of these credit facilities could result in a default under the other and lead to acceleration of repayment obligations under both facilities. Such acceleration of repayment under the Current Asset Credit Facility or the Senior Secured Term Loan could result in an event of default under the Old Notes Indenture or the New Notes Indenture. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our ability to repay borrowings under the Current Asset Credit Facility, the Senior Secured Term Loan and our obligations under the Old Notes and the New Notes.

Covenant restrictions under the New Notes Indenture, the Current Asset Credit Facility and the Senior Secured Term Loan may limit our ability to operate our business.

        The New Notes Indenture, the Current Asset Credit Facility and the Senior Secured Term Loan contain, among other things, covenants that may restrict our and the subsidiary guarantors' ability to finance future operations or capital needs or to engage in other business activities. The New Notes Indenture, the Current Asset Credit Facility and the Senior Secured Term Loan restrict, among other things, our ability and the ability of the subsidiary guarantors to:

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  pay dividends or distributions, redeem or repurchase equity, prepay, redeem or repurchase subordinated debt;

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  make certain loans, investments or capital expenditures;

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  incur or assume additional debt or provide guarantees in respect of obligations of other persons or issue certain disqualified stock;

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  incur liens on assets;

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  merge or consolidate with or into, or sell all or substantially all of our assets to, another person;

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  sell or otherwise dispose of assets, including capital stock of subsidiaries;

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  enter into transactions with affiliates; and

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  restrict dividends, loans or asset transfers from our subsidiaries to unaffiliated third parties

        A breach of any of these covenants would result in a default under the New Notes Indenture. If an event of default under the New Note Indenture occurs, the trustee under the New Notes Indenture could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If an event of default under the letter of credit facility occurs, our issuing banks could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

Risks Related to Our Business

Our current financial condition raises substantial doubt regarding our ability to continue as a going concern.

        We have experienced liquidity challenges as a result of several business trends, including the continued decline in market demand for the Company's commercial MSR, recent declines in demand for the Company's commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales. There can be no assurance that these business trends will not continue to adversely impact our operations. These factors materially affected our liquidity, including our ability to repay existing indebtedness as it became due and to meet other current obligations. We are currently in compliance with financial and other covenants contained our existing debt agreements, but we may not be in continued compliance with other covenants in the future. Our inability to comply with our loan covenants, obtain waivers of non-compliance, restructure our debt or refinance our existing debt would have a material adverse effect on the Company's financial position, results of operations and cash flows.

        These matters raise substantial doubt regarding the Company's ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions. There can be no assurance of our success in these efforts.

We are currently reviewing our previously restated historical financial statements for periods ended on or prior to December 31, 2013 for the impact of newly discovered events, and our financial statements for the year ended December 31, 2014 will not be filed within the time required by the SEC rules and regulations. Accordingly, we intend to supplement this Offer to Exchange and Disclosure Statement with any revised or restated historical financial statements for the periods ended prior to December 31, 2013 and for financial information for the year ended December 31, 2014; however, we may not be able to provide audited consolidated financial statements for the year ended December 31, 2014 prior to the Expiration Date of this Exchange Offer.

        We have not incorporated by reference into this Offer to Exchange and Disclosure Statement our financial statements and related financial information included in the Incorporated Documents, because we are currently reviewing the impact of our previously disclosed incorrect pension benefit calculations and identified material weaknesses. We disclosed in our Current Report on Form 8-K filed with the SEC on February 10, 2015 that we have determined pension benefits for certain retirees covered by our CRDBP have been calculated incorrectly since the inception of the pension plans in 1990. We are working with our external actuarial pension plan consultant to determine which retirees have been affected and to quantify the effect of any calculation error. Further, management of Colt has determined that material weaknesses exist over contract modifications, inventory transactions and financial statement disclosures. We will supplement this Offer to Exchange and Disclosure Statement promptly after we have completed our review of these matters and revised our financial statements, as necessary, for any periods impacted by these matters.

        In addition, we filed on April 1, 2015 with the SEC a notification of late filing on Form 12b-25 with respect to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We require additional time to complete our review of our pension benefits calculations, goodwill impairment analysis and our financial closing procedures. As stated in our Form 12b-25, at this time, we are unable to provide an expected date on which we plans to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

        Our current review of our financial statements for periods ended on or prior to December 31, 2013 follows a previous restatement of our financial statements for the year ended December 31, 2013 and revision of our financial statements for the years ended December 31, 2012 and 2011 and our unaudited interim financial information for each of the quarters in the year ended December 31, 2013. The prior restatement was the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 machine gun program for the U.S. Government in our fourth quarter 2013 results. We assessed the impact of this error on our 2013 annual financial statements and concluded that the impact of this error was material to these financial statements.

        As noted, we will supplement this Offer to Exchange and Disclosure Statement with any revised or restated historical financial statements for the periods ended prior to December 31, 2013 and for financial information for the year ended December 31, 2014 after we complete our current review of these periods; however, we may not be able to provide audited consolidated financial statements for the year ended December 31, 2014 prior to the Expiration Date of this Exchange Offer.

        Our prior restatement and our current ongoing review of our historical financial statements may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business. In addition, the prior restatement process and our current review process are resource-intensive and involve a significant amount of attention from management, and significant accounting costs. We also cannot guarantee that we will not receive inquiries from the SEC regarding our restated financial statements or matters relating to our current review process. Any future inquiries from the SEC as a result of the restatement or ongoing review of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our internal resources and result in additional legal and accounting costs. The restatement of our consolidated financial statements may also result in litigation. If litigation were to occur, we may incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events might cause a diversion of our management's time and attention. If we do not prevail in any such litigation, we could be required to pay substantial damages or settlement costs.

We expect to record an impairment charge on our goodwill and indefinite-lived intangible assets for the year ended December 31, 2014, which would negatively impact our operating results.

        We test goodwill and indefinite-lived intangible assets for impairments annually as of the beginning of our fourth fiscal quarter, or immediately if conditions indicate that goodwill, an indefinite-lived intangible asset or other intangible asset impairment could exist. While we are working with our external valuation consultant to finalize our annual evaluation of our goodwill and indefinite-lived intangible assets for impairment for the year ended December 31, 2014, at this time, the evaluation is not yet complete. We have preliminarily determined, through our Step I goodwill impairment analysis, that the fair value of our West Hartford reporting unit is less than its carrying value. The reduction in the fair value of the West Hartford reporting unit is a result of decreased revenue and earnings projections as a result of the decline in market demand for our commercial MSR, declines in demand for our commercial handguns and delays in the timing of U.S. Government and certain international sales. We are currently working to complete Step II of the goodwill impairment analysis to determine the actual amount of a non-cash impairment charge and determine if any indefinite-lived intangible assets and other long-lived assets may be impacted. Our recognition of impairment charges on our goodwill, indefinite-lived intangible assets and any other long-lived assets will negatively impact our operating results for the year ended December 31, 2014. If the market demand for our products or the delays in timing of sales continue or increase or other events cause a decline in the fair value of our assets, we could recognize additional impairment charges in the future, which would also negatively impact our operating results in the future.

We have identified material weaknesses in our internal control over financial reporting that have resulted in the restatement and revisions of certain of our previously issued consolidated financial statements and are requiring an ongoing review of our previously restated financial statements.

        In connection with the preparation of previously filed financial statements, we identified a material weakness in our internal control over financial reporting that resulted in the restatement and revisions of certain of our previously issued consolidated financial statements. Specifically, we did not appropriately consider the accounting implications of a contract modification to the M240 machine gun program for the U.S. Government which impacted net sales, cost of sales, accrued expenses, customer advances, deferred revenue and related financial disclosures.

        We more recently disclosed in our Current Report on Form 8-K filed with the SEC on February 10, 2015 that management of Colt has determined that material weaknesses also exist over inventory transactions and financial statement disclosures. As noted in our recent 8-K, we are still assessing the impact of these newly identified material weaknesses. Failure to remediate these material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have the complete understanding of our operations. Insufficient internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities and errors or to facilitate the fair presentation of our consolidated financial statements.

We are required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal control over financial reporting; however, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting.

        Section 404 of the Sarbanes-Oxley Act requires us to perform a comprehensive evaluation and report of our internal controls. This report must contain an assessment by management of the effectiveness of our internal control over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. However, our independent registered public accounting firm is not required to issue an opinion on management's assessment or the effectiveness of our internal control over financial reporting. To comply with these requirements, we have documented and tested our internal control procedures and our management has assessed and issued a report concerning our internal control over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management's attention. We may not prevent or detect material misstatements or errors, controls may become inadequate because of changes in circumstances, the degree of compliance with the policies or procedures may deteriorate and become ineffective and/or investors may not have an accurate financial evaluation of us or market perception of our financial condition may be adversely affected and customer perception of our business may suffer.

Our future results may materially differ from the valuations presented in this Offer to Exchange and Disclosure Statement.

        Our future results may be materially different from those shown in the valuation models or assumptions, projections or estimates set forth in this Offer to Exchange and Disclosure Statement or discussed with you by us or our representatives. We may incur certain charges, costs or adjustments in connection with the Restructuring, and these changes may be higher than we have estimated depending on how costly or difficult it is to consummate the Restructuring. Furthermore, these charges may decrease our capital that could be used for profitable, income-earning investments.

We may not be able to match our prior level of performance or meet our target performance expectations following the Restructuring.

        Following the Restructuring, we may be unable to match our prior performance or meet our target performance expectations. For example, some of our customers may decide to reduce their orders or terminate their relationships with us.

It is possible that demand for modern sporting rifles could experience a decline.

        Previous patterns of demand in the domestic commercial rifle channel suggest that demand for our MSR products in that channel could experience a rapid, material decline at any time. A decline in demand for MSRs could have a material adverse impact on our revenues and have an adverse impact on our business.

We are subject to risks related to a lack of product revenue diversification.

        We derive a substantial percentage of our net sales from a limited number of products, consisting almost exclusively of rifles and handguns. We expect these products to continue to account for a large percentage of our net sales in the near term. Continued market acceptance of these products is, therefore, critical to our future success. At the current time, we offer fewer handgun models than our principal competitors and are therefore dependent in the near term on the continuation of market demand for our existing products. A decrease in demand for the handgun models we currently sell could have a material adverse impact on our business.

        In the domestic and international military and law enforcement channel, we cannot predict how long the M4 carbine and related products will continue to be the primary small arms weapons system of choice for the U.S. Government and certain of our other customers. Our international business, operating results, financial condition, and cash flows could be adversely affected by:

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  a decline in demand for the M4 carbine and related small arms weapons systems;

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  increased competition for future U.S. Government procurements of the M4 carbine, including spare parts;

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  a failure to achieve continued market acceptance of our key products;

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  export restrictions or other regulatory, legislative or multinational actions which could limit our ability to sell those products to key customers or markets, especially existing and potential international customers;

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  improved competitive alternatives to our products gaining acceptance in the markets in which we participate;

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  increased pressure from competitors that offer broader product lines;

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  technological change that we are unable to address with our products; or

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  a failure to release new or enhanced versions of our products to our military or other customers on a timely basis.

        In addition, in early 2013 the U.S. Army recently announced the award to a competitor of ours of a five-year indefinite delivery, indefinite quantity ("IDIQ") contract to supply the U.S. Army with the M4 carbine. Competition for contracts to supply spare parts to the U.S. Army is also intense and our competitors have demonstrated their ability to compete successfully for spare parts contracts.

        Substantially all of our sales into the commercial rifle channel consist of MSRs. Risks associated with the MSR business segment are discussed elsewhere in these Risk Factors. A decrease in sales of MSRs for any reason could have a material adverse impact on our business.

New federal and state laws and regulations may restrict our ability to continue to sell the products that we currently sell into the domestic commercial market, which could materially adversely affect our revenues.

        A significant portion of our revenues is derived from sales into the domestic commercial market of MSRs. Since December 2012, there has been an extremely sharp increase in political and public support for new "gun control" laws and regulations in the United States, particularly laws and regulations affecting the sale of MSRs and high capacity magazines. Some proposed legislation, including legislation that has been introduced in Congress and in state legislatures, would ban and/or restrict the sale of substantially all of our commercial rifle products, in their current configurations, into the commercial market, either throughout the United States or in particular states. It is also possible that the President of the United States could issue Executive Orders that would adversely affect our ability to sell, or customers' ability to purchase, MSRs.

        In light of the uncertain and evolving political, legal and regulatory environment, it is not clear what measures might be necessary in order to redesign our commercial rifles to comply with applicable law, or whether it will even be possible in every instance to do so. To the extent that redesigns of our products are possible, we may need to spend significant amounts of capital in order to effectuate such redesigns and may incur associated sales, marketing, legal and administrative costs in connection with the introduction of new models. Furthermore, there is no assurance that customers will accept redesigned rifles and carbines.

        A substantial decline in sales of MSRs into the domestic commercial market for any of these reasons could have a material adverse effect on our business.

Our manufacturing facilities may experience disruptions adversely affecting our financial position and results of operations.

        We currently manufacture our products primarily at our facilities in West Hartford, Connecticut and Kitchener, Ontario, Canada. We lease our West Hartford facility from a related party. The term of this lease expires on October 25, 2015. The lease does not provide for renewal of the term after the lease maturity and we may not be able to continue to occupy the property on acceptable terms or be able to find suitable replacement manufacturing facilities on satisfactory terms and conditions. Any natural disaster or other serious disruption at either of our facilities due to a fire, electrical outage or any other calamity could damage our capital equipment or supporting infrastructure or disrupt our ability to ship our products from, or receive our supplies at, these facilities. Any such event could materially impair our ability to manufacture and deliver our products. Even a short disruption in our production output could delay shipments and cause damage to relationships with customers, causing them to reduce or eliminate the amount of products they purchase from us. Any such disruption could result in lost net sales, increased costs and reduced profits, which could have a material adverse effect on our financial position and results of operations.

Colt Defense's sponsor controls Colt Defense and may have conflicts of interest with us or you now or in the future.

        Through its affiliates, Sciens Management controls a substantial portion of the Colt Defense's limited liability company interests. Under the terms of Colt Defense's limited liability company agreement, our majority shareholder has the right to nominate a majority of Colt Defense's Governing Board and our majority shareholder has specified veto or approval rights which may be exercised in its discretion. As such, Colt Defense's sponsor has the ability to prevent specified transactions that might be in the best interests of the New Notes or Old Notes holders or to cause us to engage in transactions in which the sponsor has interests that might conflict with the interests of holders of Old Notes or New Notes. Members of our Governing Board are not required to abide by the same standard of care under the Delaware Limited Liability Company Act as the standard of care required of directors of a Delaware corporation. Additionally, Sciens Management is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that may directly or indirectly compete with or otherwise be adverse to us. Sciens Management may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our long-term growth plan includes the expansion of our global operations. Such global expansion may not prove successful, and may divert significant capital, resources, and management time and attention and could adversely affect our ongoing operations.

        Net direct sales to customers outside the United States has historically accounted for a significant portion of our net sales. We intend to continue to focus considerable efforts on expanding our international presence, which will require our management's time and attention and may detract from our efforts in the United States and our other existing markets and adversely affect our operating results in these markets. Our products and overall marketing approach may not be accepted in other markets to the extent needed to continue the profitability of our international operations. New international business that we obtain will be subject to the same risks associated with the conduct of our existing international operations, including:

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  difficulty in predicting the timing of international orders and shipments;

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  an impact on our liquidity resulting from bonding or letters of credit requirements;

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  unexpected changes in regulatory requirements;

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  changes in foreign legislation;

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  multinational agreements restricting international trade in firearms or ammunition;

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  possible foreign currency controls, currency exchange rate fluctuations or devaluations;

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  tariffs;

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  difficulties in staffing and managing foreign operations;

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  difficulties in obtaining and managing representatives and distributors;

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  potential negative tax consequences;

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  greater difficulties in protecting intellectual property rights;

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  greater potential for violation of U.S. and foreign anti-bribery and export-import laws; and

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  difficulties collecting or managing accounts receivable.

        General economic and political conditions in these foreign markets may also impact our international net sales; as such conditions may cause customers to delay placing orders or to deploy capital to other priorities. These and other factors may have a material adverse effect on our future international net sales.

The markets in which we compete are highly competitive and we may be unsuccessful at designing new products to meet changing customer demand, introducing them on a timely basis or pricing them competitively.

        In each of our distribution channels—military, law enforcement and commercial—there are numerous competitors offering similar products at prices that are attractive to customers. Some competitors have greater financial, technical, marketing, manufacturing and distribution resources than we do, or may have broader product lines. Our ability to compete successfully for U.S., Canadian and other military and law enforcement contracts depends on our success at offering better product performance than our competitors at a lower price and on the readiness and capacity of our facilities, equipment and personnel to produce quality products consistently. Our ability to compete successfully in the domestic and international commercial market depends on our continuing to distinguish our products from similar product offered by competitors and to command pricing that reflects the value connoted by the Colt brand.

While part of our strategy is to pursue strategic acquisitions, we may not be able to identify businesses that we can acquire on acceptable terms, we may not be able to obtain necessary financing or may face risks due to additional indebtedness, and our acquisition strategy may incur significant costs or expose us to substantial risks inherent in the acquired business's operations.

        Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

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  We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy.

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  We may not successfully acquire companies if we fail to obtain financing, or to negotiate the acquisition on acceptable terms, or for other related reasons.

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  We may incur additional expenses due to acquisition due diligence, including legal, accounting, consulting and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed and would increase the aggregate investment cost of any acquisition.

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  Any acquired business will expose us to the acquired company's liabilities and to risks inherent in its industry. We may not be able to ascertain or assess all of the significant risks.

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  We may require additional financing in connection with any future acquisition. Such financing may adversely impact, or be restricted by, our capital structure and our ability to pay amounts owed under our New Notes and Old Notes when due and payable. Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable, as well as the risk of cross-defaults under other debt facilities.

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  Achieving the anticipated potential benefits of a strategic acquisition will depend in part on the successful integration of the operations, administrative infrastructures and personnel of the acquired company or companies in a timely and efficient manner. Some of the challenges involved in such an integration include:

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    demonstrating to customers of the acquired company that the consolidation will not result in adverse changes in quality, customer service standards or business focus;

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    preserving important relationships of the acquired company;

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    coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company; and

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    coordinating the supply chains.

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  Colt Defense's limited liability company agreement prohibits us from entering certain new lines of business without the consent of Sciens Management. There is no assurance that such consent could be obtained.

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  Any integration is expected to be complex, time-consuming and expensive and may harm the newly-consolidated company's business, financial condition and results of operations.

Our U.S. and Canadian Government contracts are generally multi-year contracts that are funded by government appropriations annually. A reduction in the defense budget of our government customers could have a material adverse effect on our business.

        Our primary contracts with the U.S. Government are IDIQ contracts under which the customer places orders at its discretion. Although these contracts generally have a three to five-year term, they are funded annually by government appropriations. Furthermore, our primary contracts with the Canadian Government are funded annually by Canadian Government appropriations. Agreements with other foreign governments may also have similar conditions or may otherwise be dependent on initial or continued funding by such governments. Accordingly, our net sales from year to year with respect to such customers are dependent on government appropriations and subject to uncertainty.

        The U.S. or Canadian Government, or a foreign government, may decide to reduce government defense spending in the programs in which we participate. Sovereign budget deficits are likely to put long-term pressure on defense budgets in many of the European countries to which we sell our products. There can be no assurances that the amount spent on defense by countries to which we sell our products will be maintained or that individual defense agencies will allocate a percentage of their budget for the purchase of small arms. The loss of or significant reduction in government funding for any program in which we participate could have a material adverse effect on our sales and earnings.

We may not receive the full amount of orders authorized under indefinite delivery, indefinite quantity contracts.

        Our contracts with the U.S. Government are ordinarily IDIQ contracts under which the U.S. Government may order up to a maximum quantity specified in the contract but is only obligated to order a minimum quantity. We may incur capital or other expenses in order to be prepared to manufacture the maximum quantity that may not be fully recouped if the U.S. Government orders a smaller amount. The U.S. Government may order less than the maximum quantity for any number of reasons, including a decision to purchase the same product from others despite the existence of an IDIQ contract. Our failure to realize anticipated revenues from IDIQ contracts could negatively affect the results of our operations.

The timing of delivery of large orders can result in significant fluctuations in our period-to-period performance.

        Our operating results and cash flow can fluctuate materially from one period to the next as a result of the timing of the manufacture and delivery of large domestic and international governmental orders. Uncertainty and volatility in the timing of orders and the tendency of governmental orders to be disproportionately large in value is likely to continue to affect our net sales. We do not recognize sales until delivery of the product or service has occurred and title and risk of loss have passed to the customer, which may be in a non-U.S. location. This may extend the period of time during which we carry inventory and may result in an uneven distribution of net sales from these contracts between periods. As a result, our period-to-period performance may fluctuate significantly, and you should not consider our performance during any particular period as indicative of longer-term results.

        In addition, we are subject to business risks specific to companies engaged in supplying defense-related equipment and services to the U.S. Government and other governments. These risks include the ability of the U.S. Government and other government counterparties to suspend or permanently prevent us from receiving new contracts or from extending existing contracts based on violations or suspected violations of procurement laws or regulations, to terminate our existing contracts or not to purchase the full agreed-upon number of small arms weapons systems or other products to be delivered by us.

Government contracts are subject to competitive bidding, and bidding for such contracts may require us to incur additional costs.

        We obtain a significant portion of our U.S. Government and other government contracts through competitive bidding. We will not win all of the contracts for which we compete and, even when we do, contracts awarded to us may not result in a profit. We are also subject to risks associated with the substantial expense, time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us. In addition, our customers may require terms and conditions that require us to reduce our price or to provide more favorable terms if we provide a better price or terms under any other contract for the same product.

In order for us to sell our products overseas, we are required to obtain certain licenses or authorizations, which we may not be able to receive or retain.

        Export licenses are required for us to export our products and services from the United States and Canada and issuance of an export license lies within the discretion of the issuing government. In the United States, substantially all of our export licenses are processed and issued by the Directorate of Defense Trade Controls ("DDTC") within the U.S. Department of State. In the case of large transactions, DDTC is required to notify Congress before it issues an export license. Congress may take action to block the proposed sale. As a result, we may not be able to obtain export licenses or to complete profitable contracts due to political or other reasons that are outside our control. We cannot be sure, therefore, of our ability to obtain the governmental authorizations required to export our products. Furthermore, our export licenses, once obtained, may be terminated or suspended by the U.S. or Canadian Government at any time. Failure to receive required licenses or authorizations or the termination or suspension of our export privileges could have a material adverse effect on our financial condition, results of operations and cash flow.

Labor disruptions by our employees could adversely affect our business.

        On April 1, 2014 Colt Defense reached an agreement with United Automobile, Aerospace & Agricultural Implements Workers of America ("UAW Local 376") for a new five year contract covering approximately 530 employees. The new contract is expected to run through March 31, 2019.

        The terms of our collective bargaining agreement limit our flexibility in various labor matters including the ability to quickly change our staffing levels in response to business needs or to make changes to our employee benefits in order to reduce our costs. As a result, our labor costs may be higher than those of our competitors, which could place us at a disadvantage when bidding for government contracts or pricing our products in the commercial market. In addition, the collective bargaining agreement places conditions on our freedom to supplement our manufacturing capacity in West Hartford with outsourced components or new facilities. As a result, our ability to increase production to meet customer demand can be impaired.

Our government contracts are subject to audit and our business could suffer as a result of a negative audit by government agencies.

        As a U.S. and Canadian Government contractor, we are subject to financial audits and other reviews by the U.S. and Canadian Governments of our costs, performance, accounting and other business practices relating to certain of our significant U.S. and Canadian Government contracts. We are audited and reviewed on a continual basis. Based on the results of their audits, the U.S. and Canadian Governments may challenge the prices we have negotiated for our products, our procurement practices and other aspects of our business practices. Although adjustments arising from government audits and reviews have not caused a material decline in our results of operations in the past, future audits and reviews may have such effects. In addition, under U.S. and Canadian Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, as a U.S. and Canadian Government contractor, we are subject to a higher risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than purely private sector companies, the results of which could cause our results of operations to suffer.

As a U.S. and Canadian Government contractor, we are subject to a number of procurement rules and regulations.

        We must comply with and are affected by laws and regulations relating to the award, administration, and performance of our U.S. and Canadian Government contracts. Government contract laws and regulations affect how we do business with our customers and vendors and, in some instances, impose added costs on our business. In many instances, we are required to self-report to the responsible agency if we become aware of a violation of applicable regulations. In addition, we have been, and expect to continue to be, subjected to audits and investigations by government agencies regarding our compliance with applicable regulations. A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on future contracts. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks, filing false claims, or failing to comply with other applicable procurement regulations. Additionally, the failure to comply with the terms of our government contracts could harm our business reputation. It also could result in payments to us being withheld. If we violate specific laws and regulations, doing so could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts, which could have a material adverse effect on our net sales and results of operations.

        Our contracts with foreign governments often contain ethics and other requirements that subject us to some of the same risks. Also, we and our international independent sales representatives and distributors are required to comply with numerous laws and regulations, including the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions. By contract or law in certain foreign jurisdictions, the actions of our representatives and distributors can subject us to legal risk or liability. Violation of contractual terms with our customers, or applicable local law in foreign jurisdictions, could interfere with our ability to perform or collect payment under our contracts or to continue doing business in a particular country.

Certain government contracts contain termination provisions such that permit them to be cancelled at any time at the government's sole discretion.

        U.S. Government and certain other government counterparties may terminate contracts with us either for their convenience or if we default by failing to perform. Termination for convenience provisions generally would enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed, prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. Government or other government counterparties in procuring undelivered items from another source. In addition, a termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

We may lose money on our fixed unit price contracts, and our contract prices may be adjusted to reflect price reductions or discounts that are requested by our customers.

        We provide our products and services primarily through fixed unit price contracts. In a fixed unit price contract, we provide our products and services at a predetermined price, regardless of the costs we incur. Accordingly, we must fully absorb any increases in our costs that occur during the life of the contract, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to estimate costs accurately, including as a result of price volatility relating to raw materials, or to anticipate technical problems of a fixed unit price contract may reduce our profitability or cause a loss. From time to time, we have also accommodated our customers' requests for price reductions or discounts in the past, and customers may continue to make such requests in the future.

Some of our contracts with foreign governments are or will be subject to the fulfillment of offset commitments or industrial cooperation agreements that could impose additional costs on us and that we might not be able to timely satisfy, possibly resulting in the assessment of penalties or even debarment from doing further business with that government.

        Some countries in which we are or are planning on doing business impose offset purchase commitments, also known as industrial cooperation commitments, in return for purchasing our products and services. These commitments vary from country to country and generally require us to commit to make direct or indirect purchases, or investments in the local economy. The gross amount of the offset purchase commitment arising from a sales contract is typically a function of the value of the contract. Failure to satisfy offset purchase commitments can result in penalties or blacklisting against awards of future contracts. We could be subject to future penalties or transaction costs or even disbarment from doing business with a government.

        Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted to, and approved by, the governing agencies. We may incur costs to settle our offset purchase commitments that are in excess of the amounts accrued, which could have a material adverse effect on our earnings.

We face risks associated with international currency exchange.

        Our Canadian subsidiary conducts most of its business in either the Canadian dollar or the Euro. Fluctuations in those foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation could result in losses on the deposits that we hold in those currencies. When our Canadian operating results are translated into U.S. dollars, fluctuations in those currencies relative to the U.S. dollar affect our operating results. We do not hedge our foreign currency exposure. We cannot predict the impact of future exchange rate fluctuations on our operating results.

We intend to incur additional costs to develop new products and variations that diversify our product portfolio, and we may not be able to recover these additional costs.

        The development of additional products and product variations is speculative and generally requires additional and, in some cases, significant expenditures for research, development, manufacturing and marketing. Despite substantial expenditure of resources, a research and development project may not result in a saleable product. The new products or product variations that we introduce may not be successful, or they may not generate an amount of net sales that is sufficient to fully recover the additional costs incurred for their development. In addition, we may not successfully develop new products or product variations that are superior to products offered by other companies.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

        Despite our efforts to protect our proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our proprietary technology. It also is possible that others will develop and market similar or better technology to compete with us. Furthermore, existing intellectual property laws may afford only limited protection, and the laws of certain countries do not protect proprietary technology as well as United States and Canadian law. For these reasons, we may have difficulty protecting our proprietary technology against unauthorized copying or use, and the efforts we have taken or may take to protect our proprietary rights may not be sufficient or effective. Significant impairment of our intellectual property rights could harm our business or our ability to compete. Enforcing or defending our intellectual property rights in litigation is costly and time consuming and we may not prevail. Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand or enhance the ability of other businesses to compete with us.

If we lose key management or are unable to attract and retain qualified individuals required for our business, our operating results and growth may suffer.

        Our ability to operate our business is dependent on our ability to hire and retain qualified senior management. Our senior management is intimately familiar with our products, customers and operations. Our senior management also brings an array of other important talents and experience to the Company, including managerial, financial, governmental contracts, sales, legal and compliance. We believe their backgrounds, experience and knowledge gives us capabilities that are important to our success. Losing the services of certain members of our management team could harm our business and expansion efforts, particularly if they depart the Company to join a competitor's business. The Company's success also is dependent on its ability to hire and retain technically skilled workers. Competition for some qualified employees, such as engineering professionals, is intense and may become even more competitive in the future. If we are unable to attract and retain qualified employees, our operating results and growth could suffer.

Misconduct by employees or agents could harm us and is difficult to detect and deter.

        Our employees or representatives and distributors may engage in misconduct, fraud or other improper activities including engaging in violations of the U.S. Arms Export Control Act or Foreign Corrupt Practices Act or numerous other state and federal laws and regulations, as well as the corresponding laws and regulations in the foreign jurisdictions into which we sell products that could have adverse consequences on our prospects and results of operations. Misconduct by employees or agents, including international sales representatives and distributors, could include the export of defense articles or technical data without an export license, the payment of bribes in order to obtain business, failure to comply with applicable U.S. or Canadian Government or other foreign government procurement regulations, violation of government requirements concerning the protection of classified information and misappropriation of government or third-party property and information. It is not always possible to deter misconduct by agents and employees and the precautions we take to detect and prevent this activity may not be effective in all cases. The occurrence of any such activity could result in our suspension or debarment from contracting with one or more government procurement agencies, as well as the imposition of fines and penalties, which could cause material harm to our business.

Failure to comply with applicable firearms laws and regulations in the U.S. and Canada could have a material adverse effect on our business.

        As a firearms manufacturer doing business in the U.S. and Canada, we are subject to the National Firearms Act and the Gun Control Act in the U.S. and the Firearms Act in Canada, together with other federal, state or provincial, and local laws and regulations that pertain to the manufacture, sale and distribution of firearms in and from the U.S. and Canada. In the U.S., we are issued a Federal Firearms License by, and pay Special Occupational Taxes, to the Bureau of Alcohol, Tobacco, Firearms and Explosives of the U.S. Department of Justice to be able to manufacture firearms and destructive devices in the U.S. Similarly, in Canada, we are issued a Business Firearms License by the Chief Provincial Firearms Officer of Ontario, to enable us to manufacture firearms and destructive devices in Canada. These federal agencies also require the serialization of receivers or frames of our firearm products and recordkeeping of our production and sales. Our places of business are subject to compliance inspections by these agencies. Compliance failures, which constitute violations of law and regulation, could result in the assessment of fines and penalties by these agencies, including license revocation, or other disruption of our business. Any curtailment of our privileges to manufacture, sell, or distribute our products could have a material adverse effect on our business.

        We are required to submit forms to the Bureau of Alcohol, Tobacco, Firearms and Explosives and to obtain advance approval of certain transfers of firearms, including exports from the United States. Failure to obtain required approvals when required result in a delay in shipping product to customers. Delay in shipping products can cause us to incur late delivery penalties and delay the recognition of sales for financial reporting purposes.

If we fail to maintain certain quality assurance standards, we may lose existing key customers and have difficulty attracting new customers.

        Our U.S. and Canadian production facilities are both ISO 9001:2008 certified. ISO 9001 is an international standard certification granted by the International Organization of Standardization ("ISO") that confirms that a supplier can consistently provide good quality products and services. Some of our government contracts require that we maintain ISO certification. A failure to maintain our ISO certification may cause us to lose existing customers or have difficulty attracting new customers, which could have a material adverse effect on our business, financial condition and results of operations.

Third parties may assert that we are infringing their intellectual property rights.

        Although we do not believe our business activities infringe upon the rights of others, it is possible that one or more of our products or trademarks infringe, or any of our products in development will infringe, upon the intellectual property rights of others. We may also be subject to claims of alleged infringement of intellectual property rights asserted by third parties whose products or services we use or combine with our own intellectual property and for which we may have no right to intellectual property indemnification. Our competitors may also assert that our products or trademarks infringe intellectual property rights held by them. Moreover, as the number of competitors in our markets grows, the possibility of an intellectual property infringement claim against us may increase. In addition, because patent applications are maintained under conditions of confidentiality and can take many years to issue, our products may potentially infringe upon patent applications that are currently pending of which we are unaware and which may later result in issued patents. If that were to occur and we were not successful in obtaining a license or redesigning our products, we could be subject to litigation.

        Regardless of the merits of any infringement claims, intellectual property litigation can be time-consuming and costly. Determining whether a product infringes a patent, or whether a company trademark infringes a third party's mark involves complex legal and factual issues that may require the determination of a court of law. An adverse finding by a court of law may require us to pay substantial damages or prohibit us from using technologies essential to our products covered by third-party intellectual property, or we may be required to enter into royalty or licensing agreements that may not be available on terms acceptable to us, if at all. Inability to use technologies or processes essential to our products could have a material adverse effect on our financial condition, results of operations and cash flow.

We may incur higher employee medical costs in the future.

        Our employee medical plans are self-insured. As of December 31, 2014, the average age of the production employees working in our West Hartford, CT facility is 52 years and approximately 12% of the production employees are age 65 or over. The age of our workforce and the level of benefits that we offer, which in the case of production employees at our West Hartford, Connecticut facility, subject to our collective bargaining agreement, could result in higher than anticipated future medical claims. We have stop loss coverage in place for catastrophic events, but the aggregate impact may have an effect on our profitability.

If the Corporate Reorganization is completed, it is expected that New Parent will elect to file federal consolidated tax returns that will include Colt Defense and its domestic subsidiaries.

        If the Corporate Reorganization is completed, Colt Defense will become a "disregarded entity" wholly owned by a corporate subsidiary of New Parent. In that event, it is expected that New Parent (which has elected to be taxed as a corporation) will elect to file federal consolidated tax returns for the affiliated group of which it is the common parent, which will include Colt Defense's subsidiary, New Colt. Under the consolidated return regulations, each member of the affiliated group filing a federal consolidated tax return is severally liable for the consolidated tax liability of the affiliated group.

We may be unable to realize expected benefits from our cost reduction efforts and our profitability may be hurt or our business otherwise might be adversely affected.

        In order to operate more efficiently and control costs, we continuously evaluate various cost reduction opportunities and implement changes in our operations where warranted. These activities are intended to generate savings through direct and indirect operating and overhead expense reductions as well as other savings, including workforce reductions when necessary. If we do not successfully manage these activities in the future, the expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. Risks associated with these actions and other workforce management issues include delays in implementation of anticipated workforce reductions, additional unexpected costs, adverse effects on employee morale and the failure to meet operational targets due to the loss of employees, any of which may impair our ability to achieve anticipated cost reductions or may otherwise harm our business, which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Significant risks are inherent in the day-to-day operations in our business.

        The day-to-day activities of our business involve the operation of machinery and other operating hazards, including worker exposure to lead and other hazardous substances. As a result, our operations can cause personal injury or loss of life, severe damage to and destruction of property and equipment, and interruption of our business. In addition, many of our products are designed or have the capacity to kill and therefore can cause accidental damage, injury or death or can potentially be used in incidents of workplace violence.

        We could be named as a defendant in a lawsuit asserting substantial claims upon the occurrence of any of these events. Although we maintain insurance protection in amounts we consider to be adequate, this insurance could be insufficient in coverage and may not be effective under all circumstances or against all hazards to which we may be subject. If we are not fully insured against a successful claim, there could be a material adverse effect on our financial condition and results of operations.

        Our West Hartford, Connecticut facility is inspected from time to time by the U.S. Occupational Safety and Health Administration and similar agencies. We have been cited for violation of U.S. occupational safety and health regulations in the past and could be cited again in the future. A violation of these regulations can result in substantial fines and penalties. We are subject to similar regulations at our Canadian manufacturing facility.

Environmental laws and regulations may subject us to significant costs and liabilities.

        We are subject to various U.S. and Canadian environmental, health and safety laws and regulations, including those related to the discharge of hazardous materials into the air, water or soil and the generation, storage, treatment, handling, transportation, disposal, investigation and remediation of hazardous materials. Certain of these laws and regulations require our facilities to obtain and operate under permits or licenses that are subject to periodic renewal or modification. These laws, regulations or permits can require the installation of pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial fines or penalties.

        Certain environmental laws impose strict as well as joint and several liability for the investigation and remediation of spills and releases of hazardous materials and damage to natural resources, without regard to negligence or fault on the part of the person being held responsible. In addition, certain laws require and we have incurred costs for, the investigation and remediation of contamination upon the occurrence of certain property transfers or corporate transactions. We are potentially liable under these and other environmental laws and regulations for the investigation and remediation of contamination at properties we currently or have formerly owned, operated or leased and at off-site locations where we may be alleged to have sent hazardous materials for treatment, storage or disposal. We may also be subject to related claims by private parties alleging property damage or personal injury as a result of exposure to hazardous materials at or in the vicinity of these properties. Environmental litigation or remediation, new laws and regulations, stricter or more vigorous enforcement of existing laws and regulations, the discovery of unknown contamination or the imposition of new or more stringent clean-up requirements may require us to incur substantial costs in the future. As such, we may incur material costs or liabilities in the future.

We may have to utilize significant cash to meet our unfunded pension obligations, and postretirement health care liabilities and these obligations are subject to increase.

        Many of our employees at our West Hartford facility participate in our defined benefit pension plans. Under the terms of our current collective bargaining agreement, the accrual of benefits for employees participating in our bargaining unit pension plan was frozen effective December 31, 2012.

We also have a salaried pension plan. The accrual of benefits for employees participating in the salaried plan was frozen effective December 31, 2008. As of December 31, 2014 we had an unfunded pension liability. Declines in interest rates or the market values of the securities held by the plans, or other adverse changes, could materially increase the underfunded status of our plans and affect the level and timing of required cash contributions. To the extent we use cash to reduce these unfunded liabilities, the amount of cash available for our working capital needs would be reduced. Under the Employee Retirement Income Security Act of 1974, as amended, the Pension Benefit Guaranty Corporation ("PBGC"), has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the underfunded amount.

Our cash is highly concentrated with one financial institution.

        We have a concentration of cash in accounts with a single financial institution. Our holdings in this institution significantly exceed the insured limits of the Federal Deposit Insurance Corporation. Although we believe that the risk of loss associated with out uninsured deposit accounts is low given the financial strength and reputation of our depository institution, we could suffer losses with respect to the uninsured balances if the depository institution failed and the institution's assets were insufficient to cover its deposits and/or the United States government did not take actions to support deposits in excess of existing FDIC insured limits. Any such losses could have a material adverse effect on our liquidity, financial condition and results of operations.

Colt Defense's limited liability company agreement requires that we periodically distribute cash to members to permit them to pay income taxes that flow through to their tax returns.

        Under applicable U.S. federal and state tax law, our members are personally responsible for their pro rata share, based upon their ownership of our membership interests, of income taxes arising from our business and operations. We are required by Colt Defense's limited liability company agreement to make distributions of cash to our members periodically in connection with that personal liability. The United States government instituted higher marginal income tax rates in 2013 than had been in effect previously and certain states have also increased marginal income tax rates. Higher income tax rates are likely to increase the aggregate amount of tax distributions to our members. Further increases in marginal income tax rates or other significant changes to U.S. or state tax policy could have a material and adverse effect on our business, financial condition and results of operations. It should be noted that regardless of whether the Corporate Reorganization is completed, we will continue to have an obligation to make distributions of cash to fund the tax liability of our member or members. However, because of the steps already taken to date in connection with the Corporate Reorganization, our only members are taxed as corporations, and thus we anticipate the lower marginal rates applicable to corporations as compared to individuals will cause the overall amount of such distributions in future periods to be less than they would have been in the absence of these steps.

Our ability to bid for large contracts may depend on our ability to obtain performance guarantees from financial institutions.

        In the normal course of our business, we may be asked to provide performance guarantees to our customers in relation to our contracts. Some customers may require that our performance guarantees be issued by a financial institution in the form of a letter of credit, surety bond or other financial guarantee. A deterioration of our liquidity, credit rating or financial condition could prevent us from obtaining such guarantees from financial institutions or make the process more difficult or expensive. If we are not able to obtain performance guarantees or if such performance guarantees were to become expensive, we could be prevented from bidding on or obtaining certain contracts or our profit margins with respect to those contracts could be adversely affected, which could in turn have a material adverse effect on our revenue, financial condition and results of operations.

We may have exposure to additional tax liabilities which could have a material impact on our results of operations and financial position.

        As a company with international operations, we are subject to income taxes, as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide tax liabilities. Although we believe our estimates are reasonable, the ultimate outcome with respect to the taxes we owe may differ from the amounts recorded in our financial statements. If the Internal Revenue Service, or other taxing authority, disagrees with the positions we take, we could have additional tax liability, and this could have a material impact on our results of operations and financial position. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, changes in interpretations of tax laws, including pending tax law changes, changes in our manufacturing activities and changes in our future levels of research and development spending. In addition, the United States government and other governments are considering and may adopt tax reform measures that significantly increase our worldwide tax liabilities. There are several proposals under consideration in the United States to reform tax law, including proposals that may reduce or eliminate the deferral of U.S. income tax on our unrepatriated foreign earnings. A significant change to U.S. tax policy could have a material and adverse effect on our business, financial condition and results of operations.

 USE OF PROCEEDS

        We will not receive any cash proceeds after giving effect to the Exchange Offer and the Consent Solicitation or the Prepackaged Plan. The Old Notes exchanged in connection with the Exchange Offer or the Prepackaged Plan will be retired and cancelled and will not be reissued.

 BUSINESS

Company Overview

        We are one of the world's oldest and most renowned designers, developers and manufacturers of firearms for military, law enforcement, personal defense and recreational purposes. Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.

        On July 12, 2013, we acquired 100% ownership of New Colt, a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing us direct access to the commercial market for our rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

        From our inception and for over 175 years, we have distinguished ourselves by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P "Peacemaker" revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, "Colt" defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own. That Colt tradition continues to this day. The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world. These Colt rifles created the consumer MSR market in the United States. The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

        The "Colt" name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction. Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

        We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

Industry Overview

        We compete in the global firearms market. Our end customers encompass every segment of the firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

        Government funding for our military products is primarily linked to the spending trends of U.S., Canadian and other foreign military forces and national and border security agencies. U.S. federal budget constraints and the wind-down of military operations in Iraq and Afghanistan have reduced related U.S. defense spending from recent historical levels. Not unlike U.S. defense spending, law enforcement agencies at all levels of government (federal, state and municipal) are also experiencing budgetary pressures. Austerity measures are expected to pressure the European defense market spending. International markets outside of Europe appear to be less impacted by budget constraints.

        The U.S. commercial firearms market is driven by a growing array of products, a broadening user base and an industry concern regarding potential regulatory change. Our acquisition of New Colt in 2013 provided us with a broad handgun product offering, which we view as a driver of future growth for our business.

Going Concern

        During 2014 we faced increasing liquidity challenges as a result of several recent business trends impacting our current and forecasted revenues and cash flows. These trends included the continued decline in market demand for our commercial MSR, recent declines in demand for our commercial handguns, and delays in anticipated timing of U.S. Government sales, which includes foreign military sales through the U.S. Government and certain international sales. These trends are expected to continue to put pressure on our liquidity for the foreseeable future.

        Management's plan to mitigate the business risk associated with our increased liquidity challenges include: (i) seeking revenue growth financials across all sales channels, (ii) executing initiatives designed to optimize our performance and reduce costs, (iii) managing inventory levels for positive cash flow by focusing the production schedule on our backlog of firm commitments, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales, and (v) restructuring the Old Notes to reduce overall debt service costs pursuant to the Exchange Offer.

Our Outlook, Trends and Uncertainties

        We believe the competitive and evolving nature of the firearms industry provides both challenges to, and opportunities for, the continued growth of our business. Our outlook is driven by international, U.S. commercial and military demand for rifles, carbines and handguns, including a stable, base of U.S. Government business. Demand for our product in the various sales channels can vary as evidenced by our sales declines in 2014.

        Consumer reaction to perceived risks of gun control regulations, international sales volumes and timing, the U.S. Government's purchasing decisions and the pace at which we increase handgun production and the introduction of new products will influence our revenues and cash flows. As a result of the competitive and evolving nature of this industry, our revenue growth, profitability and backlog have been or may be negatively impacted, or we may be impacted in multiple ways, including, but not limited to, the following:

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  if we lose one or more of our top customers, or if one or more of these customers significantly decreases orders for our products;

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  if the U.S. military selects other small arms manufacturers to supply the M4 carbine for use by U.S. military personnel or we are not able to continue to successfully compete for international sales;

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  if commercial demand, which tends to be volatile, ebbs, or if new federal and state laws and regulations are enacted that limit our ability to continue selling our products we could experience a significant decline in commercial product orders and sales;

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  general economic and political conditions in the foreign markets where we currently, or may seek to do business, may impact our international sales, as such conditions may cause customers to delay placing orders or to deploy capital to other governmental priorities; and

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  we may not be able to identify businesses that we can acquire on acceptable terms; we may not be able to obtain necessary financing or may face risks due to indebtedness; and our acquisition strategy may incur significant costs or expose us to numerous risks inherent in the acquired business's operations.

        Other factors, including those that may impact our prospective industry trends and uncertainties, are described under "Risk Factors."

Business Segment

        The manufacture and sale of firearms represents our core business, as all operations are conducted through this segment. The firearms segment consists of two operating segments, firearms and spares/other. These operating segments have similar economic characteristics and have been aggregated into our only reportable segment. The firearms segment designs, develops and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.

Products

        Our name, products and services connote quality, reliability, performance and integrity in the U.S., Canada and around the world. We believe these strengths facilitate sales of our products and allow us to expand our sales of firearms and related products and services.

        Our product line and new product developments include:

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  Handguns—pistols and revolvers.

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  Long guns & regulated offerings—global military and law enforcement products, and commercial rifles and carbines.

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  A range of firearms-related parts, training, services and brand licensing.

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  Below is a brief description of some of our significant products.

  Handguns

        Since our inception over 175 years ago, we have manufactured a variety of handguns for military, law enforcement and commercial users both domestically and abroad.

        Starting with Samuel Colt's first commercially successful revolver, patented in 1836, we have been known for revolvers. We continue to produce and adapt our legendary Single Action Army revolver, first sold in 1870s. The Single Action Army is the oldest continually produced product in Colt's family of firearms. It is a single action revolver that has been called "The Gun that Won the West." Also called the Colt "Model P," the Single Action Army is produced in three barrel lengths, various calibers, and is sold today in limited quantities to the collector's segment of the market.

        In 1911, following a multi-year competition, the U.S. Army adopted the Colt M1911 pistol as its standard-issue sidearm. A semi-automatic, magazine fed pistol, originally introduced in ..45 caliber, the M1911 pistol remained the U.S. Armed Forces' standard-issue pistol until 1985. During World Wars I and II, we delivered approximately 2.5 million M1911 variants to the U.S. Government. The M1911 is known to Colt family of handguns as the "Model O." Today we manufacture over 30 different Model O pistols for competition, personal defense, recreation, and for collectors alike. In 2012, we were awarded a contract by the U.S. Government to deliver a new Close Quarters Combat Pistol to the United States Marine Corps. Designated the M45A1, the Colt Marine Pistol, a derivative of the original M1911, is also available as a commercial product offering.

  Long guns & regulated offerings

        We have a long history of manufacturing rifles and carbines for the U.S. government and our international customer base and more recently for our commercial customer base.

        The M16 is a 5.56mm fully/semi-automatic, air-cooled, magazine-fed, gas-operated rifle. This rifle has been produced by us since the 1960s, and until the transition to the M4 carbine, it was the standard weapon of issue for the U.S. Army. The M16A4 rifle version features a removable carrying handle with an integral rail-mounting system.

        The M4 carbine, the standard weapon of issue for the U.S. Army, was first approved for use by the U.S. military in 1993. Due to its size and performance, it is not only well suited for special operations and elite battle units of the U.S. military and similar units of other militaries, but also for general purpose forces as well. Like the M16, the M4 is a 5.56mm fully/semi-automatic, air-cooled, magazine-fed, gas-operated carbine. The M4 carbine is designed for simplicity of operation, maximum interchangeability of parts with the M16 and ease of maintenance. This combination of favorable characteristics has contributed to a durable, high performance system with low life cycle maintenance costs. The M4 carbine features a four-position sliding butt stock allowing it to adapt to soldiers of different sizes and physical characteristics as well as various firing positions. The M4 carbine is the first military weapon to fully utilize the flat top upper receiver, which provides the user flexibility in accessorizing the weapon.

        Variations of the M4 carbine and M16 rifle offered include, among others: the M4 Commando, C8 carbine, C8SFW, C7 rifle, Infantry Automatic Rifle, Sub-Compact Weapon and the 9mm Submachine Gun.

        The CM901® modular weapon system is a modular carbine that can change calibers in the field, from 5.56mm up to and including 7.62 × 51mm NATO. The CM901 is a fully/semi-automatic, air-cooled, magazine-fed, gas-operated carbine. By simply disengaging the take-down and pivot pins on the universal lower receiver, the user can quickly change from a 5.56mm close quarter battle short barrel configuration to a full length 7.62 × 51mm extended range carbine configuration. The CM901 has a free-floating barrel system to improve operator accuracy and hit probability. With an adaptor, the CM901 is designed to accept all legacy M4/M16 Colt upper receiver assemblies making it both compatible with our customers' current M4/M16 inventory and familiar in functionality to the soldier.

        The Colt P0923 Advanced Piston Carbine is a modular, 5.56mm, piston-operated, lightweight, magazine-fed carbine with a one-piece upper receiver, which is capable of firing in automatic and semi-automatic modes. The Colt P0923 incorporates a unique articulating link piston operating system that reduces the inherent stress in the piston stroke by allowing for deflection and thermal expansion. The P0923 is specifically designed for ease of cleaning, disassembly, and assembly of the carbine.

        Our commercial rifle and carbine product line includes numerous variants of our military rifles and carbines. Based on the battle tested and proven M4 design, the LE6920 and LE6940 family of carbines include over 20 models for sportsmen and hunters alike. Options range in packages available in color variations, furniture options, and barrel weights. For the traditionalist civilian marksman, we continue our M16 legacy in an AR15 variant. Colt M16/AR15 variants are available with a 20" barrel fixed stock as well as differentiating options comparable to the LE6920/LE6940 series. Also available in a commercial rifle, the modular LE901®, a variant of the CM901 permits users to swap between upper receivers of 5.56 × 45mm NATO and 7.62 × 51mm NATO by a simple and quick conversion method.

        We also offer precision bolt action rifles in the M2012 line to our commercial customer base. The M2012 platform is geared towards the long range shooting enthusiast and comes in .308 Winchester and .260 Remington calibers.

        The M240 and M249 family of machine guns and their components are manufactured by us for sale exclusively to the U.S. Government. The M240 is a belt-fed, gas-operated medium machine gun that utilizes the 7.62 × 51mm NATO cartridge. The M249 is a belt-fed, gas-operated light machine gun that utilizes the 5.56 × 45 mm NATO cartridge.

        We offer our U.S. Government, international military and law enforcement customers several variations of the M203 and the Eagle Grenade launcher. Both grenade launching systems are single-shot, breech-loaded 40 mm weapons specifically designed to attach to the M4/M16 family of weapons. The M203 and the Eagle Grenade launcher can each be operated as completely independent weapons when dismounted from their M4/M16 family platforms.

  A range of firearms-related parts, training, services, and brand licensing

        We produce and provide spare parts and overhaul services for certain U.S. Government and international customers. We also provide engineering services to the Canadian Government. Due to the flexibility of our small arms weapons systems, we offer our customers procurement services whereby we will accessorize the small arms we sell to meet the customer's specifications. M4 carbines, M16 rifles and other variants are the platform for the U.S. military's current generation modular weapon system, which incorporates a rail adapter system into the weapons. These rail systems provide multiple mounting surfaces for various accessory devices, including flashlights, optical sights, thermal sights, laser sighting, and other targeting devices. Accordingly, there is a large base of components using the rail adapter system and a significant investment by the U.S. military and foreign countries in these components. On a limited basis, we also produce subcomponents for other prime government defense contractors.

        For the commercial customer, we sell spare parts and accessories to repair, replace and upgrade current configurations; from 1911 variants to M4/LE6920 variations. Magazines are sold in various calibers and capacity for current and legacy products. These components are sold through standard distribution channels as well as directly to the consumer via our online web store. Through the online web store, we also offer a line of branded products, including promotional items. Shooting accessories such as optics, holsters, and cases are also available.

        We provide armorer and tactical training courses for the law enforcement, government and international community. Armorer's courses cover product design, theory, compatibility, assembly, disassembly, maintenance and troubleshooting. Tactical training courses are live fire courses geared to address the use of tactical rifles and handguns in various "real life" scenarios.

        We provide a product service center for repairs, refinishing and upgrading of current and select non-current Colt firearms. We employ a full staff of in-house gunsmiths who handle a variety of post-sale services.

        The Colt name is one of the most widely recognized trademarks in the world. We partner with select companies to license our name across both firearm and non-firearm merchandising. A selection of products we currently license includes MSRs, .22 caliber firearms, airsoft and pellet replicas, as well as a line of Colt knives and other accessories.

Research and Development

        We conduct research and development activities continuously to enhance our existing products, to develop new products to meet our customers' needs and requirements and to address new market opportunities. Our ability to compete for new sales in every channel depends, to a large extent, on the success of our product development programs at creating innovations and improvements. For a discussion of risks associated with product development, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

Co-Production Programs

        We have entered into co-production transactions with partners in foreign countries, including Canada and Malaysia, and we continue to be willing to enter into new relationships. All manufacturing license agreements that we enter into with non-U.S. counterparties have finite terms and require approval by the U.S. State Department.

Customer and Customer Concentration

        We sell our products and services to a customer base that includes:

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  U.S. Government, including the Foreign Military Sales Program ("FMS") sales by the U.S. Government;

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  Canadian Government;

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  Direct military and law enforcement sales to other foreign governments;

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  Domestic law enforcement agencies and select distributors servicing law enforcement agencies;

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  Select licensed distributors in the United States and internationally;

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  Select large retailers in the United States;

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  Dealer and consumer direct ; and

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  On-line retail store, www.colt.com from which we sell Colt accessories, parts, branded products, apparel and related shooting supplies.

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  A significant portion of our net sales is derived from a limited number of customers. For additional information on customer concentration and related risks, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

Government Contracts

        Our U.S. Government business is performed under fixed-price contracts pursuant to which the U.S. Government ordinarily commits to purchase a minimum quantity over a multi-year period, but has the option to purchase a greater quantity at a pre-committed price. Substantially all of our contracts have been awarded to us after competitive solicitations. There is intense competition for the U.S. Government contracts for which we compete.

        U.S. Government contracts are, by their terms, subject to termination by the U.S. Government for either its convenience or default by the contractor. Termination for convenience is at the U.S. Government's discretion and occurs when there is a determination that termination of the contract is in the U.S. Government's interest, such as when there is a change in the U.S. Government's needs. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred.

        In certain instances, contracts with the U.S. Government are negotiated on a sole-source, non-competitive, basis. In those instances, the U.S. Government regulates the methods under which costs are allocated to the contract. Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses, and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes.

        We are subject to a variety of audits performed by U.S. Government agencies in connection with our U.S. Government contracts. Such audits can occur prior to, during or after the completion of a given contract.

        Since 1976, our Canadian subsidiary and its predecessor have served as the Government of Canada's Strategic Source for Small Arms. This relationship requires our Canadian subsidiary to work closely and cooperate with the Department of National Defense and Canadian Forces regarding the design, development, manufacture, testing and overhaul of small arms, including but not limited to the C7 and C8 family of weapons, and to maintain the Small Arms Center for Excellence, the Canadian Government's center to test, improve and develop small arms.

        For a discussion of risks associated with U.S. and Canadian government contracts, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

Marketing and Distribution

        Our marketing strategy focuses on the following three specific sales channels: (1) the U.S. and Canadian Governments; (2) the international market; and (3) the U.S. commercial and law enforcement markets.

        U.S. and Canadian Government sales typically consist of sales to the U.S. Department of Defense, the Canadian Department of National Defense and other U.S. and Canadian agencies. For the U.S. and Canadian Governments, we utilize a direct sales force that maintains significant interaction with the customer and end user. This level of interaction enables us to respond to feedback and guidance from end users on a real-time basis.

        International sales are ordinarily to a military or law enforcement unit of a foreign government. We interact with the international market through a global network of independent, commission-based sales representatives, as well as a direct sales force. Sales representatives work in coordination with our direct sales force in promoting our products, identifying opportunities, submitting quotes and bids, finalizing sales contracts and associated paperwork and providing delivery and after-sale support. Our products also enter the international market via the U.S. Government FMS program. FMS sales, which we characterize as sales to the U.S. Government for financial reporting purposes, are sales to the U.S. Government for the benefit of a foreign end-user, to which the product is shipped.

        U.S. Commercial and law enforcement sales consist of sales to distributors, independent dealers, big-box retailers and law enforcement agencies. We interact with commercial and law enforcement customers through both a direct sales force and a domestic network of independent, commission-based sales representatives. Our marketing strategy consists of print and digital advertising, social and electronic media, participation at domestic and international trade shows, in-store retail merchandising initiatives and direct customer relationships. Our products are featured in numerous trade magazines, including American Rifleman, Guns & Ammo and Gun Digest.

Sources and Availability of Raw Materials

        The raw materials in our products consist primarily of steel, aluminum and polymers. We purchase bar steel and aluminum forgings for machining operations that we conduct at our facilities. Most of our purchased inventory consists of parts that are already fully or partially machined or processed. Critical machined and processed purchased parts are manufactured pursuant to proprietary specifications. In some cases, we are dependent on sole-source suppliers. In order to mitigate the risk associated with sole-source suppliers, we typically enter into long-term or volume purchase arrangements. We have also broadened our supplier base for certain parts. We have not been materially adversely affected by price fluctuations relating to essential raw materials.

Backlog

        Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped. Commercial orders received that have not yet shipped could be cancelled, particularly if demand were to suddenly decrease.

Competition

        The markets we serve are highly competitive. Our principal competitor for U.S. Government business has been FN Manufacturing. We also face competition for U.S. Government business from smaller companies that compete for small business set-aside contracts. Although we anticipate that robust competition for U.S. military contracts will continue to exist, entrance barriers are high due to rigorous production and quality standards to which defense contractors are subject. Accordingly, we believe that our ability to ship large quantities of high-quality product on time and our long track record provide us with a competitive advantage over potential new entrants into this market.

        In Canada, we are the exclusive supplier of the C7 rifle and C8 carbine to the Canadian Department of National Defense and are the center of excellence with respect to other small arms projects for the Canadian Government.

        Outside Canada and the United States, our principal competitors for foreign military and law enforcement sales are foreign small arms manufacturers. In countries that already have inventories of M16 rifles and M4 carbines in service as a result of prior purchases directly from us or through the U.S. Government's FMS program, we believe our incumbency provides a competitive advantage.

        The U.S. commercial firearms market is highly competitive. The market is dominated by a small number of well known manufacturers. In the MSR market, we compete primarily with Bushmaster, DPMS, Daniels Defense and Smith & Wesson. A significant portion of our handgun sales are 1911 model variants. In this market, our primary competition is Kimber, Smith & Wesson and Remington.

Intellectual property

        We own certain trademarks that have been associated with the Colt business since its earliest days, including the Colt® name, the Colt mark, , and the Rampant Colt mark, . These trademarks and other common-law and registered trademarks are used to identify our products and services. We also license certain of these trademarks to others for use in connection with a range of products that do not compete with our own products. Certain of our trademarks are registered in the United States and in certain foreign jurisdictions.

        Our proprietary firearms technology consists primarily of trade secrets, such as proprietary drawings and know-how, and also includes patents and other intellectual property rights. We engage in a number of measures to protect our trade secrets. We also identify and protect with patents those patentable inventions generated by our ongoing research and development activities that we believe may provide us with a competitive advantage or other future value. Patents are filed and maintained in the United States, Canada and other jurisdictions as appropriate.

        We have entered into manufacturing licenses with third parties pertaining to portions of our firearms technology. The U.S. Government is licensed to use our M16 rifle and M4 carbine technology for competitive procurements for military use. The Canadian Government has been licensed to use our M16 rifle and M4 carbine technology for its military and law enforcement needs. We also have entered into a license agreement with a manufacturer in Malaysia pursuant to which the manufacturer will assemble the M4 carbine and machine certain components for use in that country.

        For a discussion of risks associated with our intellectual property, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

Environmental laws and regulations

        We are subject to various federal, state, local, provincial and foreign laws and regulations governing the protection of human health and the environment. In 2014, we did not make any significant capital expenditures for equipment required by environmental laws and regulations. For a discussion of risks associated with environmental compliance, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

Employees

        As of March 1, 2015, we had approximately 677 active, full-time employees, of whom 589 were located in the U.S. and 88 were located in Canada. In the U.S., approximately 72% of our workforce is represented by a union and is covered by a collective bargaining agreement that became effective April 1, 2014 and expires on March 31, 2019. As of April 1, 2013, all of our U.S. employees participate in a new consumer-directed health plan. In addition, all employees who are subject to the collective bargaining agreement and who commenced service after April 1, 2012, are not eligible to participate in the hourly defined benefit plan. Instead, they are eligible to participate in our defined contribution retirement plan.

        None of our Canadian employees are subject to a collective bargaining agreement. Of our total workforce, 570 were directly or indirectly involved in the production process. For a discussion of the risks associated with labor, see "Risk Factors" in this Offer to Exchange and Disclosure Statement.

 TRANSACTIONS WITH RELATED PARTIES

Financial advisory agreements

        On July 9, 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC ("Sciens Management"), which through its affiliates beneficially owns a substantial portion of Colt Defense's limited liability interests and whose managing member is also a member of Colt Defense's Governing Board. Under the terms of the agreement, Colt Defense pays Sciens Management an aggregate annual retainer of $0.4 million. On July 12, 2013, Colt Defense entered into a consulting services agreement ("Consulting Agreement") with Sciens Institutional Services LLC ("Sciens Institutional"), an affiliate of Sciens Management. Affiliates of Sciens Institutional beneficially own a substantial portion of Colt Defense's limited liability interests and its managing member is a member of Colt Defense's Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $0.7 million payable quarterly in advance. John P. Rigas, one of Colt Defense's managers, is a partner and the sole manager and unit holder of Sciens Management. Furthermore, Daniel J. Standen, one of Colt Defense's managers, is a partner of Sciens Capital Management. Colt Defense has agreed to indemnify Sciens Management and Sciens Institutional Services LLC for losses relating to the services contemplated by these agreements. Sciens Management and Sciens Institutional Services LLC receive from Colt Defense from time to time additional investment banking and other fees for services provided.

        The cost for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were $0.8 million for the nine months ended September 28, 2014. They are recorded within general and administrative expenses in the consolidated statements of operations.

Services agreement

        On July 12, 2013, Colt Defense and Colt's Manufacturing entered into a services agreement ("Archives Agreement") with Colt Archive Properties LLC ("Archives Properties"), one of the owners of which is a member of Colt Defense's Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense's limited liability interests. Under the Archives Agreement, Colt's Manufacturing agrees to provide designated employees to provide services to Archive Properties for an initial annual fee of $0.2 million payable quarterly in arrears. We record revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

Lease Agreement

        On October 25, 2012, we signed an amendment to the operating lease with NPA Hartford LLC, a related party, for our corporate headquarters and primary manufacturing facility in West Hartford, Connecticut. The lease amendment extends our lease for three years to October 25, 2015. The terms of the lease agreement include monthly rent of $68,750 in the first year of the extension period and a 2% rent increase in each of the two subsequent years of the extension period. We are responsible for all related expenses, including, taxes, maintenance and insurance. Certain of the principals of Sciens Management and certain of Colt Defense's managers (including John P. Rigas and Daniel J. Standen), have a direct and/or indirect ownership interest in NPA Hartford LLC.

        The rent expense for the nine months ended September 28, 2014 was $0.6 million.

Distributions to members of Colt Defense

        Colt Defense is currently treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt

Defense is reported to its members for inclusion in their respective income tax returns. The limited liability agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income; except that, for purposes of calculating the amount of any such distributions, the Current Asset Credit Facility requires that taxable income be reduced by prior losses allocated to the members in taxable periods beginning after February 9, 2015. Each member's tax distribution is generally equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the amount of the Colt Defense's taxable income allocated to such member, to the extent that the Governing Board determines that sufficient funds are available. If the Corporate Reorganization is completed, Colt Defense will become a "disregarded entity" as a result of being 100% owned by a corporate subsidiary of New Parent, but will continue to have an obligation to make distributions of cash to fund such member's tax liability. However, as a result of the steps of the Corporate Reorganization completed to date, our members are taxed as corporations. Thus, we anticipate the lower marginal rates applicable to corporations as compared to individuals will cause the overall amount of such distributions in future periods to be less than they would be absent these steps.

        The amounts of these distributions to members to fund their allocable shares of taxable income were $0.7 million in during the year ended December 31, 2014 that had been accrued in prior periods. No such amount was accrued during the year ended December 31, 2014.

Colt Security LLC

        Effective January 1, 2009, Colt Security LLC ("Colt Security"), a wholly owned subsidiary of Colt Defense Employee Plan Holding Corp. ("E-Plan Holding"), assumed responsibility for providing security guards at our West Hartford, Connecticut facility pursuant to an employee leasing agreement with us. At the same time, Colt Security hired all of our security personnel. In connection with the steps of the Corporate Reorganization taken to date, E-Plan Holding merged with New Parent on April 8, 2015, with the result that Colt Security is now owned by New Parent. Colt Security invoices us for the gross payroll cost, without markup, for each leased employee and, in addition, we pay a management fee of $1,000 per month.

 THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Purpose of the Exchange Offer and the Consent Solicitation

        The Exchange Offer and the Consent Solicitation are critical components of our plan to restructure our balance sheet without involving a filing under the Bankruptcy Code. The Exchange Offer is designed to reduce the overall amount of our debt, reduce total cash interest payments, extend the maturity for the debt exchanged, and place us in a better position to attract new financing in the years to come. We believe the Exchange Offer will also improve our performance and customer relations by addressing the key issues relating to our viability as a going concern.

        None of us, the Exchange Agent, the Information Agent, the Trustee, or the affiliates of any of them makes any recommendation as to whether holders of Old Notes should tender their Old Notes pursuant to the Exchange Offer and deliver their Consents pursuant to the Consent Solicitation. Each holder must make its own decision as to whether to tender its Old Notes and to deliver its Consents, and, if so, the principal amount of Old Notes as to which action is to be taken.

Terms of the Exchange Offer and the Consent Solicitation

  General

        Upon the terms and subject to the conditions set forth in this Offer to Exchange and Disclosure Statement and the Consent and Letter of Transmittal, Colt is offering to exchange New Notes for any and all validly tendered (and not validly withdrawn) and accepted outstanding Old Notes.

        In addition, Colt is soliciting consents (the "Consents") from registered holders of Old Notes to the proposed amendments (the "Proposed Amendments") to the indenture, dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013, the "Old Notes Indenture"), by and among Colt Defense, Colt Finance, the subsidiary guarantors party thereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee. The purpose of the Consent Solicitation is to obtain the Consents required to adopt the Proposed Amendments, which would, among other things, eliminate or waive substantially all of the restrictive covenants contained in the Old Notes Indenture and the Old Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance, contained in the Old Notes Indenture and the Old Notes.

        A holder who tenders its Old Notes pursuant to the Exchange Offer is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of Old Notes tendered by such holder. A holder who tenders its Old Notes pursuant to the Exchange Offer must also vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid. Such holder, if tendering Old Notes through ATOP, must also deliver the Beneficial Ballot to its nominee to vote to accept the Prepackaged Plan or, if tender of Old Notes is not being made through ATOP, submit the Beneficial Ballot to accept the Prepackaged Plan to the Voting Agent.

        If the requisite Consents are received from the holders of Old Notes and the Supplemental Indenture has become operative, the Proposed Amendments will be binding on all holders of Old Notes. Accordingly, consummation of the Exchange Offer and the adoption of the Proposed Amendments may have adverse consequences for holders who elect not to tender Old Notes affected thereby in the Exchange Offer. See "—Proposed Amendments."

        Colt's obligation to accept Old Notes that are tendered is subject to, among other things, the conditions described under "—Conditions of the Exchange Offer and the Consent Solicitation."

        From time to time after the Expiration Date, we or our affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offer or any New Notes issued in the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offer, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the Old Notes or the New Notes), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

  Exchange Offer Consideration

        In exchange for each $1,000 principal amount of Old Notes and integral multiples thereof (excluding accrued and unpaid interest) validly tendered and not validly withdrawn on or prior to the Expiration Date and accepted by Colt, participating holders of Old Notes will receive $300 principal amount of New Notes as the "Exchange Consideration" described in the table on the front cover of this Offer to Exchange and Disclosure Statement.

        Colt will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating holder. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes validly tendered (and not validly withdrawn) and accepted by Colt will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

  Consent Payment

        In exchange for the Consent for each $1,000 principal amount of Old Notes and integral multiples thereof validly delivered and not validly revoked on or prior to the Consent Expiration Time and accepted by Colt, participating holders of Old Notes will receive $50 of New Notes as the "Consent Payment" described in the table on the front cover of this Offer to Exchange and Disclosure Statement. A holder will only receive the Consent Payment if such holder validly delivers and does not validly revoke its Consent on or prior to the Consent Expiration Time, and such Consent is accepted by Colt. The Consent Payment will only be payable upon the successful consummation of the Exchange Offer.

  Accrual of Interest

        Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by Colt in the Exchange Offer will be entitled to receive accrued and unpaid interest, if any, on their exchanged Old Notes up to, but not including, the Settlement Date in the form of New Notes in the following amounts: per $1,000 of accrued and unpaid interest on their accepted Old Notes, holders will receive $300 in principal amount of New Notes and the total principal amount of such New Notes will be rounded down to the nearest $1,000 principal amount of such New Notes. Such amount will be in addition to the Exchange Consideration or Total Consideration that such holder would receive in the Exchange Offer and the Consent Solicitation, as applicable.

        Under no circumstances will any special interest be payable because of any delay in the delivery of New Notes to any holder of Old Notes with respect to the New Notes to be received in exchange for the Old Notes or otherwise.

        Colt will pay all reasonable fees and expenses of the Exchange Agent and the Information Agent in connection with the Exchange Offer and the Consent Solicitation.

  Expiration Date; Consent Expiration Time, Withdrawal Deadline; Settlement Date

        The Exchange Offer and the Consent Solicitation for the Old Notes will expire at midnight, New York City time, on May 11, 2015 unless it is extended by Colt (such time and date, as the same may be extended, the "Expiration Date").

        Holders who desire to receive the Total Consideration (as described in the table on the front cover of this Offer to Exchange and Disclosure Statement), with respect to their Old Notes must consent to the Proposed Amendments, tender their Old Notes and vote to accept the Prepackaged Plan on or prior to midnight, New York City time, on May 11, 2015, unless extended (such time and date, as the same may be extended by Colt, the "Consent Expiration Time"). Holders who tender their Old Notes, deliver their Consents and vote to accept the Prepackaged Plan after the Consent Expiration Time will receive only the Exchange Consideration.

        Tenders of Old Notes may be withdrawn and Consents may be revoked on or prior to midnight, New York City time, on May 11, 2015, unless extended by Colt (such time and date, as the same may be extended, the "Withdrawal Deadline"). Holders may withdraw tendered Old Notes and revoke Consents on or prior to the Withdrawal Deadline, but holders may not withdraw tendered Old Notes or revoke Consents after the Withdrawal Deadline. Holders who desire to tender their Old Notes pursuant to the Exchange Offer must consent to the Proposed Amendments.

        Colt plans to issue the New Notes in exchange for the Old Notes tendered in the Exchange Offer as soon after the Expiration Date as practicable, but not, in any event, later than on the third business day following the Expiration Date (such date, the "Settlement Date"); provided, however, that if the Prepackaged Plan is consummated, the issuance and delivery of the New Notes will be governed by the Prepackaged Plan.

  Extension, Termination or Amendment

        Subject to the applicable regulations of the SEC, Colt expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer or the Consent Solicitation shall have occurred or shall have been determined by Colt to have occurred, to extend the period during which the Exchange Offer and the Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer and the Consent Solicitation, all Old Notes previously tendered and not withdrawn will remain subject to the Exchange Offer, and all Consents previously delivered and not revoked will remain subject to the Consent Solicitation, and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by Colt. See also "—Announcements."

        Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Old Notes tendered pursuant to the Exchange Offer and all Consents delivered pursuant to the Consent Solicitation. If Colt makes a change that it determines to be material in any of the terms of the Exchange Offer or the Consent Solicitation, or waives a condition of the Exchange Offer or the Consent Solicitation that Colt determines to be material, Colt will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional exchange offer documents and extend the Exchange Offer and the Consent Solicitation and withdrawal and revocation rights as it determines necessary and to the extent required by law. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal or revocation rights if those rights had previously expired, except as specifically provided above.

        Colt may terminate or withdraw at its sole discretion the Exchange Offer and the Consent Solicitation at any time and for any reason, including if any condition is not satisfied on or after the Expiration Date. In no event will the expiration, termination or withdrawal of the Exchange Offer or the failure by Colt to accept any Old Notes tendered in the Exchange Offer affect the validity of a vote accepting the Prepackaged Plan.

        There can be no assurance that Colt will exercise its right to extend, terminate or amend the Exchange Offer or the Consent Solicitation. During any extension and irrespective of any amendment to the Exchange Offer or the Consent Solicitation, all Old Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and all Consents previously delivered and not revoked will remain subject to the Consent Solicitation, and may be accepted thereafter by Colt, subject to compliance with applicable law. In addition, Colt may waive conditions without extending the Exchange Offer or the Consent Solicitation in accordance with applicable law.

  Announcements

        Any extension, termination or amendment of the Exchange Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which Colt may choose to make such announcement, Colt will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that Colt deems appropriate. See also "—Extension, Termination or Amendment."

Proposed Amendments

        The Old Notes have been issued pursuant to the Old Notes Indenture. In general, the Proposed Amendments would delete in their entirety or waive many of the restrictive covenants and references thereto contained in the Old Notes Indenture and the Old Notes as well as certain events of default, waive compliance with a covenant in certain circumstances, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including, in some cases, certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes.

        The Proposed Amendments to the Old Notes Indenture would delete the covenants and certain other provisions listed below and references thereto in their entirety from the Old Notes Indenture, as well as the defined terms and other references related to such covenants and provisions, but made irrelevant as a result of their deletion.

Section 1.3	(Incorporation by Reference of Trust Indenture Act)
Section 3.2	(Limitation on Indebtedness)
Section 3.3	(Limitation on Restricted Payments)
Section 3.4	(Limitation on Restrictions on Distributions from Restricted Subsidiaries)
Section 3.6	(Limitation on Liens)
Section 3.8	(Limitation on Affiliate Transactions)
Section 3.11	(SEC Reports)
Section 3.12	(Future Subsidiary Guarantors)
Section 3.13	(Maintenance of Office or Agency)

Section 3.14	(Corporate Existence)
Section 3.15	(Payment of Taxes and Other Claims)
Section 3.17	(Compliance Certificate)
Section 3.18	(Further Instruments and Acts)
Section 3.20	(Statement by Officers as to Default)
Section 3.21	(Effectiveness of Covenants—deleting clauses (b), (c), (d) and (e))
Section 4.1	(Merger and Consolidation)
Section 6.1	(Defaults and Remedies—deleting clauses (3), (5), (6), (7), (8), (9) and (10) relating to covenant or warranty breaches, cross-acceleration rights and defaults related to certain bankruptcy events)
Section 8.2	(Conditions to Defeasance—deleting clauses (2), (3), (4), (5), (6), (7) and (8) specifying conditions to legal or covenant defeasance)
Section 9.3	(Compliance with Trust Indenture Act)
Section 12.1	(Trust Indenture Act Controls)
Section 12.13	(Qualification of Indenture)

        In addition to the foregoing, execution and delivery of the Consent and Letter of Transmittal will constitute an express waiver with respect to all claims against Colt and of any breach that may otherwise arise under the Old Notes Indenture. The Proposed Amendments will also delete defined terms to the extent such terms are no longer used in the Old Notes Indenture, eliminate section references that cease to have meaning by virtue of the changes made by the Proposed Amendments and effect certain other conforming changes.

        The Proposed Amendments with respect to the Old Notes represent a single proposal for the Consent Solicitation, and a consenting holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to the Proposed Amendments.

        A holder who tenders its Old Notes pursuant to the Exchange Offer is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of Old Notes tendered by such holder. A holder who tenders its Old Notes pursuant to the Exchange Offer must also vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid. Such holder, if tendering Old Notes through ATOP, must also deliver the Beneficial Ballot to its nominee to vote to accept the Prepackaged Plan or, if tender of Old Notes is not being made through ATOP, submit the Beneficial Ballot to accept the Prepackaged Plan to the Voting Agent. The completion, execution and delivery of a Consent and Letter of Transmittal in connection with a tender of Old Notes pursuant to the Exchange Offer (or delivery of an Agent's Message if the Old Notes are tendered pursuant to the book-entry delivery procedures described under "—Acceptance of Old Notes and Acceptance of Consents") will be deemed to constitute the delivery of Consents with respect to the Old Notes tendered. Holders that have delivered Consents and tendered Old Notes may revoke their Consents only by validly withdrawing the previously validly tendered Old Notes to which such Consents relate. In each instance, any withdrawal or revocation is subject to the procedures described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Exchange Offer and Consent Solicitation." A holder that validly withdraws its previously validly tendered Old Notes will be deemed to have revoked the Consents to which such Old Notes relate.

        It is expected that the supplemental indenture (the "Supplemental Indenture") to the Old Notes Indenture giving effect to the Proposed Amendments will be executed promptly following receipt of the requisite Consents, but in any event not on or prior to the later of the Consent Expiration Time and the Withdrawal Deadline (the "Consent Time"). The Proposed Amendments will become operative immediately prior to the acceptance of such Old Notes pursuant to the Exchange Offer. With respect to the Old Notes, if the Proposed Amendments are adopted and the Exchange Offer is completed, such Old Notes that are not tendered pursuant to the Exchange Offer, will remain outstanding but will be subject to the terms of the Old Notes Indenture, as modified by the Supplemental Indenture.

        In order for the Proposed Amendments to be adopted with respect to the Old Notes Indenture, such Proposed Amendments must be consented to by the holders of a majority of the outstanding principal amount of Old Notes. For purposes of the solicitation of Consents from the holders of Old Notes, $250.0 million aggregate principal amount of Old Notes are deemed outstanding and entitled to consent to the Proposed Amendments with respect to the Old Notes Indenture.

Acceptance of Old Notes and Acceptance of Consents

        If the conditions to the Exchange Offer and the Consent Solicitation are satisfied, or if Colt waives all of the conditions that have not been satisfied, Colt intends to accept for exchange at the Settlement Date, after it receives properly completed and duly executed Consents and Letters of Transmittal or Agent's Messages with respect to any and all of the Old Notes validly tendered (and not validly withdrawn), the Old Notes to be exchanged by notifying the Exchange Agent of Colt's acceptance, subject to the terms and conditions set forth in the Exchange Offer. The notice may be oral if Colt promptly confirms such notice in writing.

        Colt expressly reserves its right, in its sole discretion, to delay acceptance for exchange of Old Notes tendered under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that Colt issue or pay the offered consideration, as applicable, or return the Old Notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept any Old Notes not previously accepted, (1) if any of the conditions to the Exchange Offer shall not have been satisfied and such conditions are not waived by Colt, or (2) in order to comply in whole or in part with any applicable law.

        In all cases, the Total Consideration or Exchange Consideration, as applicable, for Old Notes tendered pursuant to the Exchange Offer will be made only after timely receipt by (A) the Exchange Agent of (1) certificates representing the Old Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes into the account established at The Depository Trust Company ("DTC"), (2) the properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) or an Agent's Message in lieu thereof, and (3) any other documents required by the Consent and Letter of Transmittal and (B) the Voting Agent of a properly completed and executed Ballot with respect to such Old Notes and any required signatures, guarantees and other documents required by the Ballot. The Exchange Offer and the Consent Solicitation are scheduled to expire on the Expiration Date, unless extended by Colt, at its sole discretion.

        For purposes of the Exchange Offer, Colt will have accepted validly tendered (and not validly withdrawn) Old Notes, if, as and when Colt gives oral or written notice to the Exchange Agent of Colt's acceptance of the Old Notes for exchange pursuant to the Exchange Offer. In all cases, exchange of, and payment for, Old Notes pursuant to the Exchange Offer will be made by the deposit of any Total Consideration or Exchange Consideration, as applicable, with the Exchange Agent (or upon the Exchange Agent's instructions, DTC), which will act as your agent for the purposes of receiving New Notes from Colt and delivering such New Notes to you at such times specified in this Offer to Exchange and Disclosure Statement. If, for any reason whatsoever, acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after Colt's acceptance of the Old Notes) or Colt extends the Exchange Offer and the Consent Solicitation or is unable to accept the Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to Colt's rights set forth herein, Colt may instruct the Exchange Agent to retain tendered Old Notes, and those Old Notes may not be withdrawn, subject to the limited circumstances described in "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Exchange Offer and Consent Solicitation" below.

        Tender of Old Notes pursuant to the Exchange Offer, as well as Consents with respect to the Old Notes pursuant to the Consent Solicitation, will be accepted only in principal amounts equal to permitted denominations for such Old Notes. The permitted denominations for the Old Notes are $1,000 and integral multiples of $1,000 in excess thereof. Colt will not accept any tender that would result in the issuance of less than $1,000 principal amount and integral multiples of $1,000 in excess of $1,000 of New Notes to a participating holder. The aggregate principal amount of New Notes issued to each participating holder for all Old Notes validly tendered (and not validly withdrawn) and accepted by Colt will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding. Old Notes that are tendered but not accepted will be returned to the tendering holder as promptly as practicable, and previously delivered corresponding Consent delivered with the returned tendered Old Notes will be deemed revoked.

        Colt will pay or cause to be paid all transfer taxes with respect to the tender of any Old Notes unless the box titled "Special Payment or Issuance Instructions" or the box titled "Special Delivery Instructions" on the Consent and Letter of Transmittal has been completed, as described in the instructions thereto.

Conditions of the Exchange Offer and the Consent Solicitation

        Notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation, Colt will not be required to accept for exchange or to exchange Old Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and may, in its sole discretion, terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange or exchanging the Old Notes for any reason, including if the Exchange Offer Conditions have not been satisfied and such conditions are not waived by Colt.

  Minimum Tender Condition

        The Exchange Offer and the Consent Solicitation are conditioned on the valid tender and acceptance (which are not revoked) of at least 98% of the aggregate principal amount of Old Notes in the Exchange Offer and the Consent Solicitation.

  Third Party Conditions

        Consent of Majority Current Asset Credit Facility Lenders to the Junior Priority Lien Intercreditor Agreement.    The Exchange Offer and the Consent Solicitation for the Old Notes are conditioned on obtaining the consent of the lenders of a majority of the loans under the Current Asset Credit Facility, to our execution of the Junior Priority Lien Intercreditor Agreement.

        Consent of Majority Senior Secured Term Lenders to the Junior Priority Intercreditor Agreement.    The Exchange Offer and the Consent Solicitation for the Old Notes are conditioned on obtaining the consent of the lenders of a majority of loans under the Senior Secured Term Loan, to our execution of the Junior Priority Lien Intercreditor Agreement.

  General Conditions

        The "General Conditions" mean that none of the following conditions shall have occurred:

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  there shall have been instituted, threatened or be pending any action, proceeding, application, claim counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offer that, in Colt's sole judgment, either (a) is, or is reasonably likely to be, materially adverse to Colt's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (c) would materially impair the contemplated benefits of the Exchange Offer to Colt or be material to holders in deciding whether to accept an offer;

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  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in Colt's sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to Colt's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

  •
  there shall have occurred or be likely to occur any event or condition affecting Colt's business or financial affairs and its subsidiaries that, in Colt's sole judgment, either (a) is, or is reasonably likely to be, materially adverse to Colt's business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, (c) would materially impair the contemplated benefits of the Exchange Offer to Colt or be material to holders in deciding whether to participate in the Exchange Offer or (d) would result in a default under any material agreement of Colt;

  •
  the Trustee under the Old Notes Indenture shall have objected in any respect to or taken action that could, in Colt's sole judgment, adversely affect the consummation of the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by Colt in the making of the Exchange Offer or the acceptance of, or payment for, some or all of the Old Notes pursuant to the Exchange Offer;

  •
  there exists, in Colt's sole judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, the Old Notes, or any actual or potential violation of law in connection with the Exchange Offer; or

  •
  there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of New Notes in the United States or other major securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in Colt's reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        In addition, Colt's obligation to issue the Total Consideration and Exchange Consideration is conditioned upon Colt's acceptance of Old Notes for exchange pursuant to the Exchange Offer.

        These conditions are for Colt's benefit and may be asserted by Colt or may be waived by it, including any action or inaction by Colt giving rise to any condition, in whole or in part at any time and from time to time, in its sole discretion. Colt may additionally terminate the Exchange Offer and the Consent Solicitation if any condition is not satisfied after the Expiration Date. Under each of the Exchange Offer and the Consent Solicitation, if any of these events occur, subject to the termination rights described above, Colt may (i) return Old Notes tendered thereunder to you, (ii) extend the Exchange Offer and retain all tendered Old Notes until the expiration of the extended Exchange Offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

        Colt has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although Colt has no present plans or arrangements to do so, Colt reserves the right to amend, at any time, the terms of the Exchange Offer or the Consent Solicitation. Colt will give holders notice of such amendments as may be required by applicable law.

        If the conditions to the Exchange Offer (including the Minimum Tender Condition) are not satisfied and such conditions are not waived by Colt, Colt may not consummate the Exchange Offer and, if the Minimum Reorganization Condition is satisfied, we may file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Prepackaged Plan such that holders of Old Notes would receive the treatment described in the Prepackaged Plan. Even if the conditions to the Exchange Offer are met, and whether or not the Minimum Reorganization Condition is met, we may file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Prepackaged Plan or an alternative plan of reorganization.

        At the Consent Expiration Time and in consideration of the results of participation in the Exchange Offer and votes to accept the Prepackaged Plan as of the Consent Expiration Time, Colt may determine to terminate the Exchange Offer and commence bankruptcy cases and seek approval of the Prepackaged Plan prior to the Expiration Date. Notwithstanding any such commencement of bankruptcy cases prior to the Expiration Date, the voting period shall remain open and parties may nonetheless submit votes to accept or reject the Prepackaged Plan until the Voting Deadline.

        We may waive or amend any of these conditions or any other conditions to the consummation of the Exchange Offer without providing additional withdrawal rights except as required by law. Any votes in favor of the Prepackaged Plan will be valid in the event we seek to effectuate Prepackaged Plan.

Exchange Agent; Information Agent

        KCC has been appointed the exchange agent for the Exchange Offer (the "Exchange Agent"). Consents and Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Old Notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange and Disclosure Statement. Colt will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

        KCC has also been appointed as the information agent for the Exchange Offer (the "Information Agent"), and will receive reasonable compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offer to Exchange and Disclosure Statement or the Consent and Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange and Disclosure Statement. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer.

 CHAPTER 11 INFORMATION

Overview of Chapter 11

        Chapter 11 is the business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and estates. In addition to permitting the rehabilitation of a debtor, another goal of Chapter 11 is to promote the equality of treatment of similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets. In furtherance of these two goals, Section 362 of the Bankruptcy Code generally provides for, upon the filing of a petition for relief under Chapter 11, an automatic stay of substantially all acts and proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

        The commencement of a case under Chapter 11 creates an estate comprising all of the debtor's legal and equitable interests as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

        The consummation of a plan is the principal objective of a Chapter 11 case. A prepackaged plan sets forth the means for satisfying claims against, and interests in, the debtor. Entry of an order by the Bankruptcy Court confirming a prepackaged plan of reorganization and occurrence of the effective date of such plan makes the plan binding, upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the plan confirmation order discharges a debtor from any debt that arose prior to the date of plan confirmation.

        The Bankruptcy Code expressly authorizes a debtor to solicit votes for the acceptance of a plan prior to the filing of a Chapter 11 case. Prior to soliciting acceptances of the proposed plan, Sections 1125(a) and 1126(b) of the Bankruptcy Code require a plan proponent to prepare and distribute a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan.

        Because no Chapter 11 Cases have yet been commenced, this Offer to Exchange and Disclosure Statement has not yet been approved by any Bankruptcy Court with respect to whether it contains adequate information within the meaning of Section 1125(a) of the Bankruptcy Code. However, if we elect to commence Chapter 11 Cases upon completion of solicitation, we would promptly seek entry of an order of the Bankruptcy Court approving this Offer to Exchange and Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and determining that the prepetition solicitation of votes on the Plan by means of this Offer to Exchange and Disclosure Statement was in compliance with Section 1125(a) of the Bankruptcy Code.

Administration of the Chapter 11 Cases

        If we elect to commence Chapter 11 Cases, we would continue to operate our businesses in the ordinary course throughout the Chapter 11 Cases as they had prior to the Petition Date. For the Debtors, their employees, and their customers, it is anticipated to be business as usual. Upon commencement of the Chapter 11 Cases, we would seek authorization from the Bankruptcy Court to jointly administer the Chapter 11 Cases for procedural purposes only.

        We would not expect the Chapter 11 Cases to be protracted. To facilitate the administration of the Chapter 11 Cases, we would request a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations. Such requests would include requests for authorization to, among other things, satisfy certain pre-Petition Date obligations that may be outstanding, including wages and benefits that may be due to employees, as well as obligations to certain vendors, customers, and suppliers. We would also request an order from the Bankruptcy Court permitting us to continue, on an uninterrupted basis, our centralized Cash management systems.

        If we elect to commence Chapter 11 Cases, we would also file a motion seeking, among other things, entry of an order (a) scheduling hearings to consider confirmation the Prepackaged Plan, to find that this Offer to Exchange and Disclosure Statement complies with Sections 1126(b)(1) and 1126(b)(2) of the Bankruptcy Code, and to approve the prepetition solicitation of votes on the Prepackaged Plan; (b) establishing deadlines and procedures for filing objections to confirmation of the Prepackaged Plan, the adequacy of this Offer to Exchange and Disclosure Statement, and the solicitation procedures; and (c) waiving the requirement to file Schedules of Assets and Liabilities and Statements of Financial Affairs.

 THE PREPACKAGED PLAN

Overview of the Plan

        WE HAVE NOT ELECTED TO COMMENCE CHAPTER 11 CASES UNDER THE BANKRUPTCY CODE, NOR HAVE WE TAKEN ANY CORPORATE ACTION AUTHORIZING THE COMMENCEMENT OF SUCH CASES. IF THE EXCHANGE OFFER IS NOT CONSUMMATED, OR IF WE FOR ANY REASON DETERMINE THAT IT WOULD BE MORE ADVANTAGEOUS OR EXPEDITIOUS, WE MAY COMMENCE CHAPTER 11 CASE(S) UNDER THE BANKRUPTCY CODE TO RESTRUCTURE OUR FINANCIAL AFFAIRS.

        THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT SOLICITS THE ADVANCE ACCEPTANCE OF THE PLAN OF REORGANIZATION FROM HOLDERS OF OLD NOTES, AND CONTAINS IMPORTANT INFORMATION RELEVANT TO THEIR DECISIONS TO ACCEPT THE PLAN OF REORGANIZATION. A COPY OF THE PREPACKAGED PLAN IS ATTACHED TO THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT AS APPENDIX A. PLEASE READ THE PREPACKAGED PLAN COMPLETELY AND CAREFULLY.

        THE FOLLOWING SUMMARY OF THE KEY PROVISIONS OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN AND THE PLAN SUPPLEMENT, THE TERMS OF WHICH ARE CONTROLLING.

Debtors Under the Prepackaged Plan

        The debtors under the Prepackaged Plan include Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.2 In this section of this Offer to Exchange and Disclosure Statement, we refer to these entities as the "Debtors" or the "Reorganized Debtors" as applicable. All capitalized terms used in this "The Prepackaged Plan" section of this Offer to Exchange and Disclosure Statement and not defined will have the meanings assigned to them in the Prepackaged Plan, a copy of which is attached as Appendix A.

Classification and Treatment of Claims and Equity Interests Under the Plan

        Under a Prepackaged Plan, the separate Classes of Claims and Equity Interests must be designated either as "impaired" (affected by the Plan) or "unimpaired" (unaffected by the Plan). If a Class of Claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such Claims, such as the right to vote on the Plan (unless the Plan has deemed the Class to reject the Plan), and the right to receive under the Prepackaged Plan, no less value than the holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

        Pursuant to Section 1124 of the Bankruptcy Code, a Class of Claims or Equity Interests is "impaired" unless the Plan (a) does not alter the legal, equitable, and contractual rights of the holders or (b) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the Debtors' insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation), reinstates the maturity of the Claims or Equity Interests in the Class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means

2
As part of the Corporate Reorganization discussed above, Colt International Coöperatief U.A. will be liquidated. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of claims and interests under the Plan.

the holder of an unimpaired Claim will receive on the later of the Effective Date and the date on which amounts owing are due and payable, payment in full, in Cash, with post-petition interest to the extent provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the Debtors' obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than the right to accelerate the Debtors' obligations, the holder of an unimpaired Claim will be placed in the position it would have been in had the Chapter 11 Cases not been commenced.

        Consistent with these requirements, the Prepackaged Plan divides the Allowed Claims against, and Allowed Equity Interests in, the Debtors into the following Classes:

Class	Claims
Unclassified	Administrative Expense Claims
Unclassified	Priority Tax Claims
Unclassified	DIP Facility Claims
Class 1	Priority Non-Tax Claims	Unimpaired
Class 2	Current Asset Credit Facility Claims	Unimpaired
Class 3	Term Loan Claims	Unimpaired
Class 4	Other Secured Claims	Unimpaired
Class 5	Senior Notes Claims	Impaired
Class 6	General Unsecured Claims	Unimpaired
Class 7	Intercompany Claims	Unimpaired
Class 8	Equity Interests in Subsidiary Debtors	Unimpaired
Class 9	Equity Interests in Parent	Unimpaired

        Because all classes of Claims and Equity Interests other than the Senior Notes Claims are unimpaired by the Plan, the Debtors do not anticipate that a deadline or bar date for the filing of proofs of claims or proofs of equity interests will be established in the Chapter 11 Cases, except for Claims arising from the rejection of executory contracts and unexpired leases.

  Unclassified Claims

        Generally, the Prepackaged Plan provides for the payment in full of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and DIP Facility Claims. Delays in the case due to unforeseen events could materially increase the amount of such Claims.

  Administrative Expense Claims

        Administrative Expense Claims are the costs and expenses of administration of the Chapter 11 Cases described in Sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under Sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors' Estates or operating the Debtors' businesses; (ii) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (iii) any compensation for professional services rendered and reimbursement of expenses incurred by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to Section 503(b) of the Bankruptcy Code; and (iv) any Administrative Expense Claims allowed by Final Order of the Bankruptcy Code in connection with the assumption of contracts or otherwise. Pursuant to the Plan, any fees or charges assessed against the Estate of any of the Debtors under Section 1930, Chapter 123 of Title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and will be paid in accordance with Section 12.1 of the Plan.

        The Prepackaged Plan provides that except to the extent that the Holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in the Plan with respect to compensation of Professionals, each Holder of an Allowed Administrative Expense Claim against the Debtors will receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim either on, or as soon as practicable after, the latest of (i) the Effective Date, (ii) the date on which such Administrative Expense Claim becomes Allowed, (iii) the date on which such Administrative Expense Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Allowed Administrative Expense Claim, and (iv) such other date as may be mutually agreed to by such Holder and the Debtors or Reorganized Debtors, as applicable; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or assumed by any of the Debtors will be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

  Priority Tax Claims

        Priority Tax Claims consist of any Claims of governmental authorities of the kind entitled to a statutory priority in right of payment as specified in Section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, sales and use taxes, excise taxes, and withholding taxes.

        The Prepackaged Plan provides that except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim against the Debtors will receive, in full and complete, settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Priority Tax Claim either on, or as soon as practicable after, the latest of (i) the Effective Date; (ii) the date on which such Priority Tax Claim becomes Allowed; (iii) the date on which such Priority Tax Claim becomes due and payable; and (iv) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable; provided, however, that the Debtors will be authorized, at their option, and in lieu of payment in full in Cash of an Allowed Priority Tax Claim as provided in clauses (i) through (iv) above, to make deferred Cash payments on account thereof in the manner and to the extent permitted under Section 1129(a)(9)(C) of the Bankruptcy Code.

  Professional Fees

        All payments to Professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of statutory committees, if any, will be made in accordance with the procedures established by the Bankruptcy Court and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other Persons making a "substantial contribution" to a Chapter 11 Case, and to attorneys for, and other Professional advisors to, such Persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and an opportunity for a hearing at which the Debtors or Reorganized Debtors and other parties in interest may participate, and if appropriate, object to the allowance thereof.

        The Prepackaged Plan provides that all Professionals requesting compensation pursuant to Sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date (a) must file with the Bankruptcy Court, and serve on the Reorganized Debtors, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date and (b) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, will be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court.

        For the avoidance of doubt, the immediately preceding paragraph will not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of expenses in the ordinary course of business (and in accordance with any relevant prior order of the Bankruptcy Court), the payments for which may continue notwithstanding the occurrence of confirmation of the Prepackaged Plan.

        Except as otherwise specifically provided in the Prepackaged Plan, from and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, will be authorized, upon submission of appropriate documentation and in the ordinary course of business, to pay the post-Effective Date charges incurred by the Debtors for any Professional's fees, disbursements, expenses, or related support services without application to or obtaining approval from the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with Sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay any Professional for fees and charges incurred from and after the Effective Date in the ordinary course of business without any further notice to, or action, order, or approval of the Bankruptcy Court.

  DIP Facility Claims

        In order to ensure that there is adequate liquidity to fund operations while the Chapter 11 Cases are pending, the Debtors will reach an agreement on the terms of a DIP Credit Agreement prior to the Petition Date, which shall provide for, among other things, no more than $15,000,000 principal amount of new money term loans and up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under the Current Asset Credit Agreement and the Term Loan Agreement. The DIP Credit Agreement shall contain other material terms and conditions no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet attached as Exhibit A to the Prepackaged Plan. On the Effective Date, all DIP Facility Claims shall be paid in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Credit Agreement, in an amount equal to the amount of such claims.

        For the avoidance of doubt, (i) no agreement has been reached on the terms of the DIP Credit Agreement, (ii) the Current Asset Credit Facility Lenders and the Term Loan Lenders are under no obligation to provide debtor-in-possession financing on the terms set forth in the DIP Term Sheet or otherwise, and have not indicated any willingness to provide, and have not provided, a commitment to provide or arrange any such facility, and (iii) no commitment fees has been paid in exchange for a commitment to provide debtor-in-possession financing to the Current Asset Credit Facility Lenders or the Term Loan Lenders. Any DIP Credit Agreement may include rates and terms different than those set forth on the DIP Term Sheet, and such differences may be material.

  Classified Claims and Equity Interests

  Class 1—Priority Non-Tax Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        The Prepackaged Plan provides that except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, on the latest of (a) the Effective Date, (b) the date on which such Priority Non-Tax Claim is Allowed, and (c) the date on which such Allowed Priority Non-Tax Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Claim, or, in each case, as soon as practicable thereafter, each Allowed Priority Non-Tax Claim will be paid in Cash in an amount equal to the Allowed amount of such Claim, together with post-petition interest to the extent required to render such Claim unimpaired.

  Class 2—Current Asset Credit Facility Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 2 consists of all Allowed Current Asset Credit Facility Claims. Pursuant to the Plan, the Current Asset Credit Facility Claims shall be Allowed in the aggregate principal amount of approximately $33,000,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The Debtors and the Current Asset Credit Facility Lenders reserve all rights as to the applicable rate at which postpetition interest on any Current Asset Credit Facility Claims that have not otherwise been rolled-up into the DIP Facilities shall accrue.

        The Prepackaged Plan provides that on the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Current Asset Credit Facility Claims that have not otherwise been rolled-up into the DIP Facilities shall either be (i) satisfied in full through the proceeds made available under the Exit Current Asset Credit Agreement or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code.

  Class 3—Term Loan Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 3 consists of all Allowed Term Loan Claims. Pursuant to the Plan, the Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $70,000,000, plus accrued prepetition interest and postpetition interest and any and all accrued PIK interest which shall be applied to the principal amount through the Effective Date. The Debtors and the Term Loan Lenders reserve all rights as to the applicable rate at which postpetition interest on any Term Loan Claims that have not otherwise been rolled-up into the DIP Facilities shall accrue.

        The Prepackaged Plan provides that on the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Term Loan Claims that have not otherwise been rolled-up into the DIP Facilities shall either be (i) satisfied in full through the proceeds made available under the Exit Term Loan Agreement or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code.

  Class 4—Allowed Other Secured Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 4 consists of all Allowed Other Secured Claims, which are Secured Claims other than Current Asset Credit Facility Claims and Term Loan Claims.

        The Prepackaged Plan provides that except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, on the Effective Date, or as soon as practicable thereafter, each Allowed Other Secured Claim will be, at the option of the Debtors or Reorganized Debtors, as applicable, (a) reinstated and rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code, (b) paid in full, in Cash, together with post-petition interest to the extent required to render such Claim unimpaired, (c) satisfied by the surrender of the Collateral securing such Claim, or (d) otherwise rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

  Class 5—Senior Notes Claims
  (Impaired.    Entitled to vote.)

        Class 5 consists of all Senior Notes Claims. Pursuant to the Prepackaged Plan, the Senior Notes shall be Allowed in the aggregate principal amount of approximately $250,000,000, plus all accrued prepetition interest.

        The Prepackaged Plan provides that except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of 100% of the New Notes (if issued pursuant to the Prepackaged Plan, the aggregate principal amount of the New Notes will be equal to thirty percent (30%) of the aggregate amount of all outstanding principal and accrued interest on the Old Notes as of the Petition Date).

  Class 6—General Unsecured Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 6 consist of all Allowed General Unsecured Claims. Such Claims include Allowed unsecured Claims of the Debtors' trade creditors and Allowed Claims arising from the rejection, if any, of executory contracts and unexpired leases.

        The Prepackaged Plan provides that except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, on the latest of (a) the Effective Date, (b) the date on which such General Unsecured Claim is Allowed, and (c) the date on which such General Unsecured Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Claim, or, in each case, as soon as practicable thereafter, each Allowed General Unsecured Claim will, at the Reorganized Debtors' option, (i) be paid in full, in Cash, together with post-petition interest to the extent required to render such claim unimpaired or (ii) otherwise be rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code.

  Class 7—Intercompany Claims
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Intercompany Claims are Claims against any of the Debtors held by a Debtor or a non-Debtor Subsidiary. Such Claims generally represent intercompany obligations relating to loans and the purchase of products and inventory made in the ordinary course of the Debtors' businesses.

        The Prepackaged Plan provides that on the Effective Date or as soon as practicable thereafter, all Allowed Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Reorganized Debtors or adjusted, continued or capitalized, either directly or indirectly, in whole or in part.

  Class 8—Equity Interests in Subsidiary Debtors
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 8 consists of all Allowed Equity Interests in the Subsidiary Debtors.

        The Prepackaged Plan provides that on the Effective Date, all Allowed Equity Interests in the Subsidiary Debtors will be reinstated and rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code. Equity interests in Debtor Subsidiaries are Unimpaired solely to preserve the Debtors' corporate structure and Holders of those Equity Interests shall not otherwise receive or retain any property on account of such Equity Interests.

  Class 9—Equity Interests in Parent
  (Unimpaired.    Conclusively presumed to accept the Plan and not entitled to vote.)

        Class 9 consists of all Allowed Equity Interests in the Parent.

        The Prepackaged Plan provides that on the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Equity Interests, all Allowed Equity Interests in the Parent will be reinstated and rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code.

Means of Implementation of the Plan

  Compromise of Controversies

        The Prepackaged Plan provides that in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order will constitute the Bankruptcy Court's approval of such compromise and settlement under Section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. All distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class in accordance with the Plan are intended to be, and will be, final.

  Restructuring Transactions

        The Prepackaged Plan provides that on or after the Confirmation Date, the Debtors will be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring corporations (collectively, the "Restructuring Transactions"). In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Equity Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Debtor shall perform such obligations.

        In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

  Exit Financing; Sources of Cash for Plan Distribution

        The Prepackaged Plan provides except as otherwise provided in the Prepackaged Plan or the Confirmation Order, on the Effective Date and without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, the Reorganized Debtors shall enter into the Exit Credit Agreements. All Cash required for payments to be made under the Prepackaged Plan shall be obtained from Cash on hand, including Cash from operations, and proceeds of the Exit Credit Agreements, and shall be made available for distributions to Disputed Claims that become Allowed and are entitled to Cash distributions.

  Junior Priority Lien Intercreditor Agreement

        The Prepackaged Plan provides that on the Effective Date and without the need for any further corporate, limited liability, or partnership action, and without further action by the Holders of Claims or Equity Interests, the New Notes Trustee, on behalf of itself and the New Noteholders, the Exit Current Asset Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, and the Reorganized Debtors shall enter into the Junior Priority Lien Intercreditor Agreement. A form of the Junior Priority Lien Intercreditor Agreement will be included in the Plan Supplement. "See Description of New Notes—Junior Lien Intercreditor Agreement."

  Cancellation of Liens

        The Prepackaged Plan provides that except as provided otherwise under the Exit Credit Agreements or the DIP Credit Agreement, on the Effective Date all Liens securing any Secured Claim (other than a Lien with respect to a Secured Claim that is reinstated pursuant to Section 4.4 of the Prepackaged Plan) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash collateral) held by such Holder, and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

  Cancellation of Notes and Instruments

        The Prepackaged Plan provides that so long as the treatments provided for in, and the distributions contemplated by, Section 4 of the Prepackaged Plan are effectuated or made, on the Effective Date, each of (a) the Term Loan Agreement; (b) the Current Asset Credit Agreement; (c) the Senior Notes Indenture; (d) the DIP Credit Agreement; and (e) any notes, bonds, indentures, certificates, or other instruments or documents evidencing or creating any Claims that are Impaired by the Plan, shall be cancelled and deemed terminated and satisfied and discharged with respect to the Debtors, and the Holders thereof shall have no further rights or entitlements in respect thereof against the Debtors, except the rights to receive the distributions, if any, to which the Holders thereof are entitled under the Plan. Section 5.6 of the Prepackaged Plan shall not apply to the Current Asset Credit Agreement if the Allowed Current Asset Credit Facility Claims are reinstated pursuant to Section 4.2(c) of the Prepackaged Plan and shall not apply to the Term Loan Agreement if the Allowed Term Loan Claims are reinstated pursuant to Section 4.3(c) of the Prepackaged Plan.

Due Authorization

        Pursuant to Section 5.7(a) of the Prepackaged Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the members, equityholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect on and after the Effective Date pursuant to the applicable general corporation (or similar) law of the jurisdictions in which the Debtors are incorporated, formed, or organized, as applicable, without any requirement of further action by the members, equityholders or directors of the Debtors or the Reorganized Debtors.

  General

        Pursuant to Section 5.7(b) of the Prepackaged Plan, on the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, including, to the extent applicable, (i) the selection of the directors, members, and officers for the Reorganized Debtors; (ii) the issuance of the New Notes; (iii) the execution of and entry into the New Notes Indenture; (iv) the execution of and entry into the New Notes Indenture; (v) the execution of and entry into the Junior Priority Lien Intercreditor Agreement; and (vi) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, to the extent applicable, (i) the New Notes Indenture; (ii) the Exit Credit Agreements; (iii) the Junior Priority Lien Intercreditor Agreement; and (iv) any and all other agreements, documents, securities, and instruments relating to the foregoing (including, without limitation, security documents). The authorizations and approvals contemplated in Section 5.7 of the Prepackaged Plan shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

  Officers of Reorganized Debtors

        Pursuant to Section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the initial officers of the Reorganized Debtors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement.

  Direction Letters

        The Prepackaged Plan provides that following the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may transmit direction letters to the Senior Notes Indenture Trustee or the New Notes Indenture Trustee, as applicable, instructing such trustee, as applicable, to complete, certify, and return to the Debtors or Reorganized Debtors a certification containing information necessary to issue and distribute the New Notes to Holders of Allowed Senior Notes Claims.

Provisions Governing Distributions

  Distribution Record Date

        Pursuant to the Prepackaged Plan, distributions to the Holders of Allowed Claims and Allowed Equity Interests shall be made to the Holders of such Claims and Equity Interests as of the Distribution Record Date. Transfers of Claims and Equity Interests after the Distribution Record Date will not be recognized for purposes of the Prepackaged Plan. On the Distribution Record Date, the Senior Notes Indenture Trustee shall provide a true and correct copy of the registry for the Senior Notes to the Debtors. The Debtors, the Reorganized Debtors, or any party responsible for making distributions pursuant to Section 6.1 of the Prepackaged Plan shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date

  Date of Distributions

        Except as otherwise provided in the Prepackaged Plan, any distributions and deliveries to be made under the Plan will be made on the applicable Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.

  Calculation of New Notes

        The aggregate principal amount of New Notes issued on a pro rata basis to Holders of Senior Notes Claims will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes that Holders of Senior Notes Claims will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

  Disbursement Agent

        General.    Unless otherwise provided in the Prepackaged Plan, all distributions under the Plan shall be made on the Effective Date by the Reorganized Debtors as Disbursement Agent or such other Entity designated by the Reorganized Debtors as a Disbursement Agent. No Disbursement Agent hereunder, including, without limitation, the Senior Notes Indenture Trustee, the Current Asset Agent, and the Term Loan Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

        Senior Notes Indenture Trustee.    The Senior Notes Indenture Trustee shall be deemed to be the Holder of all Senior Note Claims for purposes of distributions to be made under the Prepackaged Plan, and all distributions on account of Allowed Senior Notes Claims shall be made through the Senior Notes Indenture Trustee or as otherwise agreed to by the Reorganized Debtors and the Senior Notes Indenture Trustee. All distributions to Holders of Allowed Senior Notes Claims shall be governed by the Senior Notes Indenture Trustee.

        Current Asset Agent.    The Current Asset Agent shall be deemed to be the Holder of all Current Asset Credit Facility Claims for purposes of distributions to be made under the Prepackaged Plan, and all distributions on account of Current Asset Credit Facility Claims shall be made to the Current Asset Agent or as otherwise agreed to by the Reorganized Debtors and the Current Asset Agent.

        Term Loan Agent.    The Term Loan Agent shall be deemed to be the Holder of all Term Loan Claims for purposes of distributions to be made under the Prepackaged Plan, and all distributions on account of Term Loan Claims shall be made to the Term Loan Agent or as otherwise agreed to by the Term Loan Agent and the Current Asset Agent.

        DIP Agent.    The DIP Agent shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made under the Prepackaged Plan, and all distributions on account of DIP Facility Claims shall be made to the DIP Agent or as otherwise agreed to by the Reorganized Debtors and the DIP Agent.

  Rights and Powers of Disbursement Agent

        The Prepackaged Plan provides that each Disbursement Agent will be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated by the Plan; (iii) without further order of the Bankruptcy Court, employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions of the Plan.

  Expenses of the Disbursement Agent

        The Prepackaged Plan provides that the amount of any reasonable fees and documented expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys'

fees and expenses) on or after the Effective Date will be paid in Cash by the Reorganized Debtors in the ordinary course of business.

  Delivery of Distributions

        General.    The Prepackaged Plan provides that all distributions to any Holder of an Allowed Claim or Allowed Equity Interest will be made to the address of such Holder as set forth in the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address.

        Undeliverable Distributions.    The Prepackaged Plan provides that in the event that any distribution to any Holder is returned as undeliverable or is otherwise unclaimed, the Disbursement Agent will make no further distribution to such Holder unless and until such Disbursement Agent is notified in writing of such Holder's then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursement Agent will make such distribution without interest thereon. Any Holder of an Allowed Claim or Allowed Equity Interest that fails to assert a claim under the Plan for an undeliverable or unclaimed distribution within one year after the Effective Date will be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and will be forever barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to Section 6.7(b) of the Prepackaged Plan will be deemed unclaimed property pursuant to Section 347(b) of the Bankruptcy Code. Such property or interests in property will be returned by the Disbursement Agent to the Reorganized Debtors, and the claim of any other Holder to such property or interests in property will be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. Nothing contained in the Plan will require, or be construed to require, the Disbursement Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

  Manner of Payment Under the Plan

        At the option of the applicable Disbursement Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash will be made by or on behalf of the applicable Debtor.

  Setoffs and Recoupment

        The Prepackaged Plan provides that the Debtors and the Reorganized Debtors may, but will not be required to, set off or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution will be made), or the distributions to be made hereunder on account of such Claim, any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff or recoupment nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

  Distributions After Effective Date

        The Prepackaged Plan provides that distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests, as the case may be, as of the applicable Effective Date but that later become Allowed Claims or Allowed Equity Interests, will be deemed to have been made on the applicable Effective Date.

  Allocations of Distributions Between Principal and Interest

        The Prepackaged Plan provides that the aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

  No Post-petition Interest on Claims and Equity Interests/No Fees and Expenses

        Unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, or any other order entered by the Bankruptcy Court, (i) post-petition interest will not accrue on or after the Petition Date on account of any Claim or Equity Interest, and no Holder of a Claim or Equity Interest will be entitled to interest accruing on or after the Petition Date on any such Claim or Equity Interest and (ii) no Holder of a Claim or Equity Interest will be entitled to the payment of any fees or expenses incurred in connection with such Claim or Equity Interest.

Claims Paid or Payable by Third Parties

        Claims Paid by Third Parties.    The Debtors or Reorganized Debtors, as applicable, will reduce in full a Claim, and such Claim will be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder must, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution will result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 10-day grace period specified above until the amount is repaid.

        Claims Payable by Third Parties.    No distributions under the Prepackaged Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtors' insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors' insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers' agreement the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

        Applicability of Insurance Policies.    Except as otherwise provided in the Prepackaged Plan, distributions to Holders of Allowed Claims will be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan will constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity under any insurance policies, including against insurers, nor will anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

  Surrender of Cancelled Instruments or Securities

        Pursuant to Section 6.14(a) of the Prepackaged Plan, any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.6 of the Plan (including the Senior Notes Indenture Trustee) must surrender such applicable instruments, securities, or other documentation to the Reorganized Debtors or certify in writing that such instrument, security, or other documentation has been cancelled, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any distribution required to be made under the Plan on account of any such Claim or Equity Interest will be treated as an undeliverable distribution under Section 6.7(b) of the Plan pending the satisfaction of the terms of Section 6.14(a) of the Plan.

        Subject to Section 6.15 of the Prepackaged Plan, other than for instruments, securities, or other documentation certified as cancelled by the Senior Notes Indenture Trustee, the Current Asset Agent, or the Term Loan Agent in accordance with Section 6.14(a) of the Prepackaged Plan, any Holder of any Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.6 of the Prepackaged Plan that fails to surrender such applicable instruments, securities, or other documentation in accordance with Section 6.14(a) of the Prepackaged Plan within one year after the Effective Date will have such Claim or Equity Interest, and the distribution on account of such Claim or Equity Interest, disgorged or forfeited, as applicable, and will forever be barred from asserting such Claim or Equity Interest against any of the Reorganized Debtors or their respective property.

  Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities

        The Prepackaged Plan provides that in addition to any requirements under any applicable agreement, any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 of the Plan (including the Senior Notes Indenture Trustee), which instruments, securities, or other documentation have been lost, stolen, mutilated, or destroyed, must, in lieu of surrendering such instruments, securities, or other documentation, (i) deliver evidence of such loss, theft, mutilation, or destruction that is reasonably satisfactory to the Reorganized Debtors and (ii) deliver to the Reorganized Debtors such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities, or costs incurred in treating such Entity as the Holder of such Allowed Claim or Allowed Equity Interest. Such Holder will, upon compliance with Section 6.15 of the Plan, be deemed to have surrendered such instruments, securities, or other documentation for all purposes under the Plan.

Procedures for Resolving Disputed Claims and Equity Interests Under the Plan

  No Proofs of Claim or Equity Interests Required

        Except as otherwise provided in the Prepackaged Plan or by order of the Bankruptcy Court, Holders of Claims or Equity Interests will not be required to file proofs of Claims or Equity Interests in the Chapter 11 Cases.

  Objections to Claims Requests for Estimation

        The Prepackaged Plan provides that from and after the Effective Date, the Debtors and the Reorganized Debtors shall (i) have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims without approval of the Bankruptcy Court and (ii) be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

  Payments and Distributions on Disputed Claims

        The Prepackaged Plan provides that at such time as a Disputed Claim becomes Allowed, the Disbursement Agent will distribute to the Holder of such Allowed Claim the property distributable to such Holder pursuant to Section 4 of the Plan. To the extent that all or a portion of a Disputed Claim is Disallowed, the Holder of such Claim will not receive any distribution on account of the portion of such Claim that is Disallowed. Except as provided otherwise in Prepackaged Plan, no interest will accrue or be Allowed on any Claim during the period after the Petition Date.

  Preservation of Claims and Rights to Settle Claims

        Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, or other agreement or document entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described in the Plan Supplement (collectively, the "Retained Actions"), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Section 10.4 of the Plan) without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

        No Entity may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Offer to Exchange and Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches will apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

Treatment of Executory Contracts and Unexpired Leases

  Assumption of Contracts and Leases

        Except for any executory contracts or unexpired leases that are (a) the subject of a motion to assume or reject pending on the Confirmation Date, which will be assumed or rejected in accordance with the disposition of such motion or (b) identified in the Plan Supplement as executory contracts or unexpired leases to be rejected pursuant to the Plan, all executory contracts and unexpired leases to which any of the Debtors is a party will be assumed pursuant to the Plan as of the Effective Date. Entry of the Confirmation Order will constitute an order of the Bankruptcy Court under Sections 365 and 1123(b) of the Bankruptcy Code approving such contract and lease assumptions as of the Effective Date and determining that "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated and no further adequate assurance is required. The pendency of any motion to assume or reject executory contracts or unexpired leases will not prevent or delay implementation of the Plan or the occurrence of the Effective Date. Each executory contract and unexpired lease assumed pursuant to Section 8.1 of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, will revest in, and be fully enforceable by, the applicable Reorganized Debtor(s) in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

        Unless otherwise provided in the Prepackaged Plan, each executory contract and unexpired lease that is assumed will include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

        Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases will not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

  Cure of Defaults

        The Prepackaged Plan provides that any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, in accordance with Section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. If a dispute arises regarding (a) the amount of any cure payments required under Section 365(b)(1) of the Bankruptcy Code; (b) the ability of any Reorganized Debtor or any assignee thereof to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption under Section 365 of the Bankruptcy Code, the cure payments required under Section 365(b)(1) of the Bankruptcy Code, if any, will be made following the entry of a Final Order resolving such dispute and will not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

        Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise, and payment of the applicable cure amount, will result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any proof of Claim filed with respect to an executory contract or unexpired lease that is assumed will be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

  Claims Based on Rejection of Executory Contracts or Unexpired Leases

        The Prepackaged Plan provides that all proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or the date of withdrawal of a motion to assume. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not filed within such time period will be forever barred from assertion against any of the Debtors, the Estates, or the Reorganized Debtors or their property, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed will be, and will be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under Section 502(b) of the Bankruptcy Code or otherwise.

  Indemnification of Directors, Officers, and Employees

        The Prepackaged Plan provides that any obligations of the Debtors pursuant to their certificates of incorporation, bylaws, or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to defend, indemnify, reimburse, or limit the liability of any current and former directors, officers, agents, managers, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, managers, or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the

Petition Date, will not be discharged or impaired by confirmation of the Plan. Such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and assigned to the Reorganized Debtors pursuant to Section 365 of the Bankruptcy Code and will continue as obligations of the Reorganized Debtors.

  Compensation and Benefit Plans

        The Prepackaged Plan provides that employee compensation and benefit plans, policies, and programs of the Debtors entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, and other such benefits. The Debtors' obligations under such plans, policies, and programs shall survive confirmation of the Plan and shall be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such plans, policies, and programs.

  Insurance Policies

        The Prepackaged Plan provides that all insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date will be deemed and treated as executory contracts pursuant to the Plan and will be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to Section 365 of the Bankruptcy Code. All other insurance policies will revest in the Reorganized Debtors.

  Reservation of Rights

        Nothing contained in the Prepackaged Plan will constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Section 8 of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

  Contracts and Leases Entered Into After the Petition Date

        The Prepackaged Plan provides that contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business or following approval pursuant to a Bankruptcy Court order, including any executory contracts and unexpired leases assumed by a Debtor, will be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

Conditions Precedent to the Effective Date

  Conditions Precedent to the Effective Date

        The Prepackaged Plan provides that the Effective Date will not occur and the Prepackaged Plan will not become effective unless and until the following conditions have been satisfied in full or waived in accordance with Section 9.1 of the Prepackaged Plan (see subsection entitled "Waiver of Conditions Precedent" below) (collectively the "Prepackaged Plan Conditions"):

        Entry of Confirmation Order:    The Confirmation Order, in form and substance reasonably satisfactory to the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders,

shall have been entered on the docket for the Chapter 11 Cases and shall have become a Final Order in full force and effect.

        Execution and Delivery of Other Documents:    All other actions and all agreements, instruments, or other documents necessary to implement the Plan, including the Exit Credit Agreements and the Junior Priority Lien Intercreditor Agreement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

        Exit Financing:    The Debtors shall have obtained a commitment to provide the Reorganized Debtors with an Exit Facility on material terms no less favorable to the holders of the Senior Notes and other parties in interest than the terms set forth in the Exit Facility Term Sheet.

        DIP Financing:    All financing provided to the Debtors under the DIP Facilities shall have been repaid, as provided in the DIP Credit Agreement, or other arrangements satisfactory to the DIP Lenders regarding the termination of such financing shall have been made.

        Consents:    All authorizations, consents, and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

        Amendments:    The Plan and the Plan Documents shall not have been materially amended or modified without the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders.

        Statutory Fees:    All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

        Regulatory Approvals:    The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan.

        Other Acts:    Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

  Waiver of Conditions Precedent

        Each of the conditions precedent to the effectiveness of the Prepackaged Plan set forth in Section 9.1 of the Prepackaged Plan (see subsection entitled "Conditions Precedent to Effective Date" above) may be waived, in whole or in part, by the Debtors in writing, with the consent of the DIP Lenders, the Current Asset Credit Facility Lenders, and the Term Loan Lenders, but without notice to any other third parties or order of the Bankruptcy Court or any other formal action.

  Effect of Non-Occurrence of the Effective Date

        If the conditions listed in Section 9.1 of the Prepackaged Plan are not satisfied and such conditions are not waived in accordance with Section 9 of the Prepackaged Plan, then (a) the Confirmation Order will be of no further force or effect; (b) the Plan will be null and void in all respects; (c) no distributions under the Plan will be made; (d) the Debtors and all Holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (e) nothing contained in the Plan or this Offer to Exchange and Disclosure Statement will (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or (y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

Effect of Confirmation

  Vesting of Assets; Continued Corporate Existence

        On the Effective Date, except as otherwise provided in the Prepackaged Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors' Estates will vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Prepackaged Plan, each of the Debtors, as Reorganized Debtors, will continue to exist on and after the Effective Date as a separate legal Entity with all of the powers available to such legal Entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors will be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

  Binding Effect

        Subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, on and after the Confirmation Date, the provisions of the Prepackaged Plan will be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder's respective successors and assigns, (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements.

  Discharge of Claims

        Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Prepackaged Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan will be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases will be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities will be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order will be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

  Releases

  Releases by the Debtors

        The Prepackaged Plan provides that upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, will be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors or any transaction between any Released Party and any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exchange Offer, this Offer to Exchange and Disclosure Statement and related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence. The Reorganized Debtors will be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above.

        Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in Section 10.4(a) of the Plan by the Debtors, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, will constitute its finding that each release described in Section 10.4(a) of the Plan is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

  Releases by Holders of Claims and Holders of Equity Interests

        The Prepackaged Plan provides that upon the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, will be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Releasing Parties to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan and Claims reinstated pursuant to the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), this Offer to Exchange and Disclosure Statement and related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence.

        Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in Section 10.4(b) of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, will constitute its finding that each release described in Section 10.4(b) of the Plan is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (ii) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

  Exculpation and Limitation of Liability

        The Prepackaged Plan provides that none of the Debtors or the Reorganized Debtors, or the direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, or agents (whether current or former, in each case in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in the Parent, or the Released Parties will have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement, this Offer to Exchange and Disclosure Statement, the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of Section 10.5 of the Plan will have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors' direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, and agents (whether current or former, in each case in his, her, or its capacity as such) will, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

  Injunction

  General

        The Prepackaged Plan provides that all Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing, in any manner, any action or other proceeding of any kind, against the Debtors or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Debtors; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors; or (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Debtors or Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained in the Plan will preclude such Entities from exercising their rights pursuant to, and consistent with, the terms of the Plan and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

  Injunction Against Interference With the Plan

        The Prepackaged Plan provides that upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, will be deemed to have consented to the injunction provisions set forth in the Plan.

  Term of Bankruptcy Injunction or Stays

        All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, will remain in full force and effect until the Effective Date.

  Termination of Subordination Rights and Settlement of Related Claims

        The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims or Allowed Equity Interests will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

  Reservation of Rights

        The Prepackaged Plan will have no force or effect unless and until the applicable Effective Date. Prior to the applicable Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, this Offer to Exchange and Disclosure Statement, or the Plan Supplement will be, or will be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

Retention of Jurisdiction

        Section 11 of the Prepackaged Plan provides that, pursuant to sections 105(c) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order, and the Chapter 11 Cases, to the fullest extent permitted by law, including jurisdiction, to the extent applicable:

  •
  To allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

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  To resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party to or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

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  To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

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  To ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the terms of the Plan;

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  To adjudicate any and all disputes arising from or relating to distributions under the Plan;

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  To enter, implement, or enforce such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

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  To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

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  To issue injunctions, enter, and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

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  To modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, this Offer to Exchange and Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

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  To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Confirmation Date; provided, however, that, from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

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  To hear and determine any rights, Claims, or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

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  To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

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  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, or the effect of the Plan under any agreement to which the Debtors, the Reorganized Debtors, or any affiliate thereof are party;

  •
  To hear and determine any issue for which the Plan or a Plan Document requires a Final Order of the Bankruptcy Court;

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  To issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

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  To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

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  To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

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  To enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

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  To hear and determine all disputes involving the existence, scope, and nature of the discharges, releases, or injunctions granted under the Plan and the Bankruptcy Code;

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  To hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

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  To hear and determine any matters arising under or related to sections 1141 and 1145 of the Bankruptcy Code;

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  To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

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  To recover all assets of the Debtors and property of the Debtors' Estates, wherever located; and

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  To enter a final decree closing the Chapter 11 Cases.

Other Provisions of the Plan

  Payment of Statutory Fees

        The Prepackaged Plan provides that on the Effective Date and thereafter, as may be required, the Debtors will pay all fees payable, pursuant to section 1930 of title 28 of the United States Code, until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that in the event of a dispute regarding such fees, the fees in dispute will be paid upon entry of a Final Order resolving such dispute. The Debtors will pay all of the foregoing fees on a per-Debtor basis.

  Exemption from Securities Law

        To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims shall be exempt from registration under section 5 of the Securities Act and may be resold by Holders thereof without registration, unless the Holder is an "underwriter" (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws. To the extent that section 1145 is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9) of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

  Exemption from Certain Transfer Taxes

        Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan will be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date will be deemed to have been in furtherance of, or in connection with, the Plan.

  Dissolution of Statutory Committees and Cessation of Fee and Expense Payment

        On the Effective Date, all statutory committees shall dissolve; provided, however, that, following the Effective Date, any statutory committees shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of administrative expenses for substantial contribution pursuant to Section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which any statutory committees are a party, and (iii) any adversary proceedings or contested matter as of the Effective Date to which any statutory committees are a party. Upon the dissolution of any statutory committees, the current and former members of any statutory committees and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of any statutory committees' respective attorneys, accountants, and other agents shall terminate, except that any statutory committees and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.3 of the Plan. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the professionals retained by any statutory committees, if any.

  Substantial Consummation

        On the applicable Effective Date, the Prepackaged Plan will be deemed to be substantially consummated under Sections 1101 and 1127(b) of the Bankruptcy Code.

  Expedited Determination of Postpetition Taxes

        The Reorganized Debtors will be authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

  Modification and Amendments

        Subject to Section 1127 of the Bankruptcy Code and, to the extent applicable, Sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims and Equity Interests that have accepted the Plan will be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of Section 12.7 of the Plan and does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder; provided, however, that any Holders of Claims or Equity Interests that were deemed to accept the Plan because such Claims or Equity Interests were Unimpaired will continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims or Equity Interests continue to be Unimpaired.

        Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to Section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

  Additional Documents

        On or before the Effective Date, the Debtors may enter into any agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

  Effectuating Documents and Further Transactions

        On and after the Effective Date, the Reorganized Debtors and their respective officers and members of the boards of directors will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan.

  Plan Supplement

        The Plan Supplement will include certain documents relating to the Plan and its consummation and implementation, including the Exit Credit Agreements, the Junior Priority Lien Intercreditor Agreement, the New Notes Indenture, the identity and affiliations of each of the officers and directors of the Reorganized Debtors, the identity of the initial New Notes Indenture Trustee, and a list of any executory contracts or unexpired leases to be rejected pursuant to the Plan. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held and may be altered, amended, modified, or supplemented by the Debtors prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court (for a minor fee) or on the Voting Agent's website www.kccllc.net/ColtDefense (free of charge) or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

  Additional Intercompany Transactions

        The Debtors and Reorganized Debtors, as applicable, will be authorized without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests to (a) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan and (b) continue to engage in intercompany transactions (subject to applicable contractual limitations), including, without limitation, transactions relating to the incurrence of intercompany indebtedness.

  Revocation or Withdrawal of the Plan

        The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors take such action, the Plan will be deemed null and void in its entirety and of no force or effect, and any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of executory contracts or unexpired leases effected under the Plan, and any document or agreement executed pursuant to the Plan, will be deemed null and void. In such event, nothing contained in the Plan will (a) constitute or be deemed to be a waiver or release of any Claim against, or Equity Interest in, any Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

  Severability

        If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan; and (c) non-severable and mutually dependent.

  Solicitation

        The Debtors have, and upon the Confirmation Date will be deemed to have, solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals will be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

  Governing Law

        Except to the extent that the Bankruptcy Code or other federal law, rule, or regulation is applicable, or to the extent an exhibit, schedule, or supplement to the Plan provides otherwise, the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction; provided, however, that corporate or entity governance matters relating to the Reorganized Debtors will be governed by the laws of the state of incorporation or organization of the relevant Reorganized Debtor.

  Compliance with Tax Requirements

        In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, any Entity issuing any instruments or making any distribution under the Plan must comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a Holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not make a distribution until such Holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such Holder pursuant to Section 12.17 of the Plan) will reduce the distribution to such Holder.

  Successors and Assigns

        The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

  Conflicts

        In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in this Offer to Exchange and Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) will govern and control.

  Deemed Acts

        Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

General Information regarding Prepackaged Plan

        This Offer to Exchange and Disclosure Statement is being transmitted to holders of Senior Notes Claims in Class 5 of the Prepackaged Plan. ALL SUCH HOLDERS ARE ENCOURAGED TO READ THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PREPACKAGED PLAN.

        THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PREPACKAGED PLAN. No solicitation of votes may be made except after distribution of this Offer to Exchange and Disclosure Statement, and no person has been authorized to distribute any information concerning Colt other than the information contained herein.

        CERTAIN OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Offer to Exchange and Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Offer to Exchange and Disclosure Statement and Disclosure Statement. Colt does not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, Colt does not anticipate that any amendments or supplements to this Offer to Exchange and Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Offer to Exchange and Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

        EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

        By providing instructions to be included on the Ballot, each holder of Senior Notes Claims in Class will be confirming that (i) such holder or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, Colt concerning the terms of the

Prepackaged Plan and other related matters, (ii) Colt has made available to such holder or its agents all documents and information relating to the Prepackaged Plan and related matters reasonably requested by or on behalf of such holder, (iii) except for information provided by Colt, in writing, and by its own agents, such holder has not relied on any statements made or other information received from any person with respect to the Prepackaged Plan, and (iv) the New Notes offered under the Prepackaged Plan are not being offered pursuant to a registration statement filed with the SEC and any such securities will be acquired for its own account and not with a view to any distribution of such interests in violation of the Securities Act (as discussed above, it is expected that if issued pursuant to the Prepackaged Plan the New Notes will be exempt from the registration requirements of the Securities Act by virtue of Section 1145 of the Bankruptcy Code and may be resold by the holders thereof subject to the provisions of such Section 1145. See "Notice to Investors" for additional information).

Agreements Upon Furnishing Ballots

        Holders who vote on the Prepackaged Plan may modify their votes on or prior to the Withdrawal Deadline (if participating in the Exchange Offer) or the Voting Deadline (if not participating in the Exchange Offer). Holders who vote to reject the Prepackaged Plan may modify their votes on or prior to the Voting Deadline. We reserve the absolute right to contest the validity of any such withdrawal. We also reserve the right to reject any and all Ballots not in proper form, to the extent we determine acceptance of such Ballots would be unlawful. We further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot.

        The delivery of a Ballot to the Voting Agent by a Holder of a Claim or an Equity Interest voting to accept the Prepackaged Plan will constitute the agreement of such Holder to (a) accept all of the terms of, and conditions to, the solicitation; (b) accept the terms of the Prepackaged Plan; provided, however, that all parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to Section 1128 of the Bankruptcy Code in accordance with any applicable order of the Bankruptcy Court; and (c) be bound by any elections as provided for under the Prepackaged Plan and indicated on the Ballot. In addition, a vote on the Prepackaged Plan may be disregarded if the Bankruptcy Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

        Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve their rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

        For further information on the procedures for voting on the Prepackaged Plan, see "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Prepackaged Plan."

Plan Confirmation Requirements

        At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

  i.
  The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code;

  ii.
  The Debtors have complied with the applicable provisions of the Bankruptcy Code;

  iii.
  The Prepackaged Plan has been proposed in good faith and not by any means proscribed by law;

  iv.
  Any payment made or promised by the Debtors or by an Entity issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

  v.
  The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider;

  vi.
  With respect to each Class of Claims or Equity Interests, each Holder of an Impaired Claim or Impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such Holder's Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," below;

  vii.
  Except to the extent that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims or Equity Interests has either accepted the Plan or is Unimpaired under the Plan;

  viii.
  Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims and Priority Non-Tax Claims will be paid in full, in Cash, on the Effective Date and that Holders of Priority Tax Claims may receive on account of such Claims deferred Cash payments, over a period not exceeding five (5) years after the Petition Date, of a value as of the Effective Date, equal to the Allowed amount of such Claims with interest from the Effective Date;

  ix.
  At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

  x.
  Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor of the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility of the Plan," below; and

  xi.
  All fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date.

  Best Interests Test

        Often called the "best interests" test, section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an Impaired Claim or Impaired Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

        The Debtors' liquidation analysis, which is attached as Appendix B, is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors under the direction of a Bankruptcy Court-appointed trustee. The hypothetical chapter 7 liquidation used for the liquidation analysis assumes that the Chapter 11 Cases would be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to consummate a forced "fire sale" of the Debtors' assets for distribution in accordance with the priorities established by the Bankruptcy Code. This is by its very nature a speculative assumption and likely represents the best-case scenario of any chapter 7 liquidation, and even in such a best-case scenario the value of the assets would be depressed, sale proceeds would be diminished, and costs and delay would be greater, thereby reducing recoveries to Holders of Claims and Equity Interests relative to their recoveries under the Plan.3 Accordingly, under the Plan, the Debtors believe that all Holders of Claims and Equity Interests, including holders of Senior Notes Claims, will receive or retain property of value greater than the amounts that such Holders would receive or retain if the Debtors liquidated under chapter 7, and the Plan satisfies the "best interests" test of section 1129(a)(7) of the Bankruptcy Code.

        The first step in meeting the "best interests" test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of the Debtors' assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 cases. The next step is to reduce that total by the amount of any Claims secured by such assets, the costs and expenses of liquidation, and such additional Administrative Expense Claims and priority Claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below) and can then be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

        The Debtors' liquidation costs under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that a trustee may engage, plus any unpaid expenses incurred by the Debtors during a Chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors both prior to, and during the pendency of, the Chapter 11 Cases. The foregoing types of Claims, costs, expenses, and fees and such other Claims that may arise in a liquidation case or result from a pending Chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims.

3
The Bankruptcy Code may authorize the trustee to operate the business of the debtor for a limited period of time, if such operation is in the best interest of the estate and is consistent with the orderly liquidation of the estate. For example, it may benefit the estate to operate the business in order to convert work in progress into finished goods.

        In applying the "best interests test," it is possible that Claims and Equity Interests in the chapter 7 case may not be classified as in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all prepetition unsecured Claims, which have the same rights upon liquidation would be treated as one Class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Debtors' chapter 7 cases. Moreover by virtue of a chapter 7 case, the trustee may have to reject certain unexpired leases and executory contracts that would otherwise be assumed under a chapter 11 plan, thereby giving rise to additional unsecured claims. The distributions for the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor. Therefore, creditors who are or claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek or enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a chapter 7 liquidation case.

        The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity Holder receives any distribution until all creditors are paid in full with interest. Consequently, the Debtors believe that in a liquidation there would be little or no distributions on account of unsecured claims, including the Old Notes.

        After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including, without limitation, (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (ii) the increased costs and expenses associated with the delay of a chapter 7 liquidation; (iii) the erosion in value of assets in a chapter 7 case in the contexts of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; and (iv) substantial increases in Claims that would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case, the Debtors have determined that confirmation of the Plan will provide each creditor and equity Holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

        Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 cases, the delay would be further prolonged.

        The Debtors' liquidation analysis attached as Appendix B is based upon a number of significant assumptions that are described. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

  Feasibility of the Plan

        In connection with confirmation of the Plan, Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called feasibility test. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections set forth in Appendix C to this Offer to Exchange and Disclosure Statement and described above. Based upon such projections, the Debtors believe that they will have sufficient Cash resources to make the payments required pursuant to the Plan (including the satisfaction of Disputed Claims in the event such Claims become Allowed), repay and service debt obligations and maintain operations on a going-forward basis. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization of the Debtors, and therefore, the Plan complies with section 1129(a)(11) of the Bankruptcy Code.

        PLEASE BE ADVISED THAT THE FINANCIAL PROJECTIONS SET FORTH IN APPENDIX C ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY MATERIALLY.

        The Financial Projections should be read in conjunction with the risk factors above and with the assumptions, qualifications, and footnotes to tables containing the Financial Projections set forth therein and the historical consolidated financial information (including the notes and schedules thereto). The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

        The Financial Projections included in this Offer to Exchange and Disclosure Statement have been prepared by, and are the responsibility of, Colt Defense's management. Colt Defense and its management believe that the Financial Projections have been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management's knowledge and opinion, Colt Defense's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

        PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the Financial Projections contained in Appendix C and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the Financial Projections.

Voting Agent

        KCC has been appointed the voting agent for the Prepackaged Plan (the "Voting Agent"). Ballots and all correspondence in connection with the Prepackaged Plan should be sent or delivered by each holder of Old Notes, or a beneficial owner's custodian bank, depositary, broker, trust company or other nominee, to the Voting Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange and Disclosure Statement. Colt will pay the Voting Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

 PROCEDURES FOR TENDERING OLD NOTES, DELIVERING CONSENTS TO PROPOSED
AMENDMENTS AND VOTING ON PREPACKAGED PLAN

Exchange Offer and Consent Solicitation

  General

        In order to participate in the Exchange Offer, you must validly tender your Old Notes to the Exchange Agent, and in order to participate in the Consent Solicitation, you must validly tender your Old Notes and validly deliver your Consents to the Exchange Agent, in each case as further described below; provided, however, the valid (and not withdrawn) tender of Old Notes in the Exchange Offer will be deemed to constitute the delivery of Consents with respect to the Old Notes tendered. You may not participate in the Exchange Offer without also causing the delivery of a Ballot to accept the Prepackaged Plan to the Voting Agent. It is your responsibility to validly tender your Old Notes, deliver your Consents and vote to accept the Prepackaged Plan. Colt has the right to waive any defects. However, Colt is not required to waive defects and is not required to notify you of defects in your tender or delivery.

        If you have any questions or need help in tendering your Old Notes or delivering your Consents, please contact the Information Agent or the Exchange Agent whose address and telephone number are listed on the back cover of this Offer to Exchange and Disclosure Statement. All materials should be sent to the Exchange Agent and not to Colt or the Trustee.

  Valid Tender of Old Notes and Delivery of Consents

        Except as set forth below with respect to ATOP procedures, for a holder to validly tender Old Notes pursuant to the Exchange Offer, or to deliver Consents pursuant to the Consent Solicitation, a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) together with any signature guarantees and any other documents required by the instructions to the Consent and Letter of Transmittal, or an Agent's Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offer to Exchange and Disclosure Statement on or prior to the Expiration Date (or the Consent Expiration Time, if the holder wishes to tender and deliver a Consent by the Consent Expiration Time), and, in the case of tendered Old Notes, either (1) certificates representing the Old Notes must be received by the Exchange Agent at such address, or (2) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date (or the Consent Expiration Time, if the holder wishes to tender and deliver a Consent by the Consent Expiration Time). Further, in order for a holder's tender of Old Notes to be valid, the Voting Agent must receive a Ballot to accept the Prepackaged Plan from such holder or from a nominee on behalf of such holder, as applicable, on or prior the Consent Expiration Time (if such holders are tendering their Old Notes in the Exchange Offer and wish to receive the Consent Payment if the Exchange Offer is successfully consummated) or Expiration Time, as applicable. See "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Prepackaged Plan."

        In all cases, exchange of Old Notes tendered and accepted pursuant to the Exchange Offer will be made only after timely receipt by (1) the Exchange Agent of:

  •
  certificates representing such Old Notes or a Book-Entry Confirmation with respect to such Old Notes;

  •
  the Consent and Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent's Message in lieu thereof; and

  •
  any required signature guarantees and other documents required by the Consent and Letter of Transmittal; and

        (2)   the Voting Agent of a properly completed and executed Ballot with respect to such Old Notes and any required signatures, guarantees and other documents required by the Ballot.

  Tender of and Delivery of Consents for Old Notes Held in Physical Form

        To validly tender Old Notes held in physical form pursuant to the Exchange Offer, a holder should complete and sign the Consent and Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions to the Consent and Letter of Transmittal, have the signature thereon guaranteed if required by the instructions to the Consent and Letter of Transmittal and deliver the Consent and Letter of Transmittal, together with certificates representing such Old Notes and any other documents required by the instructions to the Consent and Letter of Transmittal, to the Exchange Agent at its address set forth on the back cover of this Offer to Exchange and Disclosure Statement. The Consent and Letter of Transmittal and any certificates evidencing Old Notes tendered pursuant to the Exchange Offer should be sent only to the Exchange Agent, and not to Colt or the Trustee.

        If Old Notes are to be tendered by any person other than the person in whose name the Old Notes are registered, the Old Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the holder or holders appear on the Old Notes, with the signature(s) on the Old Notes or instruments of transfer guaranteed as provided below, and a Consent and Letter of Transmittal must be executed and delivered either by the holder or holders, or by the tendering person pursuant to a valid proxy signed by the holder or holders, which signature must, in either case, be guaranteed as provided below.

  Tendering and Consenting With Respect to Old Notes Held Through a Custodian

        Any holder whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes or deliver Consents should contact such custodial entity promptly and instruct such custodial entity to tender the Old Notes and deliver Consents on such holder's behalf.

  Book-Entry Transfer

        The Exchange Agent has or will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedure for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, either an Agent's Message or a Consent and Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange and Disclosure Statement on or prior to the Expiration Date (or the Consent Expiration Time, if the holder wishes to tender by the Consent Expiration Time).

  Tender of Old Notes Through ATOP

        In lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the exchange offer through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the exchange offer and send an Agent's Message to the Exchange Agent for its acceptance.

        An "Agent's Message" is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the exchange offer documents and agree to be bound by the terms of the Master Ballot and the Consent and Letter of Transmittal, and that Colt may enforce such agreements against you.

        If a holder of Old Notes transmits its acceptance through ATOP, delivery of such tendered Old Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such holder delivers (either physically or by book-entry delivery) the Old Notes being tendered to the Exchange Agent, Colt may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange and for the right to receive New Notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Old Notes on the day that the Consent Expiration Time or the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. Colt will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective.

        Colt has not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the exchange offer documents or other exchange offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures set forth in the exchange offer documents.

  Delivery of Consents Through ATOP

        In lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may deliver their Consents through ATOP. In accordance with ATOP procedures, DTC will then verify the delivery of Consents and send an Agent's Message to the Exchange Agent for its acceptance.

  Signature Guarantees

        Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor"), unless the Old Notes tendered thereby are tendered (i) by a holder of Old Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) who has not completed either the box entitled "Special Payment or Issuance Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). If the Old Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Old Notes not tendered are to be returned to a person other than the registered holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Old Notes must be guaranteed by a Medallion Signature Guarantor as described above.

  Effect of Tendering

        Subject to and effective upon the acceptance of and the exchange of the Old Notes tendered thereby, by executing and delivering a Consent and Letter of Transmittal or tendering pursuant to the book-entry transfer as described in this Offer to Exchange and Disclosure Statement, a tendering holder (1) irrevocably sells, assigns and transfers to Colt all right, title and interest in and to all the Old Notes tendered thereby; (2) releases and discharges Colt, its subsidiaries and affiliates, and any of their respective directors, officers, employees, governing board members, shareholders, members, agents and advisors (collectively, the "Colt Parties") from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Colt Parties, the Old Notes, the Exchange Offer, the Consent Solicitation, the solicitation for acceptances of the Prepackaged Plan, this Offer to Exchange and Disclosure Statement and related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Colt Party that is determined by a final, nonappealable judgment to have constituted willful misconduct, fraud, or gross negligence by the Colt Party and (3) irrevocably appoints the Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as Colt's agent with respect to the tendered Old Notes with full power coupled with an interest) to:

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  deliver certificates representing the Old Notes, or transfer ownership of the Old Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon Colt's order, as applicable;

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  present the Old Notes for transfer on the relevant security register; and

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  receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes (except that the Exchange Agent will have no rights to or control over Colt's funds), all in accordance with the terms of the Exchange Offer.

  Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Old Notes or delivery of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Colt in its sole discretion, which determination will be final and binding. Colt reserves the absolute right to reject any or all tenders of any Old Notes determined by Colt not to be in proper form, or if the acceptance of or exchange of such Old Notes may, in the opinion of Colt's counsel, be unlawful. Colt also reserves the right to waive any conditions to the Exchange Offer that Colt is legally permitted to waive.

        Your tender and delivery of Consents will not be deemed to have been validly made until all defects or irregularities in your tender or delivery have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender or delivery or revocation of Consent will be determined by Colt in its sole discretion, which determination shall be final and binding. None of Colt, the Exchange Agent, the Information Agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Old Notes, or will incur any liability for failure to give any such notification.

  Withdrawal of Tenders and Revocation of Consents

        Tenders of Old Notes may be withdrawn and Consents may be revoked on or prior to the Withdrawal Deadline. Old Notes tendered and not withdrawn and Consents delivered and not revoked on or prior to the Withdrawal Deadline may not be withdrawn or revoked, as applicable, after the Withdrawal Deadline, and Old Notes tendered and Consents delivered after the Withdrawal Deadline may not be withdrawn or revoked, as applicable at any time, unless the Exchange Offer is terminated without any Old Notes being accepted or as required by applicable law. If such a termination occurs, the Old Notes will be returned to the tendering holder as promptly as practicable, and previously delivered Consents will be deemed revoked, and the terms of the Proposed Amendments will not become operative.

        A holder who validly withdraws previously tendered Old Notes and validly revokes Consents on or prior to the Withdrawal Deadline and does not validly re-tender Old Notes and validly re-deliver

Consents on or prior to the Consent Expiration Time will not receive the Consent Payment and, if such holder does not validly re-tender Old Notes and validly re-deliver Consents on or prior to the Expiration Date such holder, will also not receive the Exchange Consideration. A holder who validly withdraws previously tendered Old Notes and validly revokes previously delivered Consents on or prior to the Withdrawal Deadline and validly re-tenders Old Notes and validly re-delivers Consents on or prior to the Expiration Date (but after the Consent Expiration Time) will receive only the Exchange Consideration (assuming such Old Notes are accepted for exchange).

        Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Exchange Offer, or any Consents delivered pursuant to the Consent Solicitation, as applicable, is delayed (whether before or after Colt's acceptance for exchange of Old Notes) or Colt extends an Exchange Offer or Consent Solicitation, or is unable to accept for exchange, or exchange the Old Notes tendered pursuant to the Exchange Offer, Colt may instruct the Exchange Agent to retain tendered Old Notes, and those Old Notes may not be withdrawn, and all Consents previously delivered and not revoked will remain subject to the Consent Solicitation, except to the extent that you are entitled to the withdrawal and revocation rights set forth herein.

        To be effective, a written or facsimile transmission notice of withdrawal of a tender or revocation of a Consent or a properly transmitted "Request Message" through DTC's ATOP system for either a withdrawal of a tender or a revocation of a Consent must:

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  be received by the Exchange Agent at the address specified on the back cover of this Offer to Exchange and Disclosure Statement on or prior to the Withdrawal Deadline;

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  specify the name of the holder of the Old Notes and the corresponding Consent to be withdrawn or revoked, as applicable;

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  contain the description of the Old Notes to be withdrawn and the corresponding Consent related to such Old Notes, in each case, to be withdrawn or revoked, as applicable, the certificate numbers shown on the particular certificates representing such Old Notes (or, in the case of Old Notes tendered by book-entry transfer, the number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the Old Notes withdrawn) and the aggregate principal amount represented by such Old Notes; and

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  be signed by the holder of the Old Notes in the same manner as the original signature on the Consent and Letter of Transmittal or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

        If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Old Notes can only be accomplished in accordance with the foregoing procedures.

        A valid withdrawal of tendered Old Notes, effected on or prior to the Withdrawal Deadline, will constitute the concurrent valid revocation of the related Consent to the Proposed Amendments. If you tendered Old Notes, you may only revoke a related Consent by withdrawing your previously tendered Old Notes from the Exchange Offer.

        A holder must also follow the procedures described under "Procedures for Tendering Old Notes, Delivering Consents to Proposed Amendments and Voting on Prepackaged Plan—Prepackaged Plan" to modify its vote to accept the Prepackaged Plan.

        As a result, if you validly withdraw previously tendered Old Notes and do not validly re-tender such Old Notes in accordance with the provisions described herein, you will not receive the Exchange Consideration or the Consent Payment. Any withdrawal of previously tendered Old Notes otherwise than in accordance with the provisions described herein will not constitute a proper revocation of your Consent.

        If you withdraw Old Notes and revoke Consents, you will have the right to re-tender and re-deliver them on or prior to the Expiration Date (or on or prior to the Consent Expiration Time, if you wish to tender by the Consent Expiration Time) in accordance with the procedures described above for tendering Old Notes and delivering the Consents. If Colt amends or modifies the terms of the Exchange Offer or the Consent Solicitation, or the information concerning the Exchange Offer or the Consent Solicitation in a manner determined by Colt to constitute a material change to holders of Old Notes, Colt will disseminate additional exchange offer materials and extend the period of such Exchange Offer or Consent Solicitation, including any withdrawal and revocation rights, to the extent required by law and as Colt determines necessary. An extension of the Withdrawal Deadline, the Consent Expiration Time or the Expiration Date will not affect a holder's withdrawal and revocation rights unless otherwise provided herein or in any additional exchange offer materials or as required by applicable law.

Prepackaged Plan

        You may not participate in the Exchange Offer without causing the delivery of a Ballot to accept the Prepackaged Plan to the Voting Agent, see the procedures in "The Prepackaged Plan—Agreements Upon Furnishing Ballots." You may vote on the Prepackaged Plan without participating in the Exchange Offer and the Consent Solicitation.

        Included separately with this Offer to Exchange and Disclosure Statement is (a) the Ballot for holders of Old Notes (the "Beneficial Ballot") and (b) the Ballot for nominees to reflect the votes of the beneficial holders of Old Notes (the "Master Ballot"). Each beneficial holder of Old Notes will receive a Beneficial Ballot and each nominee holding Old Notes on behalf of beneficial holders will receive a Master Ballot. The Beneficial Ballots are being provided to the holders of Old Notes for the purposes of (i) directly voting on the Prepackaged Plan and (ii) facilitating the communication of instructions from holders to their respective nominees.

        In order to vote on the Prepackaged Plan, holders of Old Notes must vote in accordance with the instructions contained in the Beneficial Ballot or provide instructions to their respective nominees in accordance with the instructions contained in the Master Ballot. Nominees of holders of Old Notes must reflect the votes of such holders' votes on the Master Ballot included therewith. By providing instructions to their respective nominees to vote on the Prepackaged Plan, holders of Old Notes are directing their respective nominees to execute their Master Ballots on such holders' behalf that reflects their instructions with respect to the Prepackaged Plan (including each such holder's exercise or non-exercise of the right to opt out of the releases set forth in Section 10 of the Prepackaged Plan) Upon receipt of instructions from holders of Old Notes exercising Option 1 below, the respective nominees will tender such holders' Old Notes into the appropriate "contra" CUSIP through DTC.

  A holder of Old Notes has four voting options, as follows:

  OPTION 1.    elect to TENDER in the Exchange Offer; elect to CONSENT to the Proposed Amendments; vote to ACCEPT the Prepackaged Plan.

  OPTION 2.    elect to NOT TENDER in the Exchange Offer; elect to NOT CONSENT to the Proposed Amendments; vote to ACCEPT the Prepackaged Plan.

  OPTION 3.    elect to NOT TENDER in the Exchange Offer; elect to NOT CONSENT to the Proposed Amendments; vote to REJECT the Prepackaged Plan.

  OPTION 4.    elect to TAKE NO ACTION; elect to NOT TENDER in the Exchange Offer; elect to NOT CONSENT to the Proposed Amendments; NOT VOTE on the Prepackaged Plan. Note that holders of Old Notes that instruct their nominee to take no action, or fail to provide timely instructions, may nevertheless be bound by the terms of the Prepackaged Plan and have the relevant treatment applied to their Old Notes if the Prepackaged Plan is consummated.

        The Voting Record Date for the Prepackaged Plan is May 11, 2015 unless modified by Colt.

        Holders of Old Notes who wish to vote on the Prepackaged Plan by providing voting instructions to their respective nominees must provide the appropriate instructions to their respective nominees in sufficient time to enable their respective nominees to complete the Master Ballots and deliver them to the Voting Agent by the Consent Expiration Time (if such holders are tendering their Old Notes in the Exchange Offer and wish to receive the Consent Payment if the Exchange Offer is successfully consummated) or the Voting Deadline, as applicable. For nominees to validly reflect the votes of their holders of Old Notes, nominees must send Master Ballots to the Voting Agent so as to be actually received by the Voting Agent on or prior the Consent Expiration Time (if such holders are tendering their Old Notes in the Exchange Offer and wish to receive the Consent Payment if the Exchange Offer is successfully consummated) or the Voting Deadline, as applicable. A validly submitted Ballot may be revoked and a holder may modify its vote by causing the delivery of a new Ballot to the Voting Agent by the Withdrawal Deadline or the Voting Deadline, as applicable.

        At any time and for any reason, Colt may determine to terminate the Exchange Offer and the Consent Solicitation and commence bankruptcy cases prior to the Voting Deadline or the Expiration Date. Notwithstanding any such commencement of bankruptcy cases prior to the Voting Deadline or the Expiration Date, the voting period shall remain open and parties may nonetheless submit votes to accept or reject the Prepackaged Plan until the Voting Deadline.

 DESCRIPTION OF NEW NOTES

        Colt Defense LLC and its wholly-owned, direct subsidiary, Colt Finance Corp. ("Colt Finance Corp.") will issue the New Notes under an indenture (the "New Notes Indenture"), among themselves, the Subsidiary Guarantors and with one or more trustees (in such capacity, the "New Notes Trustee") and as Collateral Agent, in a private transaction that is not subject to the registration requirements of the Securities Act. Holders of New Notes will not be entitled to any registration rights. See "Notice to Investors." The terms of the New Notes will include those stated in the New Notes Indenture. The Security Documents referred to below under the caption "—Security" define the terms of the agreements that will secure the New Notes.

        The terms of the New Notes include those expressly set forth in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the New Notes other than the Issue Date, issue price and the first interest payment date and if necessary, CUSIP number (the "Additional Notes"). We will only be permitted to issue such Additional Notes if, at the time of such issuance, we were in compliance with the covenants contained in the New Notes Indenture. Any Additional Notes will be part of the same issue as the New Notes that we are currently offering and will vote on all matters with the New Notes. Any Additional Notes will be secured, equally and ratably with the other New Notes, by the Collateral as described below under the caption "—Security." For tax purposes, Additional Notes subsequently issued under the New Notes Indenture may not be treated as part of a single issuance as the New Notes originally issued pursuant to this Offer to Exchange and Disclosure Statement.

        As of the date of the New Notes Indenture, all of the Company's subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain covenants—Limitation on restricted payments," the Company will be permitted to designate certain subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the New Notes Indenture. Unrestricted Subsidiaries will not guarantee the New Notes.

        This description of the New Notes is intended to be a useful overview of the material provisions of the New Notes, the New Notes Indenture and the Security Documents. Since this description of the New Notes is only a summary, you should refer to the New Notes Indenture and the Security Documents for a complete description of the obligations of the Issuers and your rights. Copies of the New Notes Indenture and the Security Documents are available as set forth below under "—Additional information."

        You will find the definitions of capitalized terms used in this description under the heading "—Certain definitions." For purposes of this description, references to the "Company," refer only to Colt Defense LLC and not to its subsidiaries, and the terms "we," "our," "us" and the "Issuers" refer together to the Company and Colt Finance Corp. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the New Notes Indenture.

General

        The New Notes.    The New Notes:

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  are general senior obligations of the Issuers secured by a junior-priority security interest (subject to Permitted Liens and except as otherwise provided in the Junior Priority Lien Intercreditor Agreement) in the Collateral (as described below under "—Security");

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  are effectively subordinated pursuant to the Junior Priority Lien Intercreditor Agreement to the Senior Lien Obligations including the Current Asset Credit Facility and the Senior Secured Term

    Loan and including any future Senior Lien Obligations, to the extent secured by the Collateral, upon enforcement against the Collateral;

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  are effectively subordinated to any and all existing and future Secured Indebtedness of the Issuers to the extent of the value of the assets (other than the Collateral) securing such Indebtedness, and to any and all existing and future liabilities (including trade payables and deferred income but excluding intercompany liabilities) of Subsidiaries of the Company that are not Subsidiary Guarantors;

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  rank equally in right of payment with any and all of the Issuers' existing and future Indebtedness that is not subordinated in right of payment to the New Notes, including (except as otherwise provided in the Junior Priority Lien Intercreditor Agreement) the other Parity Lien Obligations;

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  rank senior in right of payment to any and all of the Issuers' existing and future Indebtedness that is subordinated in right of payment to the New Notes;

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  are effectively senior to any and all of the Issuers' existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing the New Notes or is unsecured, to the extent of the value of the Collateral;

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  mature on November 15, 2023;

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  are unconditionally Guaranteed by each Subsidiary of the Company that Guarantees certain other Indebtedness of the Company or other Subsidiary Guarantors. See "—Subsidiary guarantees";

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  are issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

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  are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form.

        The Subsidiary Guarantees.    The New Notes are guaranteed by all of the Company's Subsidiaries. Each Subsidiary Guarantee of the New Notes:

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  is a general senior obligation of the Subsidiary Guarantor secured by a junior-priority security interest (subject to Permitted Liens and except as otherwise provided in the Junior Priority Lien Intercreditor Agreement) in the Collateral (as described below under "—Security");

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  is effectively subordinated pursuant to the Junior Priority Lien Intercreditor Agreement to all of the Subsidiary Guarantor's Senior Lien Obligations, including the Current Asset Credit Facility and the Senior Secured Term Loan and including any future Senior Lien Obligations, to the extent secured by the Collateral, upon enforcement against the Collateral;

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  is effectively subordinated to all existing and any future Secured Indebtedness of the Subsidiary Guarantor to the extent of the value of the assets (other than the Collateral) securing such Indebtedness;

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  ranks equally in right of payment with any and all of such Subsidiary Guarantor's existing and future Indebtedness that is not subordinated in right of payment to its Subsidiary Guarantee, including (except as otherwise provided in the Junior Priority Lien Intercreditor Agreement) the other Parity Lien Obligations;

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  ranks senior in right of payment to any and all of such Subsidiary Guarantor's existing and future Indebtedness that is subordinated in right of payment to its Subsidiary Guarantee; and

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  is effectively senior to all of such Subsidiary Guarantor's existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing its Subsidiary Guarantee or is unsecured, to the extent of the value of the Collateral.

        Pursuant to the New Notes Indenture, the Issuers will be permitted to designate additional Indebtedness as Senior Lien Obligations under specified circumstances. After giving effect to the Exchange Offer, the Senior Secured Term Loan Refinancing and the Current Asset Credit Facility Refinancing, as of March 1, 2015, assuming all outstanding Old Notes exchange into New Notes on or prior to the Consent Expiration Time, the Issuers and the Subsidiary Guarantors would have had approximately $194.2 million aggregate principal amount of outstanding Indebtedness, including approximately $90.8 million aggregate principal amount of outstanding New Notes and approximately $103.5 million and $90.8 million aggregate principal amount of outstanding Senior Lien Obligations and Parity Lien Debt, including the New Notes, respectively. Any amounts borrowed under the Current Asset Credit Facility and Senior Secured Term Loan represents Senior Lien Obligations. After giving effect to the Exchange Offer, the Senior Secured Term Loan Refinancing and the Current Asset Credit Facility Refinancing, as of March 1, 2015, assuming all outstanding Old Notes exchange into New Notes on or prior to the Consent Expiration Time, the Issuers had no Subordinated Obligations outstanding and the Subsidiary Guarantors had no Guarantor Subordinated Obligations outstanding. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Current Asset Credit Facility or the Senior Secured Term Loan or other Senior Lien Obligations, the assets of the Issuers and the Subsidiary Guarantors that secure such Indebtedness will be available to pay obligations on the New Notes and the Subsidiary Guarantees only after all Indebtedness under such Senior Lien Obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the New Notes and the Subsidiary Guarantees then outstanding.

        Interest.    Interest on the New Notes will:

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  accrue at the rate of 10.00% per annum in cash interest, calculated based on the outstanding principal amount of the New Notes;

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  be payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2015;

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  accrue from the date of issuance of the New Notes or, if interest has already been paid, from the date it was most recently paid, until maturity;

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  be payable to the Holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

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  be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Payments on the New Notes; Paying agent and registrar

        We will pay principal of, premium, if any, and interest on the New Notes at the office or agency designated by the Issuers, except that we may, at our option, pay cash interest on the New Notes by check mailed to Holders at their registered address as it appears in the registrar's books. We have initially designated the corporate trust office of the New Notes Trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

        We will pay principal of, premium, if any, and cash interest on, New Notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

  Transfer and exchange

        A Holder may transfer or exchange New Notes in accordance with the New Notes Indenture. The registrar and the New Notes Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuers, the New Notes Trustee or the registrar for any registration of transfer or exchange of New Notes, but the Issuers may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the New Notes Indenture. The Issuers are not required to transfer or exchange any New Note selected for redemption. Also, the Issuers are not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

        Beneficial interests in the New Notes in global form may not be exchanged for New Notes in physical, certificated form except in the limited circumstances permitted under the New Notes Indenture.

        New Notes issued in physical, certificated form will be transferable only by surrender and reissue thereof, in a manner consistent with U.S. federal income tax "registered form" requirements.

        The registered Holder of a New Note will be treated as the owner of it for all purposes.

Colt Finance Corp.

        Colt Finance Corp. is a wholly-owned direct subsidiary of the Company and was incorporated for the purpose of facilitating an offering of debt securities by the Company. Colt Finance Corp. is nominally capitalized and does not and will not have any operations or revenues. As a result, Holders of the New Notes should not expect Colt Finance Corp. to participate in servicing the interest and principal obligations on the New Notes.

Security

        The New Notes and the Subsidiary Guarantees will be secured by junior-priority security interests (subject to Permitted Liens) in the Collateral and the New Notes will share in the benefit of such security interest based on the respective amounts of the Obligations thereunder. The Collateral comprises substantially all of the assets of the Issuers and the Subsidiary Guarantors, whether now owned or hereafter acquired, as described in the Security Documents, other than the Excluded Property, to the extent that such assets secure Senior Lien Obligations and to the extent that a junior-priority security interest of the nature contemplated by the Security Documents and the Junior Priority Lien Intercreditor Agreement is able to be granted or perfected therein.

        The Security Documents may purport to grant a security interest to the Collateral Agent in certain assets, but not require all actions to be taken in order to perfect such security interest, or not require further action after certain efforts to perfect such security interest are taken. As used herein, any reference to the perfection or priority of any Lien on the Collateral shall not include any part of the Collateral that any Issuer or Subsidiary Guarantor is not required under the terms of the Security Documents to perfect, or maintain the priority nature of, the Liens that have been granted on such part of the Collateral.

        On the date of original issuance of the New Notes, the Issuers and the Subsidiary Guarantors will enter into security documents, which will provide for a security interest in the Collateral to be granted in favor of the Collateral Agent for the benefit of itself, the New Notes Trustee and all holders of Parity Lien Debt. To the extent required by the Security Documents, Issuers and the Subsidiary Guarantors will complete those actions required to perfect the Liens in favor of the New Notes Trustee on such Collateral by the date of original issuance of the New Notes, however, certain security interests in the Collateral are not required to be in place on such date or perfected on the date of original issuance of the New Notes. In particular, mortgages on real property owned in fee that are subject to an existing mortgage in favor of the Current Asset Agent or Term Agent are not required to be recorded on the date of original issuance of the New Notes, although Issuers and the applicable Subsidiary Guarantors will take commercially reasonable efforts to record such mortgages within ninety (90) days after the New Notes are issued (which date may be extended by the Issuers if the Issuers have been making diligent efforts to record such mortgages). Further, Issuers will use commercially reasonable efforts to enter into control agreements and collateral access agreements consistent with existing documents in favor of the Current Asset Agent and Term Agent within sixty (60) days after the New Notes are issued (which date may be extended by the Issuers if the Issuers have been making diligent efforts to enter into such control agreements and collateral access agreements). See "Risk Factors—Risks Related to the New Notes—The rights of holders of New Notes to the collateral securing the New Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral."

        Issuers will, and will cause each of the Subsidiary Guarantors to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of itself, the New Notes Trustee and the holders of Parity Lien Debt, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the New Notes Indenture and the Security Documents.

        The security interests securing the New Notes will be junior in priority to any and all security interests at any time granted to secure the Senior Lien Obligations, and pari passu with any and all security interests at any time granted to secure Parity Lien Obligations, and will also be subject to all other Permitted Liens. Senior Lien Obligations include indebtedness under the Current Asset Credit Agreement and the Term Credit Agreement, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Person holding such Senior Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the New Notes.

        Issuers and the Subsidiary Guarantors will be able to incur additional indebtedness in the future which could share in the Collateral, including additional Senior Lien Obligations and Parity Lien Obligations. The amount of such Senior Lien Obligations and Parity Lien Obligations will be limited by the covenant disclosed under "—Certain covenants—Limitation on liens," and the amount of all such additional indebtedness will be limited by the covenant described under "—Certain covenants—Limitation on indebtedness." Under certain circumstances the amount of such Senior Lien Obligations and other additional indebtedness could be significant.

        No appraisals of any Collateral have been prepared in connection with this offering of New Notes. The value of the Collateral at any time is subject to fluctuation based on factors that include, among others, the condition of the industry in which we operate, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of suitable buyers and similar factors. By their nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this Offer to Exchange and Disclosure Statement exceeds the principal amount of the Indebtedness secured thereby. The value of the assets pledged as Collateral for the New Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

        We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the New Notes. If such proceeds were not sufficient to repay amounts outstanding under the New Notes, the Holders of the New Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, general claim against Issuers and the Subsidiary Guarantors' remaining assets, which claim would rank equal in priority to unsecured general Indebtedness of the Issuers or the Subsidiary Guarantors. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on Senior Lien Obligations, the New Notes and all other Parity Lien Debt, interest may cease to accrue on the New Notes from and after the date the bankruptcy petition is filed.

  After-acquired Collateral

        From and after the date of original issuance of the New Notes and subject to certain limitations and exceptions, if any Issuer or Subsidiary Guarantor creates any additional security interest upon any property or asset to secure any Senior Lien Obligations (which include Obligations in respect of the Current Asset Credit Agreement or the Term Credit Agreement), it must concurrently grant a junior-priority security interest (subject to Permitted Liens, including the senior-priority lien that secures obligations in respect of the Senior Lien Obligations) upon such property as security for the New Notes.

  Junior Priority Lien Intercreditor Agreement

        On the Issue Date, Issuers, the Subsidiary Guarantors, the Collateral Agent, the Current Asset Agent and the Term Agent will enter into the Junior Priority Lien Intercreditor Agreement. The New Notes Indenture will be subject to the terms of the Junior Priority Lien Intercreditor Agreement. Accordingly, each Holder's, the Collateral Agent's and the New Notes Trustee's rights and benefits under the New Notes Indenture will be limited, such Holder's, the Collateral Agent's and the New Notes Trustee's rights and benefits will be subject to all relevant provisions of the Junior Priority Lien Intercreditor Agreement, and such Holder must comply with the provisions of the Junior Priority Lien Intercreditor Agreement applicable to such Holder in its capacity as such as if such Holder was a party Junior Priority Lien Intercreditor Agreement. In the event of any conflict between the terms of the New Notes Indenture and those of the Junior Priority Lien Intercreditor Agreement with respect to the rights, privileges, protections, indemnities and exemptions of the New Notes Trustee (in any of its capacities under the New Notes Indenture), the terms of the Junior Priority Lien Intercreditor Agreement shall control. By accepting a New Note, each Holder authorizes and directs each of the New Notes Trustee and the Collateral Agent to execute, deliver and perform its obligations under the Junior Priority Lien Intercreditor Agreement and each Security Document to which it is a party and to bind the Holders to the terms thereof. In acting under the Junior Priority Lien Intercreditor Agreement, the Collateral Agent shall be entitled to all of the rights, privileges and immunities granted to the Collateral Agent under the New Notes Indenture. The Junior Priority Lien Intercreditor Agreement may be amended from time to time without the consent of holders of the New Notes to add other parties holding other Parity Lien Obligations permitted to be incurred under the New Notes Indenture. Pursuant to the terms of the Junior Priority Lien Intercreditor Agreement, at any time at which Senior Lien Obligations are outstanding (whether incurred prior to, on or after the date of original issuance of the New Notes), the Current Asset Agent or the Term Agent will determine the time and method by which the security interests in the Collateral will be enforced. See "Risk Factors—Risks Related to the New Notes—The rights of holders of New Notes to the collateral will be governed, and materially limited, by the Junior Priority Lien Intercreditor Agreement." At any time at which all Senior Lien Obligations have been discharged in full, the Collateral Agent and New Notes Trustee, as applicable, in accordance with the provisions of the New Notes Indenture and the Security Documents will distribute all cash proceeds (after payment of the fees and costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the New Notes and the holders of other Parity Lien Obligations.

        In addition, the Security Documents and the Junior Priority Lien Intercreditor Agreement provide that, so long as there are Senior Lien Obligations outstanding (whether incurred prior to, on or after the date of original issuance of the New Notes), (1) the applicable holders of Senior Lien Obligations may direct the Current Asset Agent or the Term Agent as applicable to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the New Notes, (2) Issuers and the Subsidiary Guarantors may require the Collateral Agent and New Notes Trustee to agree to modify the Security Documents or the Junior Priority Lien Intercreditor Agreement to which they are a party, without the consent of the Collateral Agent, the New Notes Trustee and the holders of the New Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the New Notes Indenture and (3) the holders of the Senior Lien Obligations may change, waive, modify or vary the Security Documents without the consent of the holders of the New Notes or other Parity Lien Debt, and such change, waiver, modification or variation shall automatically apply, mutatis mutandis, with respect to the security interest in favor of the Collateral Agent for the benefit of itself, the New Notes Trustee and the holders of the New Notes, provided that any such change, waiver or modification shall only be operative with respect to such security interest if it does not materially adversely affect the rights of the Collateral Agent, New Notes Trustee and holders of the New Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the New Notes Indenture if such determination is set forth in an Officers' Certificate delivered to such provider; provided, however, that such determination will not affect whether or not Issuers have complied with their undertakings in the New Notes Indenture, the Security Documents or the Junior Priority Lien Intercreditor Agreement. See "Risk Factors—Risks Related to the New Notes—The rights of holders of New Notes to the collateral will be governed, and materially limited, by the Junior Priority Lien Intercreditor Agreement."

        Further, the Junior Priority Lien Intercreditor Agreement provides that, if any Issuer or Subsidiary Guarantor is subject to any insolvency proceeding, the Collateral Agent, New Notes Trustee and the holders of the New Notes:

          (1)   will not object to (or otherwise contest) such Issuer's or such Subsidiary Guarantor's, as applicable (x) use of cash collateral or (y) obtaining of any debtor-in-possession financing, in each case if the holders of Senior Lien Obligations desire to permit such use of cash collateral or debtor-in-possession financing, as applicable;

          (2)   will not request adequate protection or other relief in connection with any such use of cash collateral or any such debtor-in-possession financing or any carve-out authorized by the bankruptcy court in connection with such debtor-in-possession financing, except as set forth in the following paragraph;

          (3)   will not (absent the express written consent of the Current Asset Agent, the Term Agent and the holders of a majority of each Series of the Senior Lien Obligations) propose or provide any debtor-in-possession financing;

          (4)   if the Senior Liens are subordinated to or are pari passu with the Liens on such Collateral securing any such debtor-in-possession financing and any carve-out authorized by the bankruptcy court in connection with such debtor-in-possession financing, will subordinate the Liens on such Collateral securing the New Notes on the same basis as such Liens are subordinated to the Senior Liens under the Junior Priority Lien Intercreditor Agreement;

          (5)   will not oppose or otherwise contest (or support any other Person in contesting) (x) any request by the Current Asset Agent, Term Agent or the holders of Senior Lien Obligations for adequate protection or (y) any objection made by the Current Asset Agent, Term Agent or the holders of Senior Lien Obligations to any motion, relief, action or proceeding claiming a lack of adequate protection;

          (6)   will raise no objection to (or otherwise contest) and will support any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Lien Obligations made by the Current Asset Agent, Term Agent or any holder of Senior Lien Obligations, and, so long as Senior Lien Obligations are outstanding, will not seek any such relief in respect of any assets of any Issuer or Subsidiary Guarantor that secure Senior Lien Obligations without the consent of the Current Asset Agent, Term Agent and the requisite holders of Senior Lien Obligations;

          (7)   will raise no objection to (or otherwise contest) and will support any exercise by any holder of Senior Lien Obligations of the right to credit bid Senior Lien Obligations at any sale in foreclosure of Collateral;

          (8)   will raise no objection to (and will not otherwise contest) and will support any other request for judicial relief made in any court by any holder of Senior Lien Obligations relating to the enforcement of any Lien on Collateral;

          (9)   will raise no objection to (and will not otherwise contest) and will support any motion or order relating to a sale of assets of any Issuer or Subsidiary Guarantor for which the Current Asset Agent or Term Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Senior Liens and the Liens securing the New Notes will attach to the proceeds of the sale on the same basis of priority as the Senior Liens rank to the Liens securing the New Notes in accordance with the Junior Priority Lien Intercreditor Agreement;

          (10) will raise no objection to (and will not otherwise contest), in each case, for any reason premised upon the Collateral Agent's and the holders' of the New Notes rights as junior secured creditors (but not as unsecured creditors), any motion or order relating to a sale of assets of any Issuer or Subsidiary Guarantor, under Section 363 of the United States Bankruptcy Code, pursuant to a Chapter 11 plan, or otherwise, pursuant to which the Current Asset Agent or Term Agent may credit bid some or all of the Senior Lien Obligations, and that it will be deemed to consent to any such credit bid and the sale of any or all assets securing the Senior Lien Obligations free and clear of any and all Liens, including, but not limited to, the Liens of the Collateral Agent and the holders of the New Notes, pursuant to United States Bankruptcy Code Section 363(f)(2); and

          (11) so long as Senior Lien Obligations are outstanding, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Senior Liens for costs or expenses of preserving or disposing of any Collateral.

        Notwithstanding the foregoing, in any insolvency proceeding, (i) if any holders of Senior Lien Obligations are granted adequate protection in the form of additional collateral in connection with any debtor-in-possession financing or use of cash collateral, then the Collateral Agent, the New Notes Trustee or the holders of the New Notes may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien shall be subordinated to the Senior Liens and the Liens securing such debtor-in-possession financing on the same basis as the Liens securing the New Notes are subordinated to the Senior Liens under the Junior Priority Lien Intercreditor Agreement, (ii) in the event any holder of New Notes (or the Collateral Agent or the New Notes Trustee on behalf of itself or any holder of New Notes) receives adequate protection in the form of additional collateral, then the applicable holders of Senior Lien Obligations shall be granted a senior Lien on such additional collateral as security for the applicable Senior Lien Obligations, and any Lien on such additional collateral securing the New Notes shall be subordinated to the Liens on such collateral securing the Senior Lien Obligations and any other Liens granted to the Senior Lien Secured Parties as adequate protection on the same basis as the Liens securing the New Notes are so subordinated to the Senior Liens under the Junior Priority Lien Intercreditor Agreement and (iii) any claim by any holder of New Notes (or the Collateral Agent or the New Notes Trustee on behalf of itself or any holder of New Notes) under Section 507(b) of the United States Bankruptcy Code will be subordinate to any claim of any holder of Senior Lien Obligations under Section 507(b) of the Bankruptcy Code and any distribution with respect thereto shall be deemed to be proceeds of Collateral subject to the provisions of the Junior Priority Lien Intercreditor Agreement. Regardless of the scope of adequate protection granted to the Current Asset Agent, Term Agent or any holder of Senior Lien Obligations, any adequate protection granted to any holder of New Notes (or the Collateral Agent or the New Notes Trustee on behalf of itself or any holder of New Notes), shall be limited to replacement Liens on the terms set forth in this paragraph.

        In addition, the Junior Priority Lien Intercreditor Agreement provides that the Collateral Agent and the holders of the New Notes shall not propose, support or vote any claims to accept any bankruptcy plan, similar arrangement or disclosure statement of any Issuer or Subsidiary Guarantor, and shall not join with or support any person in doing so, unless such plan or arrangement provides for the payment in full in cash of all Senior Lien Obligations (including all post-petition amounts) on the effective date of such plan or arrangement, unless the holders of a majority of the Senior Lien Obligations consent to such plan, arrangement or disclosure statement.

        See "Risk Factors—Risks Related to the New Notes—In the event of our bankruptcy, the ability of the holders of New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the Junior Priority Lien Intercreditor Agreement."

        In addition, so long as the Senior Lien Obligations are outstanding (whether incurred prior to, on or after the date of the original issuance of the New Notes), the Junior Priority Lien Intercreditor Agreement prohibits any amendment, modification or supplement to the New Notes Indenture that would (a) increase the maximum principal amount of the New Notes or rate of interest (or cash pay rate of interest) on the New Notes, (b) change (to any earlier dates) the dates upon which payments of principal or interest on the New Notes are due, (c) add a "financial maintenance" covenant or add or modify, in a manner adverse to any Obligor any covenant, agreement or event of default with respect to the New Notes unless a conforming addition or modification is made with respect to the Senior Lien Obligations, (d) change any redemption or prepayment provisions of the New Notes, or (e) change or amend any other term of the New Notes if such change or amendment would increase the obligations of any Issuer or Subsidiary Guarantor on account of the New Notes or confer additional material rights on the Collateral Agent, the New Notes Trustee and the holders of the New Notes in a manner adverse to any Issuer, any Subsidiary Guarantor or any holder of Senior Lien Obligations.

        The New Notes Trustee shall direct the Collateral Agent from time to time. Notwithstanding the foregoing, the Collateral Agent shall not be obligated to take any action without the direction of the holders of the New Notes and may, at the expense of the Issuers, request the direction of the holders of the New Notes with respect to any such actions and upon receipt of the written consent of the holders of the New Notes of a majority in aggregate principal amount of the outstanding New Notes along with indemnity or security satisfactory to the Collateral Agent, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Junior Priority Lien Intercreditor Agreement. Subject to the Security Documents, except as directed by the New Notes Trustee as required or permitted by the New Notes Indenture, the holders of the New Notes acknowledge that the Collateral Agent shall not be obligated to act upon directions purported to be delivered to it by any other Person; to foreclose upon or otherwise enforce the Liens; or to take any other action whatsoever with regard to any or all of the Obligations, the Security Documents or the Collateral.

  Release of Collateral

        Issuers and the Subsidiary Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the New Notes under any one or more of the following circumstances:

          (1)   to enable any Issuer or any Subsidiary Guarantor to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under "Repurchase at the option of holders—Sales of assets;"

          (2)   in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee with respect to the New Notes, the release of the property and assets of such Subsidiary Guarantor;

          (3)   in respect of the property and assets of a Restricted Subsidiary that is a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under "Certain covenants—Limitation on restricted payments" and the definition of "Unrestricted Subsidiary";

          (4)   as described under "—Amendments and waivers" below; or

          (5)   as otherwise required by the Junior Priority Lien Intercreditor Agreement.

        The junior-priority security interests in all Collateral securing the New Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the New Notes and all other Obligations under the New Notes Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the New Notes Indenture as described below under "—Satisfaction and discharge") or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under "—Defeasance."

Optional redemption

        On and after the Issue Date, the Issuers may redeem all or, from time to time, a part of the New Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount of the New Notes to be redeemed) plus accrued and unpaid interest on the New Notes to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Year	Percentage
Issue Date through May 15, 2016	107.00%
May 16, 2016 through May 15, 2017	106.00%
May 16, 2017 through May 15, 2018	105.00%
May 16, 2018 through May 15, 2019	104.00%
May 16, 2019 through May 15, 2020	103.00%
May 16, 2020 through May 15, 2021	102.00%
May 16, 2021 through May 15, 2022	101.00%
May 16, 2022 and thereafter	100.00%

        If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the New Note is registered at the close of business, on such record date.

        In the case of any partial redemption, selection of the New Notes for redemption will be made by the New Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed, then on a pro rata basis, by lot or by such other method as the New Notes Trustee in its sole discretion will deem to be fair and appropriate, although no New Note of $1,000 in principal amount or less will be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note will state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the New Note.

        In connection with any redemption of New Notes, any such redemption may, at the Issuers' discretion, be subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers' discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers' obligations with respect to such redemption may be performed by another Person.

Mandatory redemption; Offers to purchase; Open market purchases

        The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the New Notes. However, under certain circumstances, the Issuers may be required to offer to purchase the New Notes as described under "—Repurchase at the option of holders."

        The Issuers may acquire New Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the New Notes Indenture.

Subsidiary guarantees

        The New Notes are guaranteed by all of the Company's Subsidiaries. Each Subsidiary Guarantee of the New Notes is a general senior obligation of the Guarantor secured by a junior priority security interest (subject to Permitted Liens and except as otherwise provided in the Junior Priority Lien Intercreditor Agreement) in the Collateral (as described below under "—Security"). Such Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the New Notes Trustee or the Holders in enforcing any rights under the Guarantees.

        The Restricted Subsidiaries that Guarantee the Current Asset Credit Facility and Senior Secured Term Loan will also Guarantee the New Notes.

        Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under the New Notes Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness, (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors—Risks related to the Exchange Offer—Federal and state fraudulent transfer laws permit a court to void the New Notes issued in the Exchange Offer and the related guarantees and, if that occurs, you may not receive any payments on the New Notes."

        The New Notes Indenture provides that each Subsidiary Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, assignment, exchange, transfer, conveyance or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of such Subsidiary (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of the New Notes; provided that in the case of any Restricted Subsidiary that is required to guarantee the New Notes after the Issue Date pursuant to the covenant described under "—Certain covenants—Future subsidiary guarantors," all the obligations of such Subsidiary Guarantor under all Indebtedness of the Company or its Restricted Subsidiaries that resulted in the obligation to guarantee the New Notes terminate upon consummation of such transaction;

          (b)   the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Current Asset Credit Facility and the Senior Secured Term Loan (including by reason of the termination of the Current Asset Credit Facility and the Senior Secured Term Loan, respectively), all other Indebtedness of the Company and its Restricted Subsidiaries and/or the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the New Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the New Notes pursuant to the New Notes Indenture (and treating any Guarantees of such Subsidiary Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such Guarantee; provided, that if such Person has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant "—Certain covenants—Limitation on indebtedness," such Subsidiary Guarantor's obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under "—Certain covenants—Limitation on indebtedness";

          (c)   the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

          (d)   the Issuers exercising their legal defeasance option or covenant defeasance option as described under "—Defeasance" or the Issuers' obligations under the New Notes Indenture being discharged in accordance with the terms of the New Notes Indenture; and

          (2)   such Subsidiary Guarantor delivering to the New Notes Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent provided for in the New Notes Indenture relating to such transaction have been complied with.

Repurchase at the option of holders

  Change of control

        If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the New Notes as described under "—Optional redemption," each Holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder's notes at a purchase price in cash equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest to the date of purchase (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the New Notes as described under "—Optional redemption," the Issuers will mail (or otherwise communicate in accordance with the procedures of DTC) a notice (the "Change of Control Offer") to each Holder at the address appearing in the security register, with a copy to the New Notes Trustee, stating:

          (1)   that a Change of Control Offer is being made and that such Holder has the right to require the Company to purchase such Holder's New Notes at a purchase price in cash equal to 101% of the principal amount of such New Notes plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

          (3)   the procedures determined by the Issuers, consistent with the New Notes Indenture, that a Holder must follow in order to have its New Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all New Notes or portions of New Notes (of $1,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes so tendered; and

          (3)   deliver or cause to be delivered to the New Notes Trustee for cancellation the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by the Issuers in accordance with the terms of this covenant.

        The paying agent will promptly distribute to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the New Notes Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a minimum denomination of $1,000 or integral multiples of $1,000 in excess thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a New Note is registered at the close of business on such record date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the New Notes Indenture are applicable. Except as described above with respect to a Change of Control, the New Notes Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

        Prior to making a Change of Control Payment, and as a condition to such payment (a) the requisite Holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (b) the Issuers will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Issuers must offer to repay all such Indebtedness, and make payment to the Holders of such Indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining Holders of such Indebtedness. The Issuers covenant to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the New Notes Indenture if the Issuers fail to comply with such covenant. A default under the New Notes Indenture will result in a cross-default under the Current Asset Credit Facility and the Senior Secured Term Loan.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Notes Indenture applicable to a Change of Control Offer made by the Issuers and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the New Notes Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in the New Notes Indenture by virtue of the conflict.

        With respect to the New Notes, if Holders of not less than 95% in aggregate principal amount of the outstanding New Notes validly tender and do not withdraw such New Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the New Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all New Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, thereon, to, but not including, the date of redemption.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuers by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuers to make an offer to repurchase the New Notes as described above. Certain provisions under the New Notes Indenture relative to the Issuers' obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the New Notes.

  Sales of assets

        The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

          (2)   at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

            (a)   to repay (x) obligations under the Current Asset Credit Facility or the Senior Secured Term Loan and/or (y) other Senior Lien Obligations (in each case other than Indebtedness owed to the Company or an Affiliate of the Company);

            (b)   to repurchase or redeem Old Notes outstanding and held by third parties other than the Issuers or any of the Company's Subsidiaries as of the date of the New Notes Indenture at a purchase price not to exceed 100% of the principal amount of the Old Notes and accrued and unpaid interest;

            (c)   to reduce obligations under the New Notes and Parity Lien Debt of the Company or Colt Finance Corp. (other than any Disqualified Stock or Subordinated Obligations) or Parity Lien Debt of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company, Colt Finance Corp. or an Affiliate of either of them); provided that the Company shall equally and ratably reduce Obligations under the New Notes as provided under "—Optional redemption," through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their New Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of New Notes that would otherwise be prepaid; or

            (d)   to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the New Notes Indenture; provided, further, that in the case of clause (d), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 360 days of such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a "Second Commitment") within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

        For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

          (1)   any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

          (2)   any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

          (3)   any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as applicable), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all Holders and to the extent required by the terms of other Parity Lien Debt, to all holders of other Parity Lien Debt outstanding with similar provisions requiring the Company to make an offer to purchase such Parity Lien Debt with the proceeds from any Asset Disposition, to purchase the maximum aggregate principal amount of New Notes and any such Parity Lien Debt to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the New Notes and Parity Lien Debt, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the New Notes Indenture or the agreements governing the Parity Lien Debt, as applicable, in each case in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the New Notes Indenture, with a copy to the New Notes Trustee. To the extent that the aggregate amount of New Notes and Parity Lien Debt validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the New Notes Indenture. If the aggregate principal amount of New Notes surrendered by Holders thereof and other Parity Lien Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the New Notes Trustee shall select the New Notes and the Company or agent for such Parity Lien Debt shall select Parity Lien Debt to be purchased on a pro rata basis in authorized denominations on the basis of the aggregate accreted value or principal amount of tendered New Notes and Parity Lien Debt. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset

Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of New Notes and, if applicable, Parity Lien Debt (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all New Notes and Parity Lien Debt validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a New Note is registered at the close of business on such record date.

        Pending the final application of any Net Available Cash pursuant to this covenant, the holder of such Net Available Cash may apply such Net Available Cash temporarily to reduce Indebtedness outstanding under a revolving Debt Facility or otherwise invest such Net Available Cash in any manner not prohibited by the New Notes Indenture.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of New Notes and Parity Lien Debt or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all New Notes and Parity Lien Debt so tendered, in each case in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the New Notes Trustee the New Notes so accepted and an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof so accepted and that such New Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Parity Lien Debt. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder or holder or lender of Parity Lien Debt, as the case may be, an amount equal to the purchase price of the New Notes or Parity Lien Debt so validly tendered and not properly withdrawn by such Holder or holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new New Note, and the New Notes Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new New Note to such holder (it being understood that, notwithstanding anything in the New Notes Indenture to the contrary, no Opinion of Counsel or Officers' Certificate will be required for the New Notes Trustee to authenticate and mail or deliver such new New Note) in a principal amount equal to any unpurchased portion of the New Note surrendered; provided that each such new New Note will be in minimum denominations of $1,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Parity Lien Debt. Any New Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the New Notes Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the New Notes Indenture by virtue of any conflict.

Certain covenants

  Effectiveness of covenants

        Following the first day:

  (a)
  the New Notes have an Investment Grade Rating from both of the Ratings Agencies; and

  (b)
  no Default has occurred and is continuing under the New Notes Indenture,

The Company and its Restricted Subsidiaries will not be subject to the provisions of the New Notes Indenture summarized under the headings below:

  •
  "Repurchase at the option of holders—Sales of assets,"

  •
  "—Limitation on indebtedness,"

  •
  "—Limitation on restricted payments,"

  •
  "—Limitation on restrictions on distributions from restricted subsidiaries,"

  •
  "—Limitation on affiliate transactions," and

  •
  Clause (4) of "—Merger and consolidation"

(collectively, the "Suspended Covenants"). If at any time the New Notes' credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default (as defined herein) occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the "Reinstatement Date") and be applicable pursuant to the terms of the New Notes Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the New Notes Indenture), unless and until the New Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the New Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the New Notes Indenture, the New Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined herein), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date if suspension of the covenants and the Reinstatement Date is referred to as the "Suspension Period."

        On the Reinstatement Date, all indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of "Limitation on Indebtedness" or one of the clauses set forth in the second paragraph of "Limitation on indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of "Limitation on indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of "Limitation on indebtedness." Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under "—Limitation on restricted payments" will be made as though the covenants described under "—Limitation on restricted payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on restricted payments."

        During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company's Subsidiaries as Unrestricted Subsidiaries pursuant to the New Notes Indenture.

  Limitation on indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

          (1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

          (2)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

          (1)   Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to Debt Facilities together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $125.0 million;

          (2)   [Reserved];

          (3)   Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (4), (5), (7), (8), (9), (10), (11), (14), (15) and (16) of this paragraph);

          (4)   Guarantees by (a) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the New Notes Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, a Subsidiary Guarantor Subordinated Obligation, then the related Subsidiary Guarantee shall be subordinated in right of payment to the New Notes or the Subsidiary Guarantee, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the New Notes Indenture;

          (5)   Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

            (a)   if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the New Notes;

            (b)   if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

            (c)   (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity); and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) , shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (6)   Indebtedness (x) of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary or (y) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or otherwise in connection with, or in contemplation of, such acquisition; provided, however, that at the time such Person is acquired or such Indebtedness is Incurred, either

            (a)   the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

            (b)   the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than immediately prior to such acquisition or merger; provided that in the case of clause (y) above only, the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 1.75 to 1.00 after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

          (7)   Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

          (8)   Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (8), does not exceed $15 million at any one time outstanding;

          (9)   Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self insurance obligations, performance, bid surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

          (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out payments or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

          (12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to repay, replace, refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant, clauses (3) and (6) of this paragraph, this clause (12) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

          (13) Contribution Indebtedness;

          (14) Indebtedness of the Issuers or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

          (15) Indebtedness of Foreign Subsidiaries of the Issuers in an amount not to exceed $15.0 million at any one time outstanding ;

          (16) in addition to the items referred to in clauses (1) through (15) above, Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount or liquidation preference which, when taken together with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (i) $55.0 million and (ii) 20% of Total Assets at the time of Incurrence of such Indebtedness at any time outstanding;

        The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuers unless such Indebtedness will be subordinated to the New Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

          (1)   in the event that Indebtedness or a portion thereof meets the criteria of more than one of the types of Indebtedness or a portion thereof described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Indebtedness outstanding on the Issue Date under the Current Asset Credit Facility and Senior Secured Term Loan shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

          (2)   Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

          (3)   if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

          (4)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (5)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

          (6)   the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

          (7)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "—Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries' Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

            (a)   dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

            (b)   dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

          (2)   purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock)), including in connection with any merger or consolidation;

          (3)   make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

            (a)   Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of the second paragraph of the covenant "—Limitation on indebtedness" or

            (b)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

          (4)   make any Restricted Investment,

all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a "Restricted Payment"), unless, at the time of and after giving effect to such Restricted Payment:

            (a)   no Default shall have occurred and be continuing (or would result therefrom);

            (b)   immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the "—Limitation on indebtedness" covenant; and

            (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (1), (2), (3), (8), (9), (11) and (14) of the next succeeding paragraph) would not exceed the sum of (without duplication):

                (i)  50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2015 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

               (ii)  100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of marketable securities or other property received by the Company from the issue or sale of its Capital

      Stock (other than Disqualified Stock, Cash Contribution Amount or Excluded Contributions) or other capital contributions subsequent to the Issue Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

              (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

              (iv)  the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

                (x)   repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than sales to the Company or any Restricted Subsidiary), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

                (y)   the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed the fair market value of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

          (1)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and constitute Refinancing Indebtedness;

          (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness";

          (4)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "Repurchase at the option of holders—Change of control" covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "Repurchase at the option of holders—Sales of assets" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the New Notes and has completed the repurchase or redemption of all New Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

          (5)   any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "Repurchase at the option of holders—Sales of assets";

          (6)   dividends, distributions or other amounts paid within 60 days after the date of declaration if at such date of declaration such dividend, distribution or other amount would have complied with this provision;

          (7)   [Reserved];

          (8)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the New Notes Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

          (9)   repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

          (10) [Reserved];

          (11) the repurchase or redemption of the Company's Preferred Stock purchase rights, or any substitute therefor, in an aggregate amount not to exceed the product of (a) the number of outstanding shares of Common Stock of the Company and (b) $0.01 per share, as such amount may be adjusted in accordance with the rights agreement relating to the Common Stock of the Company;

          (12) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

          (13) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $30.0 million;

          (14) Investments that are made with Excluded Contributions;

          (15) for each taxable year ending after the Issue Date with respect to which the Company is a partnership or disregarded entity for U.S. federal income tax purposes, distributions, advances or other payments to each member, in an amount equal to the product of (1) the portion of the Company's "taxable income" (as modified below) allocable to such member for such period and (2) the highest combined marginal federal, state and/or local income tax rate applicable to any member for such period; provided that, for purposes of this clause (15), the Company's "taxable income" for any period shall be computed (A) without any deduction for any interest expense attributable to any indebtedness of the Company used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, or any other interest expense incurred by the Company, that, in each case, is not treated as deductible for federal income tax purposes by each member of the Company, (B) for the avoidance of doubt, by including any increases to taxable income as a result of any tax examination, audit or other adjustment, whether for taxable years ended prior to or after the Issue Date, (C) without taking into account any discharge of indebtedness income (within the meaning of Section 108 of the Code) arising from the exchange of the Old Notes for the New Notes; (D) without taking into account any reduction in the tax basis of the direct or indirect assets of the Company under Section 108 of the Code (for example, for purposes of calculating depreciation deductions or taxable gain from a sale of an asset), and (E) ignoring any adjustments in tax basis resulting from an election pursuant to Section 754 of the Code;

          (16) the payment of dividends, other distributions or other amounts by the Issuers to, or the making of loans to, any direct or indirect parent, in the amount required for such parent to, if applicable:

            (a)   pay amounts equal to the amounts required for any direct or indirect parent of the Issuers to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Issuers, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuers, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuers, if applicable, and the Restricted Subsidiaries; and

            (b)   pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Issuers, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Issuers or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any of the Restricted Subsidiaries Incurred in accordance with the covenant described under "—Limitation on indebtedness"; and

          (17) the payment of cash dividends or other distributions on the Company's Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or any direct or indirect parent company of the Company, as the case may be, or Restricted Subsidiaries of the Company to Affiliates, in each case to the extent permitted by the covenant described under "—Limitation on affiliate transactions".

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (8), (12), (13), (14) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the fair market value, as determined in good faith by the Board of Directors of the Company, on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. Such determination of fair market value shall be based upon an opinion or appraisal issued by an Independent Financial Adviser if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $20.0 million. The fair market value of any cash Restricted Payment shall be its face amount. Not later than the date of making any Restricted Payment, the Company shall deliver to the New Notes Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "—Limitation on restricted payments" were computed, together with a copy of any fairness opinion or appraisal required by the New Notes Indenture.

        As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the New Notes Indenture.

  Limitation on liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

          (1)   in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Subsidiary Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in all other cases, the New Notes and related Subsidiary Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens. Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

  Limitation on restrictions on distributions from restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

          (3)   sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

        The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

            (a)   contractual encumbrances or restrictions pursuant to the Current Asset Credit Facility, the Senior Secured Term Loan, the Old Notes Indenture, the Old Notes and related subsidiary guarantees and related documentation and other agreements in effect at or entered into on the Issue Date;

            (b)   the New Notes Indenture, the New Notes and the Subsidiary Guarantees, and the Security Documents;

            (c)   any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

            (d)   any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c) of this paragraph or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

            (e)   in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under "—Limitation on liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (f)    purchase money obligations and Capitalized Lease Obligations permitted under the New Notes Indenture that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

            (g)   any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company or the relevant Restricted Subsidiary, as applicable, are necessary to effect such Qualified Receivables Transaction;

            (h)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

            (i)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (j)    any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

            (k)   any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

            (l)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

            (m)  agreements, encumbrances or restrictions, including agreements and instruments governing debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with "—Limitation on indebtedness," that are either (A) not more restrictive, taken as a whole, than those applicable to the Company in either the New Notes Indenture or the Current Asset Credit Facility on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level) or (B) will not materially affect the Issuers ability to make anticipated principal or interest payments on the New Notes (as determined in good faith by the Company); and

            (n)   any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million unless:

          (1)   the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm's-length dealings with a Person that is not an Affiliate; and

          (2)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or by a majority of the members of such Board of

  Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

        The preceding paragraph will not apply to:

          (1)   any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitation on indebtedness";

          (2)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on restricted payments" and the definition of "Permitted Investments";

          (3)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

          (4)   the payment of reasonable and customary fees paid to and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

          (5)   [Reserved];

          (6)   any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Company when taken as a whole than the terms of the agreements in effect on the Issue Date and the payments and other transactions pursuant to such agreements;

          (7)   any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Company when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

          (8)   transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the New Notes Indenture; provided that in the good faith determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

          (9)   any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

          (10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

          (11) payments by the Company or any Restricted Subsidiary to the Sponsor and any of its Affiliates or any other Affiliate for any investment banking, financing, investment, underwriting, placement agent, financial advisory or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors, as the case may be;

          (12) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the New Notes Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; and

          (13) the payment of all fees and expenses related to the Exchange Offer.

  Reporting

        So long as any New Notes are outstanding, the Issuers will cause to be furnished to the Holders and filed with the New Notes Trustee:

          (1)   within 95 days after the end of each fiscal year starting with the fiscal year ending December 31, 2015:

    (A)
    audited year-end consolidated financial statements of the Company and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows that would be required from an SEC registrant in an Annual Report on Form 10-K, including pursuant to Rule 3-10 of Regulation S-K promulgated by the SEC) prepared in accordance with GAAP, including a report on the annual financial statements by certified independent accountants; and

    (B)
    the information described in Item 303 of Regulation S-K under the Securities Act ("Management's Discussion and Analysis of Financial Condition and Results of Operations") with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K; and

          (2)   within 50 days after the end of each of the first three fiscal quarters of each fiscal year starting with the fiscal quarter ending June 30, 2015:

    (A)
    unaudited quarterly consolidated financial statements of the Company and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows) that would be required from an SEC registrant in a Quarterly Report on Form 10-Q, and a SAS 100 review by certified independent accountants, prepared in accordance with GAAP, subject to normal year-end adjustments; and

    (B)
    the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q; and

          (3)   within 5 business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act under such items if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Subsidiaries, taken as a whole.

        Notwithstanding the foregoing, in no event will such reports be required to (1) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), or (2) contain the separate financial statements of subsidiaries whose securities are pledged to secure the New Notes as contemplated by Rule 3-16 of Regulation S-X promulgated by the SEC.

        So long as any New Notes are outstanding, the Company will also either (a) maintain a website (which may be non-public) to which Holders, beneficial owners that certify they are beneficial owners of the New Notes, prospective investors that certify that they are qualified institutional buyers, broker-dealers, securities analysts and market makers are given access and to which all of the information required by this covenant is posted; or (b) file such information with the SEC on its EDGAR system (or any successor system). For purposes of this covenant, the Company will be deemed to have furnished the reports to the New Notes Trustee and the Holders as required by this covenant if it has posted such reports on the website described in clause (a) of the preceding sentence or if it has filed such reports with the SEC via the EDGAR filing system.

        In addition, the Issuers and the Subsidiary Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the New Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished the reports to the New Notes Trustee and the Holders as required by this covenant if it has posted such reports on the website described in clause (a) of the preceding paragraph or if it has filed such reports with the SEC via the EDGAR filing system.

        If the Company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of New Notes, or filed electronically with the SEC's EDGAR system (or any successor system) the reports described herein with respect to the Company or a parent, pursuant to the last paragraph of this section "Reporting," within the time period required pursuant to Section 13 or 15(d) of the Exchange Act, as the case may be, then the Company shall be deemed to be in compliance with the provisions of the first paragraph of this covenant.

        If the Issuers have designated any Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in management's discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

        In the event that any direct or indirect parent company of the Company executes a Guarantee of the New Notes, the Company may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) subject to the provisions of the first paragraph hereof, such financial statements are accompanied by consolidating financial information for such parent, the Company, the Subsidiary Guarantors, and the Subsidiaries of the Company that are not Subsidiary Guarantors in the manner prescribed by the SEC; provided, however, such financial information will not be required to contain the separate financial statements of subsidiaries whose securities are pledged to secure the New Notes as contemplated by Rule 3-16 of Regulation S-X promulgated by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

        Delivery of such reports, information and documents to the New Notes Trustee is for informational purposes only and the New Notes Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers' compliance with any of its covenants in the New Notes Indenture (as to which the New Notes Trustee is entitled to rely exclusively on Officers' Certificates).

  Merger and consolidation

        The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

          (2)   the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the New Notes, the New Notes Indenture and the Security Documents pursuant to a supplemental indenture or other documents or instruments;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

            (a)   the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant, or

            (b)   the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Company's obligations in respect of the Security Documents, the New Notes Indenture and the New Notes; and

          (6)   the Company shall have delivered to the New Notes Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the New Notes Indenture.

        Notwithstanding the clauses (3) and (4) of the preceding paragraph,

          (1)   any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company;

          (2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia to realize tax or other benefits, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (6); and

          (3)   the Company may consolidate into, merge with or into or transfer all or part of its properties and assets to any parent company of the Company that

            (a)   is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company and

            (b)   so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased by more than a de minimis amount thereby (any transaction described in clauses (1), (2) and (3) of this sentence, a "Specified Merger/Transfer Transaction").

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Company or the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets any Person (other than to another Subsidiary Guarantor) unless:

          (1)   (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the "Successor Subsidiary Guarantor") is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia ; (b) the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Security Documents, the New Notes, the New Notes Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture or other documents or instruments; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the New Notes Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with the New Notes Indenture; and

          (2)   the transaction is made in compliance with the covenant described under "Repurchase at the option of holders—Sales of assets" (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the New Notes Indenture needs to be applied in accordance therewith at such time) and this "Merger and consolidation" covenant.

        Subject to certain limitations described in the New Notes Indenture, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the New Notes Indenture and the Subsidiary Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a state or territory of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

        For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (including any disposition by means of any merger, consolidation or similar transaction), which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        The Company and a Subsidiary Guarantor, as the case may be, will be released from its obligations under the New Notes Indenture, the Security Documents and its Subsidiary Guarantee, as the case may be, and the Successor Company and the Successor Subsidiary Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the New Notes Indenture, the Security Documents and such Subsidiary Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the New Notes and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

  Future subsidiary guarantors

        The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the New Notes Trustee a supplemental indenture to the New Notes Indenture and execute and deliver the Security Documents to the Collateral Agent and the New Notes Trustee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the New Notes on a junior priority senior secured basis and all other obligations under the New Notes Indenture and the Security Documents.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Current Asset Credit Facility or the Senior Secured Term Loan) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the New Notes Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Subsidiary Guarantee shall be released in accordance with the provisions of the New Notes Indenture described under "—Subsidiary guarantees."

No registration rights

        The Issuers do not intend to file a registration statement for the public resale of the New Notes or for a registered exchange offer with respect to the New Notes. Accordingly, Holders of the New Notes may only resell their New Notes pursuant to an exemption from the registration requirements of the Securities Act. See "Notice to Investors."

Events of default

        Each of the following is an Event of Default:

          (1)   default in any payment of interest on any New Note when due, continued for 30 days;

          (2)   default in the payment of principal of or premium, if any, on any New Note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;

          (3)   failure by the Issuers or any Subsidiary Guarantor to comply with its obligations under "—Certain covenants—Merger and consolidation";

          (4)   failure by the Issuers to comply for 30 days after notice as provided below with any of its obligations under the covenants described under "—Repurchase at the option of holders—Change of control" above or;

          (5)   failure by the Issuers to comply for 60 days after notice as provided below with its other agreements contained in the New Notes Indenture or the Security Documents;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuers or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

            (b)   results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more (or its foreign currency equivalent);

          (7)   certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

          (8)   failure by the Issuers or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the "judgment default provision");

          (9)   any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the New Notes Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the New Notes Indenture or its Subsidiary Guarantee; or

          (10) (i) any Security Document is held in any judicial proceeding to be unenforceable or invalid in any material respect or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant Security Documents and except solely as a result of any action taken or not taken by the Collateral Agent acting in its capacity as collateral agent that was required to be taken or not taken by the Collateral Agent acting in its capacity as collateral agent pursuant to the Security Documents, or (ii) any security interest created by any Security Document ceases to be in full force and effect (except as permitted by the terms of the New Notes Indenture or the Security Documents and except solely as a result of any action taken or not taken by the Collateral Agent that was required to be taken or not taken by the Collateral Agent pursuant to the Security Documents) with respect to Collateral having a fair market value, as determined in good faith by the Company's Board of Directors, in excess of $5.0 million, and such default continues for a period of 60 days after the

  Company receives notice thereof from the New Notes Trustee or from the Holders of at least 25% in principal amount of the New Notes outstanding specifying such default.

        However, a default under clauses (4), (5) and (10) of this paragraph will not constitute an Event of Default until the New Notes Trustee or the Holders of 25% in principal amount of the outstanding New Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4), (5) and (10) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the New Notes Trustee by written notice to the Issuers, specifying the Event of Default, or the Holders of at least 25% in principal amount of the outstanding New Notes by written notice to the Issuers and the New Notes Trustee may declare the principal of, premium, if any, and accrued and unpaid interest on all the New Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the New Notes because an Event of Default described in clause (6) under "—Events of default" has occurred and is continuing, the declaration of acceleration of the New Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Issuers or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the New Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the New Notes that became due solely because of the acceleration of the New Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the New Notes will become and be immediately due and payable without any declaration or other act on the part of the New Notes Trustee or any Holders. The Holders of a majority in principal amount of the outstanding New Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the New Notes and its consequences if (y) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (z) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the New Notes Indenture relating to the duties of the New Notes Trustee, if an Event of Default occurs and is continuing, the New Notes Trustee will be under no obligation to exercise any of the rights or powers under the New Notes Indenture or the Security Documents at the request or direction of any of the Holders unless such Holders have offered to the New Notes Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Security Documents, the New Notes Indenture or the New Notes unless:

          (1)   such Holder has previously given the New Notes Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in principal amount of the outstanding New Notes have requested the New Notes Trustee to pursue the remedy;

          (3)   such Holders have offered the New Notes Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the New Notes Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Holders of a majority in principal amount of the outstanding New Notes have not given the New Notes Trustee a direction that, in the opinion of the New Notes Trustee, is inconsistent with such request within such 60 day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the New Notes Trustee or of exercising any trust or power conferred on the New Notes Trustee. The New Notes Indenture provides that in the event an Event of Default has occurred and is continuing, the New Notes Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The New Notes Trustee, however, may refuse to follow any direction that conflicts with law, the New Notes Indenture or the Security Documents or that the New Notes Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the New Notes Trustee in personal liability. Prior to taking any action under the New Notes Indenture or the Security Documents, the New Notes Trustee will be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

        The New Notes Indenture provides that if a Default occurs and is continuing and is known to the New Notes Trustee, the New Notes Trustee must send to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any New Note, the New Notes Trustee may withhold notice if and so long as a committee of trust officers of the New Notes Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers are required to deliver to the New Notes Trustee, within 120 days after the end of each fiscal year beginning with fiscal year ending December 31, 2015, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are also required to deliver to the New Notes Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Issuers are taking or proposing to take in respect thereof.

Amendments and waivers

        Except as provided in the next three succeeding paragraphs, the New Notes Indenture, the New Notes issued thereunder and the Security Documents may be amended or supplemented with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

          (1)   reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the stated rate of interest or extend the stated time for payment of interest on any New Note;

          (3)   reduce the principal of or extend the Stated Maturity of any New Note;

          (4)   reduce the premium payable upon the redemption or repurchase of any New Note or change the time at which any New Note may be redeemed or repurchased as described above under "—Optional redemption," "—Repurchase at the option of holders—Change of control" or "—Repurchase at the option of holders—Sales of assets" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of "Change of Control" and "Permitted Holder");

          (5)   make any New Note payable in money other than that stated in the New Note;

          (6)   impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's New Notes;

          (7)   make any change in the amendment provisions which require each Holder's consent or in the waiver provisions; or

          (8)   modify the Subsidiary Guarantees in any manner adverse to the Holders.

        In addition, any amendment to, or waiver of, the provisions of the New Notes Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the New Notes will require the consent of Holders of at least 66 2/3% in aggregate principal amount of the New Notes then outstanding.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuers, the Subsidiary Guarantors, the New Notes Trustee and the Collateral Agent, if applicable, may amend the New Notes Indenture, the New Notes and the Security Documents to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor entity of the obligations of the Issuers or any Subsidiary Guarantor under the New Notes Indenture;

          (3)   provide for or facilitate the issuance of uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

          (4)   to comply with the rules of DTC;

          (5)   add Subsidiary Guarantors with respect to the New Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the New Notes Indenture in accordance with the applicable provisions of the New Notes Indenture;

          (6)   make, complete or confirm any grant of Collateral permitted or required by the New Notes Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the New Notes Indenture or any of the Security Documents;

          (7)   add covenants of the Issuers or Events of Default for the benefit of, or to make changes that would provide additional rights to, the Holders or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

          (8)   make any change that does not adversely affect the legal rights under the New Notes Indenture, any Subsidiary Guarantee or any Security Document of any such Holder, including, for avoidance of doubt, to make any covenant or event of default more restrictive than the covenants or events of default contained in the New Notes Indenture, as of the date thereof;

          (9)   comply with any requirement of the SEC in connection with any required the qualification of the New Notes Indenture under the Trust Indenture Act;

          (10) to enter into additional or supplemental Security Documents, including Security Documents adding additional Senior Lien Secured Parties and Senior Lien Obligations to any Security Document;

          (11) to release Collateral in accordance with the terms of the New Notes Indenture and the Security Documents;

          (12) evidence and provide for the acceptance of an appointment under the New Notes Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the New Notes Indenture;

          (13) provide for the issuance of Additional Notes, which shall be treated, together with any outstanding New Notes, as a single class of securities;

          (14) conform the text of the Security Documents, the New Notes Indenture, the Subsidiary Guarantees or the New Notes or to any provision of this "Description of New Notes" to the extent that such provision in this "Description of New Notes" is intended to be a verbatim recitation of a provision of the Security Documents, the New Notes Indenture, the New Notes or the Subsidiary Guarantees;

          (15) to make any amendment to the provisions of the New Notes Indenture relating to the transfer and legending of New Notes as permitted by the New Notes Indenture, including, without limitation to facilitate the issuance and administration of the New Notes; provided, however, that (A) compliance with this New Notes Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer New Notes;

          (16) to add the Guarantee of a direct parent of the Company with respect to the New Notes;

          (17) to secure any Senior Lien Obligations under the Security Documents and to appropriately include the same in the Junior Priority Lien Intercreditor Agreement; or

          (18) to secure any Parity Lien Debt under the Security Documents and to appropriately include the same in the Junior Priority Lien Intercreditor Agreement.

        The consent of the Holders is not necessary under the New Notes Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the New Notes Indenture by any Holder given in connection with a tender of such Holder's Notes will not be rendered invalid by such tender. After an amendment or supplement under the New Notes Indenture becomes effective, the Issuers are required to send to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Issuers may, at any time, elect to have all of their obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding New Notes issued under the New Notes Indenture ("legal defeasance") except for:

          (1)   the rights of Holders of outstanding New Notes issued thereunder to receive payments in respect of the principal of, or interest or premium on such New Notes when such payments are due from the trust referred to below;

          (2)   the Issuers' obligations with respect to the New Notes issued thereunder concerning issuing temporary Notes, registration of New Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the New Notes Trustee, and the Issuers' obligations in connection therewith; and

          (4)   the legal defeasance provisions of the New Notes Indenture.

        If the Issuers exercise the legal defeasance option, the Guarantees in effect at such time will terminate.

        The Issuers at any time may terminate their obligations described under "—Repurchase at the option of holders" and under the covenants described under "—Certain covenants" (other than "—Merger and consolidation"), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Events of default" above and the limitations contained in clause (3) under "—Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect to the New Notes. If the Issuers exercise their covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under "—Events of default" above or because of the failure of the Company to comply with clause (4) under "—Certain covenants—Merger and consolidation" above.

        In order to exercise either legal defeasance or covenant defeasance under the New Notes Indenture:

          (1)   the Issuers must irrevocably deposit with the New Notes Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest due on the outstanding New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of legal defeasance, the Issuers have delivered to the New Notes Trustee an Opinion of Counsel confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Issuers have delivered to the New Notes Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the New Notes Indenture) to which the Issuers or any of the Restricted Subsidiaries is a party or by which the Issuers or any Restricted Subsidiaries are bound;

          (5)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (6)   the Issuers must deliver to the New Notes Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors' rights generally;

          (7)   the Issuers must deliver to the New Notes Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

          (8)   the Issuers must deliver to the New Notes Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and discharge

        The New Notes Indenture and the Security Documents will be discharged and will cease to be of further effect as to all New Notes issued thereunder (except for surviving rights of the New Notes Trustee), when:

          (1)   either:

            (a)   all New Notes that have been authenticated, except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the New Notes Trustee for cancellation; or

            (b)   all New Notes not theretofore delivered to the New Notes Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the New Notes Trustee for the giving of notice of redemption by the New Notes Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the New Notes Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the New Notes Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Current Asset Credit Facility, the Senior Secured Term Loan or any other material agreement or instrument to which the Issuers or any Subsidiary Guarantor is a party or by which the Issuers are bound;

          (3)   the Issuers have paid or caused to be paid all sums payable by it under the New Notes Indenture; and

          (4)   the Issuers have delivered irrevocable instructions to the New Notes Trustee under the New Notes Indenture to apply the deposited money toward the payment of the New Notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an Officers' Certificate and an Opinion of Counsel to the New Notes Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Issuers or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors under the Security Documents, the New Notes, the New Notes Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

        We will appoint one or more trustee as the New Notes Trustee under the New Notes Indenture and such New Notes Trustee will be appointed by the Issuers as registrar and paying agent with regard to the New Notes.

        The Holders of a majority in principal amount of the then outstanding New Notes issued under the New Notes Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the New Notes Trustee, subject to certain exceptions. The New Notes Indenture provides that in case an Event of Default occurs and is continuing, the New Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the New Notes Trustee will be under no obligation to exercise any of its rights or powers under the Security Documents or the New Notes Indenture at the request of any Holder, unless such Holder has offered to the New Notes Trustee indemnity reasonably satisfactory to the New Notes Trustee against any loss, liability or expense.

Governing law

        The New Notes Indenture provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional information

        Anyone who receives this Offer to Exchange and Disclosure Statement may obtain a copy of the New Notes Indenture, the Junior Priority Lien Intercreditor Agreement and the Security Documents without charge by writing to the Company, 547 New Park Avenue, West Hartford, Connecticut 06110, Attention: Chief Financial Officer.

Certain definitions

        "Acquired Indebtedness" means, with respect to any specified Person:

          (a)   Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Additional Assets" means:

          (1)   any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

          (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that exclusively for purposes of "—Repurchase at the option of holders—Sales of assets" and "—Certain covenants—Limitation on affiliate transactions," beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1)   a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

          (2)   the sale of Cash Equivalents in the ordinary course of business;

          (3)   a disposition of inventory in the ordinary course of business;

          (4)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to "—Certain covenants—Merger and consolidation" or any disposition that constitutes a Change of Control pursuant to the New Notes Indenture;

          (6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

          (7)   for purposes of "—Repurchase at the option of holders—Sales of assets" only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to "—Certain covenants—Limitation on restricted payments";

          (8)   sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

          (9)   dispositions of assets in a single transaction or a series of related transactions with an aggregate fair market value of less than $2.5 million; provided that the aggregate fair market value of such dispositions shall not exceed $5.0 million in the aggregate during any fiscal year;

          (10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

          (11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

          (12) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption "—Certain covenants—Limitation on indebtedness";

          (13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

          (14) foreclosure on assets;

          (15) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

          (16) the licensing or sublicensing of intellectual property pursuant to manufacturing license agreements or technical assistance agreements with certain foreign governments, or otherwise in accordance with the International Traffic in Arms Regulations.

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means:

          (1)   with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or in the place of payment are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company or any Subsidiary Guarantor as described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

          (1)   U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Group, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

          (4)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P, or "A" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

          (6)   commercial paper rated at the time of acquisition thereof at least "A 2" or the equivalent thereof by S&P or "P 2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

          (7)   interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

          (1)   prior to the first public offering of Common Stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own a majority of any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as (x) the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity) or (y) no "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), beneficially owns, directly or indirectly, a larger percentage of the voting power of the Voting Stock of the parent entity than the Permitted Holders;

          (2)   on the date of or after the first public offering of Common Stock referred to in clause (1), (A) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

          (3)   the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than transactions with a Permitted Holder; or

          (4)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, no Specified Merger/Transfer Transaction, as described above under "—Certain covenants—Merger and consolidation," shall constitute a Change of Control.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all assets, other than Excluded Property, now owned or hereafter acquired, of the Issuers, any Subsidiary Guarantor, or any other Person, to the extent such assets are pledged or assigned or purported to be pledged or assigned, or are required to be pledged or assigned under the

Secured Debt Documents to the Collateral Agent, together with the proceeds and products thereof. For purposes of clarification, the Collateral shall not include any assets released from the Liens of the Collateral Agent in accordance with the Secured Debt Documents or with respect to which the Collateral Agent is required to release its Liens pursuant to the Junior Priority Lien Intercreditor Agreement; provided, that, if such Liens are required to be released as a result of the sale, transfer or other disposition of any assets of any Issuer or any Subsidiary Guarantor, such assets will cease to be excluded from the Collateral if any Issuer or any Subsidiary Guarantor thereafter acquires or reacquires such assets.

        "Collateral Agent" means such entity to be appointed as the New Notes Trustee, acting as the collateral agent under the Security Documents, together with its successors and permitted assigns under the Junior Priority Lien Intercreditor Agreement and the other Security Documents.

        "Commodity Agreement" means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

        "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1)   if the Company or any Restricted Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness outstanding during such four fiscal quarters under any revolving Debt Facility existing on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has made or will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

            (a)   the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; and

            (b)   Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including, without limitation, pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

          (1)   increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

            (a)   Consolidated Interest Expense; plus

            (b)   Consolidated Income Taxes; plus

            (c)   consolidated depreciation expense; plus

            (d)   consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets"; plus

            (e)   other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

          (2)   the amount of any restructuring charges or expenses deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date; plus

          (3)   the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to Sciens Management, L.L.C. or any other Affiliate to the extent permitted under the New Notes Indenture; plus

          (4)   any expenses or charges (other than any consolidated depreciation or amortization expense) related to any issuance of Capital Stock, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the New Notes Indenture (whether or not successful), including (i) such fees, expenses or charges related to the offering of the New Notes and the related transactions described in this Offer to Exchange and Disclosure Statement, (ii) any amendment or other modification of the New Notes or other Indebtedness, (iii) any additional interest in respect of the New Notes and (iv) commissions, discounts, yield and other fees and charges (including interest expense) related to any Qualified Receivables Transaction;

          (5)   decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

          (6)   increased or decreased by (without duplication) the following items reflected in Consolidated Net Income:

            (a)   any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

            (b)   any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

            (c)   effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person's consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

        Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1)   interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

          (2)   amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

          (3)   non-cash interest expense, but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP;

          (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5)   the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

          (6)   net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

          (7)   the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (8)   the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; less

          (9)   interest income for such period.

        For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness;" provided, however, for purposes of calculating Consolidated Interest Expense, any paid-in-kind interest on Refinancing Indebtedness will be deemed to not be interest expense of the Company and its consolidated Restricted Subsidiaries for purpose of the calculation of Consolidated Interest Expense.

        For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

        Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that on an after-tax basis:

          (1)   any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, except that:

            (a)   subject to the limitations contained in clauses (5) and (6) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

            (b)   the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

          (2)   solely for the purpose of determining the amount available for Restricted Payments under clause 4(c)(i) of "—Certain covenants—Limitation on restricted payments," any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company shall be excluded, except that:

            (a)   subject to the limitations contained in clauses (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

            (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (3)   any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded;

          (4)   any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

          (5)   any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company shall be excluded;

          (6)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk shall be excluded;

          (7)   any extraordinary gain or loss shall be excluded; and

          (8)   an amount equal to the amount of tax distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clauses (15) or (16) of the second paragraph under "—Certain covenants—Limitation on restricted payments" shall be included as though such amounts had been paid as income taxes directly by such Person for such period; and

          (9)   the cumulative effect of a change in accounting principles shall be excluded.

        "Contribution Indebtedness" means Indebtedness of the Issuers or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuers or such Subsidiary Guarantor after the Issue Date; provided that:

          (1)   such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the New Notes, and

          (2)   such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

        "Control Agreement" means, with respect to any bank account of the Company or any of its Restricted Subsidiaries, a Control Agreement in form and substance satisfactory to the Term Agent and Current Asset Agent or the Collateral Agent, as applicable, in its reasonable discretion, executed and delivered by the Company or such Restricted Subsidiary, the depository institution at which such account is maintained and the Term Agent and Current Asset Agent or the Collateral Agent, as applicable, as any such agreement may be amended, supplemented or otherwise modified from time to time.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Current Asset Agent" means Cortland Capital Market Services LLC, as agent for the lenders party to the Current Asset Credit Agreement from time to time, in such capacity and together with its successors and assigns in such capacity as well as any Person designated as the "Agent", "Administrative Agent" or "Collateral Agent" under the Current Asset Credit Agreement and includes any New First Priority Agent (as defined in the Senior Intercreditor Agreement) that becomes (the/a) new ABL Agent (as defined in the Senior Intercreditor Agreement) in accordance with the terms of the Senior Intercreditor Agreement.

        "Current Asset Credit Agreement" means that certain Credit Agreement dated as of February 9, 2015 among the Issuers and the Subsidiary Guarantors and the other borrowers or guarantors from time to time party thereto, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as agent, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

        "Current Asset Credit Facility" means the Current Asset Credit Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as further amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided that, for purposes of the Junior Priority Lien Intercreditor Agreement, any replacement, refinancing or restructuring facility shall constitute a "Current Asset Credit Facility" only to the extent such obligations designated as Senior Lien Obligations are in accordance with the terms of the Junior Priority Lien Intercreditor Agreement.

        "Current Asset Documents" means (a) the Current Asset Credit Agreement and the other Loan Documents (as defined in the Current Asset Credit Agreement), including the Current Asset Security Documents and (b) each of the other agreements, documents and instruments providing for or evidencing any Current Asset Obligations (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Current Asset Obligations), and any other document or instrument executed or delivered at any time in connection with any Current Asset Obligations (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Current Asset Obligations), together with any amendments, replacements, refinancings, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing, including each of the documents executed in connection with any ABL DIP Financing (as defined in the Senior Intercreditor Agreement) provided by Current Asset Agent and any lenders party to the Current Asset Credit Agreement unless such documents expressly provide at the time executed that they shall not constitute ABL Documents (as defined in the Senior Intercreditor Agreement) for purposes of the Senior Intercreditor Agreement and that the debt thereunder shall not constitute ABL Obligations (as defined in the Senior Intercreditor Agreement) for purposes of the Senior Intercreditor Agreement.

        "Current Asset Obligations" means all Obligations, and all other amounts owing, due, or secured under the terms of the Current Asset Credit Agreement or any other Current Asset Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys' fees, costs, charges, expenses, reimbursement obligations, obligations with respect to loans, letters of credit, bank product obligations, obligations to provide cash collateral in respect of letters of credit or bank product obligations or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Current Asset Document (including, in each case, all amounts accruing on or after the commencement of any insolvency proceeding relating to any grantor under the Current Asset Documents, or that would have accrued or become due under the terms of the Current Asset Documents but for the effect of the insolvency or liquidation proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency or liquidation proceeding), in each case whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, including all enforcement expenses and indemnity amounts.

        "Current Asset Security Documents" means (a) the Security Agreement (as defined in the Current Asset Credit Agreement) and (b) any other agreement, document or instrument pursuant to which a Lien is granted by one or more of the borrowers or any other grantor under the Current Asset Documents securing any Current Asset Obligations (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Current Asset Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing, to the extent not prohibited by the Senior Intercreditor Agreement.

        "Debt Facility" means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Current Asset Credit Facility and the Senior Secured Term Loan) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities issued to institutional investors, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Current Asset Credit Facility and the Senior Secured Term Loan or any other credit or other agreement or indenture).

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

          (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the New Notes or the date the New Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Subsidiaries to repurchase such

Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the New Notes Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company or its Subsidiaries, as applicable, may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the New Notes Indenture described under the captions "—Repurchase at the option of holders—Change of control" and "—Repurchase at the option of holders—Sales of assets" and such repurchase or redemption complies with "—Certain covenants—Limitation on restricted payments."

        "Equity Offering" means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Offer" means an offer to exchange the New Notes for the Old Notes.

        "Excluded Contributions" means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Issuers after the Issue Date from:

          (1)   contributions to its common equity capital, and

          (2)   the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuers,

in each case designated on or before the date such amounts are received by the Issuers as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuers, which amounts are excluded from the calculation set forth in clause (c) of the first paragraph of "—Certain covenants—Limitation on restricted payments."

        "Excluded Property" means (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Obligor and any proceeds and products of the foregoing if under the terms of such contract, lease, permit, license, or license agreement, or applicable law or regulation with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under such regulation or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable or ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the New York Uniform Commercial Code or 40(4) of the Personal Property Security Act (Ontario) or other applicable law or regulation, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Collateral Agent's security interest or lien to attach thereto notwithstanding the prohibition or restriction contained in such contract, lease, permit, license, or license agreement or under applicable law or regulation and (B) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Collateral Agent's, or any other Secured Party's, continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any accounts or equity interests), or

(2) any proceeds from the collection, sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests); (ii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability, or result in the abandonment, voiding or cancellation, of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iii) any assets (other than accounts or inventory) of a Obligor which is subject to a purchase money Lien or the rights of a lessor under a capital lease permitted under clause (10) of the definition of "Permitted Liens" with respect to Liens incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to the New Notes Indenture or under clause (19) of the definition of "Permitted Liens" if the grant of a security interest or lien to Collateral Agent in such asset is prohibited by the terms of the agreement between such Obligor and the holder of such purchase money Lien or such lessor and such prohibition has not been or is not waived, or the consent of the holder of the purchase money Lien or such lessor has not been or is not otherwise obtained; (iv) any assets of a Person, other than accounts or inventory, existing at the time such Person is acquired or merged with or into or consolidated with any Obligor that is subject to a Lien permitted under clause (15) of the definition of "Permitted Liens" or a Lien securing Refinancing Indebtedness that was previously secured pursuant to clause (15) of the "Permitted Lien" definition if the valid grant of a security interest or lien to Collateral Agent in such asset is prohibited by the terms of the agreement between such Person and the holder of such Lien and such prohibition has not been or is not waived, or the consent of the holder has not been or is not otherwise obtained; (v) any asset to the extent and for so long as the grant of a security interest in such asset is prohibited by applicable law or requires any consent of a governmental authority not obtained; provided, that, (A) the foregoing exclusion of this clause (v) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable or ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the New York Uniform Commercial Code or 40(4) of the Personal Property Security Act (Ontario) or other applicable law or regulation, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Collateral Agent's security interest or lien to attach thereto notwithstanding such prohibition or restriction and (B) the foregoing exclusions of clause (v) shall in no way be construed to limit, impair, or otherwise affect any of Collateral Agent's, or any other Secured Party's, continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described asset (including any accounts or equity interests), or (2) any proceeds from the collection, sale, license, lease, or other dispositions of any such asset; (vi) the equity interests of a Person (other than the Issuers, Subsidiary Guarantors or any of their respective Subsidiaries) if the grant of a security interest or lien to Collateral Agent in such equity Interests is prohibited by the terms of such Person's organizational documents or the terms of any shareholder or similar agreement between a Obligor and the other owners of the equity interests of such Person and such prohibition has not been or is not waived or the requisite consents to permit such security interest or lien has not been or is not otherwise obtained; (vii) any interests in real property other than real property owned in fee with a fair market value in excess of $500,000, and (viii) proceeds and products of any of the foregoing (other than the assets described in clause (ii) above) unless such proceeds or products would otherwise constitute Collateral.

        "Fair Market Value" means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value exceeds $20.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash consideration).

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the New Notes Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the New Notes Indenture.

        "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedge Providers" means any Person who enters into a Hedging Agreement with the Company or any other obligor to the extent permitted under each applicable Secured Debt Document and includes, without limitation, any Specified Hedge Provider.

        "Hedging Agreement" means any Interest Rate Agreement, Commodity Agreement, Currency Agreement or any other derivative or similar agreement which is permitted under each applicable Secured Debt Document and, in each case, any confirmations executed in connection therewith.

        "Hedging Obligations" means the actual Indebtedness of the Company, the Subsidiary Guarantors or each other Person (if any) that at any time provides collateral security for any Senior Lien Obligations to a Hedge Provider under or pursuant to a Hedging Agreement to which it is a party.

        "Holder" means a Person in whose name a New Note is registered on the registrar's books.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

          (4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

          (5)   Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the Subsidiary Guarantor or obligor);

          (6)   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

          (8)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the Subsidiary Guarantor or obligor); and

          (9)   to the extent not otherwise included in this definition and would otherwise appear as a liability on a balance sheet prepared in accordance with GAAP, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any

Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness," provided that such money is held to secure the payment of such interest.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

          (1)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

          (2)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

          (3)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

            (a)   the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

            (b)   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

        "Interest Rate Agreement" means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the New Notes Indenture;

          (2)   endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3)   an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

        For purposes of "—Certain covenants—Limitation on restricted payments,"

          (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's aggregate "Investment" in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re designated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

          (2)   securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency;

          (3)   investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Issue Date" means the date on which the initial New Notes are first issued and authenticated under the New Notes Indenture.

        "Junior Priority Lien Intercreditor Agreement" means that certain Intercreditor Agreement, dated the Issue Date, among Issuers, the guarantors from time to time party thereto, the Collateral Agent, the Current Asset Agent, the Term Agent and the other senior lien debt representatives and subordinated lien debt representatives from time to time party thereto, as amended, supplemented or otherwise modified from time to time.

        "Lease Related Lien" means (i) any interest or title of a lessor or sublessor under any lease of real estate or personal property permitted by the Secured Debt Documents; and (ii) any Uniform Commercial Code financing statements with respect to property leased by the Company, the Subsidiary Guarantors or each other Person (if any) that at any time provides collateral security for any Senior Lien Obligations.

        "Lender Hedge Provider" means a Hedge Provider who enters into a Hedging Agreement that is permitted under the Secured Debt Documents and who at the time of entering into such Hedging Agreement is either (a) a lender under a Debt Facility, or (b) an Affiliate of a lender under a Debt Facility.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

          (2)   all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by a direct or indirect parent of the Company shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

        "Non-Guarantor Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.

        "Non-Recourse Debt" means Indebtedness of a Person:

          (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise);

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Obligor" means the Company, the Subsidiary Guarantors and each other Person (if any) that at any time provides collateral security for any Senior Lien Obligations.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Old Notes" means the 8.75% Senior Notes due 2017 issued by the Company and Colt Finance and the related subsidiary guarantees, issued under the Old Notes Indenture.

        "Old Notes Indenture" means the indenture dated November 10, 2009, among the Company and Colt Finance, the subsidiary guarantors of the Old Notes, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee, as amended, modified or otherwise supplemented from time to time.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the New Notes Trustee. The counsel may be an employee of or counsel to the Company or the New Notes Trustee.

        "Parity Lien" means a Lien granted upon any property of any Issuer or Subsidiary Guarantor to secure Parity Lien Obligations that is subject to the Junior Priority Lien Intercreditor Agreement.

        "Parity Lien Debt" means:

          (1)   the New Notes and the related Subsidiary Guarantees issued under the New Notes Indenture; and

          (2)   Indebtedness under any other Debt Facility or other Hedging Agreements or an issuance of debt securities that, in each case, is secured equally and ratably with the New Notes by a Parity

  Lien that was permitted to be incurred and so secured under the New Notes Indenture; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

            (a)   on or before the date on which such Indebtedness is incurred by the Company or any other Obligor, as the case may be, such Indebtedness is designated by the Company or any other Obligor, as the case may be, in an Officers' Certificate delivered to the trustee, as "Parity Lien Debt" for the purposes of the New Notes Indenture; and

            (b)   all requirements set forth in the Junior Priority Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (b) will be conclusively established if the Company or any other Obligor, as the case may be, delivers to the trustee an officer's certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Parity Lien Debt");

          provided that, the aggregate outstanding principal amount (excluding any paid-in-kind interest) of the Indebtedness referred to in clause (2) does not exceed the amount of such Indebtedness permitted to be incurred under (and not in violation of) clauses (12) under the second paragraph under "—Certain covenants—Limitation on indebtedness" as Refinancing Indebtedness of the New Notes and the related subsidiary guarantees.

        "Parity Lien Debt Representatives" means:

          (1)   in the case of the New Notes and the Subsidiary Guarantees, the New Notes Trustee; or

          (2)   in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Lien Debt Representative (for purposes related to the administration of the security documents securing the Parity Lien Debt) pursuant to the Debt Facility, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the Junior Priority Lien Intercreditor Agreement.

        "Parity Lien Obligations" means the Parity Lien Debt and all other Obligations in respect thereof.

        "Permitted Holders" means Sciens Management, L.L.C. and its Affiliates and members of management of the Company on the Issue Date who are holders of equity interests of the Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the New Notes Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the New Notes Indenture) will thereafter constitute additional Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)   a Restricted Subsidiary (other than a Receivables Entity);

          (2)   any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (3)   cash and Cash Equivalents;

          (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   [Reserved];

          (7)   any Investment acquired by the Company or any of its Restricted Subsidiaries:

            (a)   in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

            (b)   as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (8)   Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with "—Repurchase at the option of holders—Sales of assets" or any other disposition of assets not constituting an Asset Disposition;

          (9)   Investments in existence on the Issue Date;

          (10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain covenants—Limitation on indebtedness";

          (11) Guarantees issued in accordance with "—Certain covenants—Limitations on indebtedness";

          (12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

          (13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

          (14) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (14), in an aggregate amount at the time of such Investment not to exceed $15.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

          (15) Investments the payment for which consists of equity interests of the Company (other than Disqualified Stock) or any direct or indirect parent company of the Company, as applicable; provided, however, that such equity interests will not increase the amount available for Restricted

  Payments under clause (c) of the first paragraph of the covenant described under "—Certain covenants—Limitation on restricted payments";

          (16) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain covenants—Transactions with Affiliates" (except transactions described in clauses (2) and (17) of such paragraph);

          (17) any Investment by Restricted Subsidiaries of the Company in other Restricted Subsidiaries of the Company;

          (18) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (19) additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $5.0 million at any one time outstanding; and

          (20) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under "—Certain covenants—Merger and consolidation" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens securing Indebtedness and related Hedging Obligations and related banking services or cash management obligations (including any fees, expenses and other amounts payable pursuant thereto) and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company permitted to be Incurred under the New Notes Indenture in an aggregate principal amount not to exceed an amount equal to (x) the amount set forth under the provisions described in clause (1) of the second paragraph under "—Certain covenants—Limitation on indebtedness") and (y) an additional amount of Indebtedness such that, as of such date, and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuers and the Restricted Subsidiaries to exceed 2.0 to 1.0;

          (2)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, Incurred in the ordinary course of business;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations so long as the related Indebtedness is permitted under the New Notes Indenture;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (8) or (15) of the second paragraph of the covenant described under "—Certain covenants—Limitation on indebtedness"; provided that (x) in the case of clause (8) referred to above, such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof and (y) in the case of clause (15), such Lien extends only to the Capital Stock and/or assets of the Foreign Subsidiaries;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

            (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide a lien to the depository institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (15) Liens on assets, property or shares of stock of a Person at the time the Company or a Restricted Subsidiary acquired such Person, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other assets or property owned by the Company or any Restricted Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

          (17) Liens securing the New Notes or the Subsidiary Guarantees;

          (18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (20) Liens in favor of the Company or any Restricted Subsidiary;

          (21) Liens under industrial revenue, municipal or similar bonds;

          (22) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

          (23) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $30.0 million; provided, however, that only $5.0 million of such amount may be designated as Senior Lien Obligations.

          (24) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (25) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (27) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company's or such Restricted Subsidiary's client at which such equipment is located; and

          (28) Parity Liens to secure Obligations under Refinancing Indebtedness Incurred to redeem, repurchase, retire, defease or otherwise refinance the Old Notes.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

        "Purchase Money Note" means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries pursuant to which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries, and any assets related thereto including, without limitation, all liens securing such Receivables, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

        "Rating Agency" means each of S&P and Moody's or if S&P or Moody's or both shall not make a rating on the New Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.

        "Receivables Entity" means a Wholly-Owned Subsidiary (or another Person in which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries makes an Investment and to which the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

          (1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

            (a)   is Guaranteed by the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

            (b)   is recourse to or obligates the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

            (c)   subjects any property or asset of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)   with which none of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, such direct or indirect parent of the Company or such Restricted Subsidiary, as applicable, than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

          (3)   to which none of the Company, any direct or indirect parent of the Company or any of their respective Restricted Subsidiaries has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company, or the board of directors of the direct or indirect parent of the Company, as applicable, shall be evidenced to the New Notes Trustee by filing with the New Notes Trustee a certified copy of the resolution of the Board of Directors of the Company, or the board of directors of the direct or indirect parent of the Company, as applicable, giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Receivables Transaction Amount" means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances" and "refinanced" shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the New Notes Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

          (1)   (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the New Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the New Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the New Notes;

          (2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

          (3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

          (4)   if the Indebtedness being refinanced is subordinated in right of payment to the New Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the New Notes or the Subsidiary Guarantee on terms at least as favorable to the

  Holders as those contained in the documentation governing the Indebtedness being refinanced; and

          (5)   Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Secured Debt Documents" means collectively, the New Notes Indenture, the New Notes, the Subsidiary Guarantees, the Junior Priority Lien Intercreditor Agreement, the Security Documents and all other agreements related to the New Notes Indenture, the New Notes and the Subsidiary Guarantees, and the indenture or agreement governing each other Series of Parity Lien Debt and all other agreements governing, securing or relating to any Parity Lien Obligation.

        "Secured Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

        "Secured Indebtedness Leverage Ratio" means, with respect to any Person, at any date the ratio of:

            (i)  the sum of (A) $125.0 million and (B) the aggregate amount of Indebtedness (other than (x) amounts Incurred pursuant to clause (1) of the second paragraph of the covenant described under "—Certain covenants—Limitation on indebtedness" and (y) amounts incurred as paid-in-kind interest on Refinancing Indebtedness) of such Person and its Restricted Subsidiaries secured by a Lien as of such date of calculation (determined on a consolidated basis in accordance with GAAP), to

           (ii)  Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred and in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Consolidated Coverage Ratio."

        "Secured Parties" means the Holders of New Notes and any other Parity Lien Obligations, any Parity Lien Debt Representatives, the New Notes Trustee and the Collateral Agent.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Documents" means one or more security agreements, debentures, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Issuers and each Subsidiary Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

        "Senior Intercreditor Agreement" means that certain Intercreditor Agreement dated as of February 9, 2015 between Cortland Capital Market Services LLC, as Current Asset Agent, and Wilmington Savings Fund Society, FSB, as Term Agent, as amended, restated, replaced, supplemented or otherwise modified.

        "Senior Lien" means a Lien upon any property of any Issuer or Subsidiary Guarantor to secure Senior Lien Obligations.

        "Senior Lien Debt Documents" means collectively, the Current Asset Documents, the Term Documents, the Senior Intercreditor Agreements (and related security documents), all other agreements related to, the Current Asset Credit Agreement, the Term Credit Agreement, and all other agreements governing, securing or relating to any Senior Lien Obligation.

  "Senior Lien Debt Representatives" means

          (1)   in the case of the Current Asset Obligations, the Current Asset Agent,

          (2)   in the case of the Term Obligations, the Term Agent, or

          (3)   in the case of any other Series of Senior Lien Obligations, each non-lender hedge provider, the trustee, agent or representative of the holders of such Series of Senior Lien Obligations who maintains the transfer register for such Series of Senior Lien Obligations and is appointed as a Senior Lien Debt Representative (for purposes related to the administration of the security documents securing the Senior Lien Obligations) pursuant to the Debt Facility, indenture or other agreement governing such Series of Senior Lien Obligations, and who has become a party to the Senior Intercreditor Agreement.

        "Senior Lien Obligations" means (1) the Current Asset Obligations, (2) the Term Obligations and (3) Obligations under any other Debt Facility or other Interest Rate Agreements, Currency Agreements or Commodity Agreements or an issuance of debt securities that, in each case, is secured equally and ratably with the Current Asset Obligations or the Term Obligations by a Senior Lien that was permitted to be incurred and so secured under each applicable Senior Lien Debt Document (or as to which the lenders obtained an officer's certificate at the time of incurrence to the effect that such Obligations were permitted to be incurred and secured by applicable Senior Lien Debt Documents).

        "Senior Lien Secured Parties" means the holders of any Senior Lien Obligations and any Senior Lien Debt Representatives, including the Current Asset Agent and the Term Agent.

        "Senior Secured Term Loan" means the Term Credit Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as further amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided that, for purposes of the Junior Priority Lien Intercreditor Agreement, any replacement, refinancing or restructuring term loan shall constitute a "Senior Secured Term Loan" only to the extent such obligations designated as Senior Lien Obligations are in accordance with the terms of the Junior Priority Lien Intercreditor Agreement.

        "Series of Senior Lien Obligations" means, severally, the Indebtedness under the Current Asset Credit Agreement and the guarantees of the Current Asset Credit Agreement, the Indebtedness under the Term Credit Agreement and the guarantees of the Term Credit Agreement and each other issue or series of Senior Lien Obligations for which a single transfer register is maintained, and for purposes of the Senior Intercreditor Agreement, Hedging Obligations owed to lender hedge providers will be treated as part of the same Series of Senior Lien Obligations as the other Senior Lien Obligations owed to such lender hedge provider or its affiliate or which pursuant to any amendment to the Senior Intercreditor Agreement are to be represented thereunder by a common Senior Lien Debt Representative (in its capacity as such for such Senior Lien Obligations).

        "Series of Parity Lien Debt" means, severally, the New Notes and the Subsidiary Guarantees and each other issue or series of Parity Lien Debt for which a single transfer register is maintained or which pursuant to any amendment to the Junior Priority Lien Intercreditor Agreement are to be represented thereunder by a common Parity Lien Debt Representative (in its capacity as such for such Parity Lien Debt).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Similar Business" means a business, the majority of whose revenues are derived from the manufacture and sale of firearms, ammunition and accessories related thereto, or the activities of the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto, including, but not limited to, training, logistics or any business or activity directed toward law enforcement, governments and government agencies, United States or foreign militaries or a reasonable extension, development or expansion thereof or ancillary thereto.

        "Sponsor" means Sciens Management, L.L.C.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

        "Stated Maturity" means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the New Notes pursuant to a written agreement.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, (3) one or more Subsidiaries of such Person or (4) any Person that is consolidated in the consolidated financial statements of such Person in accordance with GAAP. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the New Notes by a Subsidiary Guarantor pursuant to the terms of the New Notes Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the New Notes Indenture.

        "Subsidiary Guarantor" means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the New Notes Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the New Notes Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

        "Term Agent" shall mean Wilmington Savings Fund Society, FSB, as agent for the Term Lenders (in such capacity and together with its successors and assigns in such capacity, as well as any Person designated as the "Agent", "Administrative Agent" or "Collateral Agent" under any Term Credit Agreement and includes any New First Priority Agent (as defined in the Senior Intercreditor Agreement) that becomes the new Term Agent in accordance with the terms of the Senior Intercreditor Agreement.

        "Term Credit Agreement" shall mean that certain Term Loan Agreement dated as of November 17, 2014 among the Issuers and the Subsidiary Guarantors and the other borrowers or guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as agent, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

        "Term Documents" shall mean (a) the Term Credit Agreement, and the other Loan Documents (as defined in the Term Credit Agreement), including the Term Security Documents, and (b) each of the other agreements, documents and instruments providing for or evidencing any Term Obligation (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Term Obligations), and any other document or instrument executed or delivered at any time in connection with any Term Obligation (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Term Obligation), together with any amendments, replacements, refinancings, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing, including each of the documents executed in connection with any Term DIP Financing (as defined in the Senior Intercreditor Agreement) provided by Term Agent and/or any lenders party to the Term Credit Agreement unless such documents expressly provide at the time executed that they shall not constitute Term Documents for purposes of the Senior Intercreditor Agreement and that the debt thereunder shall not constitute Term Obligations for purposes of the Senior Intercreditor Agreement

        "Term Obligations" means all Obligations (as defined in the Term Credit Agreement), and all other amounts owing, due, or secured under the terms of the Term Credit Agreement or any other Term Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys' fees, costs, charges, expenses, reimbursement obligations, obligations with respect to loans, indemnities or guarantees, and all other amounts payable under or secured by any Term Document (including, in each case, all amounts accruing on or after the commencement of any insolvency proceeding relating to any grantor under any Term Document, or that would have accrued or become due under the terms of the Term Documents but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding), in each case whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, including all enforcement expenses and indemnity amounts.

        "Term Security Document" shall mean (a) the Security Agreement (as defined in the Term Credit Agreement) and (b) any other agreement, document or instrument pursuant to which a Lien is granted by one or more of the borrowers or any other grantor under the Term Documents securing any Term Obligations (including any Permitted Refinancing (as defined in the Senior Intercreditor Agreement) of any Term Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing, to the extent not prohibited by the Senior Intercreditor Agreement.

        "Total Assets" means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

          (3)   such designation and the Investment of the Company in such Subsidiary complies with "—Certain covenants—Limitation on restricted payments";

          (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

        (5)   such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a)   to subscribe for additional Capital Stock of such Person; or

          (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the New Notes Trustee by filing with the New Notes Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Notes Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, either (x) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "—Certain covenants—Limitation on indebtedness" covenant on a pro forma basis taking into account such designation or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation;

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and in the aggregate, referred to as "holders") relating to the exchange of Old Notes for New Notes pursuant to the Exchange Offer or the Prepackaged Plan, and the ownership and disposition of New Notes acquired in the Exchange Offer or the Prepackaged Plan. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (the "Regulations"), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. No ruling from the U.S. Internal Revenue Service (the "IRS") has been obtained, or is intended to be obtained, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions such challenge would not be sustained by a court.

        This summary assumes that the Old Notes are and the New Notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular holder's circumstances or to holders that may be subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers, brokers or traders in securities, currencies or commodities, regulated investment companies, real estate investment trusts, holders that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined herein) whose "functional currency" is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, former U.S. citizens or long-term residents, partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein, holders holding the Old Notes or the New Notes as a position in a hedging transaction, "straddle," "conversion transaction," other "synthetic security" or integrated transaction, or other risk reduction transaction, holders deemed to sell the Old Notes or the New Notes under the constructive sale provisions of the Code, or subsequent purchasers of New Notes.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Old Notes or New Notes that is, for U.S. federal income tax purposes:

            (i)  an individual who is a citizen or resident of the United States;

           (ii)  a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

          (iii)  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          (iv)  a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Old Notes or New Notes (other than a partnership or other entity treated as a partnership or other "pass-through entity" for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (or other entity treated as a partnership or other "pass-through entity" for U.S. federal income tax purposes) holds Old Notes or New Notes, the tax treatment of a partner in the partnership (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other "pass-through entity"). If you are a partnership (or other "pass-through entity") or a partner (or other owner) of a partnership (or other "pass-through entity") holding Old Notes or New Notes, you should consult your tax advisor regarding the tax consequences of the Exchange Offer and the Prepackaged Plan and the ownership and disposition of New Notes.

        THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.

Treatment of the New Notes Generally

        Whether an instrument is characterized as debt or equity for U.S. federal income tax purposes depends upon the facts and circumstances surrounding the issuer and the terms and operation of the instrument. Colt intends to take the position that the New Notes will be treated as debt for U.S. federal income tax purposes. If the New Notes were recharacterized as equity for U.S. federal income tax purposes, significant adverse consequences could result to Colt and holders of the New Notes. The following discussion assumes that the New Notes are properly characterized as debt for U.S. federal income tax purposes.

Contingent Payments

        Additional payments may be paid on the New Notes (and additional yield may arise) under certain circumstances described under "Description of New Notes—Optional redemption" and "Description of New Notes—Repurchase at the option of holders—Change of control." According to the applicable Regulations, certain contingencies will not cause a debt instrument to be treated as a "contingent payment debt instrument" for U.S. federal income tax purposes if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the likelihood of any such additional payments being made (or any additional yield arising) on the New Notes is remote or incidental, and therefore, we do not intend to treat the New Notes as contingent payment debt instruments. Assuming our position is respected, U.S. Holders should be required to treat any such additional payments as ordinary interest income and include such amounts in income at the time payments are received or accrued, in accordance with their regular method of accounting for U.S. federal income tax purposes. Our determination that the New Notes are not contingent payment debt instruments is not, however, free from doubt, nor is it binding on the IRS. If the IRS were to challenge our determination successfully and the New Notes were treated as contingent payment debt instruments, a U.S. Holder may be required, among other things, to accrue interest income (regardless of their regular method of accounting for U.S. federal income tax purposes) at a rate higher than the stated interest rate on the New Notes. In addition, on a sale, exchange or redemption of a New Note, U.S. Holders would generally be required to treat any gain as ordinary income rather than capital gain. Our determination that the New Notes are not contingent payment debt instruments is binding on U.S. Holders unless they disclose their contrary positions to the IRS in the manner required by applicable Regulations. The remainder of this discussion assumes that the New Notes are not treated as contingent payment debt instruments. U.S. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New Notes.

Tax Consequences to Participating U.S. Holders

Consent Payment

        If the Exchange Offer is successfully consummated, the consideration received by a holder that validly tenders and does not validly withdraw its Old Notes, and thereby delivers consent to the

Proposed Amendments, on or prior to the Consent Expiration Time, will include a Consent Payment. The U.S. federal income tax treatment of a U.S. Holder's receipt of a consent fee is unclear because there are no authorities that directly address the treatment of such a payment. As a result, it is unclear under U.S. federal income tax law whether the receipt of the Consent Payment constitutes additional consideration received as part of the Exchange Offer, a separate fee, interest or some other type of income. While not free from doubt, the Company intends to treat the Consent Payment paid to a U.S. Holder, for U.S. federal income tax purposes, as additional consideration received by the U.S. Holder in the Exchange Offer, and the rest of this discussion assumes such treatment. If the IRS were to prevail in challenging the treatment of the receipt of the Consent Payment, the U.S. federal income tax consequences of the receipt of the Consent Payment could be different from the U.S. federal income tax consequences described below. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax treatment of the Consent Payment.

Exchange of Old Notes for New Notes

        The exchange of Old Notes for New Notes will constitute an exchange of the Old Notes for U.S. federal income tax purposes. Therefore, a participating U.S. Holder will recognize gain or loss in full upon the exchange of Old Notes for New Notes unless such exchange qualifies as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. If the Corporate Reorganization is not completed prior to the consummation of the Exchange Offer or the Prepackaged Plan, the exchange of Old Notes for New Notes will not qualify as a recapitalization. If, however, the Corporate Reorganization is completed prior to the consummation of Exchange Offer or the Prepackaged Plan with the result that the Company becomes a "disregarded entity" wholly owned by a corporation for U.S. federal tax purposes, it is unclear whether the exchange of Old Notes for New Notes would qualify as a recapitalization. We are not aware of any authority that definitively establishes whether such exchange will be treated as a recapitalization under these circumstances. The rules related to recapitalizations are complex and prospective investors are urged to consult their own tax advisors with regard to these rules in the event the Corporate Reorganization is consummated prior to the consummation of the Exchange Offer or the Prepackaged Plan.

        If the exchange of Old Notes for New Notes were to qualify as a recapitalization, no gain or loss would be recognized on such exchange. A U.S. Holder's basis in the New Notes should generally equal the U.S. Holder's adjusted tax basis in the Old Notes. A U.S. Holder's adjusted tax basis in the Old Notes exchanged will be equal to the amount paid therefor, increased by any accrued OID previously included in such holder's income and any market discount previously taken into income and reduced by any amortizable bond premium previously taken into account. The holding period of the New Notes should include the holding period of the Old Notes.

        If the exchange of Old Notes for New Notes does not qualify as a recapitalization, a participating U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the exchange and the U.S. Holder's adjusted tax basis in the Old Notes (determined as described above) on the date of the exchange (except to the extent any recognized loss may be deferred under the "wash sale" rules of the Code). The amount realized on the exchange of an Old Note will equal the "issue price" (determined as described below under "Issue Price of New Notes") of the New Notes received in exchange for such Old Note. The New Notes will have a new holding period commencing on the day after the exchange. Any gain or loss recognized will generally be capital gain or loss (except, as described below, to the extent of any accrued market discount) and will be long-term capital gain or loss if the Old Notes have been held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deduction of capital losses is subject to significant limitations.

        Issue Price of New Notes.    For U.S. federal income tax purposes, the "issue price" of the New Notes depends on whether the New Notes or the Old Notes are deemed to be "publicly traded." If the

New Notes are considered to be "publicly traded," as defined by the Regulations, the "issue price" of the New Notes will be equal to their fair market value on the date of the exchange. If the New Notes are not "publicly traded" but the Old Notes are "publicly traded," then the issue price of a New Note will be the fair market value of the Old Note exchanged therefor. The New Notes will generally be considered to be "publicly traded" if, within the meaning of the Regulations, at any time during the 31-day period ending 15 days after the exchange, (i) there is a "sales price" for the New Notes, (ii) there are one or more "firm quotes" for the New Notes or (iii) there are one or more "indicative quotes" for the New Notes. We believe that the New Notes will likely be considered "publicly traded" for these purposes, and, thus, that the issue price of the New Notes will be their fair market value on the date of the exchange. We believe the Old Notes would also be treated as "publicly traded" under the applicable regulations in effect at the time of their issuance. We cannot predict with certainty, however, what position the IRS would take with regard to whether either the Old Notes or the New Notes are "publicly traded." If neither the Old Notes nor the New Notes exchanged therefor are "publicly traded," then the "issue price" of New Notes so exchanged will equal their stated principal amount. The rules regarding the determination of issue price are complex and highly detailed, and a U.S. Holder should consult its own tax advisor regarding the determination of the issue price of the New Notes.

        Market Discount.    If a U.S. Holder acquired Old Notes with market discount, any gain recognized on the exchange of Old Notes for New Notes pursuant to the Exchange Offer or the Prepackaged Plan will be treated as ordinary income to the extent of the market discount accrued during its period of ownership, unless such holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. For these purposes, market discount is generally the excess, if any, of the stated principal amount over such holder's initial tax basis in the Old Note, if such excess exceeds a de minimis amount. If an exchange of Old Notes for New Notes qualifies as a recapitalization, any accrued market discount not recognized on the exchange will carry over to the New Notes. U.S. Holders who acquired their Old Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Old Notes pursuant to the Exchange Offer or the Prepackaged Plan.

        Accrued Interest.    To the extent that any New Notes received by a U.S. Holder pursuant to the Exchange Offer or the Prepackaged Plan is attributable to accrued and unpaid stated interest on an Old Note, the issue price of such New Notes will be includible in gross income as ordinary interest income if such accrued interest has not been included previously in gross income for U.S. federal income tax purposes.

        The New Notes received by the U.S. Holder in respect of such interest will have an issue price determined in the same manner as described above in "Issue Price of New Notes," a tax basis equal to its issue price and a holding period commencing on the day after such New Notes are received. In the event a U.S. Holder previously included in gross income any accrued and unpaid interest on the Old Notes in an amount higher than the issue price of the New Notes such U.S. Holder will receive in respect of such amount pursuant to the Exchange Offer or the Prepackaged Plan, the difference may be deductible to such U.S. Holder. The tax rules related to the accrual of interest payable in additional notes are complex and prospective investors are urged to consult their own tax advisors with regard to these rules.

Ownership of New Notes

        Payments of Stated Interest.    For U.S. federal income tax purposes, the Cash Interest on the New Notes will constitute "qualified stated interest" (generally, stated interest that is unconditionally payable in cash or property other than debt instruments of the issuer) and will generally be taxed to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    The New Notes will be treated as issued with OID if and to the extent that the issue price of the New Notes is less than their stated principal amount by more than a de minimum amount. A U.S. Holder must generally include OID in gross income as it accrues over the term of a New Note without regard to its regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. In general, the amount of OID included in income by the U.S. Holder of a New Note is the sum of the "daily portions" of OID on such New Note for all days during the taxable year that the U.S. Holder held such New Note. The daily portions of OID are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of the New Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Note allocable to each accrual period equals the product of the "adjusted issue price" (as defined herein) of the New Note at the beginning of the accrual period and the "yield to maturity" (as defined herein) of such New Note (appropriately adjusted to reflect the length of the accrual period) less the amount of any qualified stated interest allocable to the accrual period. The yield to maturity of a New Note is the discount rate that causes the present value of all payments on the New Note as of its issue date to equal the issue price of the New Note. The adjusted issue price of a New Note at the beginning of an accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments (other than qualified stated interest) made with respect to such New Note in all prior accrual periods.

        Applicable High Yield Discount Obligations.    The New Notes will be subject to the rules of the Internal Revenue Code pertaining to "applicable high yield discount obligations ("AHYDOs") if the New Notes are treated as issued with OID and if, as is likely, the yield on such Notes exceeds the "applicable federal rate" at the time of issuance plus 5%. In that event, a U.S. corporate holder would be treated as receiving dividend income (to the extent of New Parent's current and accumulated earnings and profits) solely for purposes of the dividends received deduction to the extent attributable to the "disqualified portion" of the OID of such New Note. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the "total return" (the excess of all payments to be made with respect to the New Note over its issue price) on the New Note that bears the same ratio to the New Note's total return as the "disqualified yield" (the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the New Note's yield to maturity. New Parent's deduction for OID will be substantially deferred with respect to a New Note that is treated as an AHYDO. In addition, such deduction will be disallowed to the extent of the "disqualified yield" on such AHYDO. Because the amount of OID attributable to the New Notes, if any, will be determined at the time such New Notes are issued and the applicable federal rate at the time the New Notes are issued is not predictable, it is impossible to determine at the present time the amount of the disqualified yield on the New Notes, if any.

        Amortizable Bond Premium.    If an exchange of Old Notes for New Notes qualifies as a recapitalization, a U.S. Holder may have an adjusted tax basis in its Old Notes that exceeds the sum of all amounts payable on its New Notes received in exchange therefor (other than payments of qualified stated interest). In such a situation, the amount of such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant yield method and deduct over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium. Amortizable bond premium will generally be treated under the Code as an offset to interest income (including OID) on the related debt instrument for U.S. federal income tax purposes. A U.S. Holder's election to amortize premium on a constant yield method will apply to all debt obligations held or subsequently acquired by it on or after the first day of the first taxable year to which the election applies. Such election may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors before making this election and regarding the calculation and amortization of any bond premium on the New Notes.

        Sale, Exchange or Retirement of New Notes.    A U.S. Holder will generally recognize taxable gain or loss upon a sale, exchange, redemption or retirement of a New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable equal to any accrued and unpaid qualified stated interest, which will be taxed in the manner described above under "Payments of Stated Interest") and (ii) such holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note will, in general, be its initial tax basis in the New Note, increased by any OID or market discount previously included in income and reduced by the amount of any payments on the New Notes other than a payment of qualified stated interest and the amount of any amortizable bond premium previously deducted.

        Any gain or loss on the sale, exchange or retirement of a New Note will generally be capital gain or loss and will be long-term capital gain or loss if the New Note has a holding period of more than one year at the time of the sale, exchange or retirement. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations.

Additional Tax on Passive Income

        Certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% tax on "net investment income" including, among other things, interest and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders are encouraged to consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the New Notes.

Tax Consequences to Participating Non-U.S. Holders

Consent Payment

        The U.S. federal income tax treatment of the Consent Payment by a Non-U.S. Holder is unclear, as discussed above under "—Tax Consequences to Participating U.S. Holders—Consent Payment." Although it is unclear whether the Consent Payment should constitute additional consideration for the Old Notes or be treated as a separate fee (in which case the Consent Payment may be taxable as ordinary income and subject to a 30% U.S. federal withholding tax unless certain requirements are met), the Company intends to treat the Consent Payment as additional consideration for the Old Notes received in the Exchange Offer. Non-U.S. Holders should consult their tax advisors as to the tax treatment of the Consent Payment.

Exchange of Old Notes for New Notes

        Any gain recognized by a Non-U.S. Holder on the exchange of Old Notes for New Notes will generally not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains), in which case the gain will be subject to tax in the same manner as effectively connected interest income as described below under "—Tax Consequences to Participating Non-U.S. Holders—Ownership of New Notes—Payments of Interest"; or

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% tax.

        Any New Notes received by a Non-U.S. Holder that is attributable to accrued and unpaid interest on an Old Note generally will be taxable in the same manner as described below under "—Tax Consequences to Participating Non-U.S. Holders—Ownership of New Notes—Payments of Interest."

        As discussed above, if the exchange of Old Notes for New Notes were to qualify as a recapitalization, no gain or loss will be recognized on such exchange. The adjusted basis in the New Notes should generally equal the Non-U.S. Holder's tax basis in the Old Notes. The holding period of the New Notes should include the holding period of the Old Notes.

Ownership of New Notes

        Payments of Interest.    Subject to the discussion below concerning backup withholding and FATCA, payments of interest on a New Note (including OID) generally will not be subject to U.S. federal income tax or withholding tax under the "portfolio interest rule," provided that (i) such interest is not effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains); (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of Colt's voting stock within the meaning of the Code and the Regulations; (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to Colt actually or constructively through stock ownership; (iv) the Non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) the Non-U.S. Holder has provided a validly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing such Non-U.S. Holder status (or certain documentary evidence requirements for establishing such Non-U.S. Holder status).

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the New Notes (including OID) made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides Colt (or its paying agent) with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the New Notes is "effectively connected" with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis generally in the same manner as if it were a U.S. Holder unless an applicable income tax treaty provides otherwise (although it will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied). In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

        Sale, Exchange or Retirement of New Notes.    Any gain realized upon the sale, exchange or retirement of a New Note generally will not be subject to U.S. federal income tax unless certain exceptions apply, as described above under "—Tax Consequences to Participating Non-U.S. Holders—Exchange of Old Notes for New Notes."

Backup Withholding and Information Reporting

U.S. Holders

        In general, information reporting requirements may apply to the exchange of Old Notes for New Notes, and such requirements will apply to certain payments of interest (and accruals of OID) on, or proceeds from a disposition (including a retirement or redemption) of, New Notes unless, in each case, the holder is an exempt recipient such as a corporation.

        Backup withholding (currently at a rate of 28%) may apply to the exchange of Old Notes for New Notes and payments of interest on or proceeds from disposition (including a retirement or redemption) of New Notes if the holder fails to provide its correct taxpayer identification number or fails to certify that it is not subject to backup withholding, or otherwise fails to establish an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        Generally, the amount of interest (including OID) paid to each Non-U.S. Holder with respect to the Old Notes or New Notes, and the amount of tax, if any, withheld with respect to such payments, must be reported to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other governmental agreement.

        In general, a Non-U.S. Holder will not be subject to backup withholding with respect to the exchange of Old Notes for New Notes pursuant to the Exchange Offer or the Prepackaged Plan or interest (including OID) paid to it on the Old Notes or New Notes, provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and it has provided a validly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing that it is a Non-U.S. Holder (or it satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of Old Notes or New Notes made within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or it otherwise establishes an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

        Certain provisions of the Hiring Incentives to Restore Employment Act, generally referred to as "FATCA," when applicable, impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. entities that fail to comply with information reporting and due diligence requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. An intergovernmental agreement between the United States and an applicable foreign country and the foreign country's rules implementing such an agreement may modify these requirements. Such payments would include interest in respect of, and gross proceeds from the sale or other disposition of, the New Notes and may include a Consent Payment. However, such withholding will not apply to payments of gross proceeds from a sale or other disposition of the New Notes before January 1, 2017. Under certain limited circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the New Notes.

Tax Consequences to Non-Participating Holders

U.S. Holders

        If the Proposed Amendments do not become effective, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes as a result thereof. If the Proposed Amendments become effective, the tax treatment of a U.S. Holder will depend on whether the modification to the Old Notes results in a "deemed" exchange of such Old Notes for U.S. federal income tax purposes. Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as resulting in a "deemed" exchange of the debt instrument for a new debt instrument if such modification is "significant" as specially determined for U.S. federal income tax purposes. A modification generally is "significant" if, based on all the facts and circumstances, and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. A specific rule provides that a modification that adds, deletes, or alters customary accounting or financial covenants is not a "significant modification," although there is no guidance as to when this rule will apply. In the case of the adoption of the Proposed Amendments, although the issue is not free from doubt, the Company intends to take the position that the adoption of such amendments will add, delete or alter customary accounting or financial covenants, and therefore will not constitute a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. If this position is correct, a U.S. Holder would not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Proposed Amendments, and such U.S. Holder should continue to have the same tax basis, holding period and accrued market discount (if any) with respect to the Notes as it had before the adoption of the Proposed Amendments.

        The law on this point, however, is unclear and the IRS could assert that the Proposed Amendments constitute a significant modification to the terms of the Old Notes. If the Proposed Amendments were treated as a significant modification of the terms of the Old Notes, a U.S. Holder whose Old Notes are affected by the Proposed Amendments would be treated as having exchanged its "old" Old Notes for "new" Old Notes for U.S. federal income tax purposes. The tax treatment of the exchange would generally be the same as described above under "Tax Consequences to Participating U.S. Holders—Exchange of Old Notes for New Notes", with the "new" Old Notes replacing references to the New Notes therein.

        In certain circumstances, a deemed exchange could result in the "new" Old Notes being treated as issued with original issue discount.

        Any accrued but unpaid interest at the time of the deemed exchange would be immediately taxable as ordinary income (to the extent not previously included in income).

Non-U.S. Holders

        Any gain recognized by a Non-U.S. Holder as a result of the Proposed Amendments (see the discussion above under "—Tax Consequences to Non-Participating Holders—U.S. Holders," regarding the circumstances under which the Proposed Amendments may result in a potentially taxable gain) generally would not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, or the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. See "—Tax Consequences to Participating Non-U.S. Holders—Exchange of Old Notes for New Notes" and "—Tax Consequences to Participating Non-U.S. Holders—Ownership of New Notes—Payments of Stated Interest" above for more details about any gain and the treatment of any accrued but unpaid interest.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the exchange of the Old Notes and/or the acquisition or holding of the New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or any authority or control over the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering the exchange of the Old Notes in this Offer to Exchange with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange and/or holding of Old Notes or New Notes by an ERISA Plan with respect to which Colt, the Information Agent, the Exchange Agent, a Guarantor or any of their affiliates is considered a party in interest or a disqualified person may, depending on the facts and circumstances, constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition, exchange and holding of the Old Notes or New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquired or held Old Notes in reliance on PTCE 84-14 or 96-23 should consult its counsel to evaluate whether these exemptions remains applicable. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receive no less, nor pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Old Notes should not be exchanged and the New Notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such exchange, acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a New Note each purchaser and holder will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the New Notes constitutes assets of any Plan or (ii) the acquisition and holding of the New Notes (including the exchange of Old Notes for New Notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the New Notes or exchanging Old Notes in this Offer to Exchange on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the exchange or the acquisition and holding of the New Notes.

 NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The Exchange Offer and the solicitation of acceptances to the Prepackaged Plan and the offering of the New Notes in Canada are being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the New Notes are made. Any resale of the New Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Holders of New Notes are advised to seek legal advice prior to any resale of the New Notes.

Representations of Holders

        By submitting a Consent and Letter of Transmittal and/or a Ballot and receiving New Notes in Canada a holder is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the holder is entitled under applicable provincial securities laws to purchase the New Notes without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the holder is purchasing as principal and not as agent;

  •
  the holder has reviewed the text above under "—Resale Restrictions"; and

  •
  the holder acknowledges and consents to the provision of specified information concerning its purchase of the New Notes to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information are available on request.

Rights of Action—Ontario Holders Only

        Under Ontario securities legislation, certain holders who purchase a security offered by this Offer to Exchange and Disclosure Statement during the period of distribution will have a statutory right of action for damages, or while still the owner of the New Notes, for rescission against us in the event that this Offer to Exchange and Disclosure Statement contains a misrepresentation without regard to whether the holder relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the holder first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the New Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the New Notes. If a holder elects to exercise the right of action for rescission, the holder will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the New Notes were offered to the holder and if the holder is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the New Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario holder. The foregoing is a summary of the rights available to an Ontario holder. Ontario holders should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our managers, officers and experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian holders to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian holders of the New Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the New Notes in their particular circumstances and about the eligibility of the New Notes for investment by the holder under relevant Canadian legislation.

 NOTICE TO INVESTORS

        The Exchange Offer, the Prepackaged Plan and the issuance of New Notes have not been registered under the Securities Act or any other applicable securities laws and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

The Exchange Offer

        We are relying on Section 3(a)(9) of the Securities Act to exempt the solicitation of tenders and the issuance of New Notes in the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(D) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer or soliciting votes in the Prepackaged Plan. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer or the Prepackaged Plan. We have received assurances that no person will provide any information to holders of Old Notes relating to the Exchange Offer other than to refer the holders to the information contained in this Offer to Exchange and Disclosure Statement.

        Consistent with past interpretations of Section 3(a)(9) of the Securities Act by the staff of the SEC, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e. restricted or unrestricted) as the securities that have been surrendered. In this case, certain of the Old Notes are restricted securities and certain of the Old Notes are unrestricted securities.

        To the extent your Old Notes are unrestricted securities, the New Notes issued to you in exchange for the Old Notes will also be unrestricted and recipients who are not our "affiliates" (as such term is defined in Rule 144 under the Securities Act) will therefore be able to resell New Notes without registration. Recipients who are our affiliates may resell their New Notes, if any, subject to the provisions of Rule 144, absent registration or another appropriate exemption.

        To the extent your Old Notes are restricted securities, the New Notes issued to you in exchange for the Old Notes will also be restricted securities. Accordingly, your New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom and you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time.

        Each holder of Old Notes that are restricted securities understands that such holder's New Notes will bear a legend substantially to the following effect until the expiration of the applicable holding period with respect to the New Notes set forth in Rule 144 (d)(1) of the Securities Act, unless otherwise agreed by Colt and the holder thereof, bear a legend substantially to the following effect (the "Restricted Notes Legend"):

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF

THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

        THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN CLAUSE (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED BY THE SECURITIES ACT.

        Each holder of Old Notes understands that the New Notes will bear a legend substantially to the following effect:

        THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: COLT DEFENSE LLC, 547 NEW PARK AVENUE, WEST HARTFORD, CONNECTICUT 06110.

        Each holder of Old Notes that submits a Consent and Letter of Transmittal or agrees to the terms of a Consent and Letter of Transmittal pursuant to an Agent's Message will be deemed to have represented and agreed as follows:

  (1)
  It (a) is able to act on its own behalf in the transactions contemplated by this Offer to Exchange and Disclosure Statement, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the New Notes, and (c) (or the account for which it is acting) has the ability to bear the economic risks of its prospective investment in the New Notes and can afford the complete loss of such investment.

  (2)
  (a) none of Colt or its affiliates, the Information Agent, the Exchange Agent or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to Colt or the offer or sale of any New Notes, other than the information Colt has included in this Offer to Exchange and Disclosure Statement, including the information incorporated herein by reference (and as supplemented to the Expiration Date), and (b) any information it desires concerning Colt, the New Notes or any other matter relevant to its decision to acquire the New Notes (including a copy of this Offer to Exchange and Disclosure Statement) is or has been made available to it.

  (3)
  If it is acquiring any New Notes for the account of one or more holders of Old Notes, it represents that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.

  (4)
  By acceptance of a New Note it shall be deemed to have represented and warranted that either (a) no portion of the assets used to acquire or hold the New Notes constitutes assets of any employee benefit plan subject to Title I of ERISA, any plan, account or other arrangement subject to Section 4975 of the Code, or any entity whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement or any other plan subject to any applicable Similar Laws or (b) the acquisition and holding of the New Notes (and the exchange of Old Notes for New Notes) will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

  (5)
  (a) in connection with its tender of Old Notes in the Exchange Offer, it must also cause a Ballot to accept the Prepackaged Plan to be submitted to the Voting Agent and (b) it may not participate in the Exchange Offer without causing the delivery of a Ballot to accept the Prepackaged Plan to the Voting Agent.

The Prepackaged Plan

        In the event that we complete a restructuring pursuant to the Prepackaged Plan under Chapter 11 of the Bankruptcy Code, we also will rely on Section 1145 of the Bankruptcy Code, to the extent it is applicable, to exempt the issuance of the New Notes from the registration requirements of the Securities Act. Section 1145 exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor.

        In reliance upon this exemption, the New Notes issued in the Prepackaged Plan generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Notes without registration under the Securities Act or other federal securities laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (1) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (2) offers to sell securities issued under a plan for the holders of such securities, or (3) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (4) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

        GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW NOTES TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN. WE RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW NOTES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY TRADE SUCH SECURITIES FREELY.

        Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties which believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the Securities Act.

        Each holder of Old Notes that submits a Ballot or provides instructions to be included on a Ballot will be deemed to have represented and agreed as follows that (i) such holder or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, Colt concerning the terms of the Prepackaged Plan and other related matters, (ii) Colt has made available to such holder or its agents all documents and information relating to the Prepackaged Plan and related matters reasonably requested by or on behalf of such holder, (iii) except for information provided by Colt, in writing, and by its own agents, such holder has not relied on any statements made or other information received from any person with respect to the Prepackaged Plan, and (iv) the New Notes offered under the Prepackaged Plan are not being offered pursuant to a registration statement filed with the SEC and any such securities will be acquired for its own account and not with a view to any distribution of such interests in violation of the Securities Act.

        THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. COLT MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW NOTES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS OFFER TO EXCHANGE AND DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, COLT ENCOURAGES EACH NOTEHOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS.

 APPENDIX A

THE PREPACKAGED PLAN

 IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:	Chapter 11
COLT DEFENSE LLC, et al.,	:	Case No. 15- ( )
Debtors.	:	Joint Administration Requested
:
x

DEBTORS' JOINT PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

O'MELVENY & MYERS LLP	RICHARDS, LAYTON & FINGER, P.A.
Proposed Co-Attorneys for Debtors and	Proposed Co-Attorneys for Debtors and
Debtors in Possession	Debtors in Possession
Times Square Tower	One Rodney Square
7 Times Square	920 North King Street
New York, New York 10036	Wilmington, Delaware 19801

A

SECTION 1.	DEFINITIONS AND INTERPRETATION	A-1
SECTION 2.	UNCLASSIFIED CLAIMS	A-8
2.1	Administrative Expense Claims.	A-8
2.2	Priority Tax Claims.	A-9
2.3	Professional Fees.	A-9
2.4	DIP Facility Claims.	A-10
SECTION 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	A-10
SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS	A-10
4.1	Priority Non-Tax Claims (Class 1).	A-10
4.2	Current Asset Credit Facility Claims (Class 2).	A-11
4.3	Term Loan Claims (Class 3).	A-11
4.4	Other Secured Claims (Class 4).	A-11
4.5	Senior Notes Claims (Class 5).	A-12
4.6	General Unsecured Claims (Class 6).	A-12
4.7	Intercompany Claims (Class 7).	A-13
4.8	Equity Interests in Debtor Subsidiaries (Class 8).	A-13
4.9	Equity Interests in Parent (Class 9).	A-13
4.10	Subordinated Claims.	A-13
SECTION 5.	MEANS FOR IMPLEMENTATION OF THE PLAN	A-14
5.1	Compromise of Controversies.	A-14
5.2	Restructuring Transactions.	A-14
5.3	Exit Financing; Sources of Cash for Plan Distribution.	A-14
5.4	Junior Priority Lien Intercreditor Agreement.	A-14
5.5	Cancellation of Liens.	A-15
5.6	Cancellation of Notes and Instruments.	A-15
5.7	Corporate Action.	A-15
5.8	Direction Letters.	A-16
SECTION 6.	DISTRIBUTIONS	A-16
6.1	Distribution Record Date.	A-16
6.2	Date of Distributions.	A-16
6.3	Calculation of New Notes	A-16
6.4	Disbursement Agent.	A-16
6.5	Rights and Powers of Disbursement Agent.	A-17
6.6	Expenses of the Disbursement Agent.	A-17
6.7	Delivery of Distributions.	A-17
6.8	Manner of Payment Under Plan.	A-18
6.9	Setoffs and Recoupment.	A-18
6.10	Distributions After Effective Date.	A-18
6.11	Allocation of Distributions Between Principal and Interest.	A-18
6.12	No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses.	A-18
6.13	Claims Paid or Payable by Third Parties.	A-18
6.14	Surrender of Cancelled Instruments or Securities.	A-19
6.15	Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities.	A-19
SECTION 7.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS	A-20
7.1	No Proofs of Claim or Equity Interests Required	A-20
7.2	Objections to Claims and Equity Interests; Requests for Estimation.	A-20
7.3	No Distributions Pending Allowance.	A-20

A-i

7.4	Payments and Distributions on Disputed Claims and Equity Interests.	A-20
7.5	Preservation of Claims and Rights to Settle Claims.
SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	A-21
8.1	Assumption of Contracts and Leases.	A-21
8.2	Cure of Defaults.	A-21
8.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	A-22
8.4	Indemnification of Directors, Officers, and Employees.	A-22
8.5	Compensation and Benefit Plans	A-22
8.6	Insurance Policies.	A-22
8.7	Reservation of Rights.	A-22
8.8	Contracts and Leases Entered Into After the Petition Date.	A-23
SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	A-23
9.1	Conditions Precedent to the Effective Date.	A-23
9.2	Waiver of Conditions Precedent.	A-23
9.3	Effect of Non-Occurrence of the Effective Date.	A-24
SECTION 10.	EFFECT OF CONFIRMATION	A-24
10.1	Vesting of Assets; Continued Corporate Existence.	A-24
10.2	Binding Effect.	A-24
10.3	Discharge of Claims.	A-24
10.4	Releases.	A-25
10.5	Exculpation and Limitation of Liability.	A-26
10.6	Injunction.	A-27
10.7	Term of Bankruptcy Injunction or Stays.	A-28
10.8	Termination of Subordination Rights and Settlement of Related Claims.	A-28
10.9	Reservation of Rights.	A-28
SECTION 11.	RETENTION OF JURISDICTION	A-28
SECTION 12.	MISCELLANEOUS PROVISIONS	A-30
12.1	Payment of Statutory Fees.	A-30
12.2	Exemption from Securities Laws.	A-30
12.3	Exemption from Certain Transfer Taxes.	A-30
12.4	Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.	A-31
12.5	Substantial Consummation.	A-31
12.6	Expedited Determination of Postpetition Taxes.	A-31
12.7	Modification and Amendments.	A-31
12.8	Additional Documents.	A-31
12.9	Effectuating Documents and Further Transactions.	A-32
12.10	Plan Supplement.	A-32
12.11	Additional Intercompany Transactions.	A-32
12.12	Revocation or Withdrawal of the Plan.	A-32
12.13	Severability.	A-32
12.14	Schedules and Exhibits Incorporated.	A-33
12.15	Solicitation.	A-33
12.16	Governing Law.	A-33
12.17	Compliance with Tax Requirements.	A-33
12.18	Successors and Assigns.	A-34
12.19	Closing of Chapter 11 Cases.	A-34
12.20	Document Retention.	A-34
12.21	Conflicts.	A-34
12.22	Service of Documents.	A-34
12.23	Deemed Acts.	A-35

A-ii

        Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.,1 as debtors and debtors in possession in the above-captioned chapter 11 cases, jointly propose the following prepackaged chapter 11 plan of reorganization, as it may be amended, supplemented, restated, or modified from time to time, pursuant to section 1121(a) of title 11 of the United States Code. Only Holders of Allowed Senior Notes Claims are entitled to vote on the Plan. Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Disclosure Statement, and their respective exhibits and schedules in their entirety. No materials other than the Plan, the Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

SECTION 1.    DEFINITIONS AND INTERPRETATION

        A.    Definitions.

        The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

        1.1   Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases described in sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors' Estates or operating the Debtors' businesses; (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (c) any Allowed compensation for professional services rendered, and Allowed reimbursement of expenses incurred, by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code; and (d) any Administrative Expense Claims Allowed by Final Order of the Bankruptcy Code in connection with the assumption of contracts or otherwise. Any fees or charges assessed against the Estate of any of the Debtors under section 1930, chapter 123 of title 28 of the United States Code are excluded from the definition of "Administrative Expense Claim" and shall be paid in accordance with Section 12.1 of the Plan.

        1.2   Allowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof against or in any Debtor: (a) as to which no objection or request for estimation has been filed, no litigation has commenced, and the Debtors otherwise have assented to the validity thereof; (b) as to which any objection or request for estimation that has been filed has been settled, waived, withdrawn, or denied by a Final Order; or (c) that is allowed pursuant to the terms of (i) a Final Order, (ii) an agreement by and among the Holder of such Claim or Equity Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) the Plan.

        1.3   Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

1
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

        1.4   Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

        1.5   Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

        1.6   Business Day means any day, other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

        1.7   Cash means legal tender of the United States of America.

        1.8   Causes of Action means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims of any of the Debtors and/or the Estates (including, but not limited to, those actions listed in the Plan Supplement) that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise or in law, equity, or otherwise and whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether asserted or unasserted as of the date of entry of the Confirmation Order. For the avoidance of doubt, "Cause of Action" (a) includes: (i) the right to object to Claims or Equity Interests; (ii) any claim pursuant to section 362 of the Bankruptcy Code; and (iii) any counterclaim or defense, including fraud, mistake, duress, usury, or recoupment and (b) excludes any claim pursuant to chapter 5 of the Bankruptcy Code.

        1.9   Chapter 11 Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

        1.10 Claim means a claim as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against a Debtor, including, but not limited to: (a) any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, whether or not asserted.

        1.11 Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

        1.12 Collateral means any property or interest in property of the Estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

        1.13 Confirmation Date means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

        1.14 Confirmation Hearing means the hearing(s) to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

        1.15 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.16 Current Asset Agent means Cortland Capital Market Services LLC.

        1.17 Current Asset Credit Agreement means the Credit Agreement dated February 9, 2015 by and among Colt Defense LLC, Colt Canada Corporation, and Colt's Manufacturing Company LLC, as borrowers, the other Debtors, as guarantors, the Current Asset Agent, and the Current Asset Credit Facility Lenders.

        1.18 Current Asset Credit Facility Claims means all Claims derived from, based upon, relating to, or arising under the Current Asset Credit Agreement.

        1.19 Current Asset Credit Facility Lenders means the institutions party from time to time as Lenders under the Current Asset Credit Agreement.

        1.20 Debtor Subsidiaries means, collectively, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A (subject to the footnote below).

        1.21 Debtors means, collectively, Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.2

        1.22 DIP Agents means the agent or agents under the DIP Credit Agreement.

        1.23 DIP Credit Agreement means a debtor in possession credit agreement governing the DIP Facilities to be executed on material terms no less favorable to the Debtors, holders of the Senior Notes, and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.24 DIP Facilities means a superpriority senior secured term loan facility comprised of (i) $15,000,000 principal amount of new money term loans and (ii) up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under the Current Asset Credit Agreement and the Term Loan Agreement.

        1.25 DIP Facility Claims means all Claims against any Debtor related to, arising out of, or in connection with the DIP Facilities.

        1.26 DIP Lenders means the lenders under the DIP Credit Agreement.

        1.27 DIP Order means an interim or Final Order (as applicable) approving the DIP Facilities.

        1.28 DIP and Exit Term Sheet means the term sheet attached as Exhibit A to the Plan.

        1.29 Disallowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof that has been disallowed or expunged by a Final Order or agreement by the Holder of the Claim or Equity Interest and the Debtors or the Reorganized Debtors.

        1.30 Disbursement Agent means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors prior to the Confirmation Hearing, in the capacity as disbursement agent under the Plan.

2
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

        1.31 Disclosure Statement means that certain Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015, as amended, supplemented or modified from time to time in accordance with the terms thereof, which is prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

        1.32 Disputed means, with respect to any Claim or Equity Interest, all or the portion of any Claim against, or Equity Interest in, any Debtor that is neither Allowed nor Disallowed, including any Claim or Equity Interest as to which the Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules and such objection or request for estimation has not been withdrawn or determined by a Final Order, or that otherwise is disputed by the Debtors in accordance with applicable law.

        1.33 Distribution Record Date means the date of the commencement of the Confirmation Hearing.

        1.34 Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect; (ii) the conditions to the effectiveness of the Plan specified in Section 9.1 have been satisfied or waived; and (iii) the Restructuring Transactions described in Section 5.2 have occurred.

        1.35 Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

        1.36 Equity Interest means all outstanding ownership interests in any of the Debtors, including any interest evidenced by common or preferred stock, membership interest, option, or other right to purchase or otherwise receive any ownership interest in any of the Debtors, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the Holder of such right to payment or compensation.

        1.37 Estates means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

        1.38 Exchange Act means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

        1.39 Exchange Offer shall have the meaning set forth in the Disclosure Statement.

        1.40 Exit Credit Agreements means, collectively, the Exit Current Asset Credit Agreement and the Exit Term Loan Agreement. Forms of the Exit Credit Agreements will be included in the Plan Supplement and the final version of the Exit Credit Agreements will include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.41 Exit Current Asset Credit Facility Agent means the agent or agents under the Exit Current Asset Credit Agreement.

        1.42 Exit Current Asset Credit Agreement means the credit agreement, by and among the Debtors, the Exit Current Asset Facility Agent, and the lenders party thereto, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.43 Exit Current Asset Credit Facility Lenders means the lenders under the Exit Current Asset Credit Facility Credit Agreement.

        1.44 Exit Facilities means, collectively (a) the Exit Credit Agreements and (b) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the DIP and Exit Term Sheet.

        1.45 Exit Facility Term Sheet means the term sheet attached as Exhibit B to the Plan.

        1.46 Exit Term Loan Agent means the agent or agents under the Exit Term Loan Agreement.

        1.47 Exit Term Loan Agreement means the credit agreement, by and among the Debtors, the Exit Term Loan Agent, and the lenders party thereto, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.48 Exit Term Loan Lenders means the lenders under the Exit Term Loan Agreement.

        1.49 Final Order means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, however, that no order or judgment shall fail to be a "Final Order" solely because of the possibility that a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code, rules 59 or 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rules 9023 and 9024 may be filed with respect to such order or judgment.

        1.50 General Unsecured Claim means any Claim against any of the Debtors that is (a) not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Term Loan Claim, Current Asset Credit Facility Claim, Other Secured Claim, Senior Notes Claim or Intercompany Claim or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

        1.51 Holder means the beneficial holder of any Claim or Equity Interest.

        1.52 Impaired has the meaning set forth in section 1124 of the Bankruptcy Code.

        1.53 Intercompany Claim means any Claim held by (a) a Debtor against another Debtor or (b) a non-Debtor subsidiary of a Debtor against a Debtor.

        1.54 Junior Priority Lien Intercreditor Agreement means that certain Junior Priority Lien Intercreditor agreement, by and among the New Indenture Trustee, on behalf of itself and the New Noteholders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, the Exit Current Asset Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, and the Reorganized Debtors. A form of the Junior Priority Lien Intercreditor Agreement will be included in the Plan Supplement.

        1.55 Lien means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors' property or the Estates.

        1.56 New Notes Indenture means the indenture that will govern the New Notes, a form of which shall be filed by the Debtors in the Plan Supplement prior to the Confirmation Hearing.

        1.57 New Notes Trustee means the indenture trustee under the New Notes Indenture, or any successor indenture trustee thereunder. The identity of the initial New Note Indenture Trustee will be disclosed in the Plan Supplement.

        1.58 New Noteholders means the holders of the New Notes.

        1.59 New Notes means the 10.0% Second Priority Senior Secured Notes due 2023 in the aggregate principal amount equal to thirty percent (30%) of the aggregate amount of all outstanding principal and accrued interest on the Senior Notes as of the Petition Date.3

        1.60 Other Secured Claim means any Secured Claim that is not an Term Loan Claim or a Current Asset Credit Facility Claim.

        1.61 Parent means Colt Defense LLC.

        1.62 Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

        1.63 Petition Date means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

        1.64 Plan means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, including the exhibits and schedules hereto and the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof.

        1.65 Plan Documents means the documents to be executed, delivered, assumed, or performed in connection with the consummation and implementation of the Plan.

        1.66 Plan Supplement means the compilation of documents (or forms thereof), schedules, and exhibits filed not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held, as such documents, schedules, and exhibits may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of this Plan.

        1.67 Priority Non-Tax Claim means any Claim against any of the Debtors entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim or a Priority Tax Claim.

        1.68 Priority Tax Claim means any Claim of a governmental authority of the kind entitled to priority in payment as specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code.

        1.69 Pro Rata Share means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, as applicable, other than Disallowed Claims, as the case may be, in such Class.

        1.70 Professionals means (a) all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.71 Released Parties means, collectively, (a) all Persons engaged or retained by the Debtors in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Plan and the Disclosure Statement); (b) the Debtors and Reorganized Debtors; (c) the Term Loan Agent; (d) the Current Asset Agent; (e) the DIP Agent; (f) the Term Loan Lenders; (g) the Current Asset Credit Facility Lenders; (h) the DIP Lenders; (i) all Persons engaged or retained by the parties listed in (b) through (h) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of and analyses relating to the Plan and the Disclosure Statement); and (j) any and all affiliates, officers, directors, partners, employees, members, mangers, members of boards of managers, advisors, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of each of the foregoing Persons and Entities (whether current or former, in each case in his, her, or its capacity as such), including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in the Parent.

3
For illustrative purposes only, if the Petition Date occurred on May 15, 2015, the aggregate principal amount of the New Notes would be $78,281,250.00.

        1.72 Releasing Parties means each of the following in its capacity as such: (a) the Debtors and Reorganized Debtors; (b) the Term Loan Agent; (c) the Current Asset Agent; (d) the DIP Agent; (e) the Term Loan Lenders; (f) the Current Asset Credit Facility Lenders; (g) the DIP Lenders; (h) each Holder of a Claim or Equity Interest who either votes to accept the Plan or is conclusively presumed to have accepted the Plan, (i) the Sciens Group and any other direct or indirect holders of Equity Interests in the Parent; and (j) each Holder of a Claim or Equity Interest who is entitled to vote on the Plan and (i) either votes to reject the Plan or abstains from voting to accept or reject the Plan and (ii) does not check the appropriate box on such Holder's timely submitted ballot to indicate that such Holder opts out of the releases set forth in Section 10.4.

        1.73 Reorganized Debtor means any Debtor and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.74 Restructuring Transactions has the meaning set forth in Section 5.2

        1.75 Retained Actions has the meaning set forth in Section 7.5.

        1.76 Sciens Group means Sciens Management LLC together with each of its affiliates (to the extent that Sciens Management LLC or an investment advisor under common control with Sciens Management LLC retains voting control over such affiliate).

        1.77 Secured Claim means a Claim against any Debtor that is secured by a valid, perfected, and enforceable Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder's interest in such Debtor's interest in such property, or to the extent of the amount subject to setoff, the value of which shall be determined as provided in section 506 of the Bankruptcy Code.

        1.78 Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

        1.79 Senior Notes means those certain 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp. in the aggregate outstanding principal amount of $250,000,000 issued pursuant to and in accordance with the Senior Notes Indenture.

        1.80 Senior Notes Claims means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Notes.

        1.81 Senior Notes Indenture means that certain Indenture, dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013), by and among Colt Defense LLC, Colt Finance Corp., the other Debtors as guarantors, and the Senior Notes Indenture Trustee.

        1.82 Senior Notes Indenture Trustee means Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).

        1.83 Term Loan Agent means Morgan Stanley Senior Funding, Inc.

        1.84 Term Loan Agreement means that certain Term Loan Agreement dated November 18, 2014 by and among Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., and Colt Finance Corp., as borrowers, the other Debtors, as guarantors, the Term Loan Agent, and the Term Loan Lenders.

        1.85 Term Loan Claims means all Claims derived from, based upon, relating to or arising under the Term Loan Agreement.

        1.86 Term Loan Lenders means the institutions party from time to time as lenders under the Term Loan Agreement.

        1.87 Unimpaired means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

        1.88 Voting Agent means Kurtzman Carson Consultants LLC.

        B.    Interpretation, Application of Definitions, and Rules of Construction.

        (a)   For purposes of the Plan and unless otherwise specified herein: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (iii) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity's permitted successors and assigns; (iv) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan; (v) the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular provision of the Plan; (vi) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (vii) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (viii) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (ix) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (x) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; (xi) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; and (xii) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

        (b)   In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        (c)   All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

SECTION 2.    UNCLASSIFIED CLAIMS

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and DIP Facility Claims have not been classified, and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Section 3.

        2.1   Administrative Expense Claims.

        Except to the extent that the Holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in Section 2.3 below, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Administrative Expense Claim becomes Allowed; (c) the date on which such Administrative Expense Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Allowed Administrative Expense Claim; and (d) such other date as may be mutually agreed to by such Holder and the Debtors or Reorganized Debtors, as applicable. Notwithstanding the foregoing, any Allowed Administrative Expense Claim representing obligations incurred in the ordinary course of business or assumed by any of the Debtors shall be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such transactions.

        2.2   Priority Tax Claims.

        Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim against the Debtors shall receive, in full and complete, settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Priority Tax Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Priority Tax Claim becomes Allowed; (c) the date on which such Priority Tax Claim becomes due and payable; and (d) such other date as may be mutually agreed to by and among such Holder and the Debtors or Reorganized Debtors, as applicable; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full, in Cash, of an Allowed Priority Tax Claim as provided in clauses (a) through (d) above, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

        2.3   Professional Fees.

        Each Professional requesting compensation pursuant to sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall (a) file with the Bankruptcy Court, and serve on the Reorganized Debtors, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date and (b) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court.

        For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of expenses in the ordinary course of business (and in accordance with any relevant prior order of the Bankruptcy Court), the payments for which may continue notwithstanding the occurrence of confirmation of the Plan.

        Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may, upon submission of appropriate documentation and in the ordinary course of business, pay the post-Effective Date charges incurred by the Debtors for any Professional's fees, disbursements, expenses, or related support services without application to or obtaining approval from the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for fees and charges incurred from and after the Effective Date in the ordinary course of business without any further notice to, or action, order, or approval of the Bankruptcy Court.

        2.4   DIP Facility Claims.

        On the Effective Date, all DIP Facility Claims shall be paid in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Credit Agreement, in an amount equal to the amount of such claims.

SECTION 3.    CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        The following table designates the Classes of Claims against, and Equity Interests in, each of the Debtors, and specifies which of those Classes are (a) Impaired and entitled to vote to accept or reject each Plan, as applicable, in accordance with section 1126 of the Bankruptcy Code or (b) Unimpaired and presumed to accept each Plan, as applicable, and therefore, are not entitled to vote to accept or reject such Plans. A Claim or Equity Interest or portion thereof shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest or portion thereof qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that the portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is considered to be in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. To the extent that a specified Class does not include any Allowed Claims or Allowed Equity Interests, then, as applicable, such Class shall be deemed to not exist.

        This Plan, though proposed jointly and consolidated for purposes of making distributions to Holders of Claims or Equity Interests under this Plan, constitutes a separate Plan proposed by each Debtor. Therefore, the classifications set forth herein shall be deemed to apply separately with respect to each Plan proposed by, and the Claims against and Equity Interests in, each Debtor.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
2	Current Asset Credit Facility Claims	Unimpaired	No (presumed to accept)
3	Term Loan Claims	Unimpaired	No (presumed to accept)
4	Other Secured Claims	Unimpaired	No (presumed to accept)
5	Senior Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (presumed to accept)
7	Intercompany Claims	Unimpaired	No (presumed to accept)
8	Equity Interests in Debtor Subsidiaries	Unimpaired	No (presumed to accept)
9	Equity Interests in Parent	Unimpaired	No (presumed to accept)

SECTION 4.    TREATMENT OF CLAIMS AND EQUITY INTERESTS

        4.1   Priority Non-Tax Claims (Class 1).

        (a)    Classification.    Class 1 consists of all Allowed Priority Non-Tax Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete settlement, release, and discharge of such Claim, Cash in an amount equal to the Allowed amount of such Claim either on, or as soon as practicable after, the latest of (i) the Effective Date; (ii) the date on which such Priority Non-Tax Claim becomes Allowed; (iii) the date on which such Priority Non-Tax Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Claim; and (iv) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Impairment and Voting.    Class 1 is Unimpaired. The Holders of Claims in Class 1 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.2   Current Asset Credit Facility Claims (Class 2).

        (a)    Classification.    Class 2 consists of all Allowed Current Asset Credit Facility Claims. Pursuant to the Plan, the Current Asset Credit Facility Claims shall be Allowed in the aggregate principal amount of approximately $33,000,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The Debtors and the Current Asset Credit Facility Lenders reserve all rights as to the applicable rate at which postpetition interest on any Current Asset Credit Facility Claims that have not otherwise been rolled-up into the DIP Facilities shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Current Asset Credit Facility Claims that have not otherwise been rolled-up into the DIP Facilities shall either be (i) satisfied in full through the proceeds made available under the Exit Current Asset Credit Agreement or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code.

        (c)    Impairment and Voting.    Class 2 is Unimpaired. The Holders of Claims in Class 2 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.3   Term Loan Claims (Class 3).

        (a)    Classification.    Class 3 consists of all Allowed Term Loan Claims. Pursuant to the Plan, the Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $70,000,000, plus accrued prepetition interest and postpetition interest and any and all accrued paid-in-kind interest which shall be applied to the principal amount through the Effective Date. The Debtors and the Term Loan Lenders reserve all rights as to the applicable rate at which postpetition interest on any Term Loan Claims that have not otherwise been rolled-up into the DIP Facilities shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Term Loan Claims that have not otherwise been rolled-up into the DIP Facilities shall either be (i) satisfied in full through the proceeds made available under the Exit Term Loan Agreement or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code.

        (c)    Impairment and Voting.    Class 3 is Unimpaired. The Holders of Claims in Class 3 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.4   Other Secured Claims (Class 4).

        (a)    Classification.    Class 4 consists of all Allowed Other Secured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or the Reorganized Debtors, as applicable: (i) reinstatement of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) either (w) Cash in the full amount of such Allowed Other Secured Claim, including any non-default postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim, to the extent of the value of such Holder's secured interest in such Collateral, (y) the Collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy

Code on account of any such reinstated Other Secured Claim or any distributions due pursuant to clause (ii) above shall be paid or made, as applicable, either on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 4 is Unimpaired. The Holders of Claims in Class 4 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.5   Senior Notes Claims (Class 5).

        (a)    Classification.    Class 5 consists of all Senior Notes Claims. Pursuant to the Plan, the Senior Notes Claims shall be Allowed in the aggregate principal amount of approximately $250,000,000, plus all accrued prepetition interest.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of 100% of the New Notes.

        (c)    Impairment and Voting.    Class 5 is Impaired, and accordingly, the Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

        4.6   General Unsecured Claims (Class 6).

        (a)    Classification.    Class 6 consists of all Allowed General Unsecured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or Reorganized Debtors, as applicable: (i) reinstatement pursuant to section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) payment of the Allowed amount of such Holder's Claim in full, in Cash, on, or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on which such General Unsecured Claim becomes Allowed, (y) the date on which such Allowed General Unsecured Claim otherwise is due and payable, and (z) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim otherwise is due and payable; and (4) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 6 is Unimpaired. The Holders of Claims in Class 6 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.7   Intercompany Claims (Class 7).

        (a)    Classification.    Class 7 consists of all Allowed Intercompany Claims.

        (b)    Treatment.    On the Effective Date, all Allowed Intercompany Claims shall, in full and complete settlement, release, and discharge of such Claims, either be (i) reinstated, in full or in part, and treated in the ordinary course of business or (ii) cancelled and discharged, as mutually agreed upon by the Holder of such Intercompany Claim and the Debtors or the Reorganized Debtors, as applicable. Holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claim to the extent that such Intercompany Claim is cancelled and discharged.

        (c)    Impairment and Voting.    Class 7 is Unimpaired. The Holders of Claims in Class 7 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.8   Equity Interests in Debtor Subsidiaries (Class 8).

        (a)    Classification.    Class 8 consists of all Allowed Equity Interests in Debtor Subsidiaries.

        (b)    Treatment.    On the Effective Date, all Allowed Equity Interests in Debtor Subsidiaries shall be reinstated and otherwise unaffected by the Plan. Equity interests in Debtor Subsidiaries are Unimpaired solely to preserve the Debtors' corporate structure and Holders of those Equity Interests shall not otherwise receive or retain any property on account of such Equity Interests.

        (c)    Impairment and Voting.    Class 8 is Unimpaired. The Holders of Equity Interests in Class 8 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.9   Equity Interests in Parent (Class 9).

        (a)    Classification.    Class 9 consists of all Allowed Equity Interests in the Parent.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Equity Interests, all Allowed Equity Interests in the Parent shall be reinstated and otherwise unaffected by the Plan and the Holders thereof shall retain all legal, equitable, and contractual rights to which Holders of such interests are otherwise entitled.

        (c)    Impairment and Voting.    Class 9 is Unimpaired. The Holders of Equity Interests in Class 9 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

        4.10   Subordinated Claims.

        The allowance, classification, and treatment of all Allowed Claims and Allowed Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

SECTION 5.    MEANS FOR IMPLEMENTATION OF THE PLAN

        5.1   Compromise of Controversies.

        In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. All distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class in accordance with the Plan are intended to be, and shall be, final.

        5.2   Restructuring Transactions.

        On or after the Confirmation Date, the Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring corporations (collectively, the "Restructuring Transactions"). In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring corporation shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Equity Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Debtor shall perform such obligations.

        In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

        5.3   Exit Financing; Sources of Cash for Plan Distribution.

        Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date and without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, the Reorganized Debtors shall enter into the Exit Credit Agreements. All Cash required for payments to be made under the Plan shall be obtained from Cash on hand, including Cash from operations, and proceeds of the Exit Credit Agreements, and shall be made available for distributions to Disputed Claims that become Allowed and are entitled to Cash distributions.

        5.4   Junior Priority Lien Intercreditor Agreement.

        On the Effective Date and without the need for any further corporate, limited liability, or partnership action, and without further action by the Holders of Claims or Equity Interests, the New Notes Trustee, on behalf of itself and the New Noteholders, the Exit Current Asset Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, and the Reorganized Debtors shall enter into the Junior Priority Lien Intercreditor Agreement. A form of the Junior Priority Lien Intercreditor Agreement will be included in the Plan Supplement.

        5.5   Cancellation of Liens.

        Except as provided otherwise under the Exit Credit Agreements or the DIP Credit Agreement, on the Effective Date, all Liens securing any Secured Claim (other than a Lien with respect to a Secured Claim that is reinstated pursuant to Section 4.4 above) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash collateral) held by such Holder, and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

        5.6   Cancellation of Notes and Instruments.

        So long as the treatments provided for in, and the distributions contemplated by, Section 4 are effectuated or made, on the Effective Date, but subject to this Section 5.6, each of (a) the Term Loan Agreement; (b) the Current Asset Credit Agreement; (c) the Senior Notes Indenture; (d) the DIP Credit Agreement; and (e) any notes, bonds, indentures, certificates, or other instruments or documents evidencing or creating any Claims that are Impaired by the Plan, shall be cancelled and deemed terminated and satisfied and discharged with respect to the Debtors, and the Holders thereof shall have no further rights or entitlements in respect thereof against the Debtors, except the rights to receive the distributions, if any, to which the Holders thereof are entitled under the Plan. This Section 5.6 shall not apply to the Current Asset Credit Agreement if the Allowed Current Asset Credit Facility Claims are reinstated pursuant to Section 4.2(c) and shall not apply to the Term Loan Agreement if the Allowed Term Loan Claims are reinstated pursuant to section 4.3(c).

        5.7   Corporate Action.

        (a)    Due Authorization.    On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the members, stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect on and after the Effective Date pursuant to the applicable general corporation (or similar) law of the jurisdictions in which the Debtors are incorporated, formed, or organized, as applicable, without any requirement of further action by the members, stockholders or directors of the Debtors or the Reorganized Debtors.

        (b)    General.    On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, including, to the extent applicable, (i) the selection of the directors, members, and officers for the Reorganized Debtors; (ii) the issuance of the New Notes; (iii) the execution of and entry into the New Notes Indenture; (iv) the execution of and entry into the Exit Credit Agreements; (v) the execution of and entry into the Junior Priority Lien Intercreditor Agreement; and (vi) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, to the extent applicable, (i) the New Notes Indenture; (ii) the Exit Credit Agreements; (iii) the Junior Priority Lien Intercreditor Agreement; and (iv) any and all other agreements, documents, securities, and instruments relating to the foregoing (including, without limitation, security documents). The authorizations and approvals contemplated in this Section 5.7 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

        (c)    Officers of the Reorganized Debtors.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the initial officers and directors of the Reorganized Debtors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement.

        5.8   Direction Letters.

        Following the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may transmit direction letters to the Senior Notes Indenture Trustee or the New Notes Indenture, as applicable, instructing such trustee, as applicable, to complete, certify, and return to the Debtors or Reorganized Debtors a certification containing information necessary to issue and distribute the New Notes to Holders of Allowed Senior Notes Claims.

SECTION 6.    DISTRIBUTIONS

        6.1   Distribution Record Date.

        Distributions hereunder to the Holders of Allowed Claims and Allowed Equity Interests shall be made to the Holders of such Claims and Equity Interests as of the Distribution Record Date. Transfers of Claims and Equity Interests after the Distribution Record Date shall not be recognized for purposes of this Plan. On the Distribution Record Date, the Senior Notes Indenture Trustee shall provide a true and correct copy of the registry for the Senior Notes to the Debtors. The Debtors, the Reorganized Debtors, or any party responsible for making distributions pursuant to this Section 6.1 shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

        6.2   Date of Distributions.

        Except as otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the applicable Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

        6.3   Calculation of New Notes

        The aggregate principal amount of New Notes issued on a pro rata basis to Holders of Senior Notes Claims will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes that Holders of Senior Notes Claims will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

        6.4   Disbursement Agent.

        (a)    General.    Unless otherwise provided in the Plan, all distributions under the Plan shall be made on the Effective Date by the Reorganized Debtors as Disbursement Agent or such other Entity designated by the Reorganized Debtors as a Disbursement Agent. No Disbursement Agent hereunder, including, without limitation, the Senior Notes Indenture Trustee, the Current Asset Agent, and the Term Loan Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

        (b)    Senior Notes Indenture Trustee.    The Senior Notes Indenture Trustee shall be deemed to be the Holder of all Senior Notes Claims for purposes of distributions to be made under the Plan, and all distributions on account of Allowed Senior Notes Claims shall be made through the Senior Notes

Indenture Trustee or as otherwise agreed to by the Reorganized Debtors and the Senior Notes Indenture Trustee. All distributions to Holders of Allowed Senior Notes Claims shall be governed by the Senior Notes Indenture Trustee.

        (d)    Current Asset Agent.    The Current Asset Agent shall be deemed to be the Holder of all Current Asset Credit Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of Current Asset Credit Facility Claims shall be made to the Current Asset Agent or as otherwise agreed to by the Reorganized Debtors and the Current Asset Agent.

        (e)    Term Loan Agent.    The Term Loan Agent shall be deemed to be the Holder of all Term Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of Term Loan Claims shall be made to the Term Loan Agent or as otherwise agreed to by the Term Loan Agent and the Current Asset Agent.

        (f)    DIP Agent.    The DIP Agent shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of DIP Facility Claims shall be made to the DIP Agent or as otherwise agreed to by the Reorganized Debtors and the DIP Agent.

        6.5   Rights and Powers of Disbursement Agent.

        Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated by the Plan; (c) without further order of the Bankruptcy Court, employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions of the Plan.

        6.6   Expenses of the Disbursement Agent.

        The amount of any reasonable fees and documented expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys' fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

        6.7   Delivery of Distributions.

        (a)    General.    All distributions to any Holder of an Allowed Claim or Allowed Equity Interest shall be made to the address of such Holder as set forth in the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address.

        (b)    Undeliverable Distributions.    In the event that any distribution to any Holder is returned as undeliverable or is otherwise unclaimed, the Disbursement Agent shall make no further distribution to such Holder unless and until such Disbursement Agent is notified in writing of such Holder's then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursement Agent shall make such distribution without interest thereon. Any Holder of an Allowed Claim or Allowed Equity Interest that fails to assert a claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section 6.7(b) shall be deemed unclaimed property pursuant to section 347(b) of the Bankruptcy Code. Such property or interests in property shall be returned by the Disbursement Agent to the Reorganized Debtors, and the claim of any other Holder to such property or interests in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. Nothing contained herein shall require, or be construed to require, the Disbursement Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

        6.8   Manner of Payment Under Plan.

        At the option of the applicable Disbursement Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash shall be made by or on behalf of the applicable Debtor.

        6.9   Setoffs and Recoupment.

        The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), or the distributions to be made hereunder on account of such Claim, any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

        6.10   Distributions After Effective Date.

        Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests, as the case may be, as of the Effective Date but that later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

        6.11   Allocation of Distributions Between Principal and Interest.

        The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

        6.12   No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses.

        Unless otherwise specifically provided for in this Plan, the Confirmation Order, or any other order entered by the Bankruptcy Court, (a) postpetition interest shall not accrue on or after the Petition Date on account of any Claim or Equity Interest and no Holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim or Equity Interest and (b) no Holder of a Claim or Equity Interest shall be entitled to the payment of any fees or expenses incurred in connection with such Claim or Equity Interest.

        6.13   Claims Paid or Payable by Third Parties.

        (a)    Claims Paid by Third Parties.    The Debtors or Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder shall, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 10-day grace period specified above until the amount is repaid.

        (b)    Claims Payable by Third Parties.    No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors' insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors' insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers' agreement the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

        (c)    Applicability of Insurance Policies.    Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity under any insurance policies, including against insurers, nor shall anything contained in this Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

        6.14   Surrender of Cancelled Instruments or Securities.

        (a)   Any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.6 above (including the Senior Notes Indenture Trustee) shall surrender such applicable instruments, securities, or other documentation to the Reorganized Debtors or certify in writing that such instrument, security, or other documentation has been cancelled, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any distribution required to be made hereunder on account of any such Claim or Equity Interest shall be treated as an undeliverable distribution under Section 6.7(b) above pending the satisfaction of the terms of this Section 6.14(a).

        (b)   Subject to Section 6.15 below, other than for instruments, securities, or other documentation certified as cancelled by the Senior Notes Indenture Trustee, the Current Asset Agent, or the Term Loan Agent in accordance with Section 6.14(a), any Holder of any Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 above that fails to surrender such applicable instruments, securities, or other documentation in accordance with Section 6.14(a) within one year after the Effective Date shall have such Claim or Equity Interest, and the distribution on account of such Claim or Equity Interest, disgorged or forfeited, as applicable, and shall forever be barred from asserting such Claim or Equity Interest against any of the Reorganized Debtors or their respective property.

        6.15   Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities.

        In addition to any requirements under any applicable agreement, any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.6 above, which instruments, securities, or other documentation have been lost, stolen, mutilated, or destroyed, shall, in lieu of surrendering such instruments, securities, or other documentation, (a) deliver evidence of such loss, theft, mutilation, or destruction that is reasonably satisfactory to the Reorganized Debtors and (b) deliver to the Reorganized Debtors such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities, or costs incurred in treating such Entity as the Holder of such Allowed Claim or Allowed Equity Interest. Such Holder shall, upon compliance with this Section 6.15, be deemed to have surrendered such instruments, securities, or other documentation for all purposes hereunder.

SECTION 7.    PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

        7.1   No Proofs of Claim or Equity Interests Required

        Except as otherwise provided in the Plan or by order of the Bankruptcy Court, Holders of Claims or Equity Interests shall not be required to file proofs of Claims or Equity Interests in the Chapter 11 Cases.

        7.2   Objections to Claims; Requests for Estimation.

        From and after the Effective Date, the Reorganized Debtors shall (i) have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims without approval of the Bankruptcy Court and (ii) be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

        7.3   Payments and Distributions on Disputed Claims.

        At such time as a Disputed Claim becomes Allowed, the Disbursement Agent shall distribute to the Holder of such Allowed Claim the property distributable to such Holder pursuant to Section 4 of the Plan. To the extent that all or a portion of a Disputed Claim is Disallowed, the Holder of such Claim shall not receive any distribution on account of the portion of such Claim that is Disallowed. Notwithstanding any other provision of the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date, except as provided for in the DIP Order or to the extent that section 506(b) of the Bankruptcy Code permits interest to accrue and be allowed on such Claim.

        7.4   Preservation of Claims and Rights to Settle Claims.

        Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described in the Plan Supplement (collectively, the "Retained Actions"), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Section 10.4 below), without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

        No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

SECTION 8.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        8.1   Assumption of Contracts and Leases.

        Except for any executory contracts or unexpired leases that are (a) the subject of a motion to assume or reject pending on the Confirmation Date, which shall be assumed or rejected in accordance with the disposition of such motion or (b) identified in the Plan Supplement as executory contracts or unexpired leases to be rejected pursuant to the Plan, all executory contracts and unexpired leases to which any of the Debtors is a party are hereby specifically assumed as of the Effective Date. Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving such contract and lease assumptions as of the Effective Date and determining that "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated and no further adequate assurance is required. The pendency of any motion to assume or reject executory contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Section 8.1 or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in, and be fully enforceable by, the applicable Reorganized Debtor(s) in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

        Unless otherwise provided in the Plan, each executory contract and unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

        Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

        8.2   Cure of Defaults.

        Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. If a dispute arises regarding (a) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code; (b) the ability of any Reorganized Debtor or any assignee thereof to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving such dispute and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

        Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise, and payment of the applicable cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any proof of Claim filed with respect to an executory contract or unexpired lease that is assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

        8.3   Claims Based on Rejection of Executory Contracts or Unexpired Leases.

        All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or the date of withdrawal of a motion to assume. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not filed within such time period shall be forever barred from assertion against any of the Debtors, the Estates, or the Reorganized Debtors or their property, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

        8.4   Indemnification of Directors, Officers, and Employees.

        Any obligations of the Debtors pursuant to their certificates of incorporation, bylaws, or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to defend, indemnify, reimburse, or limit the liability of any current and former directors, officers, agents, managers, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, managers, or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date, shall not be discharged or impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and assigned to the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors.

        8.5   Compensation and Benefit Plans

        All employee compensation and benefit plans, policies, and programs of the Debtors entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, and other such benefits. The Debtors' obligations under such plans, policies, and programs shall survive confirmation of the Plan and shall be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such plans, policies, and programs.

        8.6   Insurance Policies.

        All insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to section 365 of the Bankruptcy Code and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

        8.7   Reservation of Rights.

        Nothing contained in the Plan shall constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Section 8 of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

        8.8   Contracts and Leases Entered Into After the Petition Date.

        Contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business or following approval pursuant to a Bankruptcy Court order, including any executory contracts and unexpired leases assumed by a Debtor, shall be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) shall survive and remain unaffected by entry of the Confirmation Order.

SECTION 9.    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

        9.1   Conditions Precedent to the Effective Date.

        The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived in accordance Section 9.2 of the Plan:

          (a)    Entry of Confirmation Order.    The Confirmation Order, in form and substance reasonably satisfactory to the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, shall have been entered on the docket for the Chapter 11 Cases and shall have become a Final Order in full force and effect.

          (b)    Execution and Delivery of Other Documents.    All other actions and all agreements, instruments, or other documents necessary to implement the Plan, including the Exit Credit Agreements and the Junior Priority Lien Intercreditor Agreement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

          (c)    Exit Financing.    The Debtors shall have obtained a commitment to provide the Reorganized Debtors with an Exit Facility on material terms no less favorable to the holders of the Senior Notes and other parties in interest than the terms set forth in the Exit Facility Term Sheet.

          (d)    DIP Financing.    All financing provided to the Debtors under the DIP Facilities shall have been repaid, as provided in the DIP Credit Agreement, or other arrangements satisfactory to the DIP Lenders regarding the termination of such financing shall have been made.

          (e)    Consents.    All authorizations, consents, and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

          (f)    Amendments.    The Plan and the Plan Documents shall not have been materially amended or modified without the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders.

          (g)    Statutory Fees.    All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

          (h)    Regulatory Approvals.    The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan.

          (i)    Other Acts.    Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

        9.2   Waiver of Conditions Precedent.

        Each of the conditions precedent in Section 9.1 of the Plan may be waived, in whole or in part, by the Debtors in writing, with the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, but without notice to any other third parties or order of the Bankruptcy Court or any other formal action.

        9.3   Effect of Non-Occurrence of the Effective Date.

        If the conditions listed in section 9.1 are not satisfied or waived in accordance with this Section 9, then (a) the Confirmation Order shall be of no further force or effect; (b) the Plan shall be null and void in all respects; (c) no distributions under the Plan shall be made; (d) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (e) nothing contained in the Plan or the Disclosure Statement shall (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or (y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

SECTION 10.    EFFECT OF CONFIRMATION

        10.1 Vesting of Assets; Continued Corporate Existence.

        On the Effective Date, except as otherwise provided in the Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors' Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

        10.2 Binding Effect.

        Subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, on and after the Confirmation Date, the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder's respective successors and assigns, (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements.

        10.3 Discharge of Claims.

        Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy

Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

        10.4 Releases.

        (a)    Releases by the Debtors.    Upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; and (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), Exchange Offer, the Disclosure Statement, or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(a) by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Section 10.4(a) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

        (b)    Releases by Holders of Claims and Holders of Equity Interests.    Upon the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Releasing Parties to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan and Claims reinstated pursuant to the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exchange Offer, the Disclosure Statement or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(b), which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in Section 10.4(b) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (ii) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

        10.5 Exculpation and Limitation of Liability.

        None of the Debtors or Reorganized Debtors, or the direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, or agents (whether current or former, in each case in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in the Parent, or the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement, the Disclosure Statement, the Exchange Offer, the DIP Credit Agreement, the Exit Credit Agreements, the Current Asset Credit Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of this Section 10.5 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors' direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, and agents (whether current or former, in each case in his, her, or its capacity as such) shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

        10.6 Injunction.

        (a)    General.    All Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind, against the Debtors or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Debtors; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors; or (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Debtors or Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

        (b)    Injunction Against Interference With the Plan.    Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this section of the Plan.

        10.7 Term of Bankruptcy Injunction or Stays.

        All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

        10.8 Termination of Subordination Rights and Settlement of Related Claims.

        The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

        10.9 Reservation of Rights.

        The Plan shall have no force or effect unless and until the applicable Effective Date. Prior to the applicable Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

SECTION 11.    RETENTION OF JURISDICTION

        Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order, and the Chapter 11 Cases, to the fullest extent permitted by law, including jurisdiction, to the extent applicable:

          (a)   To allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

          (b)   To resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party to or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

          (c)   To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

          (d)   To ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the terms of the Plan;

          (e)   To adjudicate any and all disputes arising from or relating to distributions under the Plan;

          (f)    To enter, implement, or enforce such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

          (g)   To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

          (h)   To issue injunctions, enter, and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

          (i)    To modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

          (j)    To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Confirmation Date; provided, however, that, from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

          (k)   To hear and determine any rights, Claims, or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

          (l)    To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

          (m)  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, or the effect of the Plan under any agreement to which the Debtors, the Reorganized Debtors, or any affiliate thereof are party;

          (n)   To hear and determine any issue for which the Plan or a Plan Document requires a Final Order of the Bankruptcy Court;

          (o)   To issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

          (p)   To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

          (q)   To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          (r)   To enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

          (s)   To hear and determine all disputes involving the existence, scope, and nature of the discharges, releases, or injunctions granted under the Plan and the Bankruptcy Code;

          (t)    To hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

          (u)   To hear and determine any matters arising under or related to sections 1141 and 1145 of the Bankruptcy Code;

          (v)   To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

          (w)  To recover all assets of the Debtors and property of the Debtors' Estates, wherever located; and

          (x)   To enter a final decree closing the Chapter 11 Cases.

SECTION 12.    MISCELLANEOUS PROVISIONS

        12.1  Payment of Statutory Fees.

        On the Effective Date and thereafter, as may be required, the Debtors shall pay all fees payable, pursuant to section 1930 of title 28 of the United States Code, until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that in the event of a dispute regarding such fees, the fees in dispute shall be paid upon entry of a Final Order resolving such dispute. The Debtors shall pay all of the foregoing fees on a per-Debtor basis.

        12.2  Exemption from Securities Laws.

        To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims shall be exempt from registration under section 5 of the Securities Act and may be resold by Holders thereof without registration, unless the Holder is an "underwriter" (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws. To the extent that section 1145 is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), Regulation D or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

        12.3  Exemption from Certain Transfer Taxes.

        Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

        12.4  Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

        On the Effective Date, all statutory committees shall dissolve; provided, however, that, following the Effective Date, any statutory committees shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of administrative expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which any statutory committees are a party, and (iii) any adversary proceedings or contested matter as of the Effective Date to which any statutory committees are a party. Upon the dissolution of any statutory committees, the current and former members of any statutory committees and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of any statutory committees' respective attorneys, accountants, and other agents shall terminate, except that any statutory committees and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.3 hereof. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the professionals retained by any statutory committees, if any.

        12.5  Substantial Consummation.

        On the applicable Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

        12.6  Expedited Determination of Postpetition Taxes.

        The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

        12.7  Modification and Amendments.

        Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this Section 12.7 and does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder; provided, however, that any Holders of Claims or Equity Interests that were deemed to accept the Plan because such Claims or Equity Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims or Equity Interests continue to be Unimpaired.

        Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

        12.8  Additional Documents.

        On or before the Effective Date, the Debtors may enter into any agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

        12.9  Effectuating Documents and Further Transactions.

        On and after the Effective Date, the Reorganized Debtors and their respective officers and members of the boards of directors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan.

        12.10    Plan Supplement.

        The Plan Supplement will include certain documents relating to the Plan and its consummation and implementation, including the Exit Credit Agreements, the Junior Priority Lien Intercreditor Agreement, the New Notes Indenture, the identity and affiliations of each of the officers and directors of the Reorganized Debtors, the identity of the initial New Notes Trustee, and a list of any executory contracts or unexpired leases to be rejected pursuant to the Plan. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held and may be altered, amended, modified, or supplemented by the Debtors prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court (for a minor fee) or on the Voting Agent's website www.kccllc.net/ColtDefense (free of charge) or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

        12.11    Additional Intercompany Transactions.

        The Debtors and Reorganized Debtors, as applicable, are hereby authorized without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests to (a) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan and (b) continue to engage in intercompany transactions (subject to applicable contractual limitations), including, without limitation, transactions relating to the incurrence of intercompany indebtedness.

        12.12    Revocation or Withdrawal of the Plan.

        The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void in its entirety and of no force or effect, and any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of executory contracts or unexpired leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan shall (a) constitute or be deemed to be a waiver or release of any Claim against, or Equity Interest in, any Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

        12.13    Severability.

        If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan; and (c) non-severable and mutually dependent.

        12.14    Schedules and Exhibits Incorporated.

        All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

        12.15    Solicitation.

        The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

        12.16    Governing Law.

        Except to the extent that the Bankruptcy Code or other federal law, rule, or regulation is applicable, or to the extent an exhibit, schedule, or supplement to the Plan provides otherwise, the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction; provided, however, that corporate or entity governance matters relating to the Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the relevant Reorganized Debtor.

        12.17    Compliance with Tax Requirements.

        In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Entity issuing any instruments or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a Holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not make a distribution until such Holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such Holder pursuant to this Section 12.17) shall reduce the distribution to such Holder.

        12.18    Successors and Assigns.

        The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

        12.19    Closing of Chapter 11 Cases.

        The Reorganized Debtors shall, as promptly as practicable after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, Del. Bankr. L.R. 3022-1, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

        12.20    Document Retention.

        On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors without order of the Bankruptcy Court.

        12.21    Conflicts.

        In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control.

        12.22    Service of Documents.

        All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors, to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

    If to the Debtors or the Reorganized Debtors:
    COLT DEFENSE LLC
    547 New Park Avenue
    West Hartford, CT 06110
    Attn: John Coghlin
    Facsimile. (860) 244-1442
    Telephone: (860) 232-4489
    Email: jcoghlin@colt.com

    with copies to:

    O'MELVENY & MYERS LLP
    Times Square Tower
    Seven Times Square
    New York, New York 10036
    Attn: John J. Rapisardi, Esq.
              Joseph Zujkowski, Esq.
    Telephone: (212) 326-2000
    Facsimile: (212) 326-2061

    -and-

    RICHARDS, LAYTON & FINGER, P.A.
    One Rodney Square
    920 North King Street
    Wilmington, Delaware 19801
    Attn: Mark D. Collins, Esq.
               Jason M. Madron, Esq.
    Telephone: (302) 651-7700
    Facsimile: (302) 651-7701

        After the Effective Date, the Reorganized Debtors shall be authorized to send a notice to Entities specifying that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

        12.23    Deemed Acts.

        Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

Dated:                         , 2015

Respectfully Submitted,
COLT DEFENSE LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT FINANCE CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
NEW COLT HOLDING CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT'S MANUFACTURING COMPANY LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT DEFENSE TECHNICAL SERVICES LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT CANADA CORPORATION
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT INTERNATIONAL COOPERATIEF U.A.
By:
	Name:	Dennis Veillux
	Title:	Authorized Representative

 EXHIBIT A

COLT DEFENSE LLC
DEBTOR IN POSSESSION FINANCING FACILITIES
AND EXIT FINANCING FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

        This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. A binding commitment with respect to the transactions will result only upon the execution of definitive agreements, if any.

I.
DIP FACILITIES

Size:	A superpriority senior secured term loan facility comprised of (i) $15,000,000 principal amount of new money term loans ("New Money Term Loans") and (ii) up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under the Current Asset Credit Agreement and the Term Loan Agreement.
Maturity:	Six (6) months
Interest Rate:	12.5% all-cash
Default Rate:	2.0% default interest (incremental in event of default)
Commitment Fee:	2% Commitment Fee on New Money Term Loans
Funding Fee:	1.0% Funding Fee on New Money Term Loans
II.
EXIT FACILITIES

Size:	Approximately $120,000,000
Maturity:	Three (3) or four (4) years
Interest Rate:	10% all-cash
Fees:	2%

A-Ex. A

 APPENDIX B

THE LIQUIDATION ANALYSIS

The Debtors' liquidation analysis in this Appendix B is based upon a number of significant assumptions that are described. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

Hypothetical Liquidation Analysis Summary (Unaudited)

(US$ in millions)

		Hypothetical Recovery Percentages		Estimated Liquidation Value
	Book Value Month Ended 1-Mar-15 (Except where noted)
		Low	High	Low	High
Cash and Equivalents (Unrestricted) (03/31/15)(1)	$8.0	100.0%	100.0%	8.0	8.0
Cash and Equivalents (Restricted for LCs) (03/31/15)(2)	5.4	0.0%	0.0%	0.0	0.0
Accounts Receivable, Gross(3)
US (3/21/15)	9.0	65.0%	85.0%	5.9	7.7
Non-US	4.0	45.0%	65.0%	1.8	2.6
Inventories, Gross(4)
US
Finished Goods	9.4	95.0%	100.0%	8.9	9.4
Work in Process	42.7	10.0%	20.0%	4.3	8.5
Raw Materials	3.6	5.0%	10.0%	0.2	0.4
Non-US
Finished Goods	1.0	65.0%	75.0%	0.7	0.8
Work in Process	4.5	10.0%	20.0%	0.5	0.9
Raw Materials	0.4	5.0%	10.0%	0.0	0.0
Equipment (Gross Value)(5)	59.9	10.0%	15.0%	6.0	9.0
Real Estate (Gross Value)—Non-US(6)	2.9	10.0%	15.0%	0.3	0.4

Gross Estimated Liquidation Proceeds from A/R, Inventory and Fixed Assets				$36.4	$47.7

Intellectual Property (12/01/14)(7)	72.7	47.5%	57.5%	34.6	41.9

Gross Estimated Liquidation Proceeds				$71.0	$89.5

Less: Fees and Expenses(8)				(2.9)	(4.4)

Net Estimated Liquidation Proceeds(9)				$68.1	$85.1

Calculation of Fees and Expenses

	Low	High
Chapter 7 Trustee Fees and Expenses(10)	$1.9	$2.4
Chapter 7 Professional Fees and Expenses(11)	0.5	1.0
Employee Expense/Wind-down Costs(12)	0.5	1.0

Total Fees and Expenses	$2.9	$4.4

Distribution Analysis

	Low Liquidation Value	High Liquidation Value
Gross Estimated Liquidation Proceeds from A/R, Inventory and Fixed Assets	$36.4	$47.7
Less: Fees and Expenses Allocated(13)	(1.3)	(2.2)

Net Estimated Liquidation Proceeds from Cash, A/R, Inventory and Fixed Assets	$35.1	$45.5

Current Asset Credit Facility Claims(14)	$33.0	$33.0
Recovery Amount from 1st Lien on A/R, Inventory and Fixed Assets	33.0	33.0
Recovery Amount from 2nd Lien on Intellectual Property	0.0	0.0

Current Asset Credit Facility Recovery Amount	$33.0	$33.0
% of Claims	100.0%	100.0%
Liquidation Proceeds Remaining from A/R, Inventory and Fixed Assets	$2.1	$12.5
Gross Estimated Liquidation Proceeds from Intellectual Property	$34.6	$41.9
Less: Fees and Expenses Allocated(13)	(1.6)	(2.3)

Net Estimated Liquidation Proceeds from Intellectual Property	$33.0	$39.6

Term Loan Claims(15)	$84.2	$84.2
Recovery Amount from 1st Lien on Intellectual Property	33.0	39.6
Recovery Amount from 2nd Lien on A/R, Inventory and Fixed Assets	2.1	12.5

Term Loan Recovery Amount	$35.1	$52.1
% of Claims	41.7%	61.9%

Remaining Net Estimated Liquidation Proceeds	$0.0	$0.0

Senior Notes Claims(16)	$260.9	$260.9
Senior Notes Claims Recovery Amount	0.0	0.0
% of Claims	0.0%	0.0%

Notes:

  •
  The Company would also be responsible for any environmental remediation associated with existing facilities. These are not quantified for purposes of this analysis.

  •
  Additional General Unsecured Claims not included in this analysis. These claims would be pari passu to the Senior Note Claims and would further impact recoveries to that class.

 NOTES TO LIQUIDATION ANALYSIS

No.	Item	Notes
1	Cash and Equivalents (Unrestricted)	100% realization expected on the book value for unrestricted cash and liquid investments with maturities of three months or less on the Company's balance sheet as of 03/31/2015
2	Cash and Equivalents (Restricted for LCs)	Represents $5.4mm in letters of credit covered by restricted cash on the Company's balance sheet as of 03/31/2015. Estimated recoveries are based on management estimates
3	Accounts Receivable, Gross
Estimated proceeds realizable from short-term and long-term accounts receivable are based on management's assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The Liquidation Analysis for accounts receivable is based on estimated recoveries of aging receivables using a declining scale of recoveries. These estimates take into account the inevitable difficulty in collecting receivables and any concessions that might be required to facilitate the collection of certain accounts receivable
4	Inventory, Gross	Estimated inventory recoveries are based on the stage of production and geography per management estimates
5	Equipment
Estimated equipment recoveries are based on management estimates. Equipment includes production equipment, production support, material handling, titled vehicles, test & measurement and general plant support. The hypothetical recovery rates across all equipment classes was based on recovery rates for gross book values
6	Real Estate	Estimated recoveries on real estate assets are based on management's assessment of recovery rates for gross book values
7	Intellectual Property
Intellectual Property includes the sum of trademarks, intellectual property and other intangibles. The hypothetical recovery rates are estimated on the basis of fair market values and are based on management estimates
8	Fees and Expenses	All fees and expenses associated with Chapter 7 liquidation process
9	Net Estimated Liquidation Proceeds	Net proceeds available from the Chapter 7 liquidation process that would be applied to satisfy the claims of the Current Asset Credit Facility, Term Loan and Senior Unsecured Noteholders
10	Chapter 7 Trustee Fees and Expenses
Compensation for the Chapter 7 trustee will be limited to fee guidelines in section 326(a) of the Bankruptcy Code. The Debtors' management has assumed trustee fees of 3% of the gross proceeds (excluding cash) in the liquidation
11	Chapter 7 Professional Fees and Expenses	Represents compensation for the Chapter 7 trustee's counsel and other legal, financial and professional services during the Chapter 7 case

No.	Item	Notes
12	Employee Expenses/Wind-down Costs	Wind-down costs are based on management's best estimates of the costs associated with an orderly liquidation. Corporate payroll and operating costs during liquidation are based on the assumption that certain functions would be required during the liquidation process in order for an orderly wind-down of the business and the plants. Costs would include costs associated with shutting down the production lines as well as salaries of certain operating and maintenance employees, severance and bonus pay that would be incurred during a Chapter 7 liquidation
13	Fees and Expenses Allocated	All fees and expenses are allocated on a pro rata basis of the gross proceeds (excluding cash)
14	Current Asset Credit Facility Claims	Represents outstanding amount
15	Term Loan Claims	Represents accreted value of Term Loan including $0.8mm of PIK accretion through June 15, 2015 and $13.5mm of make whole payment through June 15, 2015
16	Senior Notes Claim	Represents the sum of the principal value of 2017 Senior Unsecured Notes of $250mm and $10.9mm of the interest accrued through May 15, 2015

 APPENDIX C

THE FINANCIAL PROJECTIONS

        PLEASE BE ADVISED THAT THE FINANCIAL PROJECTIONS SET FORTH IN THIS APPENDIX C ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY MATERIALLY.

        The Financial Projections should be read in conjunction with the risk factors discussed under the section "Risk Factors" in the Offer to Exchange and Disclosure Statement, of which this Appendix C forms a part, and with the assumptions, qualifications, and footnotes to tables containing the Financial Projections set forth therein and the historical consolidated financial information (including the notes and schedules thereto). The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

        The prospective financial information included in the Offer to Exchange and Disclosure Statement, of which this Appendix C forms a part, has been prepared by, and is the responsibility of, Colt Defense's management. Colt Defense and its management believe that the Financial Projections have been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management's knowledge and opinion, Colt Defense's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

        PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained in this Appendix C and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information and any other information derived therefrom included elsewhere in the Offer to Exchange and Disclosure Statement or this Appendix C.

        While presented with numerical specificity, the Financial Projections are approximations based upon a variety of estimates and assumptions subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. Actual results may vary materially from those presented. The Financial Projections have not been prepared to comply with the guidelines established with respect to projections by the Securities and Exchange Commission or the American Institute of Certified Public Accountants ("AICPA"), have not been audited, and are not presented in accordance with Generally Accepted Accounting Principles ("GAAP").

 Colt—Financial Projections (Assuming Prepack Filing)
(Unaudited)
($ in millions)

FYE December 31,
2014E(1)	2015E	2016E	2017E	2018E	2019E
Net Sales	$190,674	$249,612	$295,068	$308,211	$320,874	$334,208
% Growth	(29.6%)	30.9%	18.2%	4.5%	4.1%	4.2%
Less: Cost of Sales	(170,406)	(202,507)	(232,709)	(239,949)	(246,393)	(253,365)

Gross Margin	$20,268	$47,105	$62,358	$68,262	$74,481	$80,843
% Margin	10.6%	18.9%	21.1%	22.1%	23.2%	24.2%
Less: Operating Expenses (Excl. Fees & Expenses)	(39,603)	(33,097)	(35,947)	(36,074)	(36,401)	(37,557)
Less: Fees & Expenses	(925)	(15,034)	(1,000)	(1,000)	(1,000)	(1,000)

EBIT	$(20,260)	$(1,026)	$25,412	$31,187	$37,080	$42,286
% Margin	NM	NM	8.6%	10.1%	11.6%	12.7%
Plus: D&A	$9,541	$9,565	$7,539	$5,978	$4,570	$4,825
Plus: Fees and Expenses	925	15,034	1,000	1,000	1,000	1,000
Plus: Other Expenses (Income)	12,029	766	—	—	—	—
Plus: Other Expenses (Income) (Cash Charges)	478	(467)	300	356	374	392

Adjusted EBITDA	$2,713	$23,872	$34,251	$38,521	$43,023	$48,504
% Margin	1.4%	9.6%	11.6%	12.5%	13.4%	14.5%
Major Cash Sources and Uses
Less: Change in Working Capital	20,214	—	—	—	—
Less: Contra Revenue	(5,273)	(1,416)	—	—	—
Less: Capital Expenditures	(5,076)	(5,800)	(5,800)	(5,800)	(5,800)
Less: Foreign Taxes	(889)	(865)	(1,346)	(1,571)	(1,802)
Less: Member Distributions(2)	—	(1,942)	(4,059)	(6,326)	(8,317)
Less: Fees and Expenses	(15,034)	(1,000)	(1,000)	(1,000)	(1,000)
Less: Other Expenses (Income)	467	(300)	(356)	(374)	(392)

Unlevered Free Cash Flow	$18,281	$22,928	$25,960	$27,952	$31,193

Less: Cash Interest Expense (Term Loans)	(10,639)	(11,864)	(11,864)	(11,864)	(11,864)
Less: Cash Interest Expense (New Notes)(3)	(3,914)	(7,828)	(7,828)	(7,828)	(7,828)

Levered Free Cash Flow	$3,728	$3,236	$6,267	$8,259	$11,500

Key Credit Metrics
Total Debt/Adjusted EBITDA(4)	8.2	x	5.7	x	5.1	x	4.7	x	4.1	x
Net Debt/Adjusted EBITDA(4)	7.4	x	5.1	x	4.3	x	3.8	x	3.0	x

Notes: Assumes June 15, 2015 filing and September 15, 2015 exit date

(1)
Preliminary and subject to change. Changes could result from pension amortization, impairment of goodwill and other adjustments that are being finalized.

(2)
Assumes tax reincorporation transaction. Illustratively assumes 40% tax rate on earnings (if positive). Assumes no access to any NOLs generated.

(3)
New Notes receive first payment in November 2015.

(4)
YE 2018 (for 2019 refinancing) includes applicable prepayment premium and repayment fees.

 ASSUMPTIONS TO FINANCIAL PROJECTIONS

A.    General

  i.
  The Financial Projections have been prepared for the years 2015 through 2019, with financial results for 2015 based on actual results for 2 months ended February 28, 2015, and financial forecasts through 2019.

  ii.
  The Financial Projections assume no public company cost as of the Effective Date.

  iii.
  Plan Consummation: The Financial Projections assume an Effective Date of September 15, 2015.

B.    Key Revenue Assumptions

  i.
  The Company currently operates in three key business segments of the firearms industry: US Government ("USG"); International; and Commercial/Law Enforcement ("Comm/LE").

  ii.
  USG assumptions:

  a.
  The Company has historically allocated significant resources to procure and deliver on large scale United States government contracts. These large-scale contracts have a significant impact on plant utilization as well as blended gross margins. The Company plans to expand its market share in the commercial segment which will result in the USG segment becoming a smaller part of the overall unit mix in 2016 and beyond.

  1.
  USG Rifles—This represents the current competitive tender for M4 carbines which will be a 5-year IDIQ contract for up to 290,000 carbines awarded to two competitors. We assume sales of $775,000 per month under this competitive tender from 2016 – 2019.

  2.
  M240's—We assume that the Company will be successful in rebidding for future US government M240 contracts and sell annually (following the completion of our current M240 contracts in 2016) $26 million of M240Bs and $13.2 million of M240L Units from 2017 – 2019.

  3.
  USG FMS—this represents M4 carbines sold to foreign militaries through the USG under a Colt sole source contract. The projections assume a 10% reduction in 2016 and no growth thereafter.

  4.
  USG Spares—Generally reflects spare parts for the M4 carbine and, to a lesser extent the M240 machine gun. The projection assumes annual volume of $20MM, slight increase over 2015 budgeted amounts.

  iii.
  International assumptions

  a.
  The International rifle and hand gun export market provides an opportunity for increased revenues as the Company continues to expand its global reach. The Company has recently hired new senior management with international expertise. The projections assume an annual increase of 5% through this channel.

  1.
  Direct Foreign Rifles—assumed a 5% annual growth from 2015 projected sales.

  2.
  Handguns—This is a relatively young segment with significant opportunities for growth, as prior to the 2013 acquisition of New Colt Holding Corp. ("NCHC"), the Company did not have the ability to sell this category internationally. The projections assume annual growth of 10% throughout the projections period.

      3.
      Spares—The international Spares segment is projected to grow in sync with international rifle sales as foreign militaries maintain their inventories.

  iv.
  Commercial/ Law Enforcement Assumptions

  a.
  The commercial channel is the Company's largest growth opportunity post the acquisition of NCHC. Commercial handguns represent our largest long-term growth opportunity within this channel given the Company's low market share and high level brand recognition. Handguns offer more attractive gross margins (~31%) and will be a key focus for management to drive overall profitability. Commercial rifles are a core product offering where the Company has achieved significant market share. Law enforcement rifles sales to US law enforcement agencies and distributers represent a relatively stable recurring revenue stream. LE/Commercial spares represent significant incremental opportunity and margin for the Company given our historical customer/product base. With a new senior Sales & Marketing hire, the Company is implementing new distribution strategies, reevaluating its brand, and narrowing its current product offering to drive commercial sales. Management is also working with a narrower distributor group to drive dealer inventory requirements to expand Colt product on the retail shelf. The following assumptions drive the Company's projection for commercial and law enforcement sales:

  1.
  With the aforementioned initiatives, the Company believes focused sales and marketing efforts will result in market share growth of 1 – 2%, which equates to a 25% annual growth rate in 2016, a 15% annual growth in 2017, and a 10% annual growth rate in 2018 – 2019.

  2.
  Law Enforcement Rifles—The projections assume 7% annual growth from 2015 to 2016 and 5% annual growth from 2016 – 2019. This growth is due to the relatively low revenue base and new targeted sales and pricing strategies to the law enforcement agencies and distributers.

  3.
  Commercial Rifles—Currently, the Company is starting to see a rise in commercial rifle sales as distributor's inventories are becoming depleted creating dealer sell-through demand. The projections assume an annual growth rate of 5% in 2016, partially influenced by the election cycle, and 1% in 2017 – 2019.

  4.
  Custom Shop—This segment is relatively small but offers attractive growth opportunities. The projections assume 35% annual growth in 2016, 15% in 2017, and 10% in 2018 and 2019.

  5.
  LE & Commercial Spares—The projections assume 10% annual growth given the current low volumes and large opportunity that exist in this channel.

C.    Key Gross Margin Assumptions

  i.
  The Company has recently initiated improvements in its manufacturing processes and procedures in an effort to drive production efficiencies and increase profitability. However, the company continues to experience significant competition and is therefore challenged to increase margins.

D.    Key SG&A Assumptions

  i.
  Engineering expense assumptions

  a.
  The projections assumes an investment in R&D spend equal to 1.5% of net sales to support new initiatives, principally in the development of commercial products. In

      2017 – 2019, the Company assumes spend will equal 1.25% of net sales to support additional development projects. Broader new product initiatives will require incremental spend.

  ii.
  Sales & Marketing expense assumptions

  a.
  To support the projected increase in commercial market share over the next 18-24 months, the projection assumes an annual 15% and 10% increase in total firm wide sales and marketing expense for 2016 and 2017, respectively.

  b.
  An incremental 2.5% YOY Growth rate was assumed for marketing dollars specifically related to individual product units (e.g. Commercial L/E, Military, International, etc).

  iii.
  Administration expense assumptions

  a.
  Administration costs include general administration, IT, corporate finance, legal, and human resources. Administrative costs are generally assumed to grow 2.5% annually from 2016 – 2019.

  b.
  The projections assume a $1MM reduction in general and administrative costs due to the cessation of costs resulting from public company reporting and compliance.

  c.
  Management fees are assumed to remain constant at the current rate of $1MM per year.

  d.
  Head Count is assumed to remain constant and wages are assumed to increase 2.5% per year. In 2016, an additional hire will be added at an annual salary of $200k to the Information Technology department. The projections assume a 15% increase in 2016 IT costs to support initiatives to enhance the existing ERP capabilities, integrate consolidated financial reporting internationally, and automate sales, manufacturing and shipment procedures.

  iv.
  Restructuring expense assumptions

  a.
  Restructuring costs are directly related to the Company's current restructuring initiatives and the associated professional fees. The bulk of these costs are likely to be incurred through 3Q'15 and are not considered recurring items in 2016 – 2019.

E.    Key Cash Flow Assumptions

  i.
  The Financial Projections assume a reasonable level of capital expenditures applied in a manner consistent with past practice.

  ii.
  2015 is expected to result in a one-time positive working capital inflow largely related to the use of prior inventory build that is now being converted to finished goods. During the 2016 to 2019 period, working capital is expected to be cash neutral.

  iii.
  The Company is projected to pay foreign taxes which are predominantly in Canada.

  iv.
  The Company is projected to make tax-related member distributions starting in 2016 which are calculated to be 40% of positive net income.

  v.
  2015 fees and expenses are related to the contemplated restructuring.

F.     Key Capital Structure Assumptions

  i.
  The Company is projected to exit with approximately $120 million in Term Loans assumed to receive a 10% all-cash interest rate.

  ii.
  The existing Senior Notes are assumed to be exchanged into New Notes at 30% of par and are assumed to receive a 10% all-cash interest rate. The first interest payment date on the New Notes would be November 15, 2015.

        The Consent and Letter of Transmittal, the Ballots and any other required documents should be sent or delivered by each holder of Old Notes or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent and/or the Voting Agent, as applicable, at its address or facsimile number set forth below.

The Information Agent and Exchange Agent for the Exchange Offer and the Consent Solicitation and the Voting Agent for the Prepackaged Plan is:

KCC Email: ColtInfo@kccllc.com

Banks and Brokers call: 917-281-4800
Toll free: 888-251-3076

By facsimile: 917-281-4921
(For Eligible Institutions only)
Attention: Colt Defense

Confirmation:
917-281-4800

By Mail, Overnight Courier or Hand Delivery:
KCC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Attn: Colt Defense

        Questions and requests for assistance or for additional copies of the Exchange Offer or the solicitation of acceptances to the Prepackaged Plan documents may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Prepackaged Plan.

QuickLinks

  Exhibit T3E.1
TABLE OF CONTENTS
NOTICE TO NEW HAMPSHIRE RESIDENTS
MARKET AND INDUSTRY DATA AND FORECASTS
CERTAIN TERMS
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SUMMARY
Overview
Our Company
Current Asset Credit Facility and Senior Secured Term Loan Consents
Recent Developments
Risk Factors
Additional Information
Summary of the Terms of the Exchange Offer and the Consent Solicitation
Summary of the Prepackaged Plan
Summary of New Notes
RISK FACTORS
USE OF PROCEEDS
BUSINESS
TRANSACTIONS WITH RELATED PARTIES
THE EXCHANGE OFFER AND THE CONSENT SOLICITATION
CHAPTER 11 INFORMATION
THE PREPACKAGED PLAN
PROCEDURES FOR TENDERING OLD NOTES, DELIVERING CONSENTS TO PROPOSED AMENDMENTS AND VOTING ON PREPACKAGED PLAN
DESCRIPTION OF NEW NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
NOTICE TO CANADIAN RESIDENTS
NOTICE TO INVESTORS
APPENDIX A THE PREPACKAGED PLAN
IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
DEBTORS' JOINT PREPACKAGED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
EXHIBIT A
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
APPENDIX B THE LIQUIDATION ANALYSIS
NOTES TO LIQUIDATION ANALYSIS
APPENDIX C THE FINANCIAL PROJECTIONS
Colt—Financial Projections (Assuming Prepack Filing) (Unaudited) ($ in millions)
ASSUMPTIONS TO FINANCIAL PROJECTIONS